As filed with the Securities and Exchange Commission on June 26, 2006
Registration No. 333-134325
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
Majestic Star Casino Capital Corp. II
and the Guarantors listed on Schedule A Hereto
(Exact names of Co-Registrants as Specified in their Charters)

Indiana	7900	43-1664986
Indiana	7900	35-2100872
Indiana	7900	20-3879309
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Numbers)	(I.R.S. Employer Identification Numbers)

301 Fremont Street, 12th Floor
Las Vegas, Nevada 89101
(702) 388-2400
(Address, including zip code, and telephone number,
including area code, of Co-Registrants’
principal executive offices)

Jon S. Bennett
Vice President and Chief Financial Officer
The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.
Majestic Star Casino Capital Corp. II
301 Fremont Street, 12th Floor
Las Vegas, Nevada 89101
(702) 388-2224
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

With a copy to:

Jin-Kyu Koh, Esq.
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
(313) 568-6627

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy securities in any place where the offer or sale is not permitted.

SCHEDULE A

OTHER REGISTRANTS—GUARANTORS

		Primary
	State or Other	Standard	IRS
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification	Identification
Name of Registrant	Organization	Code Number	Number

Barden Colorado Gaming, LLC	Colorado	7900	91-2118674
Barden Mississippi Gaming, LLC	Mississippi	7900	62-1868783
Buffington Harbor Parking Associates, LLC	Delaware	7900	35-2118254
Buffington Harbor Riverboats, LLC	Delaware	7900	35-1965780
The Majestic Star Casino II, Inc.	Delaware	7900	20-3910927

The address, including zip code and telephone numbers, including area code, of the principal offices of the other registrants listed above is: 301 Fremont Street, 12th Floor Las Vegas, Nevada 89101 (702) 388-2400

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2006

PROSPECTUS
$40,000,000
The Majestic Star Casino, LLC
The Majestic Star Casino Capital Corp.

Offer To Exchange
9 1/2% Senior Secured Notes Due 2010,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 1/2% Senior Secured Notes Due 2010

$200,000,000
The Majestic Star Casino, LLC
Majestic Star Casino Capital Corp. II

Offer To Exchange
9 3/4% Senior Notes Due 2011,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 3/4% Senior Secured Notes Due 2011

The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp. are offering to exchange all of our outstanding unregistered 9 1/2% Senior Secured Notes due 2010, which we refer to as the unregistered senior secured notes, for our registered 9 1/2% Senior Secured Notes due 2010, which we refer to as the registered senior secured notes. We refer to the unregistered senior secured notes and the registered senior secured notes collectively as the senior secured notes. We issued the unregistered senior secured notes on December 21, 2005. The terms of the registered senior secured notes are substantially identical to the terms of the unregistered senior secured notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered senior secured notes.

The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II are offering to exchange all of our outstanding 9 3/4% Senior Notes due 2011, which we refer to as the unregistered senior notes, for our registered 9 3/4% Senior Notes due 2011, which we refer to as the registered senior notes. We refer to the unregistered senior notes and the registered senior notes collectively as the senior notes. We issued the unregistered senior notes on December 21, 2005. The terms of the registered senior notes are substantially identical to the terms of the unregistered senior notes in all material respects, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered senior notes.

The unregistered senior secured notes due 2010 and the unregistered senior notes due 2011 are collectively referred to herein as the unregistered notes. The registered senior secured notes due 2010 and the registered senior notes due 2011 are collectively referred to herein as the registered notes. The unregistered notes and the registered notes are collectively referred to herein as the notes.

Please consider the following:

•	Our offers to exchange the unregistered notes expires at 5:00 p.m. New York City time, on , 2006, unless we extend the exchange offers.

•	You should carefully review the procedures for tendering the unregistered notes beginning on page 13 of this prospectus. If you do not follow these procedures, we may not exchange your unregistered notes for registered notes.

•	If you fail to tender your unregistered notes, you will continue to hold unregistered notes and your ability to transfer them could be adversely affected.

•	No public market currently exists for the unregistered notes. We do not intend to list the registered notes on any securities exchange and, therefore, no active public market is anticipated.

•	You may withdraw tenders of unregistered notes at any time before the exchange offers expire.

•	The exchange of registered notes for unregistered notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	We are not asking you for a proxy and you are requested not to send us a proxy.

For a discussion of certain factors that you should consider before participating in these exchange offers, see “Risk Factors” beginning on page 13 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of the registered notes or passed upon the adequacy or accuracy of this prospectus or the investment merits of the registered notes. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006

We have not authorized anyone to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement, periodic reports and other information we file with the SEC.

Upon the effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have agreed that, whether or not required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the unregistered notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser or beneficial owner of the unregistered notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. Information also may be obtained from us at The Majestic Star Casino, LLC, 301 Fremont Street, 12th Floor, Las Vegas, Nevada, 89101, telephone (702) 388-2224.

The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information that we file with the SEC may be inspected and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains such reports and other information filed by us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents and reports filed with the SEC by The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp., or Majestic Star Casino Capital Corp. II subsequent to the date of this prospectus and prior to the termination of the exchange offers to which this prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents and reports.

All information contained in a document or report incorporated or deemed to be incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

The Majestic Star Casino, LLC will provide a copy of any and all such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein) without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request to us at The Majestic Star Casino, LLC at 301 Fremont Street, 12th Floor, Las Vegas, Nevada, Attention: Jon S. Bennett, telephone (702) 388-2224. To obtain timely delivery of information, we must receive your request no later than five (5) business days before the expiration date of the exchange offers.

MARKET AND INDUSTRY DATA

The market share, ranking and other data contained in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw

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data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change.

As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

FORWARD-LOOKING STATEMENTS

Throughout this prospectus we make forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include the words “may,” “will,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and other similar words and include all discussions about our acquisition and development plans. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking statements contained in this prospectus are generally located in the material set forth under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” but may be found in other locations as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations, may affect our ability to pay timely amounts due under the notes or may affect the value of the notes, include, but are not limited to:

•	our significant indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations on our indebtedness;

•	we may not be able to generate sufficient cash flow to service our debt;

•	we may not realize any of the anticipated benefits of the Trump Indiana, Inc. (“Trump Indiana”) acquisition;

•	we face significant competition in each market where we operate;

•	Majestic Star II’s customer base could be negatively impacted by its loss of affiliation with other Trump casinos;

•	we may be unable to fund capital improvements;

•	our operations are highly taxed and may be subject to higher taxes in the future and we have ongoing tax disputes;

•	adverse determinations of issues related to disputed taxes, particularly in Indiana;

•	we have assumed the liabilities of Trump Indiana in our stock purchase; further, indemnification obligations of the prior owner of Trump Indiana may not be sufficiently secured;

•	employee reductions and union issues could result in work stoppages at Majestic Star, Majestic Star II or Buffington Harbor, which could seriously impact the profitability of our business;

•	the indentures governing the notes as well as Majestic’s senior secured credit facility contain covenants that significantly restrict our operations; and

•	the additional factors discussed under the section of this prospectus entitled “Risk Factors.”

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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PROSPECTUS SUMMARY

This summary highlights information that we believe is especially important concerning our business and these exchange offers, and may not contain all of the information that may be important to you. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors” before making an investment decision. In this prospectus, unless indicated otherwise, “Majestic,” the “Company,” “we,” “us,” and “our” refer to The Majestic Star Casino, LLC and its wholly owned subsidiaries. The term “senior secured notes issuers” refers to The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp., collectively. The term “senior notes issuers” refers to The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II, collectively. The term “issuers” refers to the senior secured notes issuers and the senior notes issuers, collectively.

The term “unregistered senior secured notes” refers to our outstanding 9 1/2% Senior Secured Notes due 2010 that the senior secured notes issuers issued on December 21, 2005 and that have not been registered under the Securities Act. The term “registered senior secured notes” refers to the 9 1/2% Senior Secured Notes due 2010 offered pursuant to this prospectus. The term “senior secured notes” refers to the unregistered senior secured notes and the registered senior secured notes, and the existing senior secured notes (as defined below), collectively.

The term “unregistered senior notes” refers to our outstanding 9 3/4% Senior Notes due 2011 that the senior notes issuers issued on December 21, 2005 and that have not been registered under the Securities Act. The term “registered senior notes” refers to the 9 3/4% Senior Notes due 2011 offered pursuant to this prospectus. The term “senior notes” refers to the unregistered senior notes and the registered senior notes, collectively.

The unregistered senior secured notes and the unregistered senior notes are collectively referred to as the “unregistered notes.” The registered senior secured notes and registered senior notes are collectively referred to as the “registered notes.” The registered notes and the unregistered notes are collectively referred to herein as the “notes.” Our $80.00 million senior secured credit facility is referred to herein as the “senior secured credit facility.”

At the time we issued the unregistered notes, our parent, Majestic Holdco, LLC (“Majestic Holdco”) issued $63.5 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes, which we refer to as the “discount notes.” The unregistered senior secured notes, the unregistered senior notes and the discount notes were issued in connection with our acquisition of all the stock of Trump Indiana, Inc. (“Trump Indiana,” now known as “Majestic Star II”) and the related refinancings of certain debt in connection with the acquisition. Concurrently with the acquisition, our affiliate contributed its 50% ownership interest in Buffington Harbor Parking Associates, LLC (“BHPA”) to the Company. Following the acquisition, both Buffington Harbor Riverboats, LLC (“BHR”) and BHPA became wholly-owned subsidiaries of the Company.

Unless indicated otherwise, this prospectus assumes that the acquisition and refinancings have been completed. Information concerning slot machines, table game counts and hotel rooms, unless otherwise stated, are as of March 31, 2006. Unless the context indicates otherwise, “on a pro forma basis” or “pro forma” means after giving effect to the issuance of the unregistered notes on December 21, 2005, the acquisition of Trump Indiana and the completion of the related refinancings.

On October 7, 2003, The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp. issued $260.0 million principal amount of 9 1/2% Senior Secured Notes due 2010 under an exemption from registration under the Securities Act. These notes were exchanged for registered notes in an exchange offer completed in February 2004 and are referred to as the “existing senior secured notes.”

The Company

We own and operate four casino properties (and hotels where indicated): Majestic Star Casino and Majestic Star Casino II (including a land-based hotel), located contiguously in Gary, Indiana (“Majestic Star” and “Majestic Star II,” respectively, and collectively, the “Majestic Properties”), Fitzgeralds Casino and Hotel in Tunica County, Mississippi (“Fitzgeralds Tunica”), and Fitzgeralds Casino in Black Hawk, Colorado (“Fitzgeralds Black Hawk”). As of March 31, 2006, our properties collectively contained 4,526 slot machines, 99 table games, 21 poker tables and 807 hotel rooms (Fitzgeralds Tunica and Majestic Star II only). Our properties are well established, each having been in operation for at least nine years, and are well situated within significant drive-in gaming markets. Within each market, we leverage our brand names, experienced management, value-oriented amenities and emphasis on slot play to target mid-level gaming customers, who overwhelmingly favor slot play. We also own and operate the Buffington Harbor gaming complex and a covered parking garage at Buffington Harbor.

Our Properties And Their Markets

The following table summarizes some key operating data of our properties as of March 31, 2006:

Buffington
Harbor
			Gaming	Fitzgeralds	Fitzgeralds
	Majestic Star	Majestic Star II	Complex	Tunica	Black Hawk

Date Opened	June 1996	June 1996	June 1996	June 1994	May 1995
Gaming Square Feet	40,800	43,000	n/a	38,088	10,253
Slot Machines	1,295	1,330	n/a	1,307	599
Table Games	49	10	n/a	34	6
Poker Tables	—	21	n/a	—	—
Hotel Rooms(1)	—	300	n/a	435 standard	—
72 suites
Amenities	3 bars	Steak house	Buffet	Steak house	Restaurant
	VIP lounge	Deli	Food Court	Coffee shop	Bar
		Coffee shop	Restaurant	Buffet
		Bar	Gift shop	2 bars
			Ballroom	Ballroom
Gift shop
Parking			2,000 covered	411 covered	392 covered valet
			(includes	1,213 surface
			300 valet)	171 valet
2,600 surface

(1)	Of the 300 rooms at Majestic Star II, 28 are currently being used as casino offices.

•	Majestic Star is a riverboat casino located at the Buffington Harbor gaming complex in Gary, Indiana, approximately 23 miles southeast of downtown Chicago. The riverboat casino is a four-story, 360-foot long vessel with a contemporary design that accommodates approximately 3,000 passengers plus crew. The casino includes approximately 40,800 square feet of gaming space across three expansive decks. The casino vessel provides live entertainment, a sports bar, a VIP lounge, and a private high-limit table games area. Majestic Star is located adjacent to the 2,000-space covered parking garage (300 spaces of which are valet) at the Buffington Harbor gaming complex.

•	Majestic Star II (formerly Trump Indiana) also operates from the Buffington Harbor gaming complex. The riverboat casino is a four-story, 280-foot long vessel, which accommodates approximately 2,740 passengers plus crew. The casino vessel includes approximately 43,000 square feet of gaming space that provides live entertainment, a high limit gaming area, and a poker room, which is the largest in the Chicagoland market. Majestic Star II owns and operates a 300-room hotel and various restaurants. It is also located adjacent to the 2,000-space covered parking garage at the Buffington Harbor gaming complex.

•	The Buffington Harbor gaming complex is a two-level, 85,410 square foot structure, containing two restaurants and three additional food and beverage outlets. At this time, Buffington Harbor leases the rights to operate these restaurants to third parties and does not operate any of the food and beverage facilities located on its premises. The Buffington Harbor gaming complex is adjacent to an outdoor festival area. The Buffington Harbor gaming complex also contains a gift shop, banquet and entertainment facilities, a VIP lounge, a 2,000-space covered parking structure and 2,600 surface parking spaces. The complex offers valet parking and convenient bus loading and unloading facilities.

•	Fitzgeralds Tunica is located in north Tunica County, Mississippi, approximately 30 miles from downtown Memphis, Tennessee. Fitzgeralds Tunica has an Irish castle theme and is the focal point of a 50-acre site adjacent to the Mississippi River. Fitzgeralds Tunica is a full-service entertainment destination whose customer base has increased and become more diversified by its ability to attract, in addition to local customers, independent travelers, tour-and-travel customers and guests for special events and conventions. Fitzgeralds Tunica includes 38,088 square feet of gaming space, a 507-room hotel (including 72 suites), an indoor special events center, an indoor swimming pool, two bars, three restaurants and a gift shop.

•	Fitzgeralds Black Hawk is located adjacent to the entrance to the downtown gaming area of Black Hawk, Colorado. Fitzgeralds Black Hawk is approximately 30 miles from Denver. The 10,253 square foot casino also offers a restaurant and a bar. Fitzgeralds Black Hawk also has a 392-space, all valet parking garage adjacent to the casino.

Recent Developments

As a result of weaker than anticipated financial performance at the casino facilities of the Company during the three-month period ended June 30, 2006, and the possibility of weak future results for third and fourth quarter of 2006, the Company will likely need to amend the Interest Coverage Ratio and Minimum EBITDA covenants contained in the Loan and Security Agreement to the Company’s $80.0 million credit facility, as amended, in order to remain in compliance with said financial covenants. The Company anticipates that it will be successful in negotiating with the bank lending group amended Interest Coverage Ratio and Minimum EBITDA covenants to remain in compliance with these financial covenants and the terms and conditions of the Loan and Security Agreement, as amended.

The Majestic Star Casino Capital Corp.

The Majestic Star Casino Capital Corp. is a wholly owned subsidiary of The Majestic Star Casino, LLC, and was formed specifically to facilitate the offering of the existing senior secured notes and the unregistered senior secured notes. It does not have any material assets, obligations or operations. The Majestic Star Casino Capital Corp. is sometimes referred to herein as the corporate senior secured notes co-issuer.

Majestic Star Casino Capital Corp. II

Majestic Star Casino Capital Corp. II is a wholly owned subsidiary of The Majestic Star Casino, LLC, and was formed specifically to facilitate the offering of the unregistered senior notes. It does not have any material assets, obligations or operations. Majestic Star Casino Capital Corp. II is sometimes referred to herein as the corporate senior notes co-issuer.

Summary of the Terms of the Exchange Offers

Securities To Be Exchanged	On December 21, 2005, we issued $40.0 million in aggregate principal amount of unregistered senior secured notes and $200.0 million in aggregate principal amount of unregistered senior notes in transactions exempt from the registration requirements of the Securities Act. In connection with the initial sale of the unregistered notes, we entered into registration rights agreements in which we agreed, among other things, to deliver this prospectus to you and to complete exchange offers. The terms of the registered notes are substantially identical in all material respects to the terms of the unregistered notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered notes. See “Description of the Registered Senior Secured Notes” and “Description of the Registered Senior Notes.”

The Exchange Offers	We are offering to exchange $1,000 principal amount of our registered senior secured notes for each $1,000 principal amount of unregistered senior secured notes. We are also offering to exchange $1,000 principal amount of our registered senior notes for each $1,000 principal amount of unregistered senior notes.

Based on interpretations by the staff of the SEC set forth in published no-action letters, we believe you may offer for resale, resell and otherwise freely transfer the registered notes without further registering those registered notes or delivering a prospectus to a buyer, unless you:

• are our “affiliate” within the meaning of Rule 405 promulgated under the Securities Act;

• are acquiring the registered notes in the exchange offers other than in the ordinary course of your business;

• are engaged in, or intend to engage in, the distribution of the registered notes;

• have an arrangement or understanding with any person to engage in the distribution of the registered notes; or

• are a broker-dealer who purchased unregistered notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered these exchange offers in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offers as in these other circumstances. Furthermore, you must acknowledge that (i) you are not engaged in, or intending to engage in, a distribution of registered notes, and (ii) you are acquiring the registered notes in your ordinary course of business. If you are a broker-dealer who receives registered notes for your own account pursuant to the exchange offers in exchange for unregistered notes acquired by you as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of your registered notes.

If you are our affiliate or are a broker-dealer who acquired original unregistered notes directly from us or our affiliates, you may not rely on the SEC staff’s interpretations discussed above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Such a secondary resale transaction must be covered by an effective registration statement containing the required selling security holder information.

Registration Rights Agreements	We sold the unregistered notes to the initial purchaser on December 21, 2005. The initial purchaser resold the unregistered notes in transactions not requiring registration under the Securities Act. In connection with the initial sale of the unregistered notes, we entered into a registration rights agreement with respect to the unregistered senior secured notes and a separate registration rights agreement with respect to the unregistered senior notes in each case requiring us to make the exchange offers. The registration rights agreements also require us to:

• promptly file a registration statement with respect to the exchange offers by May 20, 2006;

• use our reasonable best efforts to cause the registration statement with respect to the exchange offers to become effective under the Securities Act by September 17, 2006; and

• complete the exchange offers no later than 30 business days after the SEC declares the registration statement with respect to the exchange offers effective.

If we do not do so, we will pay special additional interest on the unregistered notes at an initial per week rate of $0.05 per $1,000 principal amount for the first 90 days, and this amount will increase by an additional $0.05 per week for each subsequent 90 day period, up to a maximum of $0.20 per week.

Shelf Registration	In addition, we have agreed, in some circumstances, to file a “shelf registration statement” that would allow some or all of the unregistered notes to be offered to the public. If we do not comply with the foregoing obligations under the registration rights agreements, we will be required to pay liquidated damages to holders of the unregistered notes in the form of additional interest.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, , 2006, or a later date and time if we extend it.

Withdrawal	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offers. We will return to you any of your unregistered notes that we do not accept for exchange for any reason, without expense to you, promptly after the exchange offers expire or terminate.

Interest On The Registered Notes and the Unregistered Notes	The registered senior secured notes will bear interest at the rate of 9.5% per year, and the registered senior notes will bear interest at the rate of 9.75% per year . Interest on the registered notes will be payable semi-annually on each April 15 and October 15, with the first payment on October 15, 2006. Accordingly, holders of the unregistered notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued but unpaid interest on the unregistered notes. Interest on the unregistered notes accepted for exchange will cease to accrue upon issuance of the registered notes. Consequently, if you exchange your unregistered notes for registered notes, you will receive the same interest payment on October 15, 2006, that you would have received if you had not accepted this exchange offer. See “Description of the Registered Senior Secured Notes” and “Description of the Registered Senior Notes.”

No Minimum Condition	We are not conditioning the exchange offers on the tender of any minimum principal amount of unregistered notes.

Conditions To The Exchange Offers	The exchange offers are subject to customary conditions, some of which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions.

Procedures For Tendering Unregistered Notes	If you wish to accept the exchange offer and tender your unregistered notes, you must:

• complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the unregistered notes and all other required documentation, to the exchange agent at the address set forth in this prospectus; or

• arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you will agree to be bound by the letter of transmittal, to the Exchange Agent in connection with a book-entry transfer. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• the registered notes you receive pursuant to the exchange offers are being acquired in the ordinary course of your business; and

  • you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the registered notes issued to you in the exchange offer.

Guaranteed Delivery Procedures	If you wish to tender your unregistered notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your unregistered notes according to the guaranteed delivery procedures described in “The Exchange Offers—Guaranteed Delivery Procedures.”

Special Procedure for Beneficial Owners	If you beneficially own unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes in the exchange offers, you should promptly contact the person in whose name your outstanding unregistered notes are registered and instruct that person to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either arrange to have your unregistered notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offers — Procedures for Tendering.”

Acceptance of Unregistered Notes and Delivery of Registered Notes	Subject to the satisfaction or waiver of the conditions to the exchange offers, we will accept for exchange any and all unregistered notes which are properly tendered (and are not withdrawn) in the exchange offers prior to 5:00 p.m., New York City time, on , 2006. The registered notes issued pursuant to the exchange offers will be delivered promptly following the expiration date.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offers.

Use of Proceeds	We will not receive any proceeds from the issuance of the registered notes in the exchange offers. We will pay for our expenses incident to the exchange offers.

Federal Income Tax Considerations	The exchange of unregistered notes for registered notes pursuant to the exchange offers will not constitute a taxable exchange for federal income tax purposes. Therefore, you will not have to pay federal income tax as a result of your participation in the exchange offers. See “United States Federal Income Tax Considerations.”

Consequences of Failing to Exchange Your Unregistered Notes	The exchange offers satisfy our obligations and your rights under the registration rights agreements. After the exchange offers are completed, you will not be entitled to any registration rights with respect to your unregistered notes.

Therefore, if you do not exchange your unregistered notes, you will not be able to reoffer, resell or otherwise dispose of your unregistered notes unless:

• you comply with the registration and prospectus delivery requirements of the Securities Act; or

• you qualify for an exemption from the Securities Act registration requirements.

Please review the information beginning on page 77 under the heading “The Exchange Offers” for more detailed information concerning the exchange offers.

Summary of the Terms of the Registered Senior Secured Notes and the Registered Senior Notes

The terms of the registered senior secured notes and the registered senior notes will be identical in all material respects to the terms of the unregistered senior secured notes and the unregistered senior notes, respectively, except that the registration rights and related liquidated damages provisions, and the transfer restrictions that apply to the unregistered senior secured notes and unregistered senior notes do not apply to the registered senior secured notes and the registered senior notes. The registered senior secured notes and the registered senior notes will evidence the same debt as the unregistered senior secured notes and the unregistered senior notes, respectively. The registered senior secured notes and the unregistered senior secured notes will be governed by the same indenture. Likewise, the registered senior notes and the unregistered senior notes will be governed by the same indenture.

The following summary contains basic information about the registered senior secured notes and the registered senior notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the registered notes, see “Description of the Registered Senior Secured Notes” and “Description of the Registered Senior Notes.” For purposes of the description of the senior secured notes included in this prospectus, references to the “Company,” “Issuers,” “us,” “we” and “our” refer only to The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp., collectively, and do not include our subsidiaries or any other entities. For purposes of the description of the senior notes included in this prospectus, references to the “Company,” “Issuers,” “us,” “we” and “our” refer only to The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II, collectively, and do not include our subsidiaries or any other entities.

Registered Senior Secured Notes

Issuers	The Majestic Star Casino, LLC and its wholly owned subsidiary, The Majestic Star Casino Capital Corp.

Registered Senior Secured Notes Offered	$40.0 million aggregate principal amount of 9 1/2% Senior Secured Notes due 2010. The Issuers previously issued $260.0 million of senior secured notes under the indenture dated October 7, 2003 which, as supplemented, governs the senior secured notes.

Maturity Date	October 15, 2010.

Interest Rate	We will pay interest on the registered senior secured notes at an annual rate of 9.5%.

Interest Payment Dates	We will make interest payments on the registered senior secured notes semiannually, on each April 15 and October 15, beginning October 15, 2006.

Guarantees	The registered senior secured notes will be fully, unconditionally, and jointly and severally guaranteed on a senior secured basis by each of our existing and future restricted subsidiaries (other than the corporate senior secured notes co-issuer). The guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of these restricted subsidiaries and will rank equal in right of payment to all existing and future senior indebtedness of these restricted subsidiaries.

Collateral	The registered senior secured notes and the guarantees will be secured by, among other assets, equity interests in The Majestic Star Casino, LLC and in the subsidiary guarantors, and substantially all of our and our subsidiary guarantors’ assets, other than the excluded assets. Our senior secured credit facility is also secured by the collateral securing the senior secured notes and the guarantees. The lien on the collateral securing the senior secured credit facility will be senior to the lien on the collateral securing the registered senior secured notes and the guarantees and as a result of such lien seniority, the registered senior secured notes will be effectively subordinated to the senior secured credit facility to the extent of the value of the assets securing such indebtedness.

Ranking	The registered senior secured notes will rank senior in right of payment to all of our existing and future subordinated indebtedness and equal in right of payment with all of our other existing and future senior indebtedness, including the existing senior secured notes and the senior secured credit facility.

Intercreditor Agreement	The intercreditor agreement entered into by the trustee under the senior secured notes indenture (as collateral agent) and the agent under the senior secured credit facility contractually subordinates the liens on the collateral securing the senior secured notes and guarantees to the liens on the collateral securing the indebtedness under the senior secured credit facility. The intercreditor agreement, among other things, will limit the trustee’s rights in an event of default under the senior secured notes. In addition, the intercreditor agreement will prevent the trustee and the holders of the notes from pursuing certain remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also will provide that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under the senior secured credit facility and thereafter to the holders of the senior secured notes.

Optional Redemption	Prior to October 15, 2007, the senior secured notes issuers may redeem up to 35% of the aggregate principal amount of the senior secured notes then outstanding at a redemption price of 109.5% of the principal amount of the senior secured notes, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. On or after October 15, 2007, the senior secured notes issuers may redeem all or a portion of the senior secured notes at the following redemption prices, plus accrued and unpaid interest:

For the Twelve Month Period Beginning October 15	Percentage

2007	104.750%
2008	102.375%
2009 and thereafter	100.000%

Regulatory Redemption	The registered senior secured notes will be subject to mandatory disposition and redemption requirements following certain determinations by any gaming regulatory authority.

Change of Control Offer	If Majestic experiences a change of control, the holders of the registered senior secured notes will have the right to require the senior secured notes issuers to repurchase their registered senior secured notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Asset Sale Offer	If Majestic sells its assets, or those of its restricted subsidiaries, or experiences an event of loss and does not use the proceeds for specified purposes, the senior secured notes issuers may be required to use the proceeds to offer to repurchase some of the registered senior secured notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Basic Indenture Covenants	The indenture governing the registered senior secured notes contains covenants limiting the ability of Majestic and its restricted subsidiaries to, among other things:

• incur more debt or issue certain equity interests;

• pay dividends, redeem or purchase our equity interests or make other distributions;

• make certain acquisitions or investments;

• use assets as security in other transactions or otherwise create liens;

• enter into transactions with our affiliates;

• merge or consolidate with others; and

• transfer or sell assets, including the equity interests of Majestic’s restricted subsidiaries, or use asset sale proceeds.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Registered Senior Secured Notes.”

Form of the Registered Senior Secured Notes	The registered senior secured notes will be represented by a permanent global note in definitive, fully registered form. The global note will be registered in the name of a nominee of The Depository Trust Company and will be deposited with The Bank of New York Trust Company, N.A., as custodian for The Depository Trust Company’s nominee.

Absence of a Public Market for the Unregistered Senior Secured Notes	There has been no public market for the unregistered senior secured notes, and we do not anticipate that an active market for the unregistered senior secured notes will develop. We intend to apply to list the registered senior secured notes on the PORTAL automated quotation system. We cannot make any assurances regarding the liquidity of the market for the registered senior secured notes, your ability to sell your registered senior secured notes or the price at which you may sell your registered senior secured notes. See “Plan of Distribution.”

Registered Senior Notes

Issuers	The Majestic Star Casino, LLC and its wholly owned subsidiary, Majestic Star Casino Capital Corp. II.

Registered Senior Notes Offered	$200.0 million aggregate principal amount of 9 3/4% Senior Notes due 2011.

Maturity Date	January 15, 2011.

Interest Rate	We will pay interest on the registered senior notes at an annual rate of 9.75%

Interest Payment Dates	We will make interest payments on the registered senior notes semiannually, on each April 15 and October 15, beginning October 15, 2006.

Guarantees	The registered senior notes will be fully, unconditionally, and jointly and severally guaranteed on a senior unsecured basis by each of our existing and future restricted subsidiaries (other than the corporate senior notes co-issuer and the corporate senior secured notes co-

issuer). The guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of these restricted subsidiaries and rank equal in right of payment to all existing and future senior indebtedness of these restricted subsidiaries. However, as the guarantees will not be secured, they will be effectively subordinated to all of such subsidiaries’ senior secured indebtedness, including their guarantees in respect of the registered senior secured notes and the senior secured credit facility, to the extent of the value of the assets securing such indebtedness.

Collateral	None.

Ranking	The registered senior notes will be the senior unsecured obligations of the senior notes issuers. The registered senior notes will rank equally with all of the existing and future senior obligations of the senior notes issuers and senior to all of their existing and future subordinated indebtedness. However, as the registered senior notes will not be secured, they will be effectively subordinated to all of the senior notes issuers’ senior secured indebtedness, including $300.0 million aggregate principal amount of the senior secured notes and Majestic’s senior secured credit facility, to the extent of the value of the assets securing such indebtedness.

Optional Redemption	Prior to October 15, 2008, the senior notes issuers may redeem up to 35% of the aggregate principal amount of the senior notes then outstanding at a redemption price of 109.750% of the principal amount of the senior notes, plus accrued and unpaid interest to the date of redemption with the net cash proceeds of certain equity offerings. On or after October 15, 2008, the senior notes issuers may redeem all or a part of the senior notes at the following redemption prices, plus accrued and unpaid interest:

For the Twelve Month Period Beginning October 15	Percentage

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%

Regulatory Redemption	The registered senior notes will be subject to mandatory disposition and redemption requirements following certain determinations by any gaming regulatory authority.

Change of Control Offer	If Majestic experiences a change of control, the holders of the registered senior notes will have the right to require the senior notes issuers to repurchase their registered senior notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Asset Sale Offer	If Majestic sells its assets, or those of its restricted subsidiaries, or experiences an event of loss and does not use the proceeds for specified purposes, the senior notes issuers may be required to use the proceeds to offer to repurchase some of the registered senior notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

Basic Indenture Covenants	The indenture governing the registered senior notes contains covenants limiting the ability of Majestic and its restricted subsidiaries to, among other things:

• incur more debt or issue certain equity interests;

• pay dividends, redeem or purchase our equity interests or make other distributions;

• make certain acquisitions or investments;

• use assets as security in other transactions or otherwise create liens;

• enter into certain transactions with our affiliates;

• merge or consolidate with others; and

• transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Registered Senior Notes.”

Form of the Registered Senior Notes	The registered senior notes will be represented by a permanent global note in definitive, fully registered form. The global note will be registered in the name of a nominee of The Depository Trust Company and will be deposited with The Bank of New York Trust Company, N.A., as custodian for The Depository Trust Company’s nominee.

Absence of a Public Market for the Unregistered Senior Notes	There has been no public market for the unregistered senior notes, and we do not anticipate that an active market for the registered senior notes will develop. We intend to apply to list the registered senior secured notes on the PORTAL automated quotation system. We cannot make any assurances regarding the liquidity of the market for the registered senior notes, your ability to sell your registered senior notes or the price at which you may sell your registered senior notes. See “Plan of Distribution.”

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges on a historical and pro forma basis for the periods indicated.

Pro Forma
	For the	For the	for the
	Year Ended	Three Months Ended	Year Ended
	December 31, 2005	March 31, 2006	December 31, 2005

Ratio of earnings to fixed charges(1)(2)	A	1.24x	B

(A)	Earnings in 2005 were insufficient to cover fixed charges by approximately $2,863,000.

(B)	Pro forma earnings in 2005 were insufficient to cover fixed charges by approximately $7,172,000.

(1)	For purposes of calculating this ratio, earnings consist of income from continuing operations before equity in earnings (losses) of unconsolidated joint ventures plus amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense and capitalized interest, amortization of original issue discount, amortization of deferred financing costs and the portion of rental expense which we believe to be representative of interest expense.

(2)	Included is amortization of original issue discount and financing costs related to the pushdown of the discount notes issued by Majestic Holdco. The pushdown of the amortization of original issue discount and financing costs is required pursuant to SEC Staff Accounting Bulletin Topic 5(J); the amount pushed down for each respective period is $187,000 for the year-ended December 31, 2005, $1,494,000 for the three months ended March 31, 2006 and $6,326,000 for the pro forma year-ended December 31, 2005.

Risk Factors

Before making an investment in the registered notes, you should carefully consider the information included in “Risk Factors” beginning on page 14, as well as all other information set forth in this prospectus.

General

Our executive offices are located at 301 Fremont Street, 12th Floor, Las Vegas, Nevada, 89101, and our telephone number is (702) 388-2400. Our World Wide Web site address is http://www.majesticstar.com. The information in our website is not part of this prospectus.

RISK FACTORS

An investment in the registered notes involves a high degree of risk. You should carefully consider the following risk factors in addition to all of the other information provided to you in this prospectus before deciding whether to participate in the exchange offers.

Risks Related to the Exchange Offers

There is no active trading market for the registered notes, the value of the registered notes may fluctuate significantly, and any market for the registered notes may be illiquid.

The registered senior secured notes and the registered senior notes will each be a new issue of debt securities of the same class as the unregistered senior secured notes and unregistered senior notes, respectively, and will generally be freely transferable. Notwithstanding the foregoing, we cannot assure you that a liquid market will develop for the registered notes or that you will be able to sell your registered notes at a particular time, as we do not intend to apply for the registered notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of the registered notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, general economic conditions and various other factors. The liquidity of the trading market in the registered notes and the market price quoted for the registered notes may also be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we can give you no assurance that an active trading market will develop for the registered notes. If no active trading market develops, you may not be able to resell the registered notes at their fair market value or at all.

Your failure to tender your unregistered notes in the exchange offers could limit the trading market and trading value of your unregistered notes.

We will only issue registered notes in exchange for unregistered notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the unregistered notes. If you do not tender your unregistered notes or if we do not accept your unregistered notes because you did not tender your unregistered notes properly, then, after we consummate the exchange offers, you will continue to hold unregistered notes that are subject to the existing transfer restrictions.

We are offering the registered notes to the holders of the unregistered notes. The unregistered notes were sold on December 21, 2005 and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that unregistered notes are tendered and accepted in the exchange offers, the trading market for untendered and tendered but unaccepted unregistered notes could be adversely affected due to the limited amount, or “float” of the unregistered notes that are expected to remain outstanding following the exchange offer. Generally, a lower “float” of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. We cannot assure you that this market will provide liquidity for you if you want to sell your unregistered notes. For the same reason, to the extent that a large amount of unregistered notes are not exchanged in the exchange offer, the trading market for the registered notes could be adversely affected.

Risks Related to the Notes

Our significant indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes and our other outstanding indebtedness.

We have a significant amount of debt. As of March 31, 2006, we have outstanding $528.8 million of long-term debt (net of current maturities and exclusive of the discount notes), of which $240.0 million is represented by the unregistered notes, and $260.0 million is represented by the existing senior secured notes. We also have a $80.0 million senior secured credit facility, under which $28.7 million was outstanding at March 31, 2006. In addition, the indentures governing the notes permits us to incur additional debt in certain circumstances, including purchase money debt, and up to an additional $51.3 million under our senior secured credit facility.

Our high level of debt could have significant effects on our business. For example, it could, among other things:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other outstanding indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic and industry conditions or a downturn in our business;

•	result in an event of default if we fail to comply with the financial and other restrictive covenants contained in the indentures governing the notes or our senior secured credit facility, which event of default could result in all of our indebtedness becoming immediately due and payable and would permit some or all of our lenders to foreclose on our assets securing such indebtedness;

•	limit our ability to fund or obtain additional financing for future working capital, capital expenditures and other general financial requirements; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

We may not be able to generate sufficient cash flow to service our debt.

We might not be able to generate sufficient cash flow to service our debt, to repay the notes when due or to meet unanticipated capital needs or shortfalls in our projections. We plan to be able to service our debt and repay the notes when due with cash from operations and refinancing of debt upon maturity.

Our ability to generate sufficient cash flow to service our debt and to satisfy our other liquidity needs will depend on the future performance of our gaming operations, which is subject to many economic, political, competitive, regulatory and other factors that we are not able to control. However, if cash flows from operations are not sufficient to service our debt and to satisfy our other liquidity needs, we may need to seek additional financing in the debt or equity markets, refinance the notes, sell selected assets or reduce or delay planned activities and capital expenditures. Any such financing, refinancing or sale of assets might not be available on economically favorable terms, if at all, and may be difficult because of gaming regulatory restrictions. In the event that we are left without sufficient liquidity to meet our debt service requirements, an event of default would occur under the indentures governing the notes and our senior secured credit facility. Such an event of default could result in all of our indebtedness under the notes and our senior secured credit facility becoming immediately due and payable and could permit the trustee under the indenture governing the senior secured notes and the lenders under our senior secured credit facility to foreclose on our assets securing the senior secured notes and our senior secured credit facility, which are secured by substantially all of our current and future assets.

The indentures governing the notes and our senior secured credit facility contain covenants that significantly restrict our operations.

The indentures governing the notes and our senior secured credit facility contain numerous covenants imposing financial and operating restrictions on our business. Any other future debt agreements may contain similar covenants. These restrictions may affect our ability to operate our business, limit our ability to take advantage of potential business opportunities as they arise and adversely affect the conduct of our current business. These covenants place restrictions on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur more debt or issue certain equity interests;

•	pay dividends, redeem or purchase our equity interests or make other distributions;

•	make certain acquisitions or investments;

•	use assets as security in other transactions or otherwise create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with others; and

•	transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds.

Our senior secured credit facility requires us to meet a number of financial maintenance covenants. Our ability to meet these covenants and to comply with other provisions governing our indebtedness may be adversely affected by our operations and by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations in the indentures governing the notes or in our senior secured credit facility could result in an event of default under the notes and our senior secured credit facility.

The right to receive payments on the senior notes and the related subsidiary guarantees will be effectively subordinated to other secured indebtedness of the senior notes issuers and Majestic’s restricted subsidiaries to the extent of the value of the assets securing such indebtedness.

The senior notes are fully, unconditionally, and jointly and severally guaranteed on a senior unsecured basis by each of Majestic’s existing and future restricted subsidiaries (other than the corporate senior notes co-issuer and corporate senior secured notes co-issuer). The guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of these restricted subsidiaries and rank equal in right of payment to all existing and future senior indebtedness of these restricted subsidiaries. However, as the guarantees will not be secured, they will be effectively subordinated to all of such subsidiaries’ senior secured indebtedness, including their guarantees in respect of the senior secured notes and our senior secured credit facility, to the extent of the value of the assets securing such indebtedness. As a result, upon any distribution to the senior notes issuers’ creditors or the creditors of any of their subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of their indebtedness or an event of default under such indebtedness, the lenders to the senior notes issuers’ and such subsidiary guarantors’ secured indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness before any payment is made to the holders of the senior notes from such proceeds.

The value of the collateral securing the senior secured notes may not be sufficient to satisfy the senior secured notes issuers’ obligations under the senior secured notes. As a result, holders of the senior secured notes may not receive full payment following an event of default.

The proceeds of any sale of collateral following an event of default with respect to the senior secured notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the senior secured notes. No appraisal of the value of the collateral has been made. The value of the collateral in the event of a liquidation will depend on market and economic conditions, the availability of buyers and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, security interests and other rights granted to other parties (including the lenders under our senior secured credit facility) encumber assets owned by the senior secured notes issuers and the guarantors, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the indenture governing the senior secured notes or the holders of the senior secured notes to realize or foreclose on that collateral. Consequently, the senior secured notes issuers cannot assure holders of the senior secured notes that liquidating the collateral securing the senior secured notes would produce proceeds in an amount sufficient to pay any amounts due under the senior secured notes after also satisfying the obligations to pay any other senior secured creditors. Nor can the senior secured notes issuers assure holders of the senior secured notes that the fair market value of the collateral securing the senior secured notes would be sufficient to pay any amounts due under the senior secured notes following their acceleration. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the senior secured notes, the holders of the senior secured notes (to the extent not repaid from the proceeds of the sale of the collateral), would have only an unsecured claim against the senior secured notes issuers’ and the guarantors’ remaining assets. The holders of the senior notes would also have an unsecured claim against the senior notes issuers’ and the guarantor’s remaining assets.

The right to receive proceeds from the sale of the collateral securing the senior secured notes will be subject to prior claims (ahead of the senior secured notes) of the lenders under our senior secured credit facility and any equipment financing or other purchase money indebtedness to the extent of the proceeds of the collateral securing this other debt. The right to exercise remedies with respect to the collateral also will be limited.

Our senior secured credit facility is secured by the collateral securing the senior secured notes and the guarantees. The lien on the collateral securing the senior secured notes and guarantees is contractually subordinated to the lien securing up to the $80.0 million principal amount of indebtedness, plus related interest, fees, costs and expenses, that may be incurred under our senior secured credit facility, pursuant to the intercreditor agreement described below. In addition, lenders of any equipment financing or other purchase money debt extended to Majestic and the guarantors will have a prior claim on the senior secured notes issuers’ and the guarantors’ assets to the extent of the value of the assets securing that indebtedness, or the amount of such indebtedness, if lower. As a result, upon any distribution to the senior secured notes issuers’ creditors or the creditors of any guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of such indebtedness or an event of default under such indebtedness, the lenders under our senior secured credit facility, such equipment financing and such other purchase money indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, before any payment is made to holders of the senior secured notes from such proceeds. Consequently, it is unlikely that the liquidation of the collateral securing the senior secured notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest and liquidated damages, if any, on the senior secured notes after also satisfying the obligations to pay any other senior secured creditors, even if the fair market value of the collateral would otherwise be sufficient to pay the amounts owed under the senior secured notes. An event of default under or acceleration of such other senior secured debt also may prohibit the senior secured notes issuers and the guarantors from paying amounts due under the senior secured notes or the guarantees.

The trustee under the indenture governing the senior secured notes and the agent under our senior secured credit facility have entered into an intercreditor agreement that governs the relationships between them and their obligations and rights with respect to the collateral. Financing by multiple lenders with security interests in common collateral may result in increased complexity and lack of flexibility in a debt restructuring or other work-out relating to the senior secured notes issuers or the guarantors. Furthermore, under the intercreditor agreement, the trustee’s remedies in the event of a default are limited. Under the intercreditor agreement, if the senior secured notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which any indebtedness is outstanding under our senior secured credit facility, the trustee does not have the right to foreclose upon the collateral unless and until the lenders under the senior secured credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within up to 190 days following notice to such lenders of the occurrence of an event of default under the indenture governing the senior secured notes. In addition, the intercreditor agreement prevents the trustee and the holders of the senior secured notes from pursuing certain remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under our senior secured credit facility and thereafter to the holders of the senior secured notes.

Gaming laws, bankruptcy laws and other laws and regulations may delay or otherwise impede the trustee’s ability to foreclose on the collateral.

In addition to the intercreditor arrangements described above, the gaming licensing process, along with other foreclosure and sale laws, could substantially delay or prevent the ability of the trustee or any holder of the senior secured notes to obtain the benefit of any collateral securing the senior secured notes, may adversely affect the sales price for such collateral, and may reduce the number of potential bidders. The senior secured notes and the related guarantees are secured by substantially all of Majestic’s and the guarantors’ current and future assets (including their equity interests and the equity interests of their gaming licensee subsidiaries), other than the excluded assets. Approval of gaming regulatory authorities is required before any person (including the trustee) may foreclose on, take possession of or dispose of certain of such assets. In the event the senior secured notes issuers fail to pay the senior secured notes or otherwise default under the indenture governing the senior secured notes, before the trustee or the holders of the senior secured notes can foreclose or take possession of the assets or exercise certain other rights, they may need to become licensed under the local state gaming laws and the regulations promulgated thereunder. Further, the Merchant Marine Act of 1936 imposes additional restrictions and limitations on the ability of non-U.S. citizens to foreclose on the Majestic Star Casino vessel, the Majestic Star Casino II vessel and the barges at Fitzgeralds Tunica. Such restrictions and limitations may adversely affect the trustee’s ability to foreclose on such collateral if you or any other holder of the senior secured notes is not a U.S. citizen.

Federal bankruptcy law also could impair the trustee’s ability to foreclose upon the collateral securing the senior secured notes. If the senior secured notes issuers or the guarantors become debtors in cases under the Bankruptcy Code, there can be no assurance:

•	whether any payments under the senior secured notes would be made;

•	whether or when the trustee under the indenture governing the senior secured notes could foreclose upon or sell the collateral;

•	whether the term or other conditions of the senior secured notes or any rights of the holders of the senior secured notes could be altered in a bankruptcy case without the trustee’s or your consent;

•	whether the trustee or you would be able to enforce your rights against the guarantors of the senior secured notes under their guarantees; or

•	whether or to what extent holders of the senior secured notes would be compensated for any delay in payment or decline in the collateral’s value.

A court could void our subsidiaries’ guarantees of the senior notes and the senior secured notes under fraudulent conveyance law.

The restricted subsidiaries of Majestic (other than the corporate senior secured notes co-issuer and with respect to only the senior notes, the corporate senior notes co-issuer) will guarantee the senior notes and the senior secured notes. Each guarantor of the senior secured notes has granted a security interest in certain of its assets to secure its guarantee of the senior secured notes. Although the guarantees provide you with a direct claim against the subsidiary guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, under certain circumstances a court could void (i.e., cancel) a guarantee and order the return of any payments made thereunder to the guarantor or to a fund for the benefit of its other creditors.

A court might take these actions if it found, among other things, that when the guarantor incurred the indebtedness evidenced by its guarantee, (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and (ii) that any one of the following conditions was satisfied:

•	the guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the issuance of the senior notes or the senior secured notes. The determination of whether a subsidiary was or was rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

If a court voided a subsidiary’s guarantee, you would no longer have a claim against that subsidiary or in the case of a guarantee of the senior secured notes, the collateral securing such guarantee. In addition, the court might direct you to return any amounts already received from the subsidiary guarantor or in the case of a guarantee of the senior secured notes, the collateral securing such guarantee. If the court were to void any guarantee, sufficient funds may not be available to pay the senior notes or the senior secured notes from another guarantor or from any other source.

The indentures governing the senior secured notes and the senior notes state that the liability of each subsidiary guarantor on its guarantee will be limited to the maximum amount that the subsidiary can incur without risk that such guarantee will be subject to being voidable as a fraudulent conveyance. This limitation may not protect such guarantee from a fraudulent conveyance challenge, but even if it does, such guarantee may not be in amounts sufficient, if necessary, to pay all obligations under the senior secured notes or the senior notes, as the case may be, when due.

We may be unable to repurchase the notes upon a change of control.

Upon the occurrence of specific change of control events, we will be required to offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. The lenders under Majestic’s senior secured credit facility have a similar right to be repaid upon a change of control. Any of our future debt agreements also may contain a similar provision. The source of funds for any such purchase of the notes will be our available cash and cash generated from the operations of our subsidiaries or other sources including borrowing or sale of assets or equity. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes. The terms of Majestic’s senior secured credit facility also limit our ability to purchase the notes until all debt under the senior secured credit facility is paid in full. Any of our future debt agreements may contain similar restrictions. Accordingly, it is likely that restrictions in Majestic’s senior secured credit facility or future debt agreements will not allow such repurchases. If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indentures governing the notes which could, in turn, constitute an event of default under our other indebtedness, even if the change in control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus not permit the holders to require us to repurchase or redeem such notes. See “Description of the Registered Senior Secured Notes—Repurchase Upon Change of Control,” “Description of the Registered Senior Notes—Repurchase Upon Change of Control.”

You may be required to dispose of your notes, or we may be required to redeem your notes, as a result of gaming regulatory matters.

Gaming authorities have the power to investigate any of our security holders, including noteholders. These authorities may require a person who is a holder or beneficial owner of our securities, including the notes, to provide information, respond to questions or be licensed, qualified, found suitable or make filings or submissions within a required time period. If you purchase or otherwise accept an interest in the notes, by the terms of the indentures governing such notes, you will be deemed to agree to comply with all of these requirements, including your agreement to register or apply for and maintain in full force and effect a license, qualification or a finding of suitability, or comply with any other requirement, within the required time period, as provided by the relevant gaming authority. If a gaming authority determines that a holder is unsuitable to own any of our securities, including the notes, such holder will have no further right to exercise any right conferred by the securities, to receive any economic benefit or payment, including payments of interest, with respect to the securities or to continue its ownership or economic interest in us. See “Description of the Registered Senior Secured Notes—Redemption—Regulatory Redemption,” and “Description of the Registered Senior Notes—Redemption—Regulatory Redemption.”

Risks Related to our Business

We face significant competition in each market where we operate.

We face significant competition in each of the markets in which our gaming facilities are located. Many of our competitors have significantly greater name recognition, national presence and financial, marketing and other resources than we do. Several of our competitors recently have completed or announced remodeling and expansion projects, and there have been increased marketing activities. Our properties compete principally with other gaming properties in or near Illinois, Indiana, Mississippi and Colorado. Our competitors continue to make significant capital expenditures in their properties and are developing new properties. These new capital expenditures and casino projects will likely increase competition significantly and could negatively impact our operations.

In addition, we compete with gaming facilities nationwide, including casinos located on Indian reservations and other land-based casinos in Nevada and Atlantic City, and to some extent, with other forms of gaming, including state-sponsored lotteries, Internet gaming, on- and off-track wagering, slot parlors, race tracks with slot machines, and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States also has increased competition faced by us and will continue to do so in the future.

We may not realize any of the anticipated benefits of the Majestic Star II acquisition.

We cannot assure you that we will be able to integrate or manage Majestic Star II effectively or realize any of the anticipated benefits of the acquisition, including expected cost reductions. We have identified significant duplicative costs in labor and staffing, certain contracts, and marketing. While we believe that the cost reductions we have identified will not have a material impact on revenues of the combined Majestic Star and Majestic Star II casinos, customers may not accept certain reconfigurations of the gaming operations of the two vessels. Our failure to realize the anticipated cost savings or a lack of market acceptance of such changes would have a material adverse impact on our financial performance and operations.

A major component to the success and financial viability of the acquisition of Trump Indiana is the elimination of certain duplicative and unnecessary costs. While the Indiana Gaming Commission (the “IGC”) has given approval to the elimination of many of the costs, particularly those costs related to the elimination of certain personnel and the consolidation of casino functions between Majestic Star and Majestic Star II, the IGC reserves the right to review our revised structure and staffing levels and require us to add more staff or amend our structure if they deem internal control weaknesses exist.

Majestic Star II’s customer base could be negatively impacted by its loss of affiliation with other Trump casinos.

Majestic Star II cannot use the “Trump” name and related trademarks. Before the acquisition of Trump Indiana, Majestic Star II was affiliated with companies that collectively own and operate three other casinos, all located in Atlantic City, New Jersey. Some patrons may have visited Majestic Star II because of the “Trump” name or because they were taking advantage of Trump casino programs that are no longer offered by Majestic Star II. If a sufficient number of such customers are unwilling to patronize Majestic Star II, we could experience a reduction in visitation and in revenues, which could harm our business.

We may be unable to fund capital improvements.

Competition requires us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology and consumer tastes, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to improve the attractiveness and add to the appeal of our properties. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. Furthermore, our senior secured credit facility contains covenants limiting the amounts we can spend on capital expenditures. If we are unable to make sufficient expenditures, our competitive position and our results of operations could be materially adversely affected. We are required to rebuild the Rohling Inn at Black Hawk, Colorado following its partial collapse. If there is a shortfall in the insurance proceeds we expect to receive, we will need to reallocate our capital expenditure budget to Fitzgeralds Black Hawk, thereby limiting our planned expenditures at our other properties.

Our operations are highly taxed and may be subject to higher taxes in the future and we have ongoing tax disputes.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, payroll taxes, franchise taxes and income taxes. From time to time, state and local governments have increased gaming taxes and property taxes (including on a retroactive basis), such as in Indiana with our Majestic Star, Majestic Star II and Buffington Harbor operations, and such increases can significantly impact the profitability of gaming operations. Any material increase in or the adoption of additional taxes or fees would have a material adverse effect on our future financial results. In addition, the Company and certain of its subsidiaries are a party to certain ongoing tax protests and audits, which if adversely determined, could have a material impact on our liquidity.

We have assumed the liabilities of Trump Indiana in our stock purchase; further, indemnification obligations of the former owner of Trump Indiana may not be sufficiently secured.

As a result of acquiring the stock of Trump Indiana, we are legally responsible for any liabilities of Trump Indiana, including ordinary course litigation and certain contingent liabilities without further recourse to the former owner of Trump Indiana, Trump Entertainment Resorts Holdings, L.P. (“TERH”). TERH has agreed to indemnify us for tax liabilities attributed to the period prior to closing in addition to indemnification for breach of representations and warranties, fines or penalties payable to the IGC, certain identified litigation and pre-closing workers’ compensation and patron liability for the period prior to the closing date. Trump Indiana is a party to two ongoing audits by the Internal Revenue Service regarding its 1995-1997 federal income tax returns and its 2002 and 2003 federal income tax returns. Although $45.0 million was placed in escrow at closing with respect to TERH’s obligation to indemnify us for federal tax liabilities, there is no security for any other indemnification obligation. If TERH is unable or unwilling to satisfy in full any indemnity obligation that may occur, we may be unable to recover the full amount of the costs we incur, which could have a material negative impact on our financial condition, results of operations, and cash flow. Further, unanticipated contingent liabilities assumed as part of the stock transaction, if significant, could have an adverse impact on our financial condition, cash flows and results of operations.

Energy price increases may adversely affect our costs of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. The global demand for energy, along with the impact of two hurricanes hitting the gulf coast, has caused a significant and rapid increase in energy prices. These increases will negatively affect our operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, since our properties are located in drive-in gaming markets, energy price increases in cities that constitute a significant source of customers for our properties could result in a decrease in visitation to our properties as well as a decline in disposable income from our existing and potential customers which could negatively impact our revenues.

Employee reductions and union related issues could result in employment-related issues at Majestic Star, Majestic Star II or Buffington Harbor, which could seriously impact the profitability of our business.

As of May 1, 2006, we employ approximately 1,300 persons at our Majestic Properties and Buffington Harbor, of which approximately 22% are represented by unions and subject to collective bargaining agreements. The anticipated cost savings in connection with the acquisition require a reduction in headcount at each of Majestic Star, Majestic Star II and the Buffington Harbor gaming complex. As a result of such reduction and integration of our workforce, our relationship with our employees may be adversely affected. A strike, work stoppage or other slowdown could significantly disrupt our operations at the Buffington Harbor facilities, which could have a material adverse effect on our operations and financial results. Approximately 300 people (significantly less than originally planned due to attrition) were laid off in March 2006 as part of the cost savings plan that had been contemplated as part of the Trump Indiana acquisition.

Certain of our collective bargaining agreements will expire in the near future and we are currently in the process of negotiating new collective bargaining agreements with respect to certain employees. If we are unable to enter into new, satisfactory labor agreements with our unionized employees, we could experience a significant disruption to our operations at the Buffington Harbor facilities, which could have a material adverse effect on our operations and financial results. In addition, our non-unionized workforce may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the union related risks we now face.

We may be unable to retain management personnel at our properties.

We retain management personnel and key executives through a combination of programs and techniques, including employment agreements, performance-based compensation, and other types of incentives and benefit packages. A number of current members of management and key executives are under employment contracts that expire from time to time.

While we will make every reasonable effort to maintain those management personnel and key executives that are viewed as valuable to the operations of our casinos, there can be no assurance as to our success. Though we will attempt to fill vacated management and key executive positions determined to be necessary to our operations, there can be no estimate as to the time frame in filling these positions. Any delays in filling these positions could have a materially negative impact on our operations and financial results.

Extensive government regulation continuously impacts our operations.

The ownership, management and operation of gaming facilities are subject to extensive laws, regulations and ordinances, which are administered by various federal, state and local governmental entities and agencies. To enforce applicable gaming regulations, gaming authorities may, among other things, limit, suspend or revoke the licenses of any gaming entity or individual, and may levy fines or forfeiture of assets against us or individuals for violations of gaming laws or regulations. Any of these actions could have a material adverse effect on us.

BDI is not restricted from pursuing other activities that may compete with us.

Barden Development, Inc. (“BDI”), an entity wholly owned and controlled by Don H. Barden, indirectly beneficially owns all of our outstanding equity interests and voting power. In addition, we have entered into a manager agreement with BDI, which provides for, among other things, a distribution payable by Majestic to BDI for acting as its manager. Neither Mr. Barden nor any of the entities which he controls is restricted from pursuing other opportunities which may compete for business with our operations.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer to our customers the most popular and up to date slot machine games with the latest technology. We are in the process of replacing our older slot machines with advanced interactive electronic games with TITO technology, which allows our customers to play their favorite slot machines longer with fewer interruptions and eliminates the problems and expense associated with handling coins and tokens.

In recent years, the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, certain slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring casinos to enter into participating lease arrangements in order to acquire the machines. Participating slot machine lease arrangements typically require the payment of a fixed daily rental and may also include payment of a percentage of coin-in or net win amounts. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not provide sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Loss of our casino properties from service would adversely affect our operations.

Our gaming facilities might be damaged or interrupted by fire, flood, wind, power loss, technology or mechanical failure, extended or extraordinary maintenance, earthquakes, terrorist attacks, war or similar events. In addition, the Majestic Star and Majestic Star II riverboats and our Tunica vessel and its dockside facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance or inspection (including routine inspections required by the U.S. Coast Guard). In addition, the Tunica vessel is subject to access restrictions which may be imposed by the Mississippi authorities controlling the mainline Mississippi River levee in Tunica. Loss of our casino properties from service for any period of time would adversely affect our business, financial condition and results of operations.

We are subject to potential exposure to environmental liabilities.

We are subject to a variety of federal, state and local governmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with such laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts that could adversely affect operations.

The Buffington Harbor gaming complex is located on a site where prior industrial operations and activities may have resulted in contamination of the environment. As the owner and operator of Majestic Star and Majestic Star II, we could be held responsible for the costs of addressing any contamination. Our liability under applicable environmental laws may be imposed without regard to whether we knew of, or were responsible for, the presence of hazardous substances and, in some cases, may not be limited to the value of the affected property. There can be no assurance that further development of the land, or of a new harbor, and the related construction, will not identify environmental contamination. If this were to occur, the costs of remediation or the disruption to our business could adversely affect our operations and may also adversely affect our ability to sell, lease or operate the property or to borrow against it. Further, the land owned by BHR has been the site of a spill and historical environmental contamination. Two leaking underground storage tank sites located in close proximity to the land may also impact the environmental condition of such land. Until the leaking underground storage tank sites receive final designation from the Indiana Department of Environmental Management and their impact on the land analyzed, environmental consultants have indicated that these sites are a recognized environmental condition. We are not entitled to indemnification from any prior owners or operators of the site with respect to environmental matters, except the indemnification from the City of Gary for a 170 acre site owned by Majestic Star.

We are not aware of any environmental contamination at the Fitzgeralds properties in Tunica, Mississippi and Black Hawk, Colorado. As to the Fitzgeralds Tunica property, an environmental investigation may not have been conducted prior to the purchase of this property, and accordingly, we may not qualify for an “innocent owner” or similar defense to any pre-development environmental liabilities that might be discovered in the future. The Fitzgeralds Black Hawk property, however, is located within a 400-square mile area that in 1983 was designated as the Clear Creek/Central City National Priorities List Site Study Area (“Study Area”) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. Although Fitzgeralds Black Hawk is not within any of the specific areas of the Study Area currently identified for investigation or remediation, no assurance can be given that environmental problems will not subsequently be discovered, including in connection with any future construction on the expansion parcel of the property. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify areas of concern within the site, and we could be identified as a “potentially responsible party” and any liability related thereto could have a material adverse effect on us. We do not have insurance to cover environmental liabilities, if any.

Changes in economic conditions may impact our financial performance.

Our business is affected by economic and market conditions in the markets from which we draw our customers. Majestic Star and Majestic Star II are particularly affected by economic conditions in the Midwest. A recession or economic slowdown, changes in general customer confidence or spending, increased fuel and transportation costs or travel concerns could cause a reduction in visitation to our properties, which could adversely affect our results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the registered notes for the unregistered notes pursuant to the exchange offers. We intend the exchange offers to satisfy our obligations under the registration rights agreements that we entered into in connection with the private offering of the unregistered senior secured notes and the unregistered senior notes. Unregistered senior secured notes surrendered in exchange for the registered senior secured notes and unregistered senior notes surrendered in exchange for the registered senior notes will be retired and cancelled and cannot be reissued.

We used the proceeds from the offering of the unregistered notes in December 2005 together with $45.1 million of proceeds from the issuance of the discount notes, $6.2 million of cash on hand and $5.0 million of an escrow deposit to (i) purchase the stock of Trump Indiana, (ii) redeem $16.0 million (net of $0.3 million original issue discount) of the outstanding 11.653% Senior Notes of Majestic Investor Holdings, LLC, (iii) refinance the debt of Buffington Harbor Parking Associates, LLC (“BHPA”) in the principal amount of $17.4 million, (iv) refinance the debt of Buffington Harbor Riverboats, LLC (“BHR”) in the amount of $0.3 million and (v) pay related transactional fees and expenses.

CAPITALIZATION

The following table sets forth at March 31, 2006 our cash and cash equivalents and capitalization. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the financial statements and the notes thereto included elsewhere in this prospectus.

At March 31, 2006
(Dollars in millions)

Cash and cash equivalents	$24.5

Debt:
Senior secured credit facility(1)	$28.7
Senior secured notes(2)	300.0
Senior notes	200.0
Other debt(3)	0.3

Total debt of The Majestic Star Casino, LLC	529.0
Discount notes(4)	46.7

Total debt	575.7
Total member’s deficit	(118.5)

Total capitalization	$457.2

(1)	The $80.0 million senior secured credit facility, which expires in April 2010, bears interest at the Company’s choice of LIBOR plus a range of 2.50% to 3.00% or Wells Fargo Foothill, Inc.’s base rate plus a range of 0.00% to 0.50%. The range is based on the Company’s EBITDA (as defined in the senior secured credit facility).

(2)	Inclusive of $260.0 million of the existing senior secured notes previously registered and $40.0 million of unregistered senior secured notes which contain substantially similar terms.

(3)	Capital lease obligations.

(4)	Reflects $63.5 million, net of original issue discount, of discount notes issued by Majestic Holdco. The discount notes pay in kind interest semi-annually on April 15 and October 15 of each year. The discount notes will accrete in value for three years. On April 15, 2009, Majestic Holdco will begin cash paying interest on the discount notes. The discount notes are structurally subordinated to all the Company’s indebtedness (including the senior secured credit facility, the senior secured notes and the senior notes) and are effectively subordinated in respect of the capital stock of the Company to the senior secured credit facility and the senior secured notes. The discount notes have been “pushed-down” to the Company pursuant to guidelines of SEC Staff Accounting Bulletin Topic 5(J).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below is derived from our historical consolidated statement of operations for the year ended December 31, 2005, which is included in this prospectus, as well as from the historical financial statements of Trump Indiana (Predecessor Company and Reorganized Company), BHR and BHPA for the year ended December 31, 2005, none of which are included or incorporated in this prospectus. The unaudited pro forma condensed combined statement of operations has been adjusted to give effect to the consummation of the acquisition of Trump Indiana, the consolidation of BHR and BHPA, the contribution of AMB Parking, LLC’s (“AMB”) 50% interest in BHPA to Majestic, the issuance of the notes and the refinancings. The consolidated statement of operations for Majestic for the year ended December 31, 2005 includes the results of Trump Indiana, BHR and BHPA for the period from December 21, 2005 (the closing date of the Trump Indiana acquisition) through December 31, 2005. Pursuant to SEC Staff Accounting Bulletin Topic 5(J) related to “pushdown” basis accounting, the Company’s financial statements include Majestic Holdco’s debt, related financing costs, including amortization and interest on such debt. The statements of operations for Trump Indiana (Predecessor) and Trump Indiana (Reorganized) for the year ended December 31, 2005 include the results of those entities from January 1, 2005 through May 19, 2005 and from May 20, 2005 through December 20, 2005, respectively.

From October 31, 1995 until consummation of the acquisition of Trump Indiana, Majestic Star and Trump Indiana were joint venture partners in BHR. BHR was created for the purpose of acquiring and developing a dock, pavilion and parking facilities for the gaming operations in the City of Gary (“BHR Property”). BHR was responsible for the management, development and operation of the BHR Property. Majestic Star and Trump Indiana also entered into agreements with BHR (the “Berthing Agreement”) to use the BHR Property for their respective gaming operations and committed to pay the cash operating losses of BHR as additional berthing fees. All expenditures requiring a cash outlay by BHR were billed to Majestic Star and Trump Indiana at cost. Accordingly, BHR recorded as expenses the cost of providing such services and recorded as revenues the amounts billed to Majestic Star and Trump Indiana. In turn, Majestic Star and Trump Indiana reimbursed BHR for services it provided to guests. After Majestic Star and Trump Indiana reimbursed BHR for all cash operating losses, the remaining net loss of BHR resulted from depreciation expense associated with the BHR Property and was recorded as a loss on investment in BHR on the Company’s consolidated statement of operations and Trump Indiana’s stand alone statement of operations. Following the acquisition, BHR became a wholly-owned subsidiary of the Company and the Berthing Agreement was terminated.

The unaudited pro forma condensed combined statement of operations contained in this prospectus uses the purchase method of accounting, with Majestic treated as the acquirer and as if the acquisition of Trump Indiana had been completed on January 1, 2005.

As of the date of this prospectus, Majestic had not completed final valuations of assets acquired and liabilities assumed in the acquisition of Trump Indiana. Accordingly, the purchase price allocation reflected in the unaudited pro forma condensed combined statement of operations is preliminary and is subject to revision. The final purchase price allocation may differ materially from the preliminary estimate due to different valuations and differences in the useful lives and depreciation and amortization methods applied to tangible and intangible assets, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma condensed combined statement of operations is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the acquisition of Trump Indiana and the other transactions described above been completed as of the date presented, and should not be taken as representative of our future consolidated results of operations.

The unaudited pro forma condensed combined statement of operations is prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with all of the historical financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2005

		Trump Indiana	Trump Indiana
	Majestic	Historical	Historical	Total		Majestic
	Historical	(Predecessor)	(Reorganized)	Adjustments		Pro Forma
	(In dollars)

OPERATING REVENUES:
Casino	280,918,520	53,027,254	82,344,508	—		416,290,282
Rooms	7,726,464	1,094,586	1,885,175	—		10,706,225
Food and beverage	14,030,267	1,212,025	1,814,304	—		17,056,596
Other	4,965,862	748,151	1,325,769	589,579	(a)	7,629,361

Gross revenues	307,641,113	56,082,016	87,369,756	589,579		451,682,464
Less promotional allowances	45,669,261	4,665,279	7,203,847	—		57,538,387

Net operating revenues	261,971,852	51,416,737	80,165,909	589,579		394,144,077
OPERATING COSTS AND EXPENSES:
Casino	67,910,637	9,471,673	14,517,615	(382,294	)(a)	91,517,631
Rooms	1,763,340	789,047	1,256,726	—		3,809,113
Food and beverage	5,865,541	1,621,514	2,396,612	(43,154	)(a)	9,840,513
Other	1,040,514	119,137	197,910	94,099	(a)	1,451,660
Gaming taxes	61,053,037	15,087,990	23,285,981	—		99,427,008
Advertising and promotion	15,230,150	1,187,444	1,901,786	(23,860	)(a)	18,295,520
General and administrative	42,931,535	9,396,306	13,344,324	544,517	(a)	63,766,623
	—	—	—	(2,352,837	)(o)	—
	—	—	—	(97,222	)(i)	—
Corporate expense	7,717,108	2,216,625	3,778,863	(5,995,488	)(b)	7,717,108
Economic incentive tax—City of Gary	4,709,154	2,151,581	3,295,377	(2,697,283	)(c)	7,458,829
Depreciation and amortization	22,612,185	2,733,086	8,989,074	4,708,033	(a)	34,648,212
	—	—	—	(1,042,039	)(d)	—
	—	—	—	605,573	(o)	—
	—	—	—	(49,720	)(r)	—
	—	—	—	(269,160	)(e)	—
	—	—	—	(4,575,083	)(f)	—
	—	—	—	936,263	(h)	—
Amortization—debt pushed down from Majestic Holdco	19,519	—	—	—		19,519
Loss on investment in Buffington Harbor Riverboats, LLC	2,354,799	931,706	1,428,160	(4,714,665	)(a)	—
Loss on disposal of assets	52,790	(132,789)	98,415	(600	)(a)	17,816

Total operating costs and expenses	233,260,309	45,573,320	74,490,843	(15,354,920)		337,969,552

Operating income	28,711,543	5,843,417	5,675,066	15,944,499		56,174,525

OTHER INCOME (EXPENSE):
Interest income	332,335	45,757	168,128	—		546,220
Interest expense	(30,362,182)	(3,243,714)	(8,068,313)	11,296,127	(k)	(53,802,556)
	—	—	—	(429,872	)(a)	—
	—	—	—	86,847	(q)	—
	—	—	—	(22,652,777	)(m)	—
	—	—	—	(2,279,489	)(g)	—
	—	—	—	1,850,817	(n)	—
Interest expense—debt pushed down from Majestic Holdco	(167,520)	—	—	(5,649,866	)(l)	(6,306,666)
	—	—	—	(489,280	)(s)	—
Loss on extinguishment of debt	(3,688,480)	—	—	—		(3,688,480)
Other non-operating expense	(127,386)	—	(59,240)	(2,781	)(a)	(189,407)

Total other expense	(34,013,233)	(3,197,957)	(7,959,425)	(18,270,275)		(63,440,890)

Income (loss) from continuing operations before taxes	(5,301,690)	2,645,460	(2,284,359)	(2,325,775)		(7,266,364)
Provision for income taxes	—	(24,112,211)	(2,938,010)	27,050,221	(p)	—

Income (loss) from continuing operations	(5,301,690)	(21,466,751)	(5,222,369)	24,724,446		(7,266,364)
Extraordinary gain (loss)	—	—	10,000	—		10,000
Reorganization (expense) income	—	135,925,789	(10,000)	(135,915,789	)(j)	—

Net (loss) income	(5,301,690)	114,459,038	(5,222,369)	(111,191,343)		(7,256,364)

Ratio of earnings to fixed charges(4)	A					B

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations
which are an integral part of these statements

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

1.	Basis of Presentation

The unaudited pro forma condensed combined statement of operations presents the results of operations of Majestic and Trump Indiana (Predecessor Company and Reorganized Company), on a combined basis, based on historical financial information after giving effect to the acquisition, the issuance of the notes, “pushdown” basis of accounting with respect to the discount notes and the related financing costs, the refinancings, the consolidation of BHR and BHPA (as a result of the acquisition and the contribution of AMB’s 50% interest in BHPA to the Company) and the adjustments described in these footnotes. The unaudited pro forma condensed combined statement of operations contained in this prospectus uses the purchase method of accounting, with Majestic treated as the acquirer and as if the acquisition of Trump Indiana had been completed on January 1, 2005. Certain line items and subtotals on the historical financial statements have been reclassified and/or condensed to allow for a more consistent presentation of the financial reporting. The statement of operations for Majestic for the year ended December 31, 2005 includes the results of Trump Indiana, BHR and BHPA from December 21, 2005, the date of the Trump Indiana acquisition, through December 31, 2005. Pursuant to SEC Staff Accounting Bulletin Topic 5(J) related to “pushdown” basis accounting, the Company’s financial statements include Majestic Holdco’s debt, related financing costs, including amortization and interest on such debt.

The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the results of operations that would have been achieved had the acquisition of Trump Indiana actually taken place on January  1, 2005 and does not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the financial statements and accompanying footnotes for Majestic and Trump Indiana included elsewhere in this prospectus.

On November 21, 2004, Trump Hotels & Casino Resorts, Inc. and certain of its subsidiaries, including Trump Indiana (collectively, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), as part of a pre-arranged plan of reorganization. While in bankruptcy, the Debtors continued to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court until May 20, 2005 (the “Effective Date”), at which time the Second Amended Joint Plan of Reorganization (the “Plan”) became effective.

As described above, from the filing of the Debtors’ Chapter 11 petitions to the Effective Date, Trump Indiana operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court. Accordingly, Trump Indiana’s financial statements during the pendency of the Chapter 11 proceedings were prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires, among other things, the separate reporting of certain expenses relating to Trump Indiana’s Chapter 11 filing as reorganization items.

Upon its emergence from Chapter 11, Trump Indiana adopted fresh-start reporting in accordance with SOP 90-7. Under fresh-start reporting, a new entity was deemed to have been created for financial reporting purposes and the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. The term “Predecessor Company” as used in this prospectus refers to Trump Indiana for periods prior to and including May 19, 2005, and the term “Reorganized Company” refers to the reorganized Trump Indiana for periods beginning on and subsequent to May 20, 2005. As a result, the pro forma statement of operations for the period ended December 31, 2005 includes the historical operating results for both the Predecessor Company and the Reorganized Company.

Our unaudited pro forma condensed combined statement of operations is prepared in accordance with Article 11 of Regulation S-X.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)

2.	Preliminary Purchase Price Allocation

The following table sets forth the preliminary determination of the consideration paid for Trump Indiana at the date of acquisition, December 21, 2005 (in thousands):

Cash consideration for shares of Trump Indiana	$241,626
Estimated value of debt assumed	6,457
Estimated transaction costs and expenses	2,784

Preliminary purchase price	$250,867

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the acquisition, is as follows (in thousands):

Current assets	$17,308
Property, equipment & improvements	82,832
Goodwill & other intangible assets	164,553
Other assets	1,612
Assumed liabilities	(15,438)

$250,867

The allocation of the purchase price is preliminary. The Company engaged a third party to assist with the valuation of the significant identifiable intangible assets acquired, as well as the other tangible assets acquired and certain liabilities assumed. The third party valuation report is still in draft form. In addition, the Company is working with TERH on finalizing the working capital adjustment to the purchase price. Since the purchase price allocation is still in process, the valuation of intangible and tangible assets, and liabilities assumed is subject to refinement. Changes to the allocation of the purchase price will also affect goodwill. The Company has up to one year from the acquisition date to finalize the valuation of intangible and tangible assets, and assumed liabilities.

3.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

Statement of Operations

a) To reflect the consolidation of BHR and/or the elimination of historical transactions that become “inter-company transactions” as a result of such consolidation.

b) To eliminate the expense associated with the 2nd Amended and Restated Marketing Agreement by and between Trump Indiana and Trump Casinos Holdings, LLC dated March 3, 2003 from the historical books of Trump Indiana, as such agreement was terminated upon the closing of the acquisition.

c) To reflect the pro forma savings in expenses resulting from the amendment to Majestic’s development agreement with the City of Gary.

d) To reflect the pro forma adjustment to depreciation expense based on preliminary estimates of the fair value of BHR’s property, equipment and improvements.

e) To eliminate the amortization of deferred financing costs and original issue discount resulting from the defeasance of the Investor Notes.

f) To reflect the pro forma adjustment to depreciation expense based on preliminary estimates of the fair value of Trump Indiana’s property, equipment and improvements.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)

g) To reflect the pro forma amortization of deferred financing and related costs resulting from the issuance of the unregistered senior secured notes and the unregistered senior notes as well as the pro forma amortization of the incremental deferred financing and related costs associated with obtaining an amendment to the senior secured credit facility in conjunction with the Trump Indiana acquisition.

h) To reflect the pro forma adjustment to amortization expense associated with the amortization on a straight-line basis of the acquired Trump Indiana customer database based on the preliminary estimate of the fair value of such asset and an estimated useful life of eight years.

i) To eliminate the expense associated with the contributions made to the Trump Foundation as such obligation was terminated according to the terms of the Trump Indiana acquisition.

j) To eliminate the reorganization items incurred by Trump Indiana in connection with its Chapter 11 bankruptcy proceeding.

k) To eliminate the interest expense reflected on the historical books of Trump Indiana due to the elimination of intercompany obligations by and among Trump Indiana and its affiliates according to the terms of the acquisition.

l) To reflect the pro forma interest expense associated with the $45.1 million (net of discount) of discount notes “pushed down” from Majestic Holdco at a per annum interest rate of 12.5%.

m) To reflect the pro forma interest expense associated with the $40.0 million of unregistered senior secured notes issued at par at a per annum interest rate of 9.5% and the $200.0 million unregistered senior notes issued at par at a per annum interest rate of 9.75%.

n) To eliminate historical interest expense related to the Investor Notes as a result of the defeasance of such indebtedness at the time of the acquisition.

o) To reflect the consolidation of BHPA and/or the elimination of historical transactions that become “inter-company transactions” as a result of such consolidation.

p) To eliminate the income tax expense from the historical books of Trump Indiana, as Trump Indiana has made an election to be taxed as a Qualified Subchapter S Subsidiary.

q) To eliminate historical interest expense related to BHR indebtedness, as such indebtedness was satisfied in full at the time of the acquisition.

r) To reflect the pro forma adjustment to depreciation expense based on preliminary estimates of the fair value of BHPA’s property, equipment and improvements.

s) To reflect the pro forma amortization of deferred financing and related costs resulting from the discount notes “pushed down” from Majestic Holdco.

4.	Ratio of Earnings to Fixed Charges

For purposes of calculating this ratio, earnings consist of income from continuing operations before equity in earnings (loss) of unconsolidated joint venture plus amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense and capitalized interest, amortization of original issue discount, amortization of deferred financing costs and the portion of rental expense representative of interest expense.

Included is amortization of original issue discount and financing costs related to the pushdown of the discount notes issued by Majestic Holdco. The pushdown of the amortization of original issue discount and financing costs is required pursuant to SEC Staff Accounting Bulletin Topic 5(J); the amount pushed down for each respective period

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS—(Continued)

is $187,000 for the year ended December 31, 2005 and is reflected in the Majestic Historical column, and $6,326,000 for pro forma year ended December 31, 2005, and is reflected in the Majestic Pro Forma column.

A) Earnings for the year ended December 31, 2005 were insufficient to cover fixed charges by approximately $2,863,000.

B) Pro forma earnings for the year ended December 31, 2005 were insufficient to cover fixed charges by approximately $7,172,000.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

Majestic

The following tables present selected historical consolidated statement of operations data for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006 and consolidated balance sheet data as of December 31, 2001, 2002, 2003, 2004 and 2005 and March 31, 2006. All such financial data have been derived from the audited and interim consolidated financial statements for Majestic at those dates and for those periods. All adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the interim consolidated financial statements, have been included. Because the data in this table is only a summary and does not provide all of the data contained in the financial statements, including the notes thereto, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

						For the Three Months
	For the Year Ended December 31,					Ended March 31,
	2001(1)	2002	2003	2004	2005(2)	2005	2006

Statements of Operations Data:
Revenues:
Casino	$130,198	$256,828	$255,386	$274,769	$280,919	$71,083	$103,886
Rooms	544	8,161	7,933	7,673	7,726	1,794	2,764
Food and beverage	2,356	12,813	12,800	13,462	14,030	3,510	4,355
Other	1,824	3,506	3,966	4,579	4,966	1,058	1,748

Gross revenues	134,922	281,308	280,085	300,483	307,641	77,445	112,753
Less: promotional allowances	7,717	34,980	35,130	39,972	45,669	10,590	12,835

Net revenues	127,205	246,328	244,955	260,511	261,972	66,855	99,918

Costs and expenses:
Casino	26,870	67,843	67,384	69,793	67,911	17,293	22,931
Rooms	188	2,684	2,552	1,784	1,763	384	1,184
Food and beverage	2,604	5,824	5,263	6,124	5,866	1,501	2,116
Other	69	1,030	1,180	1,656	1,041	259	258
Gaming taxes	34,695	48,671	55,252	59,180	61,053	15,298	24,423
Advertising and promotion	8,200	16,138	14,666	16,270	15,230	3,494	4,150
General and administrative	23,642	41,180	39,653	43,639	42,931	10,407	15,029
Corporate expense	—	2,760	3,456	3,399	7,717	1,197	1,818
Economic incentive—City of Gary	3,667	3,981	4,103	4,494	4,709	1,163	1,807
Depreciation and amortization	8,823	18,125	17,489	17,986	22,612	4,636	7,773
Loss on investment in BHR	2,798	2,424	2,395	2,466	2,355	606	—
(Gain) loss on disposal of assets	12	5	117	(31)	53	—	(15)
Pre-opening expenses	1,018	13	—	—	—	—	—

Total costs and expenses	112,586	210,678	213,510	226,760	233,241	56,238	81,474

Income from operations	14,619	35,650	31,445	33,751	28,731	10,617	18,444

Other income (expense):
Interest income	400	181	104	111	332	12	136
Interest expense	(16,026)	(32,406)	(31,283)	(28,641)	(30,362)	(7,236)	(13,314)
Interest expense—debt from Majestic Holdco(3)	—	—	—	—	(187)	—	(1,494)
(Loss) gain on early extinguishment of debt	—	69	(31,960)	—	(3,689)	—	—
Other non-operating expenses	(149)	(183)	(185)	(202)	(127)	(37)	(27)

									For the Three Months
	For the Year Ended December 31,								Ended March 31,
	2001(1)		2002		2003	2004		2005(2)	2005		2006

Total other income (expense)	(15,775)		(32,339)		(63,324)	(28,732)		(34,033)	(7,261)		(14,699)

(Loss) income from continuing operations	(1,156)		3,311		(31,879)	5,019		(5,302)	3,356		3,745
Income (loss) from discontinued Operations	(395)		(1,995)		(11,973)	—		—	—		—

Net (loss) income	$(1,551)		$1,316		(43,852)	$5,019		$(5,302)	$3,356		$3,745

Ratio of earnings to fixed charges(4)	1.09	x	1.15	x	A	1.23	x	B	1.49	x	1.24	x

	As of December 31,					As of March 31,
	2001	2002	2003	2004	2005	2006

Balance Sheets Data:
Cash and cash equivalents	$25,925	$24,548	$22,058	$16,722	$32,368	$24,497
Restricted cash	1,000	1,250	1,400	2,540	3,190	3,327
Investment in BHR, net	33,899	31,833	29,734	27,432	—	—
Total assets(3)	291,076	275,810	233,215	246,376	517,959	511,236
Current liabilities	37,160	25,458	33,666	31,918	46,073	54,190
Long-term debt(3)	273,897	274,529	301,715	316,858	592,700	575,508
Total liabilities	311,057	299,985	335,382	348,776	638,773	629,698
Member’s deficit	(19,981)	(24,175)	(102,167)	(102,400)	(120,814)	(118,462)

(1)	The Company completed the acquisition of the Fitzgeralds brand casinos on December 6, 2001. As such, our 2001 statement of operations data includes the operations of our Fitzgeralds brand casinos for 25 days.

(2)	The Company completed the acquisition of Trump Indiana, and its fifty percent interests that Trump Indiana owned in BHR and BHPA, on December 21, 2005. As such, our 2005 statement of operations data includes the operations of Trump Indiana and of BHR and BHPA for the last eleven days of 2005.

(3)	The Company’s balance sheet data as of December 31, 2005 and March 31, 2006 includes the $63.5 million of discount notes issued by Majestic Holdco, net of original issue discount of $18.2 and $16.8 million at December 31, 2005 and March 31, 2006, respectively, issued in connection with the acquisition of Trump Indiana. The discount notes are solely the obligation of Majestic Holdco and Majestic Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the discount notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the discount notes. Further, the indentures governing the senior secured notes and the senior notes and the loan and security agreement which governs our senior secured credit facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. In addition to the “push-down” of the discount notes, the Company is also reflecting $2.8 million of discount notes issuance costs, net of amortization, as of December 31, 2005 and March 31, 2006, respectively, in its balance sheet data, and amortization of issuance costs of $20,000 and interest expense of $0.2 million for the year ended December 31, 2005, and amortization of issuance costs of $0.1 million and interest expense of $1.4 million for the three month period ended March 31, 2006, in its statement of operations data. The discount notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J).

(4)	For purposes of calculating this ratio, earnings consist of income from continuing operations before equity in earnings (losses) of unconsolidated joint ventures plus amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense and capitalized interest, amortization of original issue discount, amortization of deferred financing costs and the portion of rental expense representative of interest expense.

Included is amortization of original issue discount and financing costs related to the pushdown of the discount notes issued by Majestic Holdco. The pushdown of the amortization of original issue discount and financing costs is required pursuant to SEC Staff Accounting Bulletin Topic 5(J). The amount pushed down for each respective period is $0.2 million for the year ended December 31, 2005 and $1.5 million for the three months ended March 31, 2006.

(A) Earnings in 2003 were insufficient to cover fixed charges by approximately $29.4 million.

(B) Earnings in 2005 were insufficient to cover fixed charges by approximately $2.9 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Financial and Operating Data” and the audited and unaudited consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Litigation Reform Act”), which statements involve risks and uncertainties. See “Forward-Looking Statements.”

Overview

The Company

The Majestic Star Casino, LLC and its subsidiaries (collectively, the “Company”), operate two riverboat gaming facilities located in Gary, Indiana (“Majestic Star” and “Majestic Star II”) and two Fitzgeralds brand casino-hotels located in Tunica County, Mississippi (“Barden Mississippi” or “Fitzgeralds Tunica”) and Black Hawk, Colorado (casino only) (“Barden Colorado” or “Fitzgeralds Black Hawk”). The Company has entered into an expense-sharing arrangement with Barden Nevada Gaming, LLC (“Barden Nevada” or “Fitzgeralds Las Vegas”). Formerly a subsidiary of the Company, Fitzgeralds Las Vegas was spun-out to Barden Development, Inc. (“BDI”), the Company’s indirect parent, on December 31, 2003. Because the spin-off of Fitzgeralds Las Vegas occurred on December 31, 2003, the discussion of our historical operating results in this section does not include the financial results of Fitzgeralds Las Vegas except to the extent it is a discontinued operation.

On December 21, 2005, the Company purchased the Majestic Star II (formerly known as Trump Indiana) (the “Acquisition”) from Trump Entertainment Resorts Holdings L.P. (“TERH”) for a purchase price of $253.0 million, subject to adjustments for certain obligations, cash on hand and working capital. As part of that purchase, the Company also acquired Trump Indiana’s 50% joint venture interest in Buffington Harbor Riverboats, L.L.C. (“BHR”) and in Buffington Harbor Parking Associates, L.L.C. (“BHPA”). An affiliate of the Company contributed its 50% interest in BHPA to the Company at the time of the closing on the Acquisition. As a result of these transactions, Majestic Star II, BHR and BHPA are now all wholly owned subsidiaries of the Company.

Following the completion of the defeasance of the remaining 11.653% notes issued by Majestic Investor Holdings, LLC (the “Investor Notes”), on March 6, 2006, we terminated the existence of Majestic Investor Capital Corp. We also merged Majestic Investor, LLC and Majestic Investor Holdings, LLC into The Majestic Star Casino, LLC on March 21, 2006 and March 22, 2006, respectively.

Debt Offerings

On December 21, 2005, the Company issued $40.0 million of 9 1/2% Senior Secured Notes due 2010 (the “unregistered senior secured notes”) and $200.0 million of 9 3/4% Senior Notes due 2011 (the “senior notes”). The unregistered senior secured notes have terms, guarantees and conditions that are substantially similar to the $260.0 million of 9 1/2% senior secured notes issued by the Company on October 7, 2003 (together with the unregistered senior secured notes, the “senior secured notes”). Our restricted subsidiaries, other than The Majestic Star Casino Capital Corp., a co-issuer of the senior secured notes, are guarantors of the senior secured notes. The senior notes co-issued by Majestic Star Casino Capital Corp. II, are unsecured obligations of the Company, ranking equally with all existing and future senior unsecured obligations and senior to all of the Company’s existing and future subordinated indebtedness. However, as neither the senior notes nor the related guarantees are secured, they are effectively subordinated to all of the Company’s senior secured indebtedness, including the $300.0 million aggregate principal amount of the senior secured notes and the Company’s senior secured credit facility, to the extent of the value of the assets securing such indebtedness.

In addition, a newly created entity and parent to the Company, Majestic Holdco, LLC (“Majestic Holdco”), issued, in conjunction with its co-issuer, Majestic Holdco, Inc., $63.5 million of 12 1/2% Senior Discount Notes due 2011 (the “discount notes”). The Company’s balance sheet data as of December 31, 2005 and March 31, 2006 includes the $63.5 million of discount notes issued by Majestic Holdco, net of original issue discount of $18.2 million and $16.8 million at December 31, 2005 and March 31, 2006, respectively, issued in connection with the Acquisition. In addition to the push down of the discount notes, the Company is also reflecting $2.8 million of discount notes issuance costs, net of amortization, as of December 31, 2005 and March 31, 2006, respectively, in its balance sheet data, and amortization of issuance costs of $20,000 and interest expense of $0.2 million for the year ended December 31, 2005, and amortization of issuance costs of $0.1 million and interest expense of $1.4 million for the three month period ended March 31, 2006, in its statement of operations. The discount notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J). A likely scenario for the repayment of these discount notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, together with the indebtedness of Majestic Holdco. The discount notes are solely the obligation of Majestic Holdco and its co-issuer, Majestic Holdco, Inc. and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the discount notes nor are the equity or assets of the Company or its subsidiaries security for the discount notes. Further, the indentures governing the senior notes and the senior secured notes and the loan and security agreement which governs our senior secured credit facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met.

The debt offerings described above were primarily used to fund the purchase price and related fees and expenses incurred in connection with the Acquisition. Trump Indiana owned and operated a riverboat casino and land-based hotel adjacent to Majestic Star and certain joint venture interests in land-based facilities. In addition, a portion of the net proceeds from the debt offerings described above was used to refinance the then existing BHPA debt, and BHR debt, and to defease the Investor Notes.

Results of Operations

Key operating revenue measurements

At our casino properties, casino revenues are the combination of our win at slot machines and table games and are typically called slot revenues (for slot machine win) and table games revenues (for table games win). Slot machine revenues and table games revenues are normally described with two principal components: (1) slot machine handle or coin-in, which comprises the total dollar volume wagered at the slot machines and slot machine win percentage, which is the amount the casino won from customers divided by the amounts wagered by customers at slot machines (handle or coin-in) and (2) table games drop, which represents the sum of markers issued (credit instruments) less markers paid at the tables, plus cash, foreign chips and other cash equivalents, and free bet coupons deposited in the table drop box and table games hold percentage, which is the amount of drop, plus the closing table games inventory (i.e.. the amount of chips, tokens and coin used to operate our table games) and transfer of chips, tokens and coins to our casino cashier area (credits), less the beginning table games inventory and transfers of chips, tokens and coins to our table games (fills), divided by table games drop.

Explanation of Key Financial Statement Captions

Gross revenues

Our gross revenues are derived primarily from the following four sources:

•	casino revenues, which include revenues from slot machines and table games;

•	food and beverage revenues;

•	hotel revenues; and

•	retail, entertainment and other revenues.

Our largest component of revenues is casino revenues, which comprised 92.1% and 91.8% of our consolidated gross revenues in the three-month periods ended March 31, 2006 and 2005, respectively, and 91.3% and 91.4% of our consolidated gross revenues in the years ended December 31, 2005 and 2004, respectively. Casino revenues are recognized as the amounts won from our customers at slot machines and table games less amounts lost to our casino customers from these same games. Revenues from slot machines are the largest component of our gaming revenues, comprising approximately 88% of our casino revenue at December 31, 2005 and 87% at March 31, 2006. Slot revenues, also referred to as slot win, represent all amounts wagered at the slot machines reduced by coin, tokens, currency, credits or TITO tickets paid to our customers either directly from the slot machine or by our casino personnel. Casino revenues are impacted by wagering volumes and the variability of win percentages associated with our casino games.

Other commonly used terms in the discussion of revenues from slot machines include progressive slot machines, progressive jackpots, slot handle, slot coin-in and slot win percentage. Progressive slot machines retain a portion of each amount wagered and aggregate these amounts with similar amounts from other slot machines in order to create one-time winnings that are substantially larger than those paid in the ordinary course of play. We refer to such aggregated amounts as progressive jackpots. Wide-area progressive jackpot amounts are paid by a third party vendor, and we remit a weekly payment to the vendor based on a percentage of the slot coin in for each wide-area progressive slot machine. We accrue in-house progressive jackpot amounts until paid.

Commonly used terms in the discussion of revenues from table games include table games revenues, table games drop and table games hold percentage. Table games revenues represent the closing table games inventory plus table games drop and credit slips for coins, chips or tokens returned to the casino cashier, less opening table games inventory, free bet coupons and chips, tokens and coins transferred to our table games.

Revenues from food and beverages, hotel, retail, entertainment events and other services are recognized at the time the service is performed.

Other Key Factors Reflected in the Results of Operations.

Our gross revenues are reduced by our promotional allowances, which consist of the retail value of hotel (Fitzgeralds Tunica and the Majestic Properties only), food and beverage and other services and merchandise provided to our customers on a complimentary basis. In addition, we reduce revenues for the cash-based payments to customers who are members of our slot clubs and cash-based promotional activities, including cash given to our customers through our direct mail programs.

The Company incurs significant expenses related to operating the casinos and hotels (Fitzgeralds Tunica and the Majestic Properties only), and the furnishing of food and beverage to our customers. Casino expenses include rental expenses of slot machines, payroll and benefit expenses, cost of complimentaries provided to the casino departments for rooms and food and beverage, expenses for supplies, repairs and maintenance and various promotional activities.

The Company’s other significant expenses relate to advertising and promotional expenses, gaming taxes, general and administrative expenses, and depreciation and amortization. Advertising and promotional expenses primarily reflect the costs of media and production, including television, radio, billboards and direct mail, hosting and development of our casino customers, sales, and the payroll and benefits to support these functions. Gaming taxes consist of wagering taxes and admissions taxes paid to the States of Indiana, Colorado and Mississippi. The Company pays other forms of taxes including sales and use taxes, payroll taxes, property taxes, and franchise taxes. These expenses are included in the expense category most directly related to the tax. General and administrative expenses include insurance, finance, human resources, information technology, facilities, utilities, general housekeeping, wardrobe, professional fees, property taxes, repairs and maintenance, rent and other expenses associated with BHPA and BHR, and the payroll and benefits involved in operating the general and administrative areas.

Depreciation and amortization expense includes depreciation on land improvements, building and building improvements, machinery, and equipment. In addition, Majestic Star II, Fitzgeralds Tunica, and Fitzgeralds Black Hawk are amortizing certain intangible assets that were recognized when those properties were acquired based on an independent fair value analysis of the assets that were acquired and the liabilities that were assumed. Also, prior to the acquisition of Trump Indiana and its interest in BHR, the Company was recognizing a loss for its equity investment in BHR. After Majestic Star and Trump Indiana reimbursed BHR for all operating losses and the costs of services, meals and beverages provided directly to their customers, the remaining net loss of BHR resulted from depreciation expense and loss on disposal of assets associated with the BHR property.

Overview of Overall Operating Results and Factors Impacting Results of Operations

The events that affected our results during the three-month period ended March 31, 2006, and during the year ended December 31, 2005, or that may affect future results are listed below and discussed in greater detail in our discussion of operating results and in the section entitled “Risk Factors” and “Business”:

•	Consolidated gross operating revenues increased for the first quarter of 2006 by $35.3 million, or 45.6% to $112.8 million and the year ended December 31, 2005 by $7.2 million, or 2.4%, to $307.6 million, compared to the prior periods principally due to the acquisition of Majestic Star II. Majestic Star II contributed $36.6 million of the increase in gross revenues in the three-month period ended March 31, 2006 and $4.9 million of the increase in gross revenues for the year ended December 31, 2005. Majestic Star II was included only for the last 11 days of 2005. Fitzgeralds Tunica also contributed improved gross revenues of $1.1 million during the three-month period ended March 31, 2006, primarily due to stronger casino and room revenues whereas both Fitzgeralds Black Hawk and Majestic Star experienced lower gross revenues of $0.4 million and $2.2 million, respectively, for the three-month period ended March 31, 2006 when compared to the same three-month period last year, primarily due to lower casino revenues. For the year ended December 31, 2005 compared to the year ended December 31, 2004, Majestic Star’s and Fitzgeralds Tunica’s gross revenues increased $1.2 million and $1.5 million, respectively, while Fitzgeralds Black Hawk’s gross revenues declined by $0.6 million. At Majestic Star and Fitzgeralds Tunica, for the year ended December 31, 2005, the primary contributor to increased gross revenues were higher casino revenues. At Fitzgeralds Black Hawk, the primary reason for the decline in gross revenues was a decline in casino revenues.

•	In the three-month period ending March 31, 2006, consolidated casino revenues increased by $32.8 million, or 46.1%, to $103.9 million from the same three-month period last year. Majestic Star II contributed $34.7 million of the increase in casino revenues. Casino revenues at Fitzgeralds Tunica increased $0.8 million due to greater slot coin-in and slot win percentages of 1.4% and 2.7%, respectively, from the first quarter of 2005. These increases in casino revenues were offset by declines at Majestic Star of $2.2 million and $0.4 million at Fitzgeralds Black Hawk. The decline at Majestic Star was due to a $1.4 million decrease in table games revenue caused by a 19.8% decline in drop and a 1.6% decline in win percentage, and a $0.8 million decline in slot revenue resulting from a decrease in slot coin-in of 8.2%, offset by a 6.3% improvement in win percentage. Fitzgeralds Black Hawk’s decline in casino revenues of $0.4 million was mostly due to lower slot coin-in of 2.4% and lower slot win percentage of 1.1%. For the year ended December 31, 2005, consolidated casino revenues increased $6.1 million, or 2.2%, to $280.9 million when compared to the year ended December 31, 2004. Majestic Star II contributed $4.6 million of the increase in consolidated casino revenues due to its 11 days of operations included in 2005. Majestic Star, Fitzgeralds Tunica and Fitzgeralds Black Hawk, combined, generated $1.5 million of increased casino revenues, which is principally the result of stronger win percentages in slot and table games.

•	Consolidated net income for the first quarter of 2006 improved to $3.7 million over the $3.4 million reported in the prior first quarter period. The principal factors were the addition of Majestic Star II and of the 50% of BHR and BHPA that we did not own in the prior year, the concurrent refinancing of debt, and the additional debt incurred, along with the associated interest and amortization of financing costs, as a result of the previously mentioned acquisition and refinancing transactions. Additionally affecting our net income in the three-month period ended March 31, 2005 was $0.6 million of depreciation and amortization expense not recorded at Fitzgeralds Black Hawk. On July 12, 2004, Fitzgeralds Black Hawk stopped depreciating and amortizing its fixed and intangible assets in conjunction with the sale of substantially all of its assets. Since the sale was terminated in April 2005, normal depreciation and amortization was recorded in the first quarter of 2006. Our consolidated net loss for the year ended December 31, 2005 was $5.3 million compared to a consolidated net income of $5.0 million for the year ended December 31, 2004. Our decline from net income in 2004 to a net loss in 2005 was due to a number of reasons. We had a $5.6 million increase in promotional allowances necessary to compete in our markets, $2.3 million in costs related to the cancellation of the Fitzgeralds Black Hawk sale and additional depreciation and amortization of $0.9 million taken in 2005 related to the cancellation of the Fitzgeralds Black Hawk sale. We also incurred $1.1 million in expense in preparation for compliance with Sarbanes Oxley Section 404, $3.7 million of additional depreciation and amortization expense incurred on new assets purchased during 2005, the addition of the Majestic Star II vessel, buildings and equipment on December 21, 2005, and amortization of financing costs and intangibles related to the Acquisition. We had $1.7 million of increased interest expense on our senior secured credit facility, resulting from higher interest rates on our debt that are tied to LIBOR and prime rate borrowings, the issuance of the senior notes and the unregistered senior secured notes, the pushdown of discount notes interest, a loss on early extinguishment of debt of $1.6 million incurred when the Company defeased the remaining Investor Notes, and a loss of $2.1 million related to the early extinguishment of debt related to BHPA. Those increases were offset by a decline in casino expenses during 2005 of $1.9 million, advertising and promotional expenses of $1.0 million and general and administrative expenses of $0.7 million.

•	The financial performance of Majestic Star and Majestic Star II (the “Majestic Properties”) was negatively impacted during the first quarter of 2006 due to the significant time and effort invested in implementing the integration plan for Trump Indiana. In addition, casino revenues at our Majestic Properties declined by 21.7% in April 2006 from April 2005. For all of the northwest Indiana casino operators, casino revenues declined 1.7% in April 2006 from April 2005. Below we outline influences that we believe impacted our operations at our Majestic Properties and the strategies that we are undertaking to address these influences. Many of the programs take time to implement and time to gain customer acceptance. Additionally, the Majestic Properties will continue to be subject to the enhanced marketing, promotions and amenities offered by our competitors. There is no guarantee that our immediate plans will improve our casino revenues and our cash flows in the near term or on a permanent basis.

•	At the Majestic Properties, in conjunction with our integration of Trump Indiana and part of our plan to reduce costs, we eliminated 300 positions (exclusive of 200 positions eliminated through natural attrition), resulting in severance costs of $1.1 million which were recorded as goodwill. A top priority is now the combining and transitioning of the Majestic Star, Majestic Star II and BHR management teams and workforce.

•	At the Majestic Properties there continues to be some continuing disruption to our guests while we reconfigure the layout of the casino floors. The reconfiguration has taken longer than anticipated due to the required approvals from the Indiana gaming regulators.

•	The new casino and amenities at Boyd Gaming’s Blue Chip Casino have impacted our operations at the Majestic Properties. Recently, Harrah’s Entertainment announced plans for a $485.0 million expansion project at its Horseshoe Casino in Hammond, Indiana. Greater levels of marketing and advertising from our competitors and a significant reduction in our direct mail and cash based promotional activities relative to what was incurred in the prior year by Majestic Star and Trump Indiana have impacted our operating results.

•	The financial performance of the Majestic Properties has also been and will continue to be affected by construction to major roads providing access to our gaming facilities at Buffington Harbor.

•	We are introducing new programs and enhancing existing programs to address those factors within our control which have impacted the performance of the Majestic Properties, including, enhancing our database marketing, establishing new promotions and enhanced and target marketing, enhancing our bus programs from Chicago, improving our guest development and hosting programs, opening a non-smoking gaming floor, restructuring our complimentary program, establishing new employee incentive and reward programs and creating a feeling of difference between each of the Majestic Properties so that we are offering our guests a choice between two casinos at one location.

•	Consolidated promotional allowances, which are deducted from consolidated gross revenues to calculate consolidated net revenues, increased $2.2 million in the first quarter of 2006 from the first quarter of 2005, and increased $5.6 million in the year ended December 31, 2005 from the year ended December 31, 2004. These will most likely continue to increase due to the addition of Majestic Star II, the enhanced promotional efforts at the Majestic Properties, as described above, and increased promotions at our Fitzgeralds Tunica and Fitzgeralds Black Hawk properties. We believe that increased promotional efforts will be necessary to remain competitive in our markets.

•	As a result of our acquisition of Trump Indiana and the inclusion of the expenses of BHR and BHPA we will see a significant increase in operating expenses. In our first full quarter of operating Majestic Star II, and the 50% of BHR and BHPA that we acquired from Trump Indiana, operating expenses increased by $26.8 million. Part of this increase should be offset by the realization of the expected $14.4 million of cost savings on an annualized basis at the Majestic Properties due to eliminating redundant costs and expenses, including the staff reductions discussed previously.

•	As our casinos attract their visitors from drive-in markets, higher energy and fuel costs experienced by our customers could result in fewer trips to our properties and less discretionary spending on gambling. We believe these higher costs have impacted the results of operations at our Majestic Properties and may be impacting the frequency of trips and the discretionary gambling budgets of our customers at our Fitzgeralds Tunica and Fitzgeralds Black Hawk properties.

•	Interest expense increased $7.6 million during the first quarter of 2006, primarily due to the debt incurred to finance the acquisition of Trump Indiana (including $1.5 million attributable to the push-down of the Majestic Holdco debt). Interest expense will continue to be impacted by the increased amount of debt compared with prior periods and, to the extent of the borrowings under our senior secured credit facility, higher interest rates as those rates are tied to LIBOR and prime rate borrowings.

•	Various remodel and expansion projects have been recently completed by our competitors in the Black Hawk market, as well as increased marketing activities. Although Fitzgeralds Black Hawk saw record breaking revenues in 2004 due to the disruption of business from the competitors who were undergoing construction projects, if the level of competition in the Black Hawk market continues to increase, our financial performance and cash flows may be negatively impacted.

•	We continue the implementation of TITO at our properties. As of March 31, 2006, we had 819, or 62.9%, of our slot machines at Fitzgeralds Tunica equipped with TITO and 282, or 47.1%, of our slot machines at Fitzgeralds Black Hawk equipped with TITO. At Majestic Star and Majestic Star II, all of our slot machines are TITO equipped. It is our goal to have 100% of our slot machines at all of our properties equipped with TITO by year end.

•	Kirk C. Saylor has joined the organization as its new Executive Vice President and Chief Operating Officer (COO) effective May 15, 2006. Mr. Saylor will play an integral role in developing the strategies for the continued growth and success of the Company. Mr. Saylor has over twenty years of experience, including key positions in both operations and finance in large, nationally recognized gaming companies.

•	During the first quarter of 2006 we transitioned in a new management team at Fitzgeralds Tunica. The new management team is implementing changes to the property to make it more competitive in the Tunica market. A new advertising program has recently been implemented. Management is also currently enhancing the property’s direct mail, guest development and hosting programs. Improvements have already been made to the food and beverage operations including the upgrading of our steakhouse, now known as Don B’s. Property management is attempting to upgrade the property in order to attract a higher level of rated play. As management proceeds with its improvement strategies, additional capital and operating costs may be necessary in the near term in order to generate greater revenues over the long term. We will also look to make improvements to the hotel and casino floor in order to offer the amenities and games that our current and future customers desire. Budgets and timelines for completion of these projects are still under review by management.

•	The expansion plans for Fitzgeralds Black Hawk are scheduled to begin in the third quarter of this year and should be completed within 15 to 18 months at a cost of approximately $25.0 million, including acquiring associated gaming equipment and other furniture and fixtures. This expansion will not only add more amenities for our guests, but will also increase the number of slot machines from approximately 600 to approximately 1,000, which will all be TITO. Fitzgeralds Black Hawk also intends to rebuild the Rohling Inn; although insurance proceeds will fund all or a portion of the construction costs, the Company will be required to advance the funds and, to the extent the insurance proceeds are insufficient, the Company may need to delay other capital expenditures.

•	The Company is evaluating the construction of a hotel and other improvements at the Buffington Harbor site of Majestic Star and Majestic Star II. Designs, budgets and timelines are still being reviewed. These projects could be funded under the Company’s capital expenditure plan, which is limited by the Company’s senior secured credit facility, through other public and private investments, and the Gary Lake Front Development Fund for which the Majestic Properties pay into as part of their amended development agreement with the City of Gary.

•	Recently the new Mayor of the City of Gary has expressed concerns about the amended development agreement between the City of Gary and Majestic Star. The Company believes it has a valid and binding agreement with the City of Gary; however the Company plans to work with the City of Gary and the Mayor on options to resolve any issues raised by the Mayor.

Recent Developments

As a result of weaker than anticipated financial performance at the casino facilities of the Company during the three-month period ended June 30, 2006, and the possibility of weak future results for third and fourth quarter of 2006, the Company will likely need to amend the Interest Coverage Ratio and Minimum EBITDA covenants contained in the Loan and Security Agreement to the Company’s $80.0 million credit facility, as amended, in order to remain in compliance with said financial covenants. The Company anticipates that it will be successful in negotiating with the bank lending group amended Interest Coverage Ratio and Minimum EBITDA covenants to remain in compliance with these financial covenants and the terms and conditions of the Loan and Security Agreement, as amended.

The information contained in “Risk Factors” and the competitive factors set forth in “Business,” under the caption “Competition,” have had and will continue to have an effect on our operations.

Results of Operations

The following tables set forth information derived from the Company’s statements of operations and statements of cash flows for the three months ended March 31, 2006 and 2005 and the balance sheets as of March 31, 2006 and December 31, 2005:

Operating Results by Entity

	For the Three Months Ended March 31,
	2006	2005
	(In thousands)

Gross revenues:
Majestic Star Casino	$37,636	$39,805
Majestic Star Casino II	36,633	—
Buffington Harbor Riverboats	119	—

Total Majestic Properties	74,388	39,805
Fitzgeralds Tunica	28,297	27,166
Fitzgeralds Black Hawk	10,068	10,474

Total	$112,753	$77,445

Net revenues:
Majestic Star Casino	$35,108	$36,176
Majestic Star Casino II	34,284	—
Buffington Harbor Riverboats	119	—

Total Majestic Properties	69,511	36,176
Fitzgeralds Tunica	21,733	21,516
Fitzgeralds Black Hawk	8,674	9,163

Total	$99,918	$66,855

Casino revenues:
Majestic Star Casino	$36,449	$38,697
Majestic Star Casino II	34,680	—

Total Majestic Properties	71,129	38,697
Fitzgeralds Tunica	23,352	22,585
Fitzgeralds Black Hawk	9,404	9,801

Total	$103,885	$71,083

Operating income (loss):
Majestic Star Casino	$9,248	$5,628
Majestic Star Casino II	9,519	—
Buffington Harbor Riverboats	(3,541)	—
Buffington Harbor Parking Associates	(361)	—

Total Majestic Properties	14,865	5,628
Fitzgeralds Tunica	3,679	3,305
Fitzgeralds Black Hawk	1,742	2,971
Corporate (1)	(1,842)	(1,217)
Majestic Investor Holdings	—	(70)

Total	$18,444	$10,617

Operating Results by Entity—(continued)

	As of March 31,
	2006	2005

Operating Margin(2)
Majestic Star Casino	26.3%	15.6%
Majestic Star Casino II	27.8%	n/a
Buffington Harbor Riverboats	(2967.6)%	n/a
Buffington Harbor Parking Associates	n/a	n/a

Total Majestic Properties	21.4%	15.6%
Fitzgeralds Tunica	16.9%	15.4%
Fitzgeralds Black Hawk	20.1%	32.4%
Corporate	n/a	n/a
Majestic Investor Holdings	n/a	n/a

Total	18.5%	15.9%

	As of March 31,	As of December 31,
	2006	2005
	(in thousands)

Segment assets:
Majestic Star Casino (3)	$117,469	$243,475
Majestic Star Casino II	225,598	229,246
Buffington Harbor Riverboats	53,015	53,751
Buffington Harbor Parking Associates	22,002	21,592
Fitzgeralds Tunica	73,704	75,406
Fitzgeralds Black Hawk	37,338	31,688
Corporate(3)	381,254	289,353
Majestic Investor Holdings	—	1,896

Total	910,380	946,407
Less: Intercompany	(399,144)	(428,448)

Total	$511,236	$517,959

	As of March 31,
	2006	2005
	(in thousands)

Expenditures for additions to long-lived assets:
Majestic Star Casino	$2,077	$891
Majestic Star Casino II	76	n/a
Buffington Harbor Riverboats	13	n/a
Fitzgeralds Black Hawk	489	407
Fitzgeralds Tunica	502	1,850
Corporate	5	—

Total	$3,162	$3,148

Notes:

(1)	Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties.

(2)	Operating margin is calculated by dividing operating income by net revenues.

(3)	The combined assets of Majestic Star and Corporate include inter-company receivables from Majestic Star II, Fitzgeralds Tunica, BHR, BHPA and Fitzgeralds Black Hawk totaling approximately $399.1 million at March 31, 2006 and $428.4 million at December 31, 2005. Intercompany receivables are eliminated in consolidation.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Consolidated gross operating revenues for the first quarter of 2006 increased $35.3 million, or 45.6%, from consolidated gross operating revenues recorded in the first quarter of 2005. Majestic Star II contributed substantially all of the increase in consolidated gross operating revenues due to the inclusion of its operations in our first quarter 2006 consolidated results. Consolidated casino revenues, which comprise 92.1% of consolidated gross revenues, increased $32.8 million, or 46.1%, to $103.9 million, again due to Majestic Star II’s contribution, which was $34.7 million. Majestic Star’s casino revenues declined $2.2 million primarily due to declines in slot coin in of 8.28% and table games drop of 19.8%, offset by an improvement in slot hold percentage of 6.3%. Gross operating revenues for the first quarter of 2006 at Fitzgeralds Tunica increased $1.1 million, or 4.2%, and at Fitzgeralds Black Hawk declined $0.4 million, or 3.9%, as compared to the first quarter of 2005.

Consolidated promotional allowances increased $2.2 million, or 21.2%. Majestic Star II contributed $2.3 million to the increased consolidated promotional allowances, while Majestic Star’s promotional allowances decreased $1.1 million, or 30.4%. At Fitzgeralds Tunica promotional allowances were $0.9 million higher in the first quarter of 2006 than in the prior year quarter, as the property was more aggressive in all promotional activities including cash, hotel, and food and beverage to remain competitive in the Tunica market.

Total consolidated operating expenses increased $25.2 million, or 44.9%, resulting primarily from the addition of the operating expenses of Majestic Star II and fifty percent of the operating expenses of BHR and BHPA, which totaled $26.8 million. Excluding the addition of Majestic Star II, BHR and BHPA, total consolidated operating expenses declined by $0.8 million in casino expenses, $0.8 million in gaming and incentive tax expense, $0.2 million in advertising and promotion expenses, $0.1 million in general and administrative expenses, offset by an increase of $0.6 million in corporate.

Excluding the addition of $6.5 million to consolidated casino expenses from Majestic Star II, there was a $0.8 million decrease in consolidated casino expenses due primarily to lower revenue volumes at Majestic Star and the cost savings efforts in place in connection with the acquisition.

While consolidated advertising and promotion expenses are up $0.7 million as a result of the addition of Majestic Star II’s advertising and promotion expense, without Majestic Star II, there would have been a decline of $0.2 million in consolidated advertising and promotion expense due to cost cutting measures at Majestic Star resulting in lower payroll and other costs totaling $0.3 million offset by a $0.1 million increase at Fitzgeralds Tunica.

The increase in consolidated gaming and incentive taxes is primarily attributable to the addition of $10.6 million from Majestic Star II. The remaining properties had a decrease in gaming and incentive taxes of $0.8 million due to the net effect of a $0.9 million decrease at Majestic Star caused by lower casino revenues, offset by a $0.1 million increase at Fitzgeralds Tunica, which is a direct result of increased casino revenues.

General and administrative expenses increased $4.6 million in the first quarter of 2006 as compared to the prior year quarter primarily due to the acquisition of Majestic Star II, BHR and BHPA. Also, adding $0.2 million to the increase was additional facilities payroll and other expenses at Fitzgeralds Tunica incurred to improve the appearance of the facilities.

Corporate expenses increased $0.6 million. The increase is primarily attributed to increased payroll expenses and professional fees.

Consolidated depreciation and amortization expense increased by $3.1 million to $7.8 million. The addition of Majestic Star II, BHR and BHPA contributed $3.2 million of the increase. Fitzgeralds Black Hawk also contributed

$0.6 million due to the cessation of depreciation and amortization at Fitzgeralds Black Hawk during the first quarter last year when its assets were held for sale. Fitzgeralds Tunica and Majestic Star had declines in depreciation and amortization expense of $0.3 million and $0.2 million, respectively. The decline at Fitzgeralds Tunica is because certain of its assets have become fully depreciated. The decline at Majestic Star results from the transfer of the Company’s debt from Majestic Star to Corporate, thus eliminating the amortization of deferred loan costs at the property level.

In the three-month period ended March 31, 2005, BHR was owned equally by Majestic Star and Trump Indiana with each entity accounting for its interest under the equity method. Expenses of BHR were reimbursed by the two members, with the exception of depreciation expense. For that reason, the Company reported a loss on investment in BHR of $0.6 million for the first quarter of 2005. With the acquisition of Trump Indiana on December 21, 2005, we now have full ownership of BHR as an entity and BHR’s first quarter results for 2006 are consolidated into our overall operating results.

Consolidated other expense increased by $7.4 million to $14.7 million. The main component of consolidated other expense is interest expense, which increased $7.6 million due to higher levels of debt during the first quarter of 2006 due to the financing obtained to facilitate the acquisition of Trump Indiana. For the first quarter of 2006, the $40.0 million in additional senior secured notes added $1.0 million in additional interest. The $200.0 million in senior notes added $4.9 million in interest. The discount notes added $1.5 million in additional interest expense. At March 31, 2006 and March 31, 2005, the Company had $28.7 million and $36.0 million, respectively, outstanding on the credit facility. During the past quarter, the Company’s interest rate on borrowings ranged between 6.86% and 8.0%, while in the same quarter last year, the interest rate on borrowings ranged between 5.63% and 6.34%.

The following table sets forth information derived from the Company’s statements of operations for the years ended December 31, 2005, 2004 and 2003 expressed as a percentage of gross revenues.

Consolidated Statements of Operations—Percentage of Gross Revenues

	For the Years Ended December 31,
	2005	2004	2003

Operating Revenues:
Casino	91.3%	91.4%	91.2%
Rooms	2.5%	2.6%	2.8%
Food and beverage	4.6%	4.5%	4.6%
Other	1.6%	1.5%	1.4%

Gross operating revenues	100.0%	100.0%	100.0%
Less promotional allowances	14.8%	13.3%	12.5%

Net operating revenues	85.2%	86.7%	87.5%

Operating Costs and Expenses:
Casino	22.1%	23.2%	24.1%
Rooms	0.6%	0.6%	0.9%
Food and beverage	1.9%	2.1%	1.9%
Other	0.3%	0.6%	0.4%
Gaming taxes(1)	19.8%	19.7%	19.7%
Advertising and promotion	5.0%	5.4%	5.2%
General and administrative(2)	14.0%	14.5%	14.2%
Corporate expenses(3)	2.5%	1.1%	1.2%
Economic incentive tax—City of Gary	1.5%	1.5%	1.5%
Depreciation and amortization(4)	7.4%	6.0%	6.3%
Amortization-debt pushed down from Majestic Holdco(5)	0.0%	0.0%	0.0%
Loss on investment in the BHR joint venture	0.8%	0.8%	0.9%
Loss (gain) on sale of assets	0.0%	0.0%	0.0%

Total operating costs and expenses	75.9%	75.5%	76.3%

Operating income	9.3%	11.2%	11.2%

Other Income (Expenses):
Interest income	0.1%	0.0%	0.0%
Interest expense	(9.9)%	(9.5)%	(11.1)%
Interest expense—debt pushed down from Majestic Holdco(5)	(0.1)%	0.0%	0.0%
Loss on bond redemption	(1.2)%	0.0%	(11.4)%
Other non-operating expense	0.0%	(0.1)%	(0.1)%

Total other expenses	(11.1)%	(9.6)%	(22.6)%

Loss from continuing operations	(1.8)%	1.6%	(11.4)%
Loss from discontinued operations	0.0%	0.0%	(4.3)%

Net (loss) income	(1.8)%	1.6%	(15.7)%

(1)	Gaming taxes include a $2.1 million (0.7% of gross revenue) retroactive gaming tax charge in the year ended December 31, 2003.

(2)	General and administrative expenses for the year ended December 31, 2004 include a $1.9 million (0.6% of gross revenue) retroactive property tax charge.

(3)	Corporate expenses for the year ended December 31, 2005 include a $2.3 million (0.7% of gross revenue) charge related to the mutual termination of the sale of Fitzgeralds Black Hawk.

(4)	On July 12, 2004, the Company entered into an agreement to sell substantially all of the assets subject to certain liabilities of Fitzgeralds Black Hawk. On April 14, 2005, Barden Colorado and Legends Gaming, LLC mutually agreed to terminate the transaction. The Company took a charge of approximately $1.5 million in the second quarter of 2005 for depreciation and amortization expense that was not recorded while Fitzgeralds Black Hawk was held for sale. The corresponding catch-up depreciation and amortization in the year ended December 31, 2005 is $0.9 million (0.3% of gross revenue) for the period July 12, 2004 through December 31, 2004. Also included in depreciation and amortization expense is the pushdown of $20,000 of amortized financing costs associated with the Discount Notes. The amortized financing costs related to the discount notes are a negligible percentage of gross revenues.

(5)	Included in interest expense is the pushdown of $0.2 million of interest expense from the discount notes. The interest expense related to the Discount Notes is a negligible percentage of gross revenues.

The following table provides certain selected financial information from our consolidated statements of operations. Percentage increase (decrease) calculations are derived using the whole numbers rather than the rounded numbers.

Consolidated

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$280.9	$274.8	$255.4	2.2%	7.6%
Room revenues	7.7	7.7	7.9	0.7%	(3.3)%
Food and beverage revenues	14.0	13.5	12.8	4.2%	5.2%
Other revenues	5.0	4.5	4.0	8.4%	15.4%

Gross operating revenues	307.6	300.5	280.1	2.4%	7.3%
Less promotional allowances	45.6	40.0	35.1	14.3%	13.8%

Net operating revenues	262.0	260.5	245.0	0.6%	6.4%
Operating expenses	233.3	226.8	213.6	2.9%	6.2%

Operating income	28.7	33.7	31.4	(14.9)%	7.3%
Other (expense) income	(34.0)	(28.7)	(63.3)	18.4%	(54.6)%

(Loss) income from continuing operations	(5.3)	5.0	(31.9)	(205.6)%	(115.7)%
Loss from discontinued operation	—	—	(12.0)	0.0%	100.0%

Net (loss) income	$(5.3)	$5.0	$(43.9)	(205.6)%	(111.4)%

The following tables provide certain selected segment financial information for each of Majestic Star, Majestic Star II (11 days of operations in December 2005), Fitzgeralds Tunica, and Fitzgeralds Black Hawk, as well as Majestic Investor Holdings (an intermediate holding company that owned Fitzgeralds Tunica and Fitzgeralds Black Hawk until March 2006 when it was merged into Majestic Star). All amounts are shown before corporate overhead. Percentage increase (decrease) calculations are derived using the whole numbers rather than the rounded numbers.

Majestic Star

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$150.6	$149.6	$136.5	0.7%	9.5%
Room revenues	—	—	—	0.0%	0.0%
Food and beverage revenues	1.8	1.8	1.5	(3.1)%	21.7%
Other revenues	3.1	2.9	2.3	10.8%	27.0%

Gross operating revenues	155.5	154.3	140.3	0.8%	9.9%
Less promotional allowances	16.5	13.2	11.0	25.0%	19.8%

Net operating revenues	139.0	141.1	129.3	(1.5)%	9.1%
Operating expenses	120.2	124.7	112.2	(3.5)%	11.1%

Operating income	18.8	16.4	17.1	14.1%	(4.3)%
Other expense	(27.8)	(26.8)	(27.4)	3.4%	(2.0)%

Net loss	$(9.0)	$(10.4)	$(10.3)	(13.6)%	1.8%

Majestic Star II

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$4.6	$—	$—	n/a	n/a
Room revenues	0.1	—	—	n/a	n/a
Food and beverage revenues	0.1	—	—	n/a	n/a
Other revenues	0.1	—	—	n/a	n/a

Gross operating revenues	4.9	—	—	n/a	n/a
Less promotional allowances	0.3	—	—	n/a	n/a

Net operating revenues	4.6	—	—	n/a	n/a
Operating expenses	3.6	—	—	n/a	n/a

Operating income	1.0	—	—	n/a	n/a
Other income (expense)	0.0	—	—	n/a	n/a

Net income	$1.0	$—	$—	n/a	n/a

Fitzgeralds Tunica

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$87.6	$86.5	$84.3	1.2%	2.6%
Room revenues	7.6	7.7	8.0	(0.7)%	(3.3)%
Food and beverage revenues	9.9	9.4	9.3	5.6%	1.4%
Other revenues	1.3	1.3	1.4	1.2%	(10.6)%

Gross operating revenues	106.4	104.9	103.0	1.5%	1.8%
Less promotional allowances	23.5	21.7	19.4	8.4%	12.1%

Net operating revenues	82.9	83.2	83.6	(0.3)%	(0.5)%
Operating expenses	72.6	71.7	70.6	1.3%	1.6%

Operating income	10.3	11.5	13.0	(10.6)%	(11.9)%
Other income (expense)	0.0	0.0	0.0	250.3%	9.5%

Net income	$10.3	$11.5	$13.0	(10.3)%	(11.9)%

Fitzgeralds Black Hawk

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$38.1	$38.7	$34.5	(1.4)%	12.3%
Room revenues	—	—	—	0.0%	0.0%
Food and beverage revenues	2.2	2.2	2.0	(0.2)%	10.2%
Other revenues	0.4	0.4	0.3	(1.4)%	54.7%

Gross operating revenues	40.7	41.3	36.8	(1.4)%	12.5%
Less promotional allowances	5.3	5.1	4.8	5.2%	6.6%

Net operating revenues	35.4	36.2	32.0	(2.3)%	13.3%
Operating expenses	28.0	26.2	24.9	6.7%	5.7%

Operating income	7.4	10.0	7.1	(25.9)%	39.8%
Other income (expense)	(0.0)	(0.0)	—	(97.2)%	0.0%

Net income	$7.4	$10.0	$7.1	(25.7)%	39.5%

Majestic Investor Holdings

	For the Twelve Months Ended			Percentage
	December 31,			Increase / (Decrease)
	2005	2004	2003	2005 v 2004	2004 v 2003
	(In millions)

Casino revenues	$—	$—	$—	0.0%	0.0%
Room revenues	—	—	—	0.0%	0.0%
Food and beverage revenues	—	—	—	0.0%	0.0%
Other revenues	—	—	—	0.0%	0.0%

Gross operating revenues	—	—	—	0.0%	0.0%
Less promotional allowances	—	—	—	0.0%	0.0%

Net operating revenues	—	—	—	0.0%	0.0%
Operating expenses	0.3	0.7	2.4	(58.1)%	(71.1)%

Operating income	(0.3)	(0.7)	(2.4)	(58.1)%	(71.1)%
Other income (expense)	(3.4)	(1.9)	(35.9)	80.6%	(94.7)%

Loss from continuing operations	(3.7)	(2.6)	(38.3)	43.6%	(93.3)%
(Loss) from discontinued operation	—	—	(10.0)	0.0%	(100.0)%

Net (loss)	$(3.7)	$(2.6)	$(48.3)	43.6%	(94.7)%

The following tables reflect selected financial information as a percentage of consolidated gross operating revenues at Majestic Star, Majestic Star II (11 days of operations in December 2005), Fitzgeralds Tunica, Fitzgeralds Black Hawk and Majestic Investor Holdings. All percentage calculations are shown before corporate overhead.

Majestic Star

	For the Years
	Ended
	December 31,
	2005	2004	2003

Casino revenues	48.9%	49.8%	48.8%
Room revenues	0.0%	0.0%	0.0%
Food and beverage revenues	0.6%	0.5%	0.5%
Other revenues	1.1%	1.0%	0.8%

Gross operating revenues	50.6%	51.3%	50.1%
Less promotional allowances	5.4%	4.4%	3.9%

Net operating revenues	45.2%	46.9%	46.2%
Operating expenses	39.1%	41.4%	40.1%

Operating income	6.1%	5.5%	6.1%
Other income (expense)	(9.0)%	(8.9)%	(9.8)%

Net loss	(2.9)%	(3.4)%	(3.7)%

Majestic Star II

	For the Twelve Months Ended
	December 31,
	2005	2004	2003

Casino revenues	1.5%	0.0%	0.0%
Room revenues	0.0%	0.0%	0.0%
Food and beverage revenues	0.1%	0.0%	0.0%
Other revenues	0.0%	0.0%	0.0%

Gross operating revenues	1.6%	0.0%	0.0%
Less promotional allowances	0.1%	0.0%	0.0%

Net operating revenues	1.5%	0.0%	0.0%
Operating expenses	1.2%	0.0%	0.0%

Operating income	0.3%	0.0%	0.0%
Other income (expense)	0.0%	0.0%	0.0%

Net income	0.3%	0.0%	0.0%

Fitzgeralds Tunica

	For the Twelve Months Ended
	December 31,
	2005	2004	2003

Casino revenues	28.5%	28.8%	30.1%
Room revenues	2.5%	2.6%	2.9%
Food and beverage revenues	3.2%	3.1%	3.3%
Other revenues	0.4%	0.4%	0.5%

Gross operating revenues	34.6%	34.9%	36.8%
Less promotional allowances	7.6%	7.2%	6.9%

Net operating revenues	27.0%	27.7%	29.9%
Operating expenses	23.7%	23.9%	25.2%

Operating income	3.3%	3.8%	4.7%
Other income (expense)	0.0%	0.0%	0.0%

Net income	3.3%	3.8%	4.7%

Fitzgeralds Black Hawk

	For the Twelve Months Ended
	December 31,
	2005	2004	2003

Casino revenues	12.4%	12.9%	12.3%
Room revenues	0.0%	0.0%	0.0%
Food and beverage revenues	0.7%	0.7%	0.7%
Other revenues	0.1%	0.2%	0.1%

Gross operating revenues	13.2%	13.8%	13.1%
Less promotional allowances	1.7%	1.7%	1.7%

Net operating revenues	11.5%	12.1%	11.4%
Operating expenses	9.1%	8.8%	8.9%

Operating income	2.4%	3.3%	2.5%
Other income (expense)	0.0%	0.0%	0.0%

Net income	2.4%	3.3%	2.5%

Majestic Investor Holdings

	For the Twelve Months Ended
	December 31,
	2005	2004	2003

Casino revenues	0.0%	0.0%	0.0%
Room revenues	0.0%	0.0%	0.0%
Food and beverage revenues	0.0%	0.0%	0.0%
Other revenues	0.0%	0.0%	0.0%

Gross operating revenues	0.0%	0.0%	0.0%
Less promotional allowances	0.0%	0.0%	0.0%

Net operating revenues	0.0%	0.0%	0.0%
Operating expenses	0.0%	0.2%	0.9%

Operating loss	0.0%	(0.2)%	(0.9)%
Other expenses	(1.2)%	(0.7)%	(12.8)%

Loss from continuing operations	(1.2)%	(0.9)%	(13.7)%
Income (loss) from discontinued operation	0.0%	0.0%	(3.6)%

Net loss	(1.2)%	(0.9)%	(17.3)%

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Consolidated gross operating revenues for the year ended December 31, 2005 increased $7.1 million, or 2.4%, from consolidated gross operating revenues recorded in the year ended December 31, 2004. Excluding Majestic Star II, which contributed $4.9 million in gross operating revenues for the last 11 days of 2005, the increase in gross revenues during 2005 was $2.2 million. Majestic Star’s and Fitzgeralds Tunica’s gross operating revenues increased $1.2 million and $1.5 million, respectively, while Fitzgeralds Black Hawk’s gross operating revenues declined by $0.5 million. The increase in consolidated gross operating revenues resulted from an increase in consolidated casino revenues, which comprise 91.3% of consolidated gross revenues. Consolidated casino revenues increased $6.1 million, or 2.2%, to $280.9 million during the year ended December 31, 2005 as compared to the same period in 2004. Majestic Star II’s casino revenues for the last 11 days of the year contributed $4.6 million to the increase. The other properties had a combined increase in casino revenue of $1.4 million, which resulted from a combined properties’

increase in slot win percentage of 2.7% and an increase in table game win percentage of 4.3% offset by a decline in table game drop of 9.3% and slot coin-in of 1.3%. At Fitzgeralds Tunica, higher food and beverage revenues of $0.5 million also contributed to its higher gross operating revenues.

Consolidated promotional allowances increased $5.6 million, or 14.3%, primarily due to the increases in casino related promotional cash activities at both Majestic Star and Fitzgeralds Tunica, and higher levels of complimentaries at Fitzgeralds Tunica. These expenses were incurred to increase customer visits and revenues, and to remain competitive in the Chicagoland and Tunica markets. Majestic Star’s promotional allowances increased $3.3 million, or 25.0%, from the year ended December 31, 2004, which is directly related to significant increases in direct mail cash, promotional cash and same day cash programs. Promotional allowances at Fitzgeralds Tunica increased $1.8 million, or 8.4%, in the year ended December 31, 2005 as a result of increased promotional allowances from providing complimentary products and services to its customers and from increased emphasis on direct mail, slot club points and the shift of filling more hotel rooms with rated casino players. Majestic Star II and Fitzgeralds Black Hawk each contributed $0.3 million and $0.2 million, respectively, to the increase in promotional allowances.

Total consolidated operating expenses increased $6.5 million, or 2.9%, due primarily to increases in gaming taxes of $1.9 million, corporate expenses of $4.3 million and depreciation and amortization of $4.6 million, offset by decreases in casino expenses of $1.9 million, food and beverage expenses of $0.3 million, other expenses of $0.6 million, advertising and promotion expenses of $1.0 million and general and administrative expenses of $0.7 million.

Consolidated casino expenses were $67.9 million in the year ended December 31, 2005, a decrease of $1.9 million, or 2.7%, from the year ended December 31, 2004. Majestic Star experienced a $1.2 million decline in casino expenses due to lower payroll and payroll related expenses, which have resulted from management’s continued focus on reducing costs including the implementation of TITO technology at all of our properties. As of December 31, 2005, 77% of our slot machines have TITO technology. Fitzgeralds Tunica’s casino expenses declined $1.0 million due to reductions in wide area network progressive slot expenses, payroll and payroll related expenses and progressive jackpot expenses. Fitzgeralds Back Hawk casino expenses declined $0.5 million due to a decrease in progressive slot expenses and lower casino volumes. Offsetting the other properties’ declines was an $0.8 million increase in casino expenses resulting from the 11 days of operations of the Majestic Star II.

Consolidated other operating expenses decreased $0.6 million, or 37.2%, to $1.0 million in the year ended December 31, 2005 from the year ended December 31, 2004, because there have been no events at the Festival Park at Buffington Harbor in 2005. During the year ended December 31, 2004, numerous events occurred at the facility, which resulted in net expenses to Majestic Star of approximately $0.6 million.

Consolidated gaming taxes increased $1.9 million mostly due to the acquisition of Majestic Star II, which contributed $1.4 million of the increase. Additionally, Majestic Star and Fitzgeralds Tunica are responsible for $0.3 million and $0.2 million, respectively, of the increase as a result of the increased casino revenues at both of those properties. Fitzgeralds Black Hawk had a slight decline in its casino revenues, which resulted in a decrease in its gaming taxes of $0.1 million.

Consolidated advertising and promotion expenses declined $1.0 million, or 6.4%, to $15.2 million. The decline occurred at Majestic Star, where advertising and promotion expenses were down $1.5 million. The reduction is due to reduced advertising on television, radio, and print media. Fitzgeralds Tunica, Fitzgeralds Black Hawk, and Majestic Star II offset Majestic Star’s decline with increases of $0.2 million, $0.1 million and $0.1 million, respectively.

Consolidated general and administrative expenses decreased $0.7 million, or 1.6%, to $42.9 million in the year ended December 31, 2005 from the year ended December 31, 2004. Majestic Star’s reduction in expenses was $2.1 million. The most significant item affecting Majestic Star’s general and administrative expenses was the lower expenses of $1.3 million related to the operations of BHR. Also affecting Majestic Star’s general and administrative expenses was $0.3 million in lower insurance costs. General and administrative expenses at Majestic Investor Holdings for 2005 decreased $0.4 million from 2004. In the first quarter of 2004, the Company posted an accrual of $0.4 million to reserve for a judgment in a lawsuit against Fitzgeralds Tunica pertaining to certain events relating to the acquisition of Fitzgeralds Tunica from its former owner. Fitzgeralds Tunica’s general and administrative expenses increased $0.7 million in the year ended December 31, 2005 from the year ended December 31, 2004 as a result of increases in the facilities department payroll and repairs and maintenance expense in an effort to improve the appearance of the property. Also offsetting the decreases were $0.6 million in general and administrative expenses of the Majestic Star II for the last 11 days of 2005.

Corporate expenses increased $4.3 million, or 127.0%, to $7.7 million. The increase is primarily attributed to the $2.3 million charge resulting from the mutual termination of the sale of Fitzgeralds Black Hawk, $1.1 million of costs associated with the Company’s Sarbanes-Oxley 404 compliance project, $0.3 million in other professional fees and an increase of $0.4 million in payroll and payroll related expenses.

Consolidated depreciation and amortization expenses increased by $4.6 million to $22.6 million. $0.9 million of the increase resulted from the cessation of depreciation and amortization at Fitzgeralds Black Hawk from the period July 12, 2004 to December 31, 2004, while it was held for sale, and from the catch-up depreciation and amortization charges taken at Fitzgeralds Black Hawk during the second quarter of 2005, as a result of the subsequent mutual termination of the purchase agreement related to Fitzgeralds Black Hawk. Fitzgeralds Black Hawk, Fitzgeralds Tunica and Majestic Star recognized increases of $1.2 million, $1.2 million and $0.9 million, respectively, which resulted from capital expenditures made at these properties during the year ended December 31, 2005. Majestic Star II, BHR and BHPA also added $0.4 million in the aggregate in depreciation and amortization expense during the 11 days these entities were fully owned by the Company at the end of 2005.

Consolidated other expenses increased by $5.3 million to $34.0 million. The main component of consolidated other expense is interest expense, which increased $1.9 million due to higher interest rates associated with the senior secured credit facility. The Company’s interest rate on borrowings ranged between 5.63% and 8.0% during 2005, while last year the interest rate on borrowings ranged between 4.37% and 5.88%. Also contributing to the increase in interest expense was $0.7 million associated with the last 11 days of 2005 on the $200.0 million senior notes and the $40.0 million additional senior secured notes, and $0.2 million of interest expense related to the pushdown of interest on the discount notes. The Company also took charges in 2005 of $1.6 million resulting from the defeasance of the Investor Notes and $2.1 million due to the early extinguishment of debt at BHPA.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Consolidated gross revenues in 2004 increased $20.4 million or 7.3% over consolidated gross revenues recorded in 2003. Majestic Star contributed $14.0 million of the increase. Consolidated casino revenues, which comprise approximately 91.4% of our gross revenues, were up $13.0 million at Majestic Star, $2.2 million at Fitzgeralds Tunica and $4.2 million at Fitzgeralds Black Hawk. The increase in our consolidated casino revenues represents 95.0% of the increase in our consolidated gross operating revenues.

Majestic Star accounted for 67.0% of the increase to consolidated casino revenues, which resulted from capital improvements and our strong marketing and promotional efforts at the property in 2004. These efforts included a multimedia advertising campaign featuring former Chicago Bears player and coach, Mike Ditka, as the property’s celebrity spokesperson, the establishment of a new players club loyalty program, the remodeling of the property’s VIP lounge and high limit area, the Monte Carlo Room, the opening of Don and Mike’s Sports Bar, our acquisitions of the newest and most entertaining slot machines and our continued investment in TITO technology. The property also expanded the entertainment provided to its casino guests by offering nightly acts on the Star Stage and periodic concerts and events at the Festival Park. Majestic Star’s slot coin-in (amounts wagered by customers) increased 7.1% over last year. In addition, table games handle (amounts wagered by customers) was up 15.4%. This was primarily the result of raising our table game betting limits and targeted marketing. Our greater volumes, coupled with a higher win percentage in table games, which increased to 16.6% from 15.4%, generated additional slot and table game revenues of $7.6 million and $5.4 million, respectively.

Casino revenue was higher at Fitzgeralds Black Hawk because of management’s continued focus on maximizing yield on marketing and promotional activities, improved weather conditions, particularly in March 2004, and displacement of customers from competitors that were undergoing remodeling and construction.

Fitzgeralds Tunica’s increase in casino revenue resulted from greater efforts in direct mail and more emphasis on putting rated casino players in the hotel. The Tunica market is very competitive and growth is nominal. The property’s management team is focused on programs that increased cash flow in a cost effective manner.

Consolidated promotional allowances increased $4.9 million, or 13.8%, primarily due to a new slot club program at Majestic Star, greater emphasis on cash based direct mail marketing and higher levels of hotel complimentary expenses at Fitzgeralds Tunica. Promotional allowances at Fitzgeralds Tunica increased $2.3 million, or 12.1%. Majestic Star’s promotional allowances increased $2.2 million, or 19.8%. Fitzgeralds Black Hawk’s promotional allowances increased just $0.3 million, or 6.6%.

Total consolidated operating costs and expenses increased $13.2 million, or 6.2%, due primarily to increases in casino expenses of $2.4 million, or 3.6%, gaming and incentive taxes of $4.3 million, or 7.3%, advertising and promotion expenses of $1.6 million, or 10.9%, general and administrative expenses of $4.0 million, or 10.1%, depreciation and amortization expense of $0.5 million, or 2.8%, and other expenses of $0.5 million, or 40.4%. Operating costs and expenses at Majestic Star increased $12.5 million before corporate overhead, $1.3 million at Fitzgeralds Black Hawk and $1.1 million at Fitzgeralds Tunica. At Majestic Investor Holdings, an intermediary holding company formed to purchase the Fitzgeralds Properties and service the Investor Notes issued by Majestic Investor Holdings in December 2001, operating costs and expenses declined $1.7 million or 71.1%. The decline at Majestic Investor Holdings is principally due to the purchase of 89.3% of the outstanding Investor Notes in 2003. A significant portion of Majestic Investor Holdings operating costs and expenses came from the amortization of capitalized financing costs related to the Investor Notes. Upon purchase in 2003 of substantially all of the Investor Notes by Majestic Investor Holdings, a significant portion of the remaining capitalized financing costs was written off.

Consolidated casino expenses increased $2.4 million to $69.8 million. Increases in casino expenses at Majestic Star and Fitzgeralds Black Hawk of $1.8 million and $0.9 million, respectively, which were directly related to increased business, were offset slightly by a decrease in casino expenses of $0.3 million at Fitzgeralds Tunica. At both Majestic Star and Fitzgeralds Black Hawk, casino expenses were higher due to greater volumes, higher progressive expenses and increased costs of providing complimentary food and beverage services to our casino guests.

Consolidated other expenses increased $0.5 million due to costs incurred at the Majestic Star Festival Park.

Consolidated gaming and incentive taxes increased $4.3 million to $63.7 million. However, the increase would have been $6.4 million had it not been for a retroactive gaming tax assessment in Indiana of $2.1 million during the second quarter of 2003. This $6.4 million increase (exclusive of the effect of the retroactive gaming tax assessment) is because of the increased casino revenues at all three of our properties, with the greatest increase coming at Majestic Star, where our increased casino revenues resulted in a $5.1 million increase in gaming and economic incentive taxes (exclusive of the retroactive gaming tax assessment) and at Fitzgeralds Black Hawk with increased revenues resulting in a $0.9 million increase in gaming taxes.

Consolidated advertising and promotion expenses increased $1.6 million to $16.3 million. The increase is attributable to the advertising and promotional activities at Majestic Star. The increased costs at Majestic Star are the result of the new marketing campaigns described earlier and a greater presence in various forms of media. The property has also increased its entertainment. The marketing effort at Majestic Star improved its identity in the Chicagoland gaming market which consists of northern Indiana and northern Illinois, and was one of the main reasons for the property’s significant casino revenue growth.

Consolidated general and administrative expenses increased $4.0 million to $43.6 million. Majestic Star comprised $2.6 million of the increase. The most significant item affecting Majestic Star was a $1.9 million increase due to a retroactive real property tax adjustment for the years 2002 and 2003 (see discussion on retroactive property taxes immediately below). Majestic Star also incurred higher current year property taxes for which it is either directly or indirectly responsible, increased payroll and payroll benefits, higher regulatory fees and increased costs associated with the 170 acres of property acquired from Gary New Century, an affiliate, in February 2004, offset by lower costs associated with BHR. Fitzgeralds Tunica recognized greater costs of $1.1 million, which primarily resulted from increased payroll and benefit expenses, higher insurance and claim costs, and greater regulatory costs, professional fees, and utility costs. At Majestic Investor Holdings, a reserve was established for $0.4 million as the Company appeals a judgment to a lawsuit against Fitzgeralds Tunica pertaining to certain events relating to the acquisition of Fitzgeralds Tunica from its former owner. Fitzgeralds Black Hawk’s increase in general and administrative expense of $0.2 million was due to increased payroll costs.

The retroactive property tax accruals at Majestic Star discussed above resulted from events beginning in January 2004, when Majestic Star received a preliminary property tax reassessment notice that increased the valuation of its riverboat vessel in Lake County, Indiana. The valuation assessment was part of a countywide reassessment, which was retroactive to March 1, 2002. The reassessment was a result of a 1998 Indiana Supreme Court ruling that declared the method of property assessment previously used was unconstitutional. Majestic Star followed administrative policies of the taxing authorities and paid Lake County an amount equal to 70% of its 2001 property tax liability, and estimated an accrual for the balance due for 2002 and 2003 at December 31, 2003. In April 2004, tax rates on the real property within Lake County, Indiana were issued. In addition, in April 2004, the State of Indiana issued final notices of assessed valuations to property owners within Lake County. Majestic Star used the information provided in April to revise its estimate of the amounts due.

BHR also received a notice of final assessed value of its real property. Similarly BHPA, the owner of a parking garage for which the Company is a lessee under an operating lease, received a notice reflecting final assessed values. The Company, through the joint venture agreement and the operating lease agreement, was liable for its portion of BHR’s and BHPA’s property tax liabilities.

Based on the assessments and tax rates issued in April 2004, Majestic Star increased its accrual for real property taxes on its vessel and its proportionate share of liability for BHPA and BHR, by $2.2 million for the quarter ended March 31, 2004, but this amount was subsequently adjusted downward by $0.3 million in the third and fourth quarters of 2004 as Majestic Star has changed its estimate for the retroactive tax liability for the year 2003. During 2004, Majestic Star paid the remaining amounts due for its 2002 property tax liabilities. At December 31, 2004, the accrual related to the year ended December 31, 2004 and to the fiscal year 2003 for property taxes owed directly or indirectly by Majestic Star was $7.3 million. Majestic Star estimated its 2003 property tax liability at $3.6 million and paid its 2003 tax bill in 2005.

Consolidated depreciation and amortization expenses increased by $0.5 million to $18.0 million in 2004. Majestic Star and Fitzgeralds Tunica recognized increases of $2.0 million and $1.0 million, respectively. The increases were the result of capital expenditures made at both properties. The increases in depreciation expenses were offset by a $1.8 million reduction in amortization expense at Majestic Investor Holdings and a decline of $0.7 million in depreciation and amortization expense at Fitzgeralds Black Hawk. Amortization expenses at Majestic Investor Holdings in 2003 resulted from the periodic write-off of capitalized financing fees over the life of the Investor Notes. The majority of these fees were written off in October 2003, when Majestic Investor Holdings purchased 89.3% of the Investor Notes during a refinancing of the Company. Depreciation and amortization at Fitzgeralds Black Hawk was discontinued for the period from July 12, 2004 to December 31, 2004, while it was held for sale.

Consolidated other expenses consist primarily of interest expense and loss on bond redemption. Interest expense declined by $2.6 million, or approximately 8.4%, in 2004 as compared to 2003. The reduced interest expense is the result of refinancing substantially all of the Company’s outstanding debt in October 2003. In 2003, the Company recognized a loss on bond redemption of $32.0 million when it redeemed all of Majestic Star’s 10 7/8% notes and when Majestic Investor Holdings purchased 89.3% of the Investor Notes. There were no bond redemptions in 2004.

The Company recognized a loss from discontinued operations of $12.0 million in 2003 as a result of the spin-off of Barden Nevada, which included a $10.0 million write-down of the assets of Barden Nevada to fair market value.

Liquidity and Capital Resources

To date, we have financed our operations with internal cash flows from our operations and borrowings under our senior secured credit facility. We generate substantial cash flows from operating activities. For the three months ended March 31, 2006 and 2005, we reported cash flows from operating activities of $16.4 million and $14.3 million, respectively. For the years ended December 31, 2005 and 2004, we reported cash flows from operating activities of $27.8 million and $22.2 million, respectively. We use our cash flows to meet our financial obligations, which consist principally of financing our daily operations of our casinos, servicing our debt, funding capital improvements and projects, and making distributions to BDI under the manager agreement and for tax distributions.

At March 31, 2006, $28.7 million was outstanding under the senior secured credit facility, and the Company had $51.3 million available on its senior secured credit facility. The Company had unrestricted cash and cash equivalents of $24.5 million at March 31, 2006. In the first quarter of 2006, the Company spent $3.2 million for the purchase of slot machines and TITO implementation, re-branding Trump Indiana to Majestic Star II and integration of our computer system with Trump Indiana. For the period ended March 31, 2005, the Company spent $3.1 million primarily for slot machines at Majestic Star, Fitzgeralds Tunica and Fitzgeralds Black Hawk and for a new slot player tracking and marketing system at Fitzgeralds Black Hawk.

At December 31, 2005, $47.2 million was outstanding under the senior secured credit facility. The Company had unrestricted cash and cash equivalents of $32.4 million at December 31, 2005. At December 31, 2004, the Company had unrestricted cash and cash equivalents of $16.7 million, exclusive of Majestic Star II, which had not yet been acquired. In 2005, the Company spent $11.8 million for the purchase of new slot machines, the integration of slot machines with TITO at all of our properties, various remodel projects, principally at Majestic Star and a new slot player tracking and marketing system and costs associated with burying a storm sewer pipe below grade, both at Fitzgeralds Black Hawk and the acquisition of 2.45 acres at Fitzgeralds Black Hawk. In 2004, the Company spent $38.8 million for the purchase of 170 acres of property adjacent to Majestic Star and the Buffington Harbor, various remodeling and construction projects at Majestic Star and Fitzgeralds Tunica, the installation of new slot player tracking and marketing software at Fitzgeralds Tunica, and gaming and related equipment at all of our properties.

With an estimated start date in the third quarter of 2006, the Fitzgeralds Black Hawk property will expand its facility by rebuilding the Masonic Building as a part of a major casino expansion. Management expects the casino expansion to cost approximately $25.0 million, including the re-construction of the Masonic Building and the purchase of associated gaming equipment and other furniture and fixtures. The building will be four stories with a gaming mezzanine and a food outlet. The construction is anticipated to be completed by October 2007 and will be financed with cash flow and borrowings under the senior secured credit facility. Fitzgeralds Black Hawk also intends to rebuild the Rohling Inn, another historical building on Fitzgeralds Black Hawk’s property. The re-building is necessary due to its partial collapse when a contractor for the City of Black Hawk was burying a storm sewer pipe on the property of Fitzgeralds Black Hawk, causing damage to the building. We are currently in discussion with the insurance company to determine the amount of the proceeds from the policy, but there is a risk of a short-fall to rebuild ranging from approximately $1.5 million to $2.0 million. The Company anticipates subrogating the claim back to the City of Black Hawk and its contractor. However, there is no assurance that the Company will be successful with its claim. In the interim, the Company will need to advance the funds to cover any shortfall from insurance proceeds.

The Company owns 240 acres that are available for future improvements at Buffington Harbor. However, the Company is precluded, by the senior secured credit facility, from making capital expenditures in excess of $20.0 million per year (except for $7.5 million for TITO slot machines at Fitzgeralds Tunica and Fitzgeralds Black Hawk and the $25.0 million Fitzgeralds Black Hawk expansion). As a result of the Company’s capital expenditure limitation, the Company may need to seek partners to provide financing for these improvements, receive a contribution from its member or amend the capital expenditure covenant contained within the senior secured credit facility. In addition, the Company acquired on December 31, 2005, 2.45 acres of land at its Fitzgeralds Black Hawk property. This land is available for development; however, obtaining capital to commence development is limited as previously explained.

One of our goals in 2006 is to continue with the implementation of TITO on our slot product. As of March 31, 2006 we had 819, or 62.9%, of our slot machines at Fitzgeralds Tunica equipped with TITO and 282, or 47.1%, of our slot machines at Fitzgeralds Black Hawk equipped with TITO. At Majestic Star and Majestic Star II, all of our slot machines are TITO equipped. It is our goal to have 100% of our slot machines at all of our properties equipped with TITO by year end.

Management believes that the Company’s cash flow from operations and its current line of credit will be adequate to meet the Company’s anticipated normal operating requirements for working capital, its planned capital expenditures and its significant contractual obligations with respect to amounts outstanding under the senior secured credit facility, the senior secured notes and the senior notes and tax distributions and distributions under the manager agreement with BDI. The Company will be required to pay any amounts outstanding on the senior secured credit facility, plus accrued interest thereon, in 2010. In addition, beginning April 15, 2009, our parent will likely look to us to distribute cash to pay interest on the discount notes. Our ability to distribute cash to Majestic Holdco is limited unless certain financial tests are met. The senior secured notes mature in October 2010 and the senior notes mature in January 2011. No assurance can be given that our operating cash flows or proceeds from additional financings, if available, will be sufficient for such purposes.

The indentures governing the senior secured notes and the senior notes and the loan and security agreement for the senior secured credit facility allow for distributions to our member to pay income taxes. The ultimate resolution of the assessments by the Indiana Department of Revenue against the Company and BDI, in the amount of $4.1 million, plus penalties and interest could have a material impact on the Company’s liquidity in the period that the taxes are paid, if any, and to the extent that the Company uses such liquidity to make distributions to BDI for tax purposes.

The purchase of certain gaming facilities by larger, more recognized brand names or the expansion of gaming in jurisdictions in which gambling is already legal or currently illegal could significantly increase competition for the Company and thereby require additional investment by the Company in its facilities, gaming devices and marketing efforts. If necessary and to the extent permitted under the indentures governing the senior secured notes and senior notes, the Company would seek additional financing through borrowings of debt or equity financing, subject to any governmental approvals. There can be no assurance that additional financing, if needed, will be available to the Company or that, if available, the financing will be on terms favorable to the Company. In addition, there is no assurance that the Company’s estimate of its reasonably anticipated liquidity needs is accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.

On April 13, 2006, the Company entered into Amendment Number Five to the Loan and Security Agreement, as amended (“Amendment Five”). Amendment Five modifies the interest coverage ratio financial covenant, as defined in the Loan and Security Agreement, for the twelve month period ended March 31, 2006. Prior to the amendment, the Company was required to obtain an interest coverage ratio of 1.85:1.0. The interest coverage ratio has been amended to 1.8:1.0. In addition, the definition of Consolidated Interest Expense was amended to exclude interest expense related to the pushdown of Majestic Holdco’s discount notes. The interest expense on Majestic Holdco’s discount notes is being pushed down to the Company pursuant to SEC Staff Accounting Bulletin Topic 5(J). Majestic Holdco’s discount notes are not guaranteed by the Company or any of its direct or indirect subsidiaries and none of the Company’s or its direct or indirect subsidiaries’ equity or assets secure the discount notes of Majestic Holdco.

During the quarters ended March 31, 2006 and 2005, Majestic Star made distributions totaling $1.4 million and $1.2 million to BDI pursuant to the Manager Agreement. During the year ended December 31, 2005, the Company made distributions of $5.2 million to BDI pursuant to the Manager Agreement. During the year ended December 31, 2004, Majestic Star made distributions totaling $5.3 million to BDI pursuant to the Manager Agreement.

During 2005, the Company made distributions to BDI of $2.3 million (of which $0.7 million was reimbursed upon final determination of BDI’s tax liability) for 2004 state income tax liabilities and 2005 estimated state tax liabilities. The Company anticipates that it will make future distributions to fund its member’s tax liabilities. Future distributions by the Company to its member could be a significant use of the Company’s cash.

Recently Issued Accounting Pronouncements

The Company has or will be required to adopt the following accounting policies resulting from the following newly issued standards.

•	Financial Accounting Standards No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is effective for financial statements for fiscal years beginning after June 15, 2005. The Company adopted SFAS 151 without any material impact on the Company’s financial position, results of operations or cash flows.

•	Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statement” and

changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154 without any material impact on the Company’s financial position, results of operations or cash flows.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require our management to make estimates and assumptions about the effects of matters that are inherently uncertain. We have summarized our significant accounting policies in Note 2 to our consolidated financial statements for the year ended December 31, 2005 and in Note 2 to the interim financial statements as of March 31, 2006 as contained herein. Of our accounting policies, we believe the following may involve a higher degree of judgment and complexity.

Revenue Recognition—Casino revenue is the net win from gaming activities, which is the difference between the amount wagered by our gaming patrons and the amount paid out to our patrons as a result of those wagers. Hotel, food and beverage and other revenue are recognized at the time the related service is performed. We deduct from our gross revenues the retail value of hotel rooms, food, beverage and merchandise provided to our casino customers on a complimentary basis. We also deduct from our gross revenues the value of certain cash-based promotional activities, including cash earned by customers as part of our slot club programs and cash coupons mailed to our casino customers.

Goodwill and Other Intangible Assets—We regularly evaluate our acquired businesses for potential impairment indicators. Additionally, we adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets,” in January 2002, that require us to perform impairment testing at least annually. Our judgments regarding the existence of impairment indicators are based on, among other things, the regulatory, market status and operational performance of our acquired business. Future events could significantly impact our judgments and any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

Property and Equipment—We depreciate our assets on a straight-line basis over their estimated useful lives. The estimate of the useful lives is based on the nature of the asset as well as our current operating strategy. Future events, such as property expansions, new competition and new regulations, could result in a change in the manner in which we are using certain assets requiring a change in the estimated useful lives of such assets. In assessing the recoverability of the carrying value of property and equipment, we must make assumptions regarding estimated future cash flows and other factors. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.

Casino Club Liability—All of our casinos offer programs whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, lodging, food and beverages and merchandise. A liability is recorded for the estimate of unredeemed points based upon each property’s redemption history. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability.

Self-Insurance—The Company maintains accruals for self-insured health and worker’s compensation programs, which are classified in payroll and related liabilities in the consolidated balance sheets. Management and consultants determine the estimates of these accruals by periodically evaluating the historical expenses and projected trends related to these accruals. Actual results may differ from those estimates.

Litigation, Claims and Assessments—We also utilize estimates for litigation, claims and assessments. These estimates are based upon our knowledge and experience about past and current events and also upon reasonable future events. Actual results may differ from those estimates.

Contractual Commitments

The following table summarizes our obligations and commitments to make future payments under certain contracts, including long-term debt obligations, which include our senior secured credit facility at December 31, 2005.

	Payments Due by Year Ended(4)
Contractual Obligations	2006	2007	2008	2009	2010	Thereafter	Total

Long-Term Debt	$—	$—	$—	$—	$300,000,000	$200,000,000	$500,000,000
Credit Facility	—	—	—	—	47,212,346	—	47,212,346
Capital leases	174,447	139,852	48,272	2,713	—	—	365,284
Development agreement(1)	6,000,000	6,000,000	6,000,000	6,000,000	6,000,000	—	30,000,000
Operating Leases(2)	1,133,489	523,718	212,784	181,832	91,892	45,367	2,189,082
Interest on
Long-Term Debt	44,453,874	48,006,338	48,001,052	48,000,000	48,000,000	4,875,000	241,336,264
Credit Facility(3)	3,602,671	3,602,671	3,602,671	3,602,671	1,050,779	—	15,461,463

Total	$55,364,481	$58,272,579	$57,864,779	$57,787,216	$402,355,017	$204,920,367	$836,564,439

(1)	On March 26, 1996, the City of Gary (“City”) and Majestic Star entered into a development agreement (the “Majestic Development Agreement”), which requires Majestic Star to pay the City an economic incentive equal to 3% of Majestic Star’s adjusted gross receipts, as defined by the Indiana Riverboat Gambling Act. For the period January 1, 2005 through December 20, 2005, and the twelve month periods ended December 31, 2004 and 2003, Majestic Star paid the City of Gary $4.4 million, $4.5 million and $4.1 million, respectively. Because this is a continuing obligation for the Company, we cannot estimate an amount to include in the Thereafter and Total columns.

(2)	Years 2006 through 2010 includes $15,936 each year relating to a perpetual lease. Because this is a continuing obligation for the Company, we cannot estimate an amount to include in the Thereafter and Total columns.

(3)	Variable rate of 7.631% calculated as a weighted average of rates on the senior secured credit facility indebtedness using LIBOR in effect plus 2.75% as of December 31, 2005.

(4)	Excludes any amounts related to the debt of Majestic Holdco. Such debt of our parent company has been pushed down to us. See Note 12 to our consolidated financial statements.

In conjunction with the Company’s closing of the Trump Indiana acquisition, Majestic Star, Trump Indiana and the City entered into an amendment to the Majestic Development Agreement (the “Amended Majestic Development Agreement”), which, among other things, requires the Company to pay to the City an economic incentive payment equal to 3% of the adjusted gross receipts of Majestic Star and Majestic Star II, but in no event less than $6.0 million per year, with any amount in excess of $6.0 million being placed in a non-reverting improvement fund, of which 50% of the fund’s assets are to be used solely to pay for or reimburse certain development and environmental remediation obligations of the City, and 50% of the fund’s assets are to be used by the Company for improvements on or for the benefit of the Buffington Harbor area, including our casino operations. For the period December 21, 2005 to December 31, 2005, the Company paid the City $0.3 million under the Amended Majestic Development Agreement. The Amended Majestic Development Agreement also requires the Company or its affiliates to (i) increase its minimum investment commitment from $50.0 million to $70.0 million (the Company has made in excess of $50.0 million of investments towards this commitment) and (ii) to establish a private charitable education foundation (“Barden Foundation”) and to fund the Barden Foundation with an annual contribution of $0.1 million. However, if, within three years of the date of the Amended Majestic Development Agreement, the City has not satisfied its obligations with respect to environmental remediation, the completion of the access road and freeway interchange, and certain subdivision obligations, the Company’s minimum investment commitment terminates. The Company is obligated to complete such minimum investment within 5 years after the date the City has completed the City’s obligations under the Amended Majestic Development Agreement.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company does not have any financial instruments held for traditional purposes, such as trading or other speculative purposes, and does not hedge any of its market risks with derivative instruments.

The Company’s primary market risk exposure relates to interest rate exposure through its borrowings and third-party financing, including Majestic’s senior secured credit facility, under which interest accrues on a floating rate basis. These sources of credit, along with cash flow from operations, are used to maintain liquidity and fund business operations. The Company typically replaces borrowings under its third-party vendor financing, as necessary, with shorter termed variable rate financing generally secured by the assets being acquired. The nature and amount of the Company’s debt may vary as a result of future business requirements, market conditions and other factors.

The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents notional amounts and weighted average interest rates by contractual maturity dates for the years ended December 31:

Liabilities	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value(1)
	(Amounts in thousands)

Fixed Rate Debt Maturities(2)(3)	1,159.0	139.9	48.3	2.7	300,000.0	263,500.0	564,849.9	564,767.4
Average interest rate	9.83%	9.88%	9.91%	9.93%	9.98%	12.17%	9.95%
Variable Rate(2)	—	—	—	—	47,212.3	—	47,212.3	47,212.3
Average interest rate	7.63%	7.63%	7.63%	7.63%	7.63%	—	7.63%	7.63%

(1)	The fair values for debt with no public market are based on the borrowing rates currently available for debt instruments with similar terms and maturities, and for publicly traded debts, the fair values are based on market quotes.

(2)	Based on contractual interest rates for fixed rate indebtedness or current LIBOR rates for variable rate indebtedness.

(3)	Our fixed-rate debt maturities includes the discount notes issued by Majestic Holdco. The discount notes are solely the obligation of Majestic Holdco and are unsecured. Neither the Company nor any of its subsidiaries guarantees the discount notes nor are the equity or assets of the Company or its subsidiaries security for the discount notes. Further, the indentures governing the senior notes and the senior secured notes and the loan and security agreement which govern our senior secured credit facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. The discount notes are included in the above table as required by SEC Staff Accounting Bulletin Topic 5(J).

We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed-rate borrowings and short-term borrowings under the senior secured credit facility. Borrowings under the senior secured credit facility bear interest at a margin above the LIBOR or the Base Rate (each, as defined in the loan and security agreement governing the senior secured credit facility) as selected by us. However, the amount of outstanding borrowings is expected to fluctuate and may be reduced from time to time. The senior secured credit facility matures in April 2010.

The senior secured credit facility and cash flow from operations are used to maintain liquidity and fund business operations. The nature and amount of the Company’s debt may vary as a result of future business requirements, market conditions and other factors.

Majestic’s senior secured credit facility has a maximum credit line of $80.0 million. Assuming we have borrowed against the maximum available under the senior secured credit facility, a one-half percentage point change in the underlying variable rate would result in a change in related interest expense of $400,000 on an annual basis. Additionally, should we assume variable rate debt into the future, we will be subject to market risk, which is the risk of loss from changes in market prices and interest rates.

At March 31, 2006, we had outstanding borrowings of $28.7 million under our senior secured credit facility.

We have $300.0 million principal amount of senior secured notes outstanding and $200.0 million principal amount of senior notes outstanding. Interest expense on our fixed rate debt instruments is not affected by a change in the market rates of interest, and therefore, such changes generally do not have an impact on future earnings. In addition, Majestic Holdco, our parent, issued $63.5 million aggregate principal at maturity of 12 1/2% discount notes due October 15, 2011. The discount notes were issued at a discount. The net proceeds of the discount note offering were $45.1 million. The discount notes will accrete in value until October 15, 2008. On April 15, 2009 and semi-annually thereafter until maturity, the discount notes will cash pay interest. The discount notes are fixed rate debt instruments and not affected by a change in the market rates of interest. Neither the Company nor any of its subsidiaries guarantees the discount notes nor are the equity or assets of the Company or its subsidiaries security for the discount notes.

BUSINESS

General

The Majestic Star Casino, LLC was formed in December 1993 as an Indiana limited liability company. The Majestic Star Casino, LLC conducts its operations both directly and through its subsidiaries. In this report, unless indicated otherwise, “Majestic,” the “Company,” “we,” “us,” and “our” refer to The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp., and our subsidiaries which guarantee our principal debt obligations.

We own and operate four casino properties, two located in Gary, Indiana, (“Majestic Star” and “Majestic Star II”, collectively, the “Majestic Properties”), and one each in Tunica County, Mississippi (“Barden Mississippi” or “Fitzgeralds Tunica”), and Black Hawk, Colorado (“Barden Colorado” or “Fitzgeralds Black Hawk”). As of December 31, 2005, our properties collectively contain approximately 4,800 slot machines, 133 table games, 21 poker tables and 807 hotel rooms. Our properties are well established, each having been in operation for at least nine years, and are well situated within significant drive-in gaming markets. Within each market, we leverage our strong brand names, experienced management, value-oriented amenities and emphasis on slot play to target mid-level gaming customers who overwhelmingly favor slot play.

Majestic Star II was purchased from Trump Entertainment Resorts Holdings, L.P. (“TERH”) on December 21, 2005 for a purchase price of $253.0 million, subject to adjustments for certain obligations, cash on hand and working capital.

We are wholly owned by Majestic Holdco, LLC (“Majestic Holdco”) which is indirectly wholly owned and controlled by Don H. Barden, our Chairman, President and Chief Executive Officer and the sole shareholder of Barden Development, Inc. (“BDI”), the parent to Majestic Holdco. Mr. Barden has an established track record of operating, developing and acquiring properties in the gaming industry and in other industries.

Properties

•	Majestic Star is a riverboat casino located at Buffington Harbor in Gary, Indiana, approximately 23 miles southeast of downtown Chicago. The riverboat casino is a four-story, 360-foot long vessel with a contemporary design that accommodates approximately 3,000 passengers plus crew. The casino includes approximately 40,800 square feet of gaming space across three expansive decks. The casino vessel provides live entertainment, a sports bar, a VIP lounge, and a private high-limit table games area. Majestic Star is located adjacent to the 2,000-space covered parking garage (300 spaces of which are valet) at the Buffington Harbor gaming complex.

•	Majestic Star II (formerly Trump Indiana) also operates from the Buffington Harbor gaming complex. The riverboat casino is a four-story, 280-foot long vessel, which accommodates approximately 2,740 passengers plus crew. The casino vessel includes approximately 43,000 square feet of gaming space that provides live entertainment, a high limit gaming area, and a poker room, which is the largest in the Chicagoland market. Majestic Star II owns and operates a 300-room hotel and various restaurants. It is also located adjacent to the 2,000-space covered parking garage at the Buffington Harbor gaming complex.

•	The Buffington Harbor gaming complex is a two-level, 85,410 square foot structure containing Passports World Class Buffet, Koko Taylor’s Blues Cafe and three additional food and beverage outlets: Miller Pizza, Harbor Treats and Jackpot Java. At this time, Buffington Harbor leases the rights to operate these restaurants to third parties and does not operate any of the food and beverage facilities located on its premises. The Buffington Harbor gaming complex is adjacent to an outdoor festival area. The Buffington Harbor gaming complex also contains a gift shop, banquet and entertainment facilities, a VIP lounge, a 2,000-space covered parking structure and 2,600 surface parking spaces. The complex offers valet parking and convenient bus loading and unloading facilities.

•	Fitzgeralds Tunica is located in north Tunica County, Mississippi, approximately 30 miles from downtown Memphis, Tennessee. Fitzgeralds Tunica has an Irish castle theme and is the focal point of a 50-acre site situated adjacent to the Mississippi River. Fitzgeralds Tunica is a full-service entertainment destination whose customer base has increased and become more diversified by its ability to attract, in addition to local customers, independent travelers, tour-and-travel customers and guests for special events and conventions. Fitzgeralds Tunica includes 38,088 square feet of gaming space, a 507-room hotel (including 72 suites), an indoor special events center, an indoor swimming pool, two bars, three restaurants and a gift shop.

•	Fitzgeralds Black Hawk is located adjacent to the entrance to the downtown gaming area of Black Hawk, Colorado. Fitzgeralds Black Hawk is approximately 30 miles from Denver. The 10,253 square foot casino also offers a restaurant and a bar. Fitzgeralds Black Hawk also has a 392-space, all valet parking garage adjacent to the casino.

Marketing

We believe that our future growth is going to be based upon our ability to successfully grow and market to our database of casino customers, provide our customers with a superior level of service and value-oriented gaming, generate greater levels of hotel occupancy (Fitzgeralds Tunica and the Majestic Properties) from qualified, rated customers, and leverage our food, beverage and entertainment options to satisfy our existing customers and prompt visits from customers who have not previously patronized our facilities. We will continue other forms of broad-based marketing to attract customers to our facilities. These other forms include television, radio, newspaper and outdoor media. Our advertising messages are awareness, image and product oriented. We also emphasize entertainment, events and promotions through different methods of advertising to increase our revenues.

All of our properties are located in regional markets. Our customers generally live within close proximity to our casinos, and are more likely to make frequent trips to our facilities. Since we operate regionally, database marketing is a key element to encouraging casino customers to make frequent visits to our properties. But equally as critical is attracting new customers to our casinos so that we can grow our database. We do this through a combination of promotions, events, and product and entertainment marketing. Through our investment in player tracking technology systems, the use of the Majestic Star and Fitzgeralds player cards allows us to track individual or combined play at slot machines, table games, as well as food and beverage and hotel expenditures (available at Fitzgeralds Tunica and the Majestic Properties). The systems allow us to identify players and their gaming preferences and practices and to develop a comprehensive customer database for marketing and guest services purposes. Our player tracking programs allow us to target our marketing programs to categories of players, including advertising programs, promotions, tournaments with substantial cash prizes, special group and tour packages, direct mail, and other events and incentives designed to promote customer loyalty and increase repeat business. Our tracking system also allows us to better tailor our pricing, promotions, gaming machine selection and other guest services to customer preferences.

A key element to enhancing our casino revenues and profitability is our continued investment in the newest slot machines and slot technology. Each year we purchase the newest slot machines available to continue to provide our casino guests with the most entertaining gaming experience possible. We have found that providing a broad array of slot machines, differentiated by denomination and game type is the most successful strategy in maximizing revenue from our slot machines. We also continue to invest heavily in technology that will allow us to operate our casino floors more efficiently, provide greater levels of guest service and offer promotional programs that are directly linked with slot machine play. Our customers will find this advantageous since they will no longer have to stand in lines to receive their promotion or cash out their winnings.

With the ownership of both Majestic Star and Majestic Star II, we will be better able to define our marketing efforts in the Gary/Chicago area. When a patron comes to our location, we will receive 100% of the revenue where in the past, the potential existed for the patron to visit the Trump Indiana facility. With ownership of both facilities, we will be able to make capital improvements that will provide a direct and full return to the Company.

We own approximately 320 acres at the Buffington Harbor gaming complex which we intend to develop. Improvements could include a new hotel, convention center, health care facility, condominiums, and other amenities to support our casino operations. These improvements would be phased in over time and funded with a combination of public and private investment.

At our Fitzgeralds Black Hawk property, we own two adjacent partially demolished buildings that provide expansion opportunities. One of the properties, the Rohling Inn, we expect to rebuild in 2006 and 2007 and will be used for administration and player events. We believe having separate facilities to host events will enhance our player development abilities. The second building, the Masonic Building, is available for future casino expansion. We believe that we can add approximately 420 slot machines in the Masonic Building footprint at a total expansion cost of approximately $25.0 million.

In Tunica, Mississippi, the local government has invested in developing tourism and promoting the area casinos. In 2004, Tunica County opened the Tunica River Front Park adjacent to our Fitzgeralds Tunica property. The Tunica River Front Park is a $23.0 million facility that contains a museum, nature trails, retail outlets, a boat docking facility and a riverboat. In addition, Tunica County constructed a new golf course near the Tunica casinos. In an effort to increase customer traffic to the Tunica area, Tunica County is expanding its airport into a regional airport. The airport runway has already been lengthened to accommodate regional jets. Regular flights have recently been announced from Atlanta to Tunica by Pan Am Clipper Connection. These improvements, and other improvements planned for the future, are intended to expand the Tunica market reach and bring more visitors to the area.

In the near future, we will embark on various projects and initiatives to draw a wider customer base at Fitzgeralds Tunica. Fitzgeralds Tunica primarily markets to a lower denomination, value oriented slot customer. We plan on improving the quality of both our slot and table customers by improving our restaurant operations and food product, upgrading hotel rooms with amenities that better customers expect, and getting more aggressive with credit. We believe there is market potential for a better level of customer.

Competition

We face intense competition in each of the markets in which our gaming facilities are located. Many of our competitors have significantly greater name recognition and financial, marketing and other resources than we do. In addition to regional competitors, we compete with gaming facilities nationwide, including land-based casinos in Nevada and Atlantic City, not only for customers, but also for employees. We also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, Internet gaming, on- and off-track wagering, slot parlors, race tracks with slot machines, and card parlors.

In northwest Indiana, there are three other casinos that the Majestic Properties compete with for customers. In addition there are numerous other casinos in the Chicago area, some of which are in close proximity to the Majestic Properties. Horseshoe Casino in Hammond, Indiana, has proposed building a new, larger riverboat to replace its existing vessel and making significant other improvements. Blue Chip, a riverboat gaming property located in Michigan City, Indiana, recently began operations of a newly constructed single-level dockside riverboat. The new boat expanded Blue Chip’s casino to 2,170 slot machines and 51 table games. In connection with the construction of the new boat, Blue Chip added a new parking structure and enhanced its land-based pavilion. Michigan City, Indiana is located approximately 30 miles from the Buffington Harbor gaming complex.

The Pokagon Band of Potawatami Indians is also planning to build a new land-based casino and hotel in New Buffalo, Michigan, approximately 50 miles east of Gary, Indiana, which is expected to open in late 2007. These changes in the market capacity could have an impact on our ability to compete in the northwest Indiana and Chicago market.

In Tunica, Mississippi, there are eight other casinos that compete with Fitzgeralds Tunica, along with casinos farther south in Mississippi and in other states, that seek to attract customers from many of the same areas in which we market. The Horseshoe Hotel and Casino, a property in Tunica, is adding amenities by converting its Bluesville Museum into a Diamond Club for high-end customers. A Canadian company has announced plans for a new casino resort development in the Tunica market, but no completion date has been set and no construction has started for this project. In Mississippi, there is no limit on the number of gaming licenses allowed.

In addition, over the years, the Arkansas voters and the Arkansas legislature have considered various proposals to approve casino gaming in Arkansas or slot machines at a dog track in West Memphis and a horse track in Hot Springs. In voter referenda held in November 2005, the voters of both cities approved the installation of “electronic games of skill” at these tracks. On March 17, 2006, a ballot initiative was approved by the attorney general for the state of Arkansas that, if successful, would allow for an amendment to the Arkansas constitution to permit casino-

style gaming resorts in seven counties throughout the state. The counties for which gaming is proposed encompass the cities of Little Rock, Hot Springs and West Memphis. Since our operations in Tunica attract gaming patrons from Arkansas, our Tunica property in particular could be negatively impacted by the existence of casino gaming or slot machines at race tracks in Arkansas.

There are numerous casinos in Black Hawk/Central City, Colorado all competing for customers in the Denver and surrounding area, which is the primary feeder market for Fitzgeralds Black Hawk. In addition, our competitors continue to make improvements to their properties. In 2005, the Isle of Capri opened a 162-room hotel, added 600 parking spaces and expanded its casino. The Ameristar Casino Black Hawk continues to make progress toward the completion of its planned capital improvements. The expansion of the parking garage at Ameristar Casino Black Hawk, which nearly doubled the capacity to 1,550 parking spaces, was completed in November 2005. Ameristar Casino Black Hawk completed its remodeling of its casino, and announced the construction of a 536-room AAA Four Diamond-quality hotel to begin in May 2006. Also, there has been a resurgence of gaming development in Central City, the sister city to Black Hawk. Combined expansion and development in Black Hawk could take market share from our Fitzgeralds Black Hawk property.

The recent and continued expansion of legalized casino gaming within existing jurisdictions and into new jurisdictions throughout the United States has increased competition faced by us and such competition could increase in the future. Currently, a tenth casino license in Illinois has been tied up due to various legal and political issues. When these issues are resolved and a new casino operation is allowed to move forward, depending on the location of that casino, it could have a significant impact on the financial performance of our Majestic Properties.

Employees and Unions

As of May 1, 2006, we employ approximately 2,800 persons. Approximately 10% of our workforce is unionized.

In recruiting personnel, Majestic Star is obligated, under the terms of an amended Development Agreement with the City of Gary, to use its best efforts to have an employee base which is comprised of 70% from racial minority groups, 52% females, 67% residents of the City of Gary and 90% residents of Lake County, Indiana. We believe that we meet this obligation.

Trade Names, Trademarks and Service Marks

We utilize a comprehensive integrated marketing campaign to brand Majestic Star as “THE WINNING PLACE TO PLAYtm” or “THIS IS MY KIND OF PLACEtm” for slot customers from the middle-income segment. We own certain trademarks that are integral to the business and operation of Majestic Star’s riverboat gaming facility and the Fitzgeralds Casinos. For Majestic Star, each of the trademarks, “Majestic Star Casinotm” (words and design), “Majestic Startm,” “Club Majestictm,” “Club Majestic Premiertm,” “Change Your Luck!tm” and “We’ve Got Your Slotstm,” each are currently registered in the United States Patent and Trademark Office (“PTO”). Applications for registrations have been filed in the PTO for the marks “THE WINNING PLACE TO PLAY” and “THIS IS MY KIND OF PLACE.”

The Fitzgeralds Casinos have developed a national gaming brand by using a consistent Irish Luck theme throughout the casinos, hotel, restaurants and bars at all of its properties. We own proprietary rights in registered and common law trade names, trademarks and service marks used in connection with the business and created to enhance the Irish Luck theme and gaming activities, including the marks “Fitzgeralds®,” “Fitz®”, and “Get Reel Lucky®”. Following the Fitzgeralds acquisition, and under a license from us, Fitzgeralds Reno, Inc. (“Fitzgeralds Reno”), a subsidiary of Fitzgeralds Gaming Corporation, retained the right to use the name “Fitzgeralds®” and certain other marks in connection with its operation of its existing casino property in Reno, Nevada and in connection with any casino properties it may operate in the future in Northern California, Northern Nevada, Oregon and Washington. In addition, Fitzgeralds Reno may assign the license to the first purchaser of the casino in Reno; however, any other assignment requires our prior written consent. We retained all other rights to the Fitzgeralds name and all Fitzgeralds trademarks, service marks and trade dress for use in connection with Fitzgeralds Tunica and Fitzgeralds Black Hawk. In connection with any use of the Fitzgeralds name, the terms of the license require Fitzgeralds Gaming Corporation to comply with certain requirements, including operating any casino property using the Fitzgeralds name in accordance with our current operating standards. In connection with the spin-off of Barden Nevada, we entered into a license with Barden Nevada to allow Barden Nevada the right to use the name “Fitzgeralds®” in connection with its operation of that property.

Legal Proceedings

Various legal proceedings are pending against the Company. Management considers all such pending proceedings, comprised primarily of personal injury and equal employment opportunity (EEO) claims, to be routine litigation incidental to the Company’s business. Except as described below, management believes that the resolution of these proceedings will not individually, or in the aggregate, have a material effect on the Company’s financial condition, results of operations or cash flows.

Anti-trust litigation.   In June 2003, a complaint was filed in the U.S. District Court for the Northern District of Mississippi against Tunica County casino owners and operators, including Barden Mississippi, the Tunica Casino Operators Association and the Tunica County Tourism Commission alleging violation of federal and state anti-trust claims, as well as various other tort and contract claims. The plaintiffs claim the defendants made a joint decision to refuse to advertise on the plaintiffs’ website. The plaintiffs are seeking treble, compensatory and punitive damages totaling approximately $33.0 million, plus interest and attorney’s fees. Each of the casino defendants, including Barden Mississippi filed counterclaims against the plaintiffs alleging, among other claims, trademark infringement. Since filing the complaint, the plaintiffs’ anti-trust and common law tort claims against the Tunica County Tourism Commission and the Tunica Casino Operators Association have been dismissed. One casino defendant has also entered into a settlement with the plaintiffs that resulted in its dismissal from the suit. The remaining casino defendants filed a motion for summary judgment on each of the claims alleged against them and the plaintiffs filed a motion for summary judgment with respect to each of the casino defendants’ counterclaims. On December 21, 2005, the Court entered an order (the “Order”) granting the casino defendants’ motion for summary judgment and dismissing with prejudice plaintiffs’ claims against them. The casino defendants’ counterclaims remain pending. On January 19, 2006, plaintiffs filed a Rule 54(b) motion requesting that the Court direct the Clerk of Court to enter a judgment based on the Order or, in the alternative, issue an order certifying the Order for interlocutory appeal. The casino defendants filed an opposition to the plaintiffs’ motion on February 6, 2006. On February  7, 2006 the Court granted the plaintiffs’ Rule 54(b) motion for partial final judgment and on March 8, 2006, the plaintiffs filed a notice of appeal. The trial date for the casino defendants’ counterclaims has been continued until such time as the Fifth Circuit Court of Appeals rules on plaintiffs’ appeal. The Company intends to vigorously defend the appeal. At this time, it is too early to determine the outcome of this litigation and the effect, if any, on the Company’s financial position and results of operations.

Fitzgeralds Black Hawk litigation.  On October 6, 2005, Fitzgeralds Black Hawk filed a complaint in the District Court for Jefferson County, Colorado against the City of Black Hawk seeking a declaration that Fitzgeralds Black Hawk’s option to purchase approximately 2.45 acres of vacant land owned by the City of Black Hawk remains valid until September 2006. Prior to filing the lawsuit, the City of Black Hawk had notified Fitzgeralds Black Hawk of its belief that the option had terminated. On December 30, 2005, Fitzgeralds Black Hawk purchased the vacant land from the City of Black Hawk for $1.45 million and concurrent therewith filed a Stipulation for Dismissal with Prejudice as it relates to the claims alleged in its lawsuit against the City of Black Hawk. An order granting the dismissal of the lawsuit was entered on January 9, 2006.

On November 10, 2005, Fitzgeralds Black Hawk was served with a Verified Complaint filed against it by the City of Black Hawk. The Verified Complaint, filed in the Municipal Court for the City of Black Hawk, asserted that Fitzgeralds Black Hawk maintains a partially demolished historic building (the “Masonic Building”), which constitutes a public nuisance and requested that the court enter a finding that the structure violates the Municipal Code, enjoin Fitzgeralds Black Hawk from keeping the alleged nuisance, direct Fitzgeralds Black Hawk to rebuild the historic structure, and assess Fitzgeralds Black Hawk a penalty in the amount of $499 for each day of the alleged violation beginning on June 1, 2005. On December 30, 2005, the parties filed a stipulation to dismiss the Verified Complaint without prejudice. An order granting the dismissal was entered on January 5, 2006. Pursuant to the terms of the stipulation, the City of Black Hawk agreed not to re-file its nuisance complaint based upon the same allegations as are in the Verified Complaint so long as Fitzgeralds Black Hawk is proceeding with certain work necessary to prepare for reconstruction of the Masonic Building as part of the Fitzgeralds Black Hawk casino expansion and so long as Fitzgeralds Black Hawk is engaged in and continues to make substantial and timely progress toward casino expansion to encompass the Masonic Building or toward rebuilding the Masonic Building itself. If the City of Black Hawk files another complaint based on some or all of the allegations in the Verified Complaint, such new action will, for all purposes, relate back to the Notice to Abate that the City of Black Hawk served on Fitzgeralds Black Hawk on July 14, 2005 related to the condition of the Masonic Building. Fitzgeralds Black Hawk expects the casino expansion to cost approximately $25.0 million, including the re-construction of the Masonic Building and the purchase and upgrade of associated gaming equipment and other furniture and fixtures.

Trump Indiana Litigations.  At the time of the closing of the Trump Indiana Acquisition, Trump Indiana was a party to certain pending lawsuits. Pursuant to the terms of the Stock Purchase Agreement (“SPA”) dated November 3, 2005 between the Company and TERH, TERH agreed to indemnify the Company and its affiliates and hold each of them harmless from and against any and all losses suffered, incurred or sustained by any of them resulting from or arising out of certain of those lawsuits (the “Trump Litigation Indemnity”); however, the Trump Litigation Indemnity is unsecured. Included in the Trump Litigation Indemnity is that certain Trump Indiana ERISA lawsuit (described below) and an employment practices lawsuit (described below).

The Trump Indiana ERISA lawsuit was filed on February 8, 2005 by certain individuals in the United States District Court for the District of New Jersey, Camden Division, against certain persons and organizations including Trump Indiana and other members of the Trump Capital Accumulation Plan Administrative Committee and alleges, among other things, that such persons and organizations, who were responsible for managing the Trump Capital Accumulation Plan, breached their fiduciary duties to plan participants when Trump Hotel Casino Resorts, Inc. (“THCR”) common stock held in employee accounts was allegedly sold without participant authorization if the participant did not willingly sell such shares by a specified date in accordance with the plan. The plaintiffs brought the Trump Indiana ERISA lawsuit on behalf of themselves and certain other plan participants and beneficiaries and have sought to have the court certify their claims as a class action.

The employment practices lawsuit included in the Trump Indiana Litigation Indemnity is a lawsuit filed on October 12, 2001 by a former employee of Trump Indiana in the U.S. District Court for the Northern District of Indiana, Hammond Division, that alleges age, sex, race, and color discrimination claims as well as equal pay and retaliation claims. Due to the pending bankruptcy of Trump Indiana, the litigation has been stayed. At this time we cannot predict the outcome of either the Trump Indiana ERISA lawsuit or the Trump Indiana employment practices litigation.

Majestic Star Income Tax Protest.  The Company has been assessed $2.6 million, plus interest, for the fiscal year 1996 and the period January 1, 1998 through June 18, 2001, by the Department. On September 7, 2004, the Department assessed BDI, the Company’s ultimate parent and member, $1.3 million, plus penalties and interest for the remainder of 2001 and all of fiscal year 2002. The Department held a hearing on the 1996 through 2002 tax years on April 7, 2006, and is expected to issue its ruling later this year. BDI’s non-resident shareholder has been assessed $0.2 million, plus penalty and interest, for 2003. The assessments relate to deductions for payments of taxes on adjusted gross gaming revenues the Company’s member took in computing adjusted gross income for Indiana state income tax purposes. The Department has taken the position that the Company had an obligation to withhold and remit tax for the non-resident shareholder of its member. The Company, BDI and BDI’s non-resident shareholder have timely filed protests for all tax years at issue and those protests are currently pending before the Legal Division of the Department. On April 19, 2004, the Indiana Tax Court ruled in a similar case involving another Indiana casino, Aztar Indiana Gaming Corporation (“Aztar”), that the gross wagering tax is a tax based on or measured by income and that it must be added back to the taxable income base for the purpose of determining adjusted gross income for Indiana tax purposes. On September 28, 2004, the Indiana Supreme Court denied Aztar’s request to review the Indiana Tax Court’s decision, and thus, the Indiana Tax Court’s opinion in the Aztar case is controlling precedent on the wagering tax add-back issue. No liability has been accrued by the Company relating to this matter.

The Company’s indentures governing the Senior Secured Notes and the Senior Notes and the loan agreement related to the Senior Secured Credit Facility allow the Company to make distributions to BDI for tax purposes. Accordingly, should BDI ultimately be found liable for additional state income taxes to the State of Indiana, the Company would make distributions sufficient to pay the additional tax. Any payments would be recorded as distributions in Member’s Deficit. The Company does not intend to make any distributions for the years in which an assessment was received until it has fully evaluated its options with BDI. In April 2005, and again in April 2006, BDI’s non-resident shareholder paid Indiana state income tax for fiscal years 2004 and 2005 pursuant to the Indiana Tax Court’s decision in Aztar. BDI’s non-resident shareholder determined that the arguments to be made by the Company and BDI related to the assessed years were not applicable to fiscal years 2004 and 2005.

Majestic Star Sales and Use Tax Assessments.  In October 2005, the Department assessed Majestic Star for unpaid sales and use taxes, with penalties and interest, for the period 2001 through 2004. The sales and use tax assessments, with penalties and interest, total $0.3 million. The use tax portions of the assessments relate to capital and operating supply purchases, and food, merchandise and other products provided to the guests of Majestic Star at no charge. On November 15, 2005, Majestic Star paid $0.2 million under the State of Indiana amnesty program to eliminate all use tax and a portion of the sales tax assessment for the 2001 through 2004 tax years. All penalties and interest associated with such payments were waived in their entirety pursuant to Indiana law. The remaining $0.1 million of the assessment relates to:

1. The difference between sales tax on the full retail price of merchandise and other products provided to Majestic Star’s customers at no charge less sales tax on the cost of this merchandise and other products, and

2. Sales tax on the retail value of complimentary food provided to Majestic Star’s customers.

Both 1 and 2 above relate to the period August 2003 through 2004. On November 15, 2005, Majestic Star filed a protest of the proposed assessments protesting the sales tax assessments related to this period. The Department held a hearing on the 2003 and 2004 tax years on April 7, 2006, and is expected to issue its ruling later this year.

In addition, Majestic Star has a receivable on its balance sheet in the amount of $0.1 million related to the two items noted immediately above for the period 2001 through July 2003. During this period of time, Majestic Star was remitting full sales tax on the retail value of complimentary food, merchandise and other products to the Department. In or around July 2003, the Department notified Majestic Star’s management that no sales tax should be paid on items provided on a complimentary basis to its customers. At that time Majestic Star established the receivable for sales taxes paid during the period 2001 through July 2003. In or around July 2003, Majestic Star also filed claims for refund with the Department in the total amount of $0.1 million for tax years 2001 and 2002 and for the period January through July 2003, on food and other items provided to its customers on a complimentary basis. In December 2005, those refund claims were denied by the Department, and in March 2006, Majestic Star appealed those denials to the Indiana Tax Court on March 27, 2006. The Tax Court has scheduled a preliminary pre-trial conference in that case for May 19, 2006. Majestic Star believes that it has no sales or use tax liability for food for human consumption purchased by it and prepared for serving its customers on a complimentary basis based on the Hyatt decision (see Notes to Consolidated Financial Statements Note 10-Investment in Buffington Harbor Riverboats, LLC for a discussion of Hyatt).

BHR Sales and Use Tax Assessments

1998-2001 Tax Years.  The Company directly and indirectly owns 100% of the outstanding membership interests of Buffington Harbor Riverboats, LLC (“BHR”). During the years at issue, the two 50% members of BHR were Majestic Star and Trump Indiana. In October 2002, the Department assessed BHR for unpaid use tax for 1998 and unpaid sales and use taxes for 1999 through 2001 in the total amount of $0.4 million, excluding interest. The assessments related to purchases of capital assets and supplies, vehicle leases and rental of other items of personal property, for which no sales tax was paid and no use tax was self-assessed. In addition, for the years 1999 through 2001, the Department assessed tax on BHR’s provision of food, provided on a complimentary basis, to the patrons and employees of BHR’s members, Majestic Star and Trump Indiana. Sales tax was assessed on BHR’s cost of the food, as measured by the members’ periodic reimbursements to BHR. BHR paid the use tax portion of the assessment and filed a protest of the proposed assessments of sales tax in December 2002. The Department conducted a hearing on the protest in August 2005 and in October 2005, issued a ruling waiving penalties but upholding the proposed $0.4 million assessment. BHR filed a petition with the Indiana Tax Court in March 2006, protesting the Department’s ruling with regard to the 1999-2001 tax years. The Tax Court has scheduled a preliminary pre-trial conference in that case for May 19, 2006.

2002-2004 Tax Years.  In October 2005, the Department assessed BHR $0.3 million in sales and use taxes for the 2002 tax year, inclusive of interest and penalties, for many of the same sales tax and use tax items as were assessed for the earlier years. However, for 2002, unlike prior years, the Department assessed sales tax on complimentary food provided to the patrons of Majestic Star and Trump Indiana based on the retail value of the items provided rather than on the cost of those items to BHR. BHR has not reserved for the assessment related to the prepared meals provided to the employees and patrons of Majestic Star and Trump Indiana. On November 15, 2005, BHR paid the use tax portion of the assessment for the 2002 tax year under Indiana’s tax amnesty program, thereby eliminating interest and penalties on the amount paid. The remaining amount outstanding of $0.2 million relates to the same issues as are faced by Majestic Star in its sales and use tax audits (see above). BHR has protested the remainder of the assessments for 2002. The Department held a hearing on the 2002 tax year on April 7, 2006, and is expected to issue its ruling later this year. In March 2006, the Department provided BHR with preliminary audit reports indicating its intention to assess BHR $0.3 million sales and use tax exclusive of interest and penalties for tax years 2003 and 2004. No notice of proposed assessment has yet been received by BHR for those years. Should the Department maintain its position that sales taxes are due on the retail value of complimentary meals BHR provided to employees of Majestic Star and Trump Indiana, BHR’s estimated 2005 sales tax exposure for the complimentary meals will be $0.1 million. Pursuant to the terms of the Stock Purchase Agreement, TEHR is obligated to indemnify the Company for 50% of BHR’s pre-closing tax liabilities.

Environmental Matters

The Company is subject to certain federal, state and local environmental, safety and health laws, regulations and ordinances including but not limited to the Clear Air Act, Clean Water Act, Occupational Safety and Health Act, Oil Pollution Act, Resource Conservation Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”). The Company may incur material liability if contamination is discovered on any of its properties either during the course of future development or in connection with the properties designated for investigation or remediation, as discussed below.

Specifically, the Black Hawk and Central City gaming districts, including the Fitzgeralds Black Hawk site, are located within a 400-square mile area that in 1983 was designated by the EPA as the Clear Creek/Central City National Priorities List Site Study Area (“Study Area”) pursuant to CERCLA. The Study Area includes numerous specifically identified areas of mine tailings and other waste piles caused by historical mining activity in the area, which areas are the subject of ongoing investigation and clean-up by the EPA and the Colorado Department of Public Health and Environment (“CDPHE”). CERCLA addresses remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the EPA to take any necessary response actions at Superfund sites, including requiring potentially responsible parties (“PRPs”) to clean up or contribute to the clean up of a Superfund site. PRPs are broadly defined under CERCLA, and include past and present owners and operators of a site. CERCLA imposes strict liability on PRPs, and courts have commonly held PRPs to be jointly and severally liable for all remediation costs.

Fitzgeralds Black Hawk is not within any of the specific areas of the Study Area currently identified by the EPA and CDPHE for investigation or remediation. The property on which the Fitzgeralds Black Hawk casino is situated was not a historical mining site but rather was the location for a general store. The parking complex for the casino and an adjacent vacant lot, however, are situated near a historical milling area. To date no remediation requirements have been recommended or required with regard to any portion of the property, although test borings would likely be required in connection with any future construction on the expansion parcel of the property. Based on the assessments to date, we are not aware of any environmental problems affecting Fitzgeralds Black Hawk, which are likely to result in material costs to us. No assurance can be given, however, that environmental problems will not subsequently be discovered. Furthermore, the EPA or other governmental authorities could broaden their investigations and identify areas of concern within the site, we could be identified as a PRP, and any liability related thereto could have a material adverse effect on us.

The 170 acres of land (the “Land”) acquired by Majestic Star on February  11, 2004 also contains areas with environmental issues. Within the Land, there are areas that have been remediated or are in the process of remediation. The City of Gary has been and continues to be responsible for remediation of all of the Land, and has agreed to indemnify the Company, by assignment through GNC, from and against any liability, obligation or expense, including attorney and consultant fees, arising out of or in connection with the environmental condition of the Land.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to the directors and executive officers of the Company. Each director is elected at the annual member meeting and serves for a term expiring at the following annual member meeting or until their successor(s) are duly elected and qualified.

Name	Age	Position(s)

Don H. Barden	62	Chairman, President and Chief Executive Officer
Kirk Saylor	49	Executive Vice President and Chief Operating Officer
Jon S. Bennett	45	Vice President and Chief Financial Officer
Steven J. Lemberg	51	Director, Executive Vice President of Strategic Initiatives
Patrick R. Cruzen	59	Director
Michelle R. Sherman	40	Director
Andrew J. Warhola	80	Director

Don H. Barden is Chairman, President and Chief Executive Officer of the Company and, since November 1993, Chairman and President of BDI, the manager of the Company, with responsibility for key policy-making functions. Since their formations, Mr. Barden is also President and Chief Executive Officer of Barden Colorado and Barden Mississippi; and Chairman, President and Chief Executive Officer of The Majestic Star Casino Capital Corp., and Majestic Star Casino Capital Corp. II. Additionally, he is the President and Chief Executive Officer of a group of other companies he owns and/or operates. Over the last 40 years, Mr. Barden also successfully built, owned and operated numerous business enterprises in various industries including cable television, international trade, radio broadcasting and real estate development. Barden Companies, Inc., a company wholly owned by Mr. Barden, was named “Company of the Year” in 2003 by Black Enterprise Magazine. In 2004, Mr. Barden received a Trumpet Award from Turner Broadcasting, Inc. as “Entrepreneur of the Year.” The Trumpet Awards recognize the achievements of African-Americans and salutes them for their fortitude and persistence in their field. In 2005, Mr. Barden received the “President’s Trailblazer Award” at the Los Angeles branch of the NAACP Freedom Fund Dinner and “Entrepreneur of the Year Award” at the Indiana Black Expo at which Indiana Governor Mitch Daniels attended and President George W. Bush was the keynote speaker.

Kirk Saylor has been the Executive Vice President and Chief Operating Officer effective May 15, 2006 with overall responsibility for all aspects of the Company’s operations. Prior to joining the Company, Mr. Saylor served as the Chief Financial Officer of Olympia Gaming, the gaming arm of Olympia Land Corporation, since October 2004. Prior to that, and since November 1998, Mr. Saylor served as Senior Vice President and Chief Financial Officer of Horseshoe Gaming Holding Corp. During his career, Mr. Saylor has served as Senior Vice President and Chief Financial Officer for Lone Star Casino Corp., as Corporate Controller and Chief Accounting Officer for Alliance Gaming, Inc., and as the Financial Reporting Manager for Golden Nugget, Inc.

Jon S. Bennett has been the Vice President and Chief Financial Officer of the Company since October 2002 with overall responsibility for all aspects of the Company’s financial management, accounting and reporting processes. Mr. Bennett is also the Vice President and Chief Financial Officer for The Majestic Star Casino Capital Corp., Majestic Star Casino Capital Corp. II, Barden Mississippi and Barden Colorado. Prior to Mr. Bennett’s appointment as Vice President and Chief Financial Officer, Mr. Bennett was Vice President of Finance and Administration for Barden Mississippi from its acquisition in December 2001 to his promotion in October 2002. Mr. Bennett held various positions with Fitzgeralds Gaming Corporation, including Vice President of Finance and Administration for Fitzgeralds Tunica from April 1997 to December 2001 and Director of Finance for three Fitzgeralds Gaming Corporation properties located in Reno, Nevada. Mr. Bennett was also Chief Financial Officer for Peppermill Casinos, Inc. from May 1995 to April 1997.

Steven J. Lemberg has been a Director of the Company since July 9, 2004. Mr. Lemberg also serves as Executive Vice President of Strategic Initiatives for the Company, a position he has held since January 3, 2005 and is a member of the Company’s Gaming Compliance Committee. Prior to employment with the Company, Mr. Lemberg was the Chief Executive Officer of Evigna Brand Insight, a national advertising specialty company. Mr. Lemberg held various positions with that company and its predecessor entities from January 1996 to December 2004, including Chief Operating Officer, Chief Financial Officer, and Executive Vice President of a division of a HALO Industries, Inc., a NYSE-listed company. Mr. Lemberg was also a Tax Partner in the international accounting firm Coopers and Lybrand from 1989 to 1996. Mr. Lemberg received a juris doctor degree from the University of Michigan Law School, and is also a graduate of the University of Michigan Business School. He is a Certified Public Accountant and a licensed attorney in the State of Michigan.

Patrick R. Cruzen joined the Company’s board of directors on June 14, 2005. He is the Chairman of the board’s Audit Committee and a member of the Compensation Committee. Mr. Cruzen is the Chief Executive Officer and a principal of Cruzen & Associates, an executive search and consulting firm specializing in the gaming, gaming supply, hospitality and lottery industries. Prior to forming Cruzen & Associates in 1997, and beginning in 1994, Mr. Cruzen served as President and Chief Operating Officer of Grand Casinos, Inc., a Minneapolis-based gaming company. From 1990 until 1994, Mr. Cruzen served as Senior Vice President of Finance and Administration of MGM Grand and was also President of MGM’s casino marketing arm, Destron. Prior to MGM, Mr. Cruzen was President of the Flamingo Hilton in Reno, Nevada, and President of the Sands Hotel and Casino in Las Vegas, Nevada. Mr. Cruzen has also held other management positions such as Vice President of Operations for the Dunes Hotel and Casino and Vice President of Hotel Operations for Caesars Palace in Las Vegas.

Michelle R. Sherman has been a Director of the Company since July 9, 2004 and is a member of the board’s Compensation Committee. Ms. Sherman also serves as Vice President, Chief Financial Officer and Treasurer of Barden Companies, Inc. (“Barden”). Ms. Sherman has been with Barden for over 12 years, serving Barden in various capacities including accounting, finance administration and business development. Ms. Sherman is an officer in many Barden Company affiliate entities including BDI for which she serves as Vice President, Treasurer and Secretary. Ms. Sherman is a licensed Certified Public Accountant in the State of Michigan and has a Master of Science degree in International Finance.

Andrew J. Warhola has been a Director of the Company since July 9, 2004. He is also a member of the board’s Audit Committee and Chairman of the board’s Compensation Committee. Mr. Warhola received a bachelor’s degree in economics in 1948 and a bachelor of laws degree in 1951 both from the University of Michigan. Mr. Warhola went on to develop a law firm in Lorain, Ohio, which specialized in real estate, small business, banking and health care. Mr. Warhola has retired from the firm. During Mr. Warhola’s career, he served as a board member and trustee to various organizations, was active in many community and civic groups and co-founded a radio station.

Compensation of Directors

Directors who are not employees of the Company earn a monthly fee of $3,500, plus $1,000 for each board meeting they attend. Directors are reimbursed for expenses reasonably incurred in connection with their service on the board. The chairman of the audit committee earns a monthly fee of $3,917, plus $1,000 for each board meeting attended.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation earned for services performed for The Majestic Star Casino, LLC and its subsidiaries during the years shown below by our Chief Executive Officer and our other current executive officers during 2005. All compensation is paid by The Majestic Star Casino, LLC.

		Annual Compensation		All Other
Name and Position	Year	Salary	Bonus	Compensation

Don H. Barden(1)	2005	$605,035	$—	$184,721

Chairman, President and	2004	425,000	—	176,426

Chief Executive Officer	2003	390,096	—	169,742

Jon S. Bennett(2)	2005	$279,355	$200,000	$11,390

Vice President and	2004	250,017	50,000	41,784

Chief Financial Officer	2003	256,731	25,000	68,164

Steven Lemberg(3)	2005	$294,277	$120,000	$5,429

Executive Vice President of

Strategic Initiatives

(1)	For the years 2005, 2004 and 2003, the amounts reflected in “All Other Compensation” for Mr. Barden represent life insurance premiums paid by the Company of $127,160, $129,368 and $123,435, respectively, an auto allowance of $42,117, $47,058 and $46,307, respectively and in 2005 only, group term life insurance of $15,444.

(2)	For the year 2005, the amounts shown in “All Other Compensation” reflect a 401(k) match of $4,500 for which Mr. Bennett is fully vested, reimbursement for un-reimbursed medical plan expenditures of $5,000 and group term life insurance of $1,890. For the year 2004, the amounts shown in “All Other Compensation” reflect $36,090 of taxable relocation and housing allowance costs, a 401(k) match of $4,500 for which Mr. Bennett is fully vested, $1,140 of group-term life insurance premiums paid by the Company on Mr. Bennett’s behalf and reimbursement for un-reimbursed medical plan expenditures of $54. For the year 2003, Mr. Bennett’s salary includes the payment of $6,731 of unused vacation relating to 2002 while Mr. Bennett was the Vice President of Finance and Administration at Barden Mississippi. For the year 2003, the amounts shown in “All Other Compensation” reflect $58,569 of taxable relocation and housing allowance costs, reimbursement of $5,000 for un-reimbursed medical plan expenditures, a 401(k) match of $4,500 for which Mr. Bennett is fully vested and $95 of group-term life insurance. Bonuses reflected in the Executive Compensation Schedule are for the years earned, not paid.

(3)	For the year 2005, the amounts shown in “All Other Compensation” reflect reimbursement for un-reimbursed medical plan expenditures of $2,255 and group term life insurance of $3,174. Mr. Lemberg joined the Company as its Executive Vice President of Strategic Initiatives on January 3, 2005, and as a result, Mr. Lemberg had no compensation for 2004 or 2003. Bonuses reflected in the Executive Compensation Schedule are for the year earned, not paid.

Employment Agreements

Mr. Barden serves as our Chairman, President and Chief Executive Officer and currently receives annual compensation of $600,000 as an employee, pursuant to a letter agreement with the Company dated October 22, 2001, as amended January 1, 2005. The Company pays life insurance premiums on policies with a value of $5.0 million and provides Mr. Barden with an auto allowance. Mr. Barden is entitled to participate in the Company’s employee benefit plans as are generally made available to the Company’s senior executives and other customary employee benefits, including participation in the Company’s 401(k) plan.

Mr. Saylor joined the Company as our Executive Vice President and Chief Operating Officer pursuant to an employment agreement dated April 6, 2006, and effective May 15, 2006. The employment agreement has a twenty-four month term and provides for an annual base salary of $400,000 in the first year of the agreement and $500,000 in the second year. Mr. Saylor is also entitled to participate in a discretionary bonus plan or incentive plan as formulated by the Company’s board of directors from time to time. Mr. Saylor’s target bonus will be 50% of his base salary. Mr. Saylor is eligible to participate in the benefit plans as generally are made available to the Company’s senior executives and other customary employee benefits, including participation in the Company’s 401(k) plan. If Mr. Saylor’s employment is terminated by the Company without “cause” or he terminates his employment for “good reason” upon a “change in control” of the Company (as such terms are defined in the agreement), the Company shall pay Mr. Saylor the equivalent of 12 months base salary or the remainder of annual base salary due under the agreement, whichever is less, provided, that the amount paid shall be no less than the equivalent of his base salary for a period of six months. The agreement also includes certain non-competition, non-solicitation and confidentiality provisions.

Mr. Bennett serves as our Vice President and Chief Financial Officer pursuant to an employment agreement with the Company dated October 21, 2002, as amended December 20, 2004. Under this agreement, Mr. Bennett’s period of employment was extended until January 20, 2006 at a base compensation of $275,000 effective January 1, 2005, subject to annual reviews. As of January  21, 2006, Mr. Bennett became an at-will employee with his compensation terms remaining identical to his amended agreement. Mr. Bennett can also earn bonuses subject to the discretion of the President and Chief Executive Officer. In addition to such compensation, Mr. Bennett is entitled to participate in the Company’s employee benefit plans as are generally made available to the Company’s senior executives and other customary employee benefits, including participation in the Company’s 401(k) plan.

Mr. Lemberg serves as a board member and, effective January 3, 2005, joined the Company as Executive Vice President of Strategic Initiatives pursuant to an employment agreement dated December 17, 2004. Unless sooner terminated as provided therein, the agreement continues in effect for two years. Thereafter, the term automatically extends for successive one year periods unless either party provides notice of its intention not to renew the agreement. The agreement provides for a base salary of $300,000 and participation in the Company’s discretionary bonus program. Mr. Lemberg is also entitled to participate in the Company’s employee benefits plans as are generally made available to the Company’s senior executives. If the Company terminates Mr. Lemberg without “cause,” if Mr. Lemberg terminates his employment for “good reason” (as each such term is defined in the agreement) or if the Company fails to renew the agreement, Mr. Lemberg is entitled to continued base salary for a maximum of six months or the remaining term of the agreement, bonus compensation for the employment term and COBRA benefits for a period of six months. The agreement also includes certain non-competition, non-solicitation and confidentiality provisions.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was formed in July 2004 with Andrew J. Warhola (Chairman), Steven J. Lemberg and Michelle R. Sherman as members. During 2005, Mr. Warhola was an independent director and not an employee of the Company or its subsidiaries. Ms. Sherman is an officer of BDI. Effective January 3, 2005, the Company employed Mr. Lemberg as Executive Vice President of Strategic Initiatives and Mr. Lemberg resigned from the Compensation Committee effective December 31, 2004. On June 14, 2005, Mr. Cruzen filled the vacated Compensation Committee position. Mr. Cruzen is an independent director and not an employee of the Company or its subsidiaries.

Compensation Committee

The Compensation Committee (the “Committee”) is responsible for establishing, monitoring and implementing the policies that govern compensation programs for the Company’s executives and key management. The Committee reviews compensation policies and procedures with management and makes recommendations to the Board of Directors and determines the compensation for the Chief Executive Officer (“CEO”). The CEO establishes the compensation of the other executive officers of the Company after consultation with the Committee using the parameters set by the Committee.

The primary goal of the Committee is to ensure that the Company’s compensation programs 1) effectively attract and retain executives and key management; 2) establish and implement policies and procedures in a fair and equitable manner; and 3) are consistent with the employee’s individual performance and the performance of the Company as a whole. The ranges for compensation of the executive officers, including the CEO, and key management are generally set at levels that the Committee believes to be competitive with other gaming companies. For the purpose of comparing the compensation programs of other gaming companies, the Committee reviews various relevant factors, including size and structure, the composition of the Company’s properties, the market in which they operate, the structure of their compensation programs and the availability of public compensation information.

Base salary, performance bonuses and other fringe benefits are the primary elements of the Company’s executive compensation program. The Committee sets salary ranges for the Company’s executives and key management at levels it believes to be competitive with gaming companies of similar size and in similar markets. Annual salaries are established based upon available market data, employee’s length of service, employee contribution to the overall goals and performance of the Company. Annual salaries of executives and key management are reviewed from time to time and adjustments are made where necessary to remain competitive with gaming companies of similar size and structure.

Performance bonuses are discretionary and are determined based on the individual’s overall performance for that year, their contribution to the goals of the Company and, with the exception of corporate personnel, the financial performance of their applicable property. Bonuses are paid after the CEO and management have assessed the Company’s year-end results.

The Committee establishes the CEO’s compensation and considers multiple factors in making such determination. The CEO is the Chairman, President, founder and 100% owner of the Company. He created the long-term vision for the Company and continues to successfully implement strategies that contribute to the growth of the Company; he is positively recognized by the business and financial community as the driving force behind the growth and continued success of the Company. The CEO’s overall compensation includes his annual salary and other fringe benefits. The CEO currently does not and has not historically participated in the Company’s bonus program.

COMPENSATION COMMITTEE:	ANDREW J. WARHOLA
MICHELLE R. SHERMAN
PATRICK R. CRUZEN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2005, we are indirectly wholly owned by Don H. Barden, our Chairman, President and Chief Executive Officer. Mr. Barden is the sole shareholder of BDI, which, in turn, owns 100% of the membership interest of Majestic Holdco, LLC, the direct parent of The Majestic Star Casino, LLC. The Majestic Star Casino, LLC, in turn, directly or indirectly owns 100% of the equity interest of the following entities: The Majestic Star Casino Capital Corp., The Majestic Star Casino II, Inc., Majestic Star Casino Capital Corp. II, Barden Mississippi Gaming LLC, Barden Colorado Gaming LLC, Buffington Harbor Parking Associates, LLC and Buffington Harbor Riverboats, LLC. The address for Mr. Barden and BDI is 163 Madison Avenue, Suite 2000, Detroit, MI 48226.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions by or with Affiliates

Pushdown of Majestic Holdco Discount Notes.  The Company’s financial statements for 2005 include the $63.5 million of discount notes, net of discount of $18.2 million, issued by Majestic Holdco in connection with the acquisition of Trump Indiana and other refinancing transactions. The discount notes are solely the obligation of Majestic Holdco and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the discount notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the discount notes. Further, the indentures governing the senior notes and the senior secured notes and the loan and security agreement which governs our senior secured credit facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. A likely scenario for the repayment of these discount notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, including the indebtedness of Majestic Holdco. The discount notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J).

Manager Agreement.  Distributions to BDI under the Manager Agreement, dated October 7, 2003, are governed and limited by the terms of the indentures governing the notes and by the terms of the senior secured credit facility. The distributions for each fiscal quarter may not exceed 1% of the Company’s consolidated net operating revenue and 5% of the Company’s consolidated cash flow (as defined in the indenture governing the senior secured notes and the senior secured credit facility) for the immediately preceding fiscal quarter.

During the quarters ended March 31, 2006 and 2005, Majestic Star made distributions totaling $1.4 million and $1.2 million to BDI pursuant to the Manager Agreement. During the year ended December 31, 2004, Majestic Star made distributions totaling $5.3 million to BDI pursuant to the Manager Agreement. During the year ended December 31, 2005, the Company made distributions of $5.2 million to BDI pursuant to the Manager Agreement.

Tax Distributions.  Pursuant to the terms of the indentures governing the notes and the terms of the senior secured credit facility, the Company is permitted to make distributions for its member’s state and federal income tax liabilities. In the second quarter of 2005, the Company made a tax distribution of $2.3 million to BDI for 2004 state tax liabilities and estimated 2005 taxes of which $0.7 million was reimbursed to the Company upon final determination of BDI’s tax liabilities.

BHPA Contribution.  On December 21, 2005, in conjunction with the closing of the Trump Indiana acquisition, Mr. Barden, through BDI, who owns all of the equity of AMB Parking, LLC (“AMB”), which owned a 50% joint venture interest in BHPA, contributed all of AMB’s interest in BHPA to the Company. Such contribution was made without payment of any consideration by the Company.

BHPA Rent Expense.  During the period from January 1, 2005 to December 20, 2005 and the years ended December 31, 2004 and 2003, we incurred rent expense payable to BHPA totaling $2.0 million, $2.2 million and $2.1 million, respectively. As of December 31, 2004, our accrued rent payable to BHPA was $1.1 million. As a result of our acquisition of Trump Indiana and the contribution of AMB’s equity interest in BHPA to the Company, on December 21, 2005, BHPA became an indirect wholly owned subsidiary of the Company and the parking leases between BHPA and the Company and BHPA and Trump Indiana were terminated.

Barden Nevada Expense Sharing Agreement.  The Company has entered into an expense sharing agreement dated October 7, 2003 with Barden Nevada. The expense sharing agreement provides for a fee from Barden Nevada to the Company in the amount of the greater of (i) $0.5 million per year or (ii) the actual amount of certain specified expenses incurred by the Company in connection with providing services to Barden Nevada. For each of the quarters ended March 31, 2006 and 2005, the Company charged Barden Nevada $0.4 million pursuant to the expense sharing agreement. For the years ended December 31, 2005 and 2004, the Company charged Barden Nevada $1.4 million and $1.1 million, respectively, pursuant to the expense sharing agreement.

Barden Nevada Revolving Promissory Note.  On March 9, 2005, Barden Nevada entered into a revolving promissory note with the Company, whereby Barden Nevada may request advances from time to time from the Company up to $5.0 million. Interest is calculated based on the prime rate (as published in the Money Section of the Wall Street Journal), plus the margin spread paid by the Company under prime rate borrowings with Wells Fargo Foothill, the agent bank under the Company’s senior secured credit facility. Interest is paid quarterly, in arrears. Any costs that are funded by the Company and not repaid by Barden Nevada within 30 days will be added to the principal amount outstanding. All amounts outstanding under the promissory note are due and payable on October 7, 2007 along with the accrued and unpaid interest. As of March 31, 2006, the principal balance of the promissory note was $0.

DESCRIPTION OF CREDIT FACILITY, INTERCREDITOR AGREEMENT,
AND THE EXISTING SENIOR SECURED NOTES

Senior Secured Credit Facility

Majestic has an $80.0 million senior secured credit facility. Majestic’s senior secured credit facility is secured by all of the equity of Majestic and its restricted subsidiaries and by its and its restricted subsidiaries’ current and future assets, other than certain excluded assets. The lien on the collateral securing the senior secured credit facility is senior to the lien on the collateral securing the senior secured notes and the guarantees of the senior secured notes. Borrowings under the $80.0 million senior secured credit facility bear interest at Majestic’s choice of LIBOR plus a range of 2.50% to 3.00% or the agent’s base rate (which approximates the prime rate) plus a range of 0.00% to 0.50%. The range is determined based on Majestic’s EBITDA (as defined in the loan and security agreement and amendments thereto). Full payment of any outstanding balance under the $80.0 million credit facility is due upon maturity of the agreement in April 2010. Majestic’s senior secured credit facility contains customary conditions to borrowing and contains representations and warranties customary in other gaming-related financings. The loan and security agreement governing Majestic’s senior secured credit facility contains certain financial covenants and restrictions on, among other things, indebtedness, investments, distributions and mergers and requires Majestic to maintain, as defined in the covenants, minimum EBITDA and interest coverage ratios, which increase periodically, and an annual limit on capital expenditures.

Intercreditor Agreement

In connection with Majestic’s senior secured credit facility, the trustee under the indenture governing the senior secured notes (as collateral agent) and the agent under Majestic’s senior secured credit facility entered into an intercreditor agreement substantially in the form of the intercreditor agreement attached as an exhibit to the indenture governing the senior secured notes which, among other things, contractually subordinates the liens on the collateral securing the senior secured notes and the guarantees to the liens on the collateral securing the indebtedness under Majestic’s senior secured credit facility. See “Description of the Registered Senior Secured Notes—Intercreditor Agreement.”

The intercreditor agreement, among other things, limits the trustee’s rights in an event of default under the senior secured notes. Under the intercreditor agreement, if the senior secured notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which we have indebtedness outstanding under Majestic’s senior secured credit facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under Majestic’s senior secured credit facility fail to take steps to exercise remedies with respect to or in connection with the collateral within up to 190 days following notice to such lenders of the occurrence of an event of default under the indenture governing the senior secured notes. In addition, the intercreditor agreement prevents the trustee and the holders of the senior secured notes from pursuing certain remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of collateral will first be applied to repay indebtedness outstanding under Majestic’s senior secured credit facility and thereafter to the holders of the senior secured notes.

The Existing Senior Secured Notes

In October 2003, the senior secured notes issuers completed a private offering of $260.0 million aggregate principal amount of 9 1/2% senior secured notes due 2010 issued pursuant to an indenture dated as of October 7, 2003. Such originally issued senior secured notes were the subject of an exchange offer pursuant to which the then outstanding senior secured notes were exchanged for registered 9 1/2% senior secured notes due 2010. The registered senior secured notes offered pursuant to this prospectus will also be issued as part of a single class of securities with the existing senior secured notes under such indenture with identical terms. See “Description of the Registered Senior Secured Notes.”

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

We sold the unregistered senior secured notes and unregistered senior notes to the initial purchaser in private offerings on December 21, 2005. The initial purchaser resold the unregistered senior secured notes and unregistered senior notes to qualified institutional buyers under Rule 144A under the Securities Act and to a limited number of other institutional “Accredited Investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) Because they have been sold pursuant to exemptions from registration, the unregistered senior secured notes and the unregistered senior notes are subject to transfer restrictions. As of the date of this prospectus, $40.0 million aggregate principal amount of unregistered senior secured notes and $200.0 million aggregate principal amount of unregistered senior notes are outstanding.

In connection with the private offerings of the unregistered senior secured notes and unregistered senior notes, we and our subsidiary guarantors entered into registration rights agreements in which we and our subsidiary guarantors agreed to file a registration statement with the SEC relating to the offers to exchange: (1) the unregistered senior secured notes and guarantees for registered senior secured notes and guarantees, and (2) the unregistered senior notes and guarantees for registered senior notes and guarantees.

The registration rights agreements further provide that we must use our reasonable best efforts to:

•	cause the registration statement with respect to the exchange offers to become effective under the Securities Act by September 17, 2006; and

•	complete the exchange offers no later than 30 days after the SEC declares the registration statement with respect to the exchange offers effective.

Our failure to comply with these agreements within the designated time frame will result in additional interest being due on the unregistered notes.

Except as provided below, upon the completion of the exchange offers, our obligations with respect to the registration of the unregistered senior secured notes and unregistered senior notes will terminate. We have filed the registration rights agreements as exhibits to the registration statement of which this prospectus is a part. For additional information regarding our obligations under the registration rights agreement, see “—Registration Rights; Liquidated Damages.”

We are making the exchange offers in reliance on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us. However, we have not sought our own no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offers as it has in these no-action letters to third parties. Based on these interpretations by the staff of the SEC, we believe that, with the exceptions set forth below, you may offer for resale, resell or otherwise transfer any registered senior secured note or registered senior note issued to you in the exchange offers without further registration under the Securities Act or delivery of a prospectus if you:

•	are not our “affiliate,” as defined under Rule 405 under the Securities Act;

•	are acquiring the registered senior secured notes or registered senior notes, as applicable, in the ordinary course of your business;

•	are not engaging in, and do not intend to engage in, a distribution, within the meaning of the Securities Act, of the registered senior secured notes or registered senior notes;

•	do not have an arrangement or understanding with any person to participate in a distribution of the registered senior secured notes or registered senior notes; and

•	are not a broker-dealer who acquired unregistered senior secured notes or unregistered senior notes from us to resell them under Rule 144A of the Securities Act or any other exemption available under the Securities Act.

If you do not satisfy these criteria:

•	you will not be able to rely on the interpretations of the staff of the SEC in connection with resale or other transfer of registered senior secured notes or registered senior notes; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption from such requirements available to you, in connection with the sale, resale or other transfer of the registered senior secured notes or registered senior notes.

Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the registered senior secured notes or registered senior notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered senior secured notes or registered senior notes for its own account in exchange for unregistered senior secured notes or unregistered senior notes it acquired for its own account as a result of market-making or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. This will not be an admission by the broker-dealer that it is an underwriter within the meaning of the Securities Act. See “Plan of Distribution.” Broker-dealers who acquired unregistered senior secured notes or unregistered senior notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC staff’s interpretations discussed above and must comply with the prospectus delivery requirements of the Securities Act in order to sell the unregistered senior secured notes or unregistered senior notes.

Consequences of Failure to Exchange

If you do not exchange your unregistered senior secured notes or unregistered senior notes for registered senior secured notes or registered senior notes, as applicable, pursuant to the exchange offers, your unregistered senior secured notes or unregistered senior notes will continue to be subject to restrictions on transfer as described in the legend on those respective securities. Unregistered senior secured notes or unregistered senior notes not exchanged pursuant to the exchange offers will continue to remain outstanding in accordance with their terms. In general, the unregistered senior secured notes or unregistered senior notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the unregistered senior secured notes or unregistered senior notes under the Securities Act.

Participation in the exchange offers is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered unregistered senior secured notes or unregistered senior notes pursuant to the terms of these exchange offers, we will have fulfilled a covenant contained in the registration rights agreements. If you do not tender your unregistered senior secured notes or unregistered senior notes in the exchange offers, you will continue to hold the unregistered senior secured notes or unregistered senior notes and will be entitled to all the rights, and subject to the limitations, applicable to the unregistered senior secured notes or unregistered senior notes under the applicable indenture, except for any rights under the registration rights agreements that by their terms terminate or cease to have further effectiveness as a result of the making of the exchange offers. All unregistered senior secured notes or unregistered senior notes not tendered as part of these exchange offers will continue to be subject to the restrictions on transfer described in the senior secured notes indenture or senior indenture, as applicable. To the extent that unregistered senior secured notes or unregistered senior notes are tendered and accepted in these exchange offers, the trading market for and liquidity of untendered unregistered senior secured notes and untendered unregistered senior notes could be adversely affected.

Terms of the Exchange Offers

•	Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered senior secured notes and unregistered senior notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the expiration date. When we refer to the expiration date, we mean 5:00 pm, New York City time, on , 2006.

•	You should read “—Expiration Date; Extensions; Amendments” below for an explanation of how the expiration date may be amended.

•	We will issue $1,000 principal amount of registered senior secured notes or registered senior notes, as applicable, in exchange for each $1,000 principal amount of outstanding unregistered senior secured notes or unregistered senior notes accepted in the exchange offers, respectively.

•	You may exchange some or all of your unregistered senior secured notes or unregistered senior notes pursuant to the exchange offers. However, unregistered senior secured notes or unregistered senior notes may be exchanged only in integral multiples of $1,000 of principal amount.

•	The form and terms of the registered senior secured notes and registered senior notes are identical in all material respects to the form and terms of the unregistered senior secured notes or unregistered senior notes, respectively, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the unregistered senior secured notes and unregistered senior notes. The registered senior secured notes and registered senior notes will evidence the same debt as the unregistered senior secured notes and unregistered senior notes, as applicable, and will be issued pursuant to, and entitled to the benefits of, the respective indentures pursuant to which the unregistered senior secured notes and unregistered senior notes were issued.

•	As of the date of this prospectus, unregistered senior secured notes representing $40.0 million in aggregate principal amount and unregistered senior notes representing $200.0 million were outstanding and there was one registered holder of each, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to others believed to have beneficial interests in the unregistered senior secured notes and the unregistered senior notes.

•	We will be deemed to have accepted validly tendered unregistered senior secured notes and unregistered senior notes when, as, and if we have given oral notice (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered senior secured notes and registered senior notes from us. If any tendered unregistered senior secured notes or tendered unregistered senior notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading “—Conditions to the Exchange Offers” or otherwise, certificates for any of these unaccepted unregistered senior secured notes or unregistered senior notes will be returned, without expense, to the tendering holder of those unregistered senior secured notes or unregistered senior notes as soon as practicable after the expiration date, unless the exchange offers are extended. In the case of unregistered senior secured notes or unregistered senior notes tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company (“DTC”) pursuant to the book-entry transfer procedures described below, these unregistered senior secured notes or unregistered senior notes will be credited to an account maintained with DTC, as soon as practicable after the expiration date.

•	We are not conditioning the exchange offers upon the tender of any minimum aggregate principal amount of unregistered senior secured notes or unregistered senior notes.

•	The exchange offers are subject to the condition that the exchange offers not violate applicable law or applicable interpretations of the staff of the SEC. See “—Conditions to the Exchange Offers.”

•	We may accept tendered unregistered senior secured notes or tendered unregistered senior notes by giving oral or written notice to the exchange agent. We must promptly confirm oral notice in writing. The exchange agent will act as your agent for the purpose of receiving the registered senior secured notes or registered senior notes from us and delivering them to you.

•	You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered senior secured notes or unregistered senior notes. We will pay all charges and expenses applicable to the exchange offers, other than taxes specified under “—Transfer Taxes.” See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The exchange offers will expire at 5:00 p.m., New York City time, on the expiration date, unless we, in our sole discretion, extend the exchange offers. In this case, the term expiration date means the latest time and date to which the exchange offers are extended. We may extend the exchange offers at any time and from time to time by giving oral or written notice to the exchange agent and by publicly announcing the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We must promptly confirm oral notice in writing. We may also accept all properly tendered unregistered senior secured notes or properly tendered unregistered senior notes as of the expiration date and extend the expiration date in respect of the remaining outstanding unregistered senior secured notes or unregistered senior notes. We may, in our sole discretion:

•	amend the terms of the exchange offers in any manner;

•	delay acceptance of any unregistered senior secured notes or unregistered senior notes, or terminate the exchange offer and refuse to accept any unregistered senior secured notes or unregistered senior notes not previously accepted, if any of the condition described under “—Conditions to the Exchange Offers” shall have occurred and shall not have been waived by us;

•	extend the expiration date of the exchange offers;

•	purchase or make offers for any unregistered senior secured notes or unregistered senior notes that remain outstanding after the expiration date; or

•	to the extent permitted by applicable law, purchase unregistered senior secured notes or unregistered senior notes in the open market, in privately negotiated transactions, or otherwise.

The terms of the purchases or offers described in the fourth or fifth clauses above could differ from the terms of the exchange offers.

We will give you prompt notice of any amendment, delay in acceptance, termination or extension. If we materially amend the exchange offers, or if we waive a material condition of the exchange offers, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform you of the amendment or waiver and we will extend the exchange offers to the extent required by law. We are generally required to extend the exchange offers if we amend the exchange offers in any material respect, including by waiving the occurrence of a material condition, such that at least five business days remain in the offer period after the amendment. Similarly, if we reduce the amount of notes we are offering to exchange or change the consideration offered, we are generally required to extend the exchange offers such that at least ten business days remain in the offer period after the reduction or change. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

In order to keep the registration statement effective for the period required by the exchange offers and registration rights agreement, we may file post-effective amendments to the registration statement.

Procedures For Tendering

Only a holder of unregistered senior secured notes or unregistered senior notes may tender them in the exchange offers. For purposes of the exchange offers, the term “holder” or “registered holder” includes any participant in DTC whose name appears on a security position listing as a holder of unregistered senior secured notes or unregistered senior notes.

Except as set forth under “—Book-Entry Transfer,” to tender in the exchange offers, you must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a copy to the exchange agent prior to the expiration date. In addition:

•	the exchange agent must receive certificates for the unregistered senior secured notes or unregistered senior notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive prior to the expiration date a timely confirmation of a book-entry transfer of the unregistered senior secured notes or unregistered senior notes, if that procedure is available, into the exchange agent’s account at DTC following the procedure for book-entry transfer described below, along with the letter of transmittal or an agent’s message in place of the letter of transmittal; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth under “—Exchange Agent” prior to the expiration date.

If you wish to tender your unregistered senior secured notes or unregistered senior notes and you cannot cause such notes or any other required documents to be transmitted to and received by the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your unregistered senior secured notes or unregistered senior notes according to the guaranteed delivery procedures described in this section under the heading “—Guaranteed Delivery Procedures.”

Your tender, if not withdrawn before the expiration date, will constitute an agreement between you, us and the exchange agent in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If you tender less than all the unregistered senior secured notes or unregistered senior notes held, you should fill in the amount of unregistered senior secured notes or unregistered senior notes being tendered in the appropriate box on the letter of transmittal. The exchange agent will deem the entire amount of unregistered senior secured notes or unregistered senior notes delivered to it to have been tendered unless you have indicated otherwise.

THE METHOD OF DELIVERY OF UNREGISTERED SENIOR SECURED NOTES AND UNREGISTERED SENIOR NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED SENIOR SECURED NOTES OR UNREGISTERED SENIOR NOTES TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

If you beneficially own unregistered senior secured notes or unregistered senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to participate in the exchange offers, you should promptly contact the registered holder and instruct that person to tender your unregistered senior secured notes or unregistered senior notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered senior secured notes or unregistered senior notes, either make appropriate arrangements to register ownership of the unregistered senior secured notes or unregistered senior notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered unregistered senior secured notes or unregistered senior notes. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered senior secured notes or unregistered senior notes not properly tendered or any unregistered senior secured notes or unregistered senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular unregistered senior secured notes or unregistered senior notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless we waive them, you must cure any defects or irregularities in connection with tenders of unregistered senior secured notes or unregistered senior notes within the time that we will determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered senior secured notes or unregistered senior notes, neither we, the exchange agent, nor any other person will be under any duty to give notification of defects or irregularities and will not incur any liability for failure to give such notification. Tenders of unregistered senior secured notes or unregistered senior notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any unregistered senior secured notes or unregistered senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offers are extended. In the case of unregistered senior secured notes or unregistered senior notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, these unregistered senior secured notes or unregistered senior notes will be credited to an account maintained with DTC, as soon as practicable after the expiration date.

By tendering unregistered senior secured notes or unregistered senior notes in exchange for registered senior secured notes or registered senior notes and by signing the letter of transmittal, or delivering an agent’s message in lieu of the letter of transmittal, you will be representing that, among other things:

•	the registered senior secured notes or registered senior notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the registered senior secured notes or registered senior notes within the meaning of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the registered senior secured notes or registered senior notes;

•	you are not an “affiliate” of ours, as defined under Rule 405 of the Securities Act; and

•	you acknowledge and agree that any person who is a broker-dealer or is participating in the exchange offers for the purpose of distributing the registered senior secured notes or registered senior notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives registered senior secured notes or registered senior notes for its own account in exchange for unregistered senior secured notes or unregistered senior notes, where those unregistered senior secured notes or unregistered senior notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those registered senior secured notes or registered senior notes. See “Plan of Distribution.”

In all cases, issuance of registered senior secured notes or registered senior notes for unregistered senior secured notes or unregistered senior notes that are accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of certificates for these unregistered senior secured notes or unregistered senior notes or a timely book-entry confirmation of these unregistered senior secured notes or unregistered senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal and all other required documents. If any tendered unregistered senior secured notes or unregistered senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if unregistered senior secured notes or unregistered senior notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged unregistered senior secured notes or unregistered senior notes will be returned without expense to the tendering holder thereof or, in the case of unregistered senior secured notes or unregistered senior notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, these unexchanged unregistered senior secured notes or unexchanged unregistered senior notes will be credited to an account maintained with DTC, in each case, as soon as practicable after the expiration or termination of the exchange offers.

Signature Requirements and Signature Guarantee

You must arrange for an eligible institution to guarantee your signature on the letter of transmittal or a notice of withdrawal, unless the unregistered senior secured notes or unregistered senior notes are tendered:

•	by the registered holder of the unregistered senior secured notes or unregistered senior notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution, as defined below.

We refer to an institution that is a recognized member in good standing of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program as an eligible institution.

If a letter of transmittal is signed by a person other than the registered holder of any unregistered senior secured notes or unregistered senior notes listed in the letter of transmittal, the unregistered senior secured notes or unregistered senior notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder’s name appears on the unregistered senior secured notes or unregistered senior notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, sign or endorse any required documents, they should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

Book-Entry Transfer

The exchange agent will make a request promptly after the date of this prospectus to establish an account at DTC for the unregistered senior secured notes or unregistered senior notes. Once the exchange agent establishes the account, any financial institution that is a participant in DTC may make book-entry delivery of unregistered senior secured notes or unregistered senior notes being tendered by causing DTC to transfer those unregistered senior secured notes or unregistered senior notes into the exchange agent’s account for the unregistered senior secured notes or unregistered senior notes in accordance with DTC’s procedures for transfer. However, the exchange agent will only exchange the unregistered senior secured notes or unregistered senior notes so tendered after it confirms their book-entry transfer into the exchange agent’s account, and receives a completed and executed letter of transmittal with any required signature guarantee—or an agent’s message in lieu thereof—and all other required documents before the expiration date.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgement from a participant tendering unregistered senior secured notes or unregistered senior notes stating:

•	the aggregate principal amount of unregistered senior secured notes or unregistered senior notes that have been tendered by such participant;

•	that the participant has received the letter of transmittal and agrees to be bound by its terms; and

•	that we may enforce the letter of transmittal against the participant.

Although you may deliver unregistered senior secured notes or unregistered senior notes through DTC into the exchange agent’s account at DTC, you must provide the exchange agent with a completed and executed letter of transmittal with any required signature guarantee—or an agent’s message in lieu thereof—and all other required documents before the expiration date. If you comply with the guaranteed delivery procedures described below, you must provide the letter of transmittal—or an agent’s message in lieu thereof—to the exchange agent within the time period provided. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

If you wish to tender your unregistered senior secured notes or unregistered senior notes and:

•	your unregistered senior secured notes or unregistered senior notes are not immediately available;

•	you are unable to deliver on time your unregistered senior secured notes or unregistered senior notes, the letter of transmittal or any other document that you are required to deliver to the exchange agent; or

•	you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your unregistered senior secured notes or unregistered senior notes according to the guaranteed delivery procedures described in the letter of transmittal.

These procedures require that:

•	you make the tender through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a notice of guaranteed delivery, substantially in the form provided by the exchange agent, by facsimile transmission, mail or hand delivery, setting forth your name and address and the amount of unregistered senior secured notes or unregistered senior notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered senior secured notes or unregistered senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal—or an agent’s message in lieu thereof—with any required signature guarantees will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered unregistered senior secured notes or unregistered senior notes, in proper form for transfer, or confirmation of a book-entry transfer, as the case may be, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tenders of unregistered senior secured notes or unregistered senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of unregistered senior secured notes or unregistered senior notes to be effective, the exchange agent must receive from you a written notice of withdrawal prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having tendered the unregistered senior secured notes or unregistered senior notes to be withdrawn;

•	identify the unregistered senior secured notes or unregistered senior notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered senior secured notes or unregistered senior notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered senior secured notes or unregistered senior notes were tendered, including any required signature guarantees; and

•	specify the name in which these unregistered senior secured notes or unregistered senior notes are registered, if different from that of the person having tendered the unregistered senior secured notes or unregistered senior notes to be withdrawn.

If unregistered senior secured notes or unregistered senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered senior secured notes or unregistered senior notes and otherwise comply with the procedures of DTC.

All questions as to the validity, form, eligibility, and time of receipt of these notices will be determined by us. This determination will be final and binding on all parties. Any unregistered senior secured notes or unregistered senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. No registered senior secured notes or registered senior notes will be issued in exchange for unregistered senior secured notes or unregistered senior notes so withdrawn, unless the unregistered senior secured notes or unregistered senior notes so withdrawn are validly retendered. We will return any unregistered senior secured notes or unregistered senior notes which have been tendered for exchange but which are not exchanged for any reason to the holder of the unregistered senior secured notes or unregistered senior notes without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offers. Properly withdrawn unregistered senior secured notes or unregistered senior notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Acceptance of Unregistered Senior Secured Notes or Unregistered Senior Notes for Exchange; Delivery of Registered Senior Secured Notes or Registered Senior Notes

Upon satisfaction or waiver of all of the conditions to the exchange offers, we will accept, promptly after the expiration date, all unregistered senior secured notes or unregistered senior notes that have been validly tendered and not withdrawn, and will promptly issue the applicable registered senior secured notes or registered senior notes after the expiration of the exchange offers. For purposes of the exchange offers, we will be deemed to have accepted validly tendered unregistered senior secured notes or validly tendered unregistered senior notes for exchange if and when we have given written notice of such acceptance to the exchange agent.

For each unregistered senior secured note or unregistered senior note accepted for exchange, the holder of the unregistered senior secured note or unregistered senior note will receive, as applicable, a registered senior secured note or registered senior note having a principal amount equal to that of the surrendered unregistered note. The registered senior secured notes or registered senior notes will bear interest from the most recent date to which interest has been paid on the unregistered senior secured notes or unregistered senior notes. Accordingly, registered holders of registered senior secured notes or registered senior notes on the relevant record date for the first interest payment date following the completion of the exchange offers will receive interest accruing from the most recent date to which interest has been paid. Unregistered senior secured notes or unregistered senior notes accepted for exchange will cease to accrue interest from and after the date we accept them for exchange. You will not receive any payment for accrued interest on the unregistered senior secured notes or unregistered senior notes otherwise payable on any interest payment date if the record date occurs on or after date on which we accept the unregistered senior secured notes or unregistered senior notes for exchange and you will be deemed to have waived your rights to receive the accrued interest on the unregistered senior secured notes or unregistered senior notes.

If we do not accept any tendered unregistered senior secured notes or unregistered senior notes for any reason or if you submit unregistered senior secured notes or unregistered senior notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged unregistered senior secured notes or unregistered senior notes at our expense or, if the unregistered senior secured notes or unregistered senior notes were tendered by book-entry transfer, the exchange agent will credit the non-exchanged unregistered senior secured notes or unregistered senior notes to an account maintained with DTC. In either case, these unregistered senior secured notes or unregistered senior notes will be returned promptly after the expiration or termination of the exchange offers.

Registration Rights; Liquidated Damages

Pursuant to the terms of the registration rights agreements, we agreed to use our reasonable best efforts to complete the exchange offers and issue the registered senior secured notes and registered senior notes in exchange for the unregistered senior secured notes and unregistered senior notes, respectively. The following description is a summary of the material provisions of the registration rights agreements. It does not restate these agreements in their entirety. We urge you to read the registration rights agreements, which are filed as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreements we agreed, among other things, to:

•	file a registration statement with the SEC relating to the exchange offers under the Securities Act no later than May 20, 2006;

•	use our reasonable best efforts to cause the exchange offers registration statement to be declared effective under the Securities Act on or before September 17, 2006;

•	keep the exchange offers open for acceptance for at least 30 days after notice of the exchange offers is mailed to holders of the unregistered senior secured notes and unregistered senior notes;

•	use our reasonable best efforts to keep the exchange offers registration statement effective until consummation of the exchange offers pursuant to their terms;

•	commence and use our reasonable best efforts to consummate the exchange offers not later than 30 days following the date of effectiveness of the exchange offers registration statement;

•	promptly after the close of the exchange offers, accept for exchange all unregistered senior secured notes and unregistered senior notes validly tendered for exchange prior to the expiration of the exchange offers;

•	promptly after the close of the exchange offers, deliver all validly tendered unregistered senior secured notes and unregistered senior notes to The Bank of New York Trust Company, N.A., as trustee, and cause the trustee to promptly deliver registered senior secured notes or registered senior notes to each holder equal in aggregate principal amount to the unregistered senior secured notes or unregistered senior notes, as applicable, tendered for exchange by such holder.

Under the registration rights agreement, we agreed to file a shelf registration statement if:

•	we or the holders of a majority in aggregate principal amount of the unregistered senior secured notes or unregistered senior notes determine, in our or their reasonable judgment, that they will not receive registered senior secured notes or registered senior notes that would be tradable without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable blue sky or state securities laws;

•	we are not permitted to effect the exchange offers under applicable law or applicable interpretations of law by the SEC staff prior to December 21, 2005;

•	for any reason, the exchange offers are not consummated within 210 days after we issued the unregistered senior secured notes or unregistered senior notes;

•	within 20 business days of the consummation of the exchange offers, any holder of unregistered senior secured notes or unregistered senior notes notifies us that it:

(1) is not entitled to participate in the exchange offers by law or SEC policy;

(2) may not resell the registered senior secured notes or registered senior notes acquired by it in the exchange offers to the public without restriction under applicable state and federal securities laws; or

(3) is a broker-dealer holding unregistered senior secured notes or unregistered senior notes acquired directly from us or any of our respective affiliates.

If we have not yet filed an exchange offers registration statement and we are required to file a shelf registration statement, we must file the shelf registration statement 60 days following delivery of the notice triggering our obligation to file such shelf registration statement. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective as promptly as practicable after the filing thereof and no later than 90 days after the date such shelf registration statement was filed.

If the shelf registration statement is filed, we will use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until the second anniversary of the effective date of the shelf registration statement or a shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or there cease to be any outstanding notes.

A holder who sells unregistered senior secured notes or unregistered senior notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the unregistered senior secured notes and unregistered senior notes copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to some of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution obligations).

The registration rights agreement requires us to pay the holders of the unregistered notes liquidated damages under certain circumstances. We have agreed to pay liquidated damages to the holders if:

•	we fail to file any of the registration statements required by the registration rights agreements on or prior to the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we have not exchanged registered senior secured notes and registered senior notes for all validly tendered unregistered senior secured notes or registered senior notes, as applicable, within 30 days after the exchange offers are declared effective by the SEC; or

•	the exchange offers registration statement or the shelf registration statement is declared effective by the SEC, but thereafter, shall either be withdrawn by us or shall become subject to an effective stop order suspending the effectiveness of such registration statement, and we fail to file and have declared effective within 30 days an additional registration statement.

If any of these events occurs, we will pay liquidated damages to each holder of registrable senior secured notes and registrable senior notes, during the first 90-day period immediately following the occurrence of such event in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. Thereafter, the weekly liquidated damages amount will increase by $.05 per $1,000 principal amount of the notes following each subsequent 90-day period following such event up to a maximum of $.20 per week per $1,000 principal amount of notes, until the event is cured. All accrued liquidated damages will be paid in the same manner as interest payments on the notes on semiannual damages payment dates that correspond to interest payment dates for the notes. Following the cure of an event, the accrual of liquidated damages will cease.

The exchange offers are intended to satisfy our exchange offer obligations under the registration rights agreements.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we are not required to accept for exchange, or to issue registered senior secured notes or registered senior notes for, any unregistered senior secured notes or unregistered senior notes, respectively, and we may terminate or amend the exchange offers as provided in this prospectus before we accept unregistered senior secured notes or unregistered senior notes, if the exchange offers violate applicable law, or any applicable interpretation of the staff of the SEC.

If we waive or amend the conditions above, we will, if required by law, extend the exchange offers for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offers would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us in whole or in part at any time prior to the expiration of the exchange offers in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right that we may assert at any time and from time to time.

The exchange offers are not conditioned upon any minimum principal amount of unregistered senior secured notes or unregistered senior notes being tendered.

Exchange Agent

We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offers. The Bank of New York Trust Company, N.A. also acts as trustee under the senior secured notes indenture and the senior notes indenture. You should send all executed letters of transmittal to the exchange agent and direct all communications with the exchange agent, including requests for assistance or for additional copies of this prospectus or of the letters of transmittal and requests for notices of guaranteed delivery, as follows:

THE BANK OF NEW YORK TRUST COMPANY, N.A., EXCHANGE AGENT

By Mail, Hand or Overnight Delivery:	The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street - 7 East
New York, NY 10286
Attn: Mr. David Mauer

By Facsimile for Eligible Institutions:	(212) 298-1915

For Information:	(212) 815-3687

IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, YOUR DELIVERY OR INSTRUCTIONS WILL NOT BE EFFECTIVE AND WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will bear all expenses of the exchange offers. We are making the principal solicitation pursuant to the exchange offers by mail. Our officers and employees and our affiliates may also make solicitations in person, by telegraph, telephone or facsimile transmission.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse its reasonable out-of-pocket costs and expenses and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offers. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered senior secured notes and unregistered senior notes and in handling or forwarding tenders for exchange.

Transfer Taxes

We will pay any transfer taxes applicable to the exchange of unregistered senior secured notes or unregistered senior notes pursuant to the exchange offers. If, however, a transfer tax is imposed for any reason other than the exchange of unregistered senior secured notes or unregistered senior notes pursuant to the exchange offers, then the amount of any of these transfer taxes—whether imposed on you or any other person—will be payable by you.

For example, you will pay transfer taxes, if:

•	registered senior secured notes or registered senior notes for principal amounts not tendered, or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the unregistered senior secured notes or unregistered senior notes tendered; or

•	tendered unregistered senior secured notes or unregistered senior notes are registered in the name of any person other than the person signing the letter of transmittal.

If you do not submit satisfactory evidence of payment of taxes for which you are liable or exemption from them with your letter of transmittal, we will bill you for the amount of these transfer taxes directly.

Accounting Treatment

We will record the registered senior secured notes and registered senior notes at the same carrying value as the senior secured notes or registered senior notes, as reflected in our accounting records on the date of the exchange. For accounting purposes, we will not recognize gain or loss upon the exchange of the registered senior secured notes or registered senior notes for unregistered senior secured notes or unregistered senior notes. We will amortize expenses incurred in connection with the issuance of the registered senior secured notes or registered senior notes over the term of the registered senior secured notes and registered senior notes.

Appraisal or Dissenters’ Rights

You will not have appraisal or dissenters’ rights in connection with the exchange offers.

DESCRIPTION OF THE REGISTERED SENIOR SECURED NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, references to “senior secured notes issuers,” “we,” “our” and “us” refer only to The Majestic Star Casino, LLC and The Majestic Star Casino Capital Corp., and not to their subsidiaries. The term “Additional Senior Secured Notes” in this section refers to the registered senior secured notes offered in the exchanges offers.

General

The Additional Senior Secured Notes will be issued under an existing indenture (the “Senior Secured Notes Indenture”) dated as of October 7, 2003, as amended or supplemented, among the senior secured notes issuers, the Subsidiary Guarantors and The Bank of New York as trustee (including The Bank of New York Trust Company, N.A., as the successor trustee, the “Senior Secured Notes Trustee”). On October 7, 2003, $260.0 million in aggregate principal amount of 9 1/2% Senior Secured Notes due 2010 were initially issued by the Senior Secured Notes Issuers under the Senior Secured Notes Indenture (such notes, together with any exchange notes issued in exchange therefor, the “Existing Senior Secured Notes”). The terms of the Additional Senior Secured Notes include those stated in the Senior Secured Notes Indenture and those made part of the Senior Secured Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summary of certain provisions of the Senior Secured Notes Indenture, the Security Documents (as defined below), the Intercreditor Agreement (as defined below) and the Senior Secured Notes Registration Rights Agreement among the Senior Secured Notes Issuers, the Subsidiary Guarantors and the Initial Purchasers (the “Additional Senior Secured Notes Registration Rights Agreement”) does not purport to be complete and is qualified in its entirety by reference to the Senior Secured Notes Indenture, the Security Documents, the Intercreditor Agreement and the Senior Secured Notes Registration Rights Agreement, including the definitions therein of certain terms used below. We have filed copies of the Senior Secured Notes Indenture, the Security Documents, the Intercreditor Agreement and the Additional Senior Secured Notes Registration Rights Agreement as exhibits to the registration statement which includes this prospectus. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.”

The Additional Senior Secured Notes will be senior secured obligations of the Senior Secured Notes Issuers and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Senior Secured Notes Issuers and equal in right of payment with all existing and future senior Indebtedness of the Senior Secured Notes Issuers, including the Existing Senior Notes and the Credit Facility. The Senior Secured Notes will be without recourse to the Members.

The Additional Senior Secured Notes and the Subsidiary Guarantees will be secured by the Collateral, as set forth below under “—Security.” The Additional Senior Secured Notes will be secured by the Collateral equally and ratably with the Existing Senior Secured Notes. Borrowings under the Credit Facility are secured by the Collateral. The Liens on the Collateral securing the Senior Secured Notes and the Subsidiary Guarantees are contractually subordinated, pursuant to the Intercreditor Agreement, to the Lien on the Collateral securing up to $80.0 million of borrowings under the Credit Facility.

The Corporate Senior Secured Notes Co-Issuer is a wholly owned subsidiary of Majestic and was incorporated solely for the purpose of serving as a co-issuer of the Senior Secured Notes. The Corporate Senior Secured Notes Co-Issuer does not and will not have any material operations or assets and does not and will not have any revenues. As a result, prospective investors should not expect the Corporate Senior Secured Notes Co-Issuer to participate in servicing the principal, interest, Liquidated Damages, if any, premium or any other payment obligations on the Additional Senior Secured Notes. See “—Certain Covenants—Restrictions on Activities of the Corporate Senior Secured Notes Co-Issuer.”

The Additional Senior Secured Notes will be guaranteed (the “Subsidiary Guarantees”) on a senior secured basis by each of Majestic’s existing and future Restricted Subsidiaries (other than the Corporate Senior Notes Co-Issuer). As of the Additional Senior Secured Notes Issue Date all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under “Certain Definitions—Unrestricted Subsidiary,” Majestic will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted

Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Secured Notes Indenture nor will their assets be included in the collateral.

The Senior Secured Notes will be issued in the form of one or more global Senior Secured Notes, without coupons, and in denominations of $1,000 and integral multiples thereof.

Principal, Maturity and Interest

The Senior Secured Notes Indenture does not limit the aggregate principal amount of Senior Secured Notes that we may issue under the Senior Secured Notes Indenture and provides that, subject to the covenant in the Senior Secured Indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,” additional Senior Secured Notes may be issued thereunder from time to time, without the consent of the Holders of previously issued Senior Secured Notes (including the Additional Senior Secured Notes), in an aggregate principal amount to be determined from time to time by the Senior Secured Notes Issuers; provided, that additional Senior Secured Notes may not be issued with original issue discount as determined under section 1271 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”). The Additional Senior Secured Notes, the Existing Senior Secured Notes and any additional Senior Secured Notes will be substantially identical, other than the issuance dates and the dates from which interest will accrue and in the case of any exchanged Existing Senior Secured Notes and any Additional Senior Secured Notes issued in the Additional Senior Secured Notes Exchange Offer (the “Additional Senior Secured Exchange Notes”), the accrual of Liquidated Damages thereon. Any Additional Senior Secured Notes that remain outstanding after completion of the Additional Senior Secured Notes Exchange Offer, together with the Additional Senior Secured Exchange Notes issued in connection with the Additional Senior Secured Notes Exchange Offer and the Existing Senior Secured Notes, will be treated as a single class of securities under the Senior Secured Notes Indenture. As a result of the Additional Senior Secured Notes Exchange Offer, the Additional Senior Secured Exchange Notes will be fungible with the registered Existing Senior Secured Notes for federal income tax purposes and will have the same CUSIP number or numbers and be represented by the same global Senior Secured Note or Senior Secured Notes. Unless the context otherwise required, for all purposes of the Senior Secured Notes Indenture and this “Description of the Additional Senior Secured Notes,” references to the Senior Secured Notes include the Additional Senior Secured Exchange Notes, the Existing Senior Secured Notes and any additional Senior Secured Notes actually issued.

The Senior Secured Notes will mature on October 15, 2010.

Interest on the Additional Senior Secured Notes will be due and payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2006, to Holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the Additional Senior Secured Notes will accrue from the most recent date on which interest has been paid to and including the date of the issuance of the Additional Senior Secured Notes offered hereby (the “Additional Senior Secured Notes Issue Date”). The Additional Senior Secured Notes will bear interest at 9 1/2% per annum from the Additional Senior Secured Notes Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Liquidated Damages may accrue on the Additional Senior Secured Notes in certain circumstances pursuant to the Registration Rights Agreement. The Additional Senior Secured Notes will be payable both as to principal and interest at the office or agency of the Senior Secured Notes Issuers maintained for such purpose within The City of New York or, at the option of the Senior Secured Notes Issuers, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders. Until otherwise designated by the Senior Secured Notes Issuers, the Senior Secured Notes Issuers’ office or agency will be the office of the Senior Secured Notes Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Redemption

Optional Redemption on or after October 15, 2007.  Except as set forth below, we may not redeem the Senior Secured Notes at our option before October  15, 2007. Thereafter, the Senior Secured Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Senior Secured Notes and Liquidated Damages, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on October 15 of the years indicated below:

Year	Percentage

2007	104.750%
2008	102.375%
2009 and thereafter	100.000%

Optional Redemption Upon Certain Equity Offerings.  Notwithstanding the foregoing, at any time or from time to time prior to October 15, 2006, we may redeem, at our option, up to 35% of the aggregate principal amount of the Senior Secured Notes then outstanding at a redemption price of 109.5% of the principal amount of the Senior Secured Notes, plus accrued and unpaid interest on the Senior Secured Notes and Liquidated Damages, if any, through the applicable date of redemption, with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, that (i) such redemption shall occur within 60 days of the date of closing of such Qualified Equity Offerings and (ii) at least 65% of the aggregate principal amount of Senior Secured Notes issued on or after the Issue Date remains outstanding immediately after giving effect to each such redemption.

Regulatory Redemption.  The Senior Secured Notes will also be redeemable by us, in whole or in part, at any time upon not less than 20 business days nor more than 60 days’ notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount of the Senior Secured Notes plus accrued and unpaid interest on the Senior Secured Notes (or, if required by any Gaming Authority, the fair market value of such Senior Secured Notes, or such other amount as may be required by applicable law or order of such Gaming Authority) and Liquidated Damages (if permitted by relevant Gaming Authorities), if any, to the redemption date, pursuant to a Required Regulatory Redemption. In addition, where such redemption is required because the Holder or beneficial owner of Senior Secured Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified, we shall have the right to require any such Holder or beneficial owner to dispose of its Notes upon 30 days’ notice (or such earlier date as may be required by the applicable Gaming Authority).

If less than all of the Senior Secured Notes are to be redeemed at any time, selection of Senior Secured Notes for redemption will be made by the Senior Secured Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Secured Notes are listed, or, if the Senior Secured Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Secured Notes Trustee deems to be fair and reasonable; provided, that Senior Secured Notes of $1,000 or less may not be redeemed in part. Except in the case of a Required Regulatory Redemption requiring less notice, notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder’s registered address. If any Senior Secured Note is to be redeemed in part only, the notice of redemption that relates to such Senior Secured Note will state the portion of the principal amount thereof to be redeemed. A new Senior Secured Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder of that Senior Secured Note upon cancellation of the original Senior Secured Note. On and after the date of redemption, interest will cease to accrue on Senior Secured Notes or portions thereof called for redemption, unless we default in making such redemption payment.

Mandatory Redemption.  The Senior Secured Notes will not be subject to any mandatory redemption (except for a Required Regulatory Redemption) or have the benefit of any sinking fund.

Subsidiary Guarantors

The repayment of the Additional Senior Secured Notes will be unconditionally and irrevocably guaranteed, jointly and severally, on a senior secured basis by all present and future Restricted Subsidiaries (other than the Corporate Senior Secured Notes Co-Issuer, which is a co-issuer of the Additional Senior Secured Notes) (the

“Subsidiary Guarantees”). Such Subsidiary Guarantees will rank equally in right of payment with such Subsidiary Guarantor’s guarantee of the Existing Senior Secured Notes. The Senior Secured Notes Indenture provides that so long as any Senior Secured Notes remain outstanding, any future Restricted Subsidiary shall enter into and remain subject to a Subsidiary Guarantee.

If all of the Capital Stock of any Subsidiary Guarantor is sold by Majestic or any of its Subsidiaries to a Person (other than Majestic or any of its Subsidiaries) in a transaction that complies with the terms of the Senior Secured Notes Indenture, and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under “—Certain Covenants—Limitation on Asset Sales,” then such Subsidiary Guarantor shall be released and discharged from all of its Obligations under its Subsidiary Guarantee and the Senior Secured Notes Indenture.

The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Subsidiary Guarantor insolvent.

Security

Pursuant to certain mortgages, security agreements and related agreements, we have assigned and pledged to the Senior Secured Notes Trustee, for the benefit of the Senior Secured Notes Trustee and the Holders, as security for our obligations with respect to the Senior Secured Notes, substantially all of our assets and the assets of the Restricted Subsidiaries, other than the Excluded Assets. However, to the extent that certain assets securing obligations under the Credit Facility consist of assets that are not perfected by filing a UCC financing statement, and that require that we cause the Collateral Agent to obtain “control” (as defined in the Uniform Commercial Code) or possession of such assets (and we are unable to cause the Collateral Agent to obtain such control or possession), such assets may not constitute part of the collateral securing the Senior Secured Notes (the “Collateral”). The Collateral includes, among other things, our Capital Stock, the Capital Stock of the Restricted Subsidiaries, the assets of each of our and the Restricted Subsidiaries’ casinos, all furniture, fixtures and equipment belonging to us and the Restricted Subsidiaries and our and the Restricted Subsidiaries’ rights to the service mark “Majestic Star Casino” and “Fitzgeralds” and other related trademarks. The Senior Secured Notes Trustee’s security interest in the Collateral is subordinated to a lien securing up to $80.0 million of Indebtedness outstanding under our Credit Facility. See “—Intercreditor Agreement.”

The proceeds of any sale of the Collateral following an Event of Default may not be sufficient to satisfy payments due on the Senior Secured Notes. In addition, the ability of the Holders to realize upon the Collateral may be limited pursuant to applicable laws, including gaming, bankruptcy or securities laws.

If an Event of Default occurs and is continuing, the Senior Secured Notes Trustee, on behalf of the Holders, in addition to any rights or remedies available to it under the Senior Secured Notes Indenture and the Security Documents, may, subject to the Intercreditor Agreement and applicable Gaming Laws, take such action as it deems advisable and as is permitted under the Security Documents, to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the Senior Secured Notes Trustee from any such sale or foreclosure will, subject to the Intercreditor Agreement, be applied by the Senior Secured Notes Trustee first to pay the expenses of such sale or foreclosure and fees and other amounts then payable to the Senior Secured Notes Trustee under the Senior Secured Notes Indenture, and thereafter to pay amounts due and payable with respect to the Senior Secured Notes.

The Senior Secured Notes Trustee’s ability to foreclose upon the Collateral also will be limited by relevant Gaming Laws, which generally require that persons who own or operate a casino or own equity securities of a gaming licensee (including capital stock) or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in the State of Colorado, Mississippi or Indiana unless the person is found qualified or suitable by the relevant Gaming Authorities. The pledge of such an interest in Colorado, while not per se forbidden, does require regulatory approval before the holder of the pledge may obtain the interest contemplated.

Such Gaming Authorities have discretionary authority to require the Senior Secured Notes Trustee, any or all of the holders of the Senior Secured Notes or any purchaser of the Collateral to file applications and be investigated in order to be found qualified or suitable as an owner or operator of gaming establishments. Such requirements may limit the number of potential bidders in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the Senior Secured Notes, which could further adversely affect the practical rights and remedies of the Senior Secured Notes Trustee. Therefore, the practical value of realizing on the Collateral may, without the appropriate approvals, be limited.

Certain Bankruptcy Limitations.  The right of the Senior Secured Notes Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us prior to the Senior Secured Notes Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the Security Documents and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the Senior Secured Notes Trustee could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Furthermore, if a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Senior Secured Notes, the Holders would hold secured claims to the extent of the value of the Collateral to which the Holders are entitled, and would hold unsecured claims with respect to any such shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if either of us becomes the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances or preferences.

Further, certain limitations exist under the Merchant Marine Act of 1936, as amended, on the ability of non-U.S. citizens to realize upon collateral, such as The Majestic Star Casino Vessel, the Majestic Star Casino II Vessel and the barges at Fitzgeralds Tunica, consisting of vessels documented under the laws of the United States. If any of the holders of the Senior Secured Notes are non-U.S. citizens, such limitation could adversely affect the ability of the Senior Secured Notes Trustee to complete foreclosure on the Collateral. Also, the Senior Secured Notes Trustee may be required to foreclose through a federal court admiralty proceeding. Such a proceeding would entail compliance with notice and other procedural requirements, and would require a cash deposit to cover the costs of maintaining the vessels during the foreclosure proceeding, which costs could be substantial. In addition, because the barges at Fitzgeralds Tunica will be more or less permanently moored and will not be used for transportation of cargo or passengers, it is possible the barges may not be considered vessels for purposes of the ship mortgage which will be placed on them. In such event, the Holders of the Senior Secured Notes would not have the benefit of a Preferred Ship Mortgage on the barges, although they would have the benefit of other security provided in the Security Agreement.

Intercreditor Agreement

The Senior Secured Notes Issuers and their Restricted Subsidiaries entered into the Credit Facility on the Issue Date, and on the Issue Date the Senior Secured Notes Trustee and the agent under the Credit Facility entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement provides that the Liens on the Collateral securing the Senior Secured Notes and the Subsidiary Guarantees are subordinated to the Liens securing up to $80.0 million of principal amount of Indebtedness outstanding under the Credit Facility, and related interest, fees, costs and expenses. Under the Intercreditor Agreement, if the Senior Secured Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under the Credit Facility, the Collateral Agent will not have the right to foreclose upon the Collateral that secures the obligations under the Senior Secured Notes Indenture unless and until the lenders under the Credit Facility fail to take steps to exercise remedies with respect to or in connection with the Collateral within up to 190 days following notice to such lenders of the occurrence of an Event of Default under the Senior Secured Notes Indenture. The Intercreditor Agreement limits the Collateral Agent and the Holders from pursuing certain remedies with respect to the Collateral in an insolvency proceeding that occurs during such standstill period. In addition, the Intercreditor Agreement provides that if the lenders under the Credit Facility have commenced exercising such remedies with respect to any Collateral prior to the end of such standstill period, the Collateral Agent would not have the right to foreclose on such Collateral until the lenders are no longer pursuing such remedies. The Intercreditor Agreement provides that the net proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under the Credit Facility and thereafter to the holders of the Senior Secured Notes.

Repurchase Upon Change of Control

The Senior Secured Notes Indenture provides that, if a Change of Control occurs, we will be required to offer to repurchase all of the Senior Secured Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages if any, to the date of repurchase. Within 30 days following any Change of Control, we must mail a notice or direct a notice to be mailed to each Holder stating, among other things: (i) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed; (ii) that any Holder electing to have Senior Secured Notes purchased pursuant to a Change of Control offer will be required to surrender the Senior Secured Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Senior Secured Notes completed, to the paying agent with respect to the Senior Secured Notes at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control payment date; and (iii) that the Holder will be entitled to withdraw his election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Secured Notes delivered for purchase, and a statement that the Holder is withdrawing his election to have such Senior Secured Notes purchased.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations that apply to the repurchase of Senior Secured Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Senior Secured Notes Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Change of Control” provisions of the Senior Secured Notes Indenture by virtue thereof.

On the Change of Control payment date, we will, to the extent lawful;

•	accept for payment the Senior Secured Notes or portions of Senior Secured Notes tendered pursuant to the Change of Control offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Senior Secured Notes or portions of Senior Secured Notes so tendered and not withdrawn; and

•	deliver or cause to be delivered to the Senior Secured Notes Trustee the Senior Secured Notes so accepted, together with an Officers’ Certificate stating that the Senior Secured Notes or portions of Senior Secured Notes tendered to us are accepted for payment.

The paying agent will promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Senior Secured Notes, and the Senior Secured Notes Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Secured Note equal in principal amount to any unpurchased portion of the Senior Secured Notes surrendered, if any; provided, that each such new Senior Secured

Note will be in the principal amount of $1,000 or an integral multiple thereof. We will announce the result of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

Except as described above with respect to a Change of Control, the Senior Secured Notes Indenture does not contain provisions that permit the Holders to require that we repurchase or redeem the Senior Secured Notes in the event of a takeover, recapitalization or similar restructuring.

We cannot assure you that sufficient funds will be available at the time of any Change of Control offer to make required repurchases, or that we will be permitted under the Credit Facility to make required repurchases.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Secured Notes Indenture applicable to a Change of Control offer made by us and purchases all Senior Secured Notes validly tendered and not withdrawn under such Change of Control offer.

The term “all or substantially all” as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Senior Secured Notes Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders elect to exercise their rights under the Senior Secured Notes Indenture and we elect to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Senior Secured Notes Trustee or the Holders from successfully asserting that a Change of Control has occurred.

Certain Covenants

Limitation on Restricted Payments.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any Equity Interests of Majestic or any of its Subsidiaries or make any other payment to any Excluded Person or Affiliate thereof (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of Majestic or (B) amounts payable to Majestic or any Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of Majestic or any Affiliate (other than any Restricted Subsidiary of Majestic) of Majestic (other than any such Equity Interest owned by Majestic or any Restricted Subsidiary);

(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Majestic or any Subsidiary Guarantor that is subordinated in right of payment to the Senior Secured Notes or such Subsidiary Guarantor’s Subsidiary Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above are collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

(b) immediately after giving effect to such Restricted Payment on a pro forma basis, Majestic could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness,” and

(c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Managers of Majestic and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Senior Secured Notes Trustee), together with the aggregate of all other Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (ii), (vi) (viii) (to the extent such payments do not reduce Consolidated Net Income), (ix), (x), (xi), (xii) and, to the extent Majestic is given credit for such Net Cash Proceeds pursuant to clause (2) of this paragraph, (iii) of the next following paragraph and excluding Restricted Payments permitted by clauses (i), (iv), (v) and (vii) of the next following paragraph), is less than the sum, without duplication, of

(1) 50% of the Consolidated Net Income of Majestic for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Issue Date to the end of Majestic’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

(2) 100% of the aggregate Net Cash Proceeds received by Majestic from the issuance or sale, other than to a Subsidiary, of Equity Interests of Majestic (other than Disqualified Capital Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus

(3) 100% of the aggregate Net Cash Proceeds received by Majestic from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of Majestic that has been converted or exchanged into Equity Interests of Majestic (other than Disqualified Capital Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by Majestic upon such conversion or exchange), plus

(4) the aggregate Return from Unrestricted Subsidiaries after the Issue Date and on or prior to the time of such Restricted Payment (excluding any returns of or from Permitted Investments made pursuant to clause (xiii) of the definition of “Permitted Investments”).

The foregoing provisions will not prohibit the following Restricted Payments:

(i) so long as clause (a) above is satisfied, the sale, distribution or liquidation of a Subsidiary that as of the Issue Date has been designated as an Unrestricted Subsidiary;

(ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Senior Secured Notes Indenture;

(iii) the redemption, purchase, retirement or other acquisition of any Equity Interests of Majestic or Indebtedness of Majestic or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of Majestic (other than Disqualified Capital Stock);

(iv) so long as clause (a) above is satisfied, with respect to each taxable year that Majestic qualifies as a Flow Through Entity, the payment of Permitted Tax Distributions; provided, that (A) prior to any payment of Permitted Tax Distributions Majestic provides an Officers’ Certificate and Opinion of Counsel to the effect that Majestic and each Subsidiary in respect of which such distributions are being made, qualify as Flow Through Entities for Federal income tax purposes and for the states in respect of which such distributions are being made and (B) at the time of such distribution, the most recent audited financial statements of Majestic provided to the Senior Secured Notes Trustee pursuant to the covenant described under the caption “—Reports,” provide that Majestic and each such Subsidiary were treated as Flow Through Entities for the period of such financial statements, provided that the requirement set forth in this subclause (B) shall not apply to the extent that such Subsidiary that is acquired after the date hereof is not a Flow Through Entity on the date of such acquisition but subsequently becomes a Flow Through Entity after any period covered by such financial statements;

(v) the redemption, repurchase or payoff of any Indebtedness of Majestic or a Restricted Subsidiary with cash proceeds of or in exchange for any Refinancing Indebtedness permitted to be incurred pursuant to clause (h) under the covenant “—Limitation on Incurrence of Indebtedness;”

(vi) cash capital contributions, loans or advances to the BHR Joint Venture that are used by the BHR Joint Venture to make capital expenditures in the ordinary course of business; provided, that concurrently with such contribution, loan or advance all other members of the BHR Joint Venture make cash capital contributions, loans or advances, as the case may be, on a pro rata basis, based on each member’s ownership interest in the BHR Joint Venture;

(vii) so long as clause (a) above is satisfied, (x) the acquisition of the GNC Land or (y) the acquisition of all of the membership interests of AMB Parking and, in the case of each of clauses (x) and (y) the payment of the purchase price therefor, provided that in the case of each of clauses (x) and (y) such transaction complies with the covenant “—Limitation on Transactions with Affiliates;”

(viii) so long as clause (a) above is satisfied, any employment agreement entered into, or any compensation or employee benefits paid to employees, in each case, in the ordinary course of business, consistent with customary industry practices and not involving the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Majestic or any Affiliate (other than any Restricted Subsidiary of Majestic);

(ix) so long as clause (a) above is satisfied, Cash Flow-Based Management Distributions payable under the Management Agreement, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.50 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

(x) so long as clause (a) above is satisfied, Revenue-Based Management Distributions payable under the Management Agreement, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.25 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

(xi) the redemption and repurchase of any Equity Interests or Indebtedness of Majestic or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Managers of Majestic as evidenced by a resolution of the Managers that has been delivered to the trustee, to prevent the loss, or to secure the grant or establishment, of any gaming license or other right to conduct lawful gaming operations; and

(xii) any Unreimbursed Tax Distribution Amounts (as defined in the definition of “Permitted Tax Distributions”).

Not later than the date of making any Restricted Payment, Majestic will deliver to the Senior Secured Notes Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed (or, in the case of a Restricted Payment made pursuant to subsection (iv) of the immediately preceding paragraph, a summary of such calculations as reasonably determined or estimated in good faith by Majestic). These calculations may be based upon Majestic’s latest available financial statements. Notwithstanding the foregoing, Majestic shall not be required to deliver an Officers’ Certificate to the Senior Secured Notes Trustee pursuant to this covenant if any action is taken pursuant to subsection (iii), (v), (viii), (ix) or (x) of the immediately preceding paragraph.

Limitation on Incurrence of Indebtedness.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness (including, without limitation, Acquired Debt) or (ii) issue any Disqualified Capital Stock; provided, that Majestic and the Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Debt) and Majestic may issue shares of Disqualified Capital Stock if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been not less than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period. The foregoing provisions do not prevent the incurrence of:

(a) Indebtedness under the Credit Facility in an aggregate principal amount not to exceed, at any time outstanding, $80.0 million; less the aggregate amount of repayments of such indebtedness contemplated by clause (iii) under the caption “—Limitation on Asset Sales” (the “Maximum Credit Facility Amount”);

(b) FF&E Financing in an aggregate principal amount not to exceed, at any time, $10.0 million;

(c) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations (including Obligations under letters of credit) incurred in the ordinary course of business, and any guarantees thereof;

(d) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Senior Secured Notes Indenture; provided, that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and that such Hedging Obligations shall not have been incurred for purposes of speculation;

(e) Indebtedness outstanding on the Issue Date (other than Indebtedness under the Credit Facility which shall not be deemed to be outstanding pursuant to this clause (e)), including the Existing Senior Secured Notes and the Security Documents, to the extent they constitute Indebtedness outstanding on the Issue Date;

(f) Indebtedness incurred by Majestic in an aggregate principal amount not to exceed, at any time outstanding pursuant to this clause (f), $10.0 million;

(g) any Subsidiary Guarantee of the Senior Secured Notes or the Indebtedness permitted by clause (f) above;

(h) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, “Refinance”), Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph, clause (e) above or this clause (h) (the “Refinancing Indebtedness”); provided, that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (including any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (ii) the Refinancing Indebtedness has a final scheduled maturity that equals or exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced, (iii) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes than the Indebtedness being Refinanced, and (iv) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness of such Person issuing such Refinancing Indebtedness.

Restrictions on BHR Joint Venture.  Majestic will not permit the BHR Joint Venture to, directly or indirectly:

(a) incur any Indebtedness or issue any Disqualified Capital Stock; provided that the BHR Joint Venture may incur:

(i) Indebtedness if immediately after giving effect to such incurrence on a pro forma basis, Majestic could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness;”

(ii) Indebtedness if immediately after giving effect to the incurrence of such Indebtedness, the aggregate principal amount of BHR Attributed Debt does not exceed the Maximum Credit Facility Amount less the aggregate principal amount of Indebtedness then outstanding under clause (a) under the caption “—Limitation on Incurrence of Indebtedness;” and

(iii) Indebtedness incurred to Refinance any Indebtedness incurred pursuant to clause (i) above or Indebtedness of the BHR Joint Venture outstanding on the Issue Date;

(b) create, incur, assume or suffer to exist any Lien on any asset of the BHR Joint Venture, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens;

(c) declare or pay any dividend or make any distribution on account of any Equity Interests of the BHR Joint Venture, unless such distributions are made on a pro rata basis to all members of the BHR Joint Venture, based on each member’s ownership interest therein;

(d) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the BHR Joint Venture (other than any such Equity Interest owned by Majestic or any Restricted Subsidiary); or

(e) transfer, other than in the ordinary course of business, any assets of the BHR Joint Venture, unless:

(i) the BHR Joint Venture receives consideration at the time of such transfer not less than the fair market value of the assets subject to such transfer;

(ii) at least 75% of the consideration for such transfer is in the form of cash or Cash Equivalents or liabilities of the BHR Joint Venture that are assumed by the transferee of such assets (provided, that following such transfer there is no further recourse to the BHR Joint Venture with respect to such liabilities); and

(iii) within 270 days of such transfer, the net proceeds thereof are (A) invested in assets related to the business of the BHR Joint Venture, (B) applied to permanently repay Indebtedness of the BHR Joint Venture, or (C) distributed to the members of the BHR Joint Venture in accordance with paragraph (c) above.

Limitation on Asset Sales.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

(i) Majestic or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the fair market value of the assets subject to such Asset Sale;

(ii) at least 75% of the consideration for such Asset Sale is in the form of (A) cash or Cash Equivalents, (B) liabilities of Majestic or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Secured Notes or the Subsidiary Guarantees) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to Majestic or its Restricted Subsidiaries with respect to such liabilities), or (C) fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of Majestic or its Restricted Subsidiaries; and

(iii) within 270 days of such Asset Sale (or within 30 days in the case of an Asset Sale or series of related Asset Sales with Net Proceeds of $15,000,000 or more), the Net Proceeds thereof are (A) invested in fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of Majestic or its Restricted Subsidiaries, (B) applied to repay Indebtedness under Purchase Money Obligations incurred in connection with the asset so sold, (C) applied to repay Indebtedness under the Credit Facility and permanently reduce the commitment thereunder in the amount of the Indebtedness so repaid or (D) to the extent not used as provided in clauses (A), (B), or (C) applied to make an offer to purchase Notes as described below (an “Excess Proceeds Offer”); provided, that Majestic will not be required to make an Excess Proceeds Offer until the amount of Excess Proceeds is greater than $5,000,000.

The foregoing provisions in (i) or (ii) above shall not apply to an Event of Loss.

Pending the final application of any Net Proceeds, Majestic may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

Net Proceeds not invested or applied as set forth in subclauses (A), (B) or (C) of clause (iii) above constitute “Excess Proceeds.” If Majestic elects, or becomes obligated to make an Excess Proceeds Offer because such Excess Proceeds exceed $5,000,000, we will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the “Purchase Amount”), at a purchase price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest on the Notes and Liquidated Damages, if any, to the purchase date. We must consummate an Excess Proceeds Offer not later than 30 days after the expiration of the 270-day (or 30-day) period following the Asset Sale that produced such Excess Proceeds. If the aggregate purchase price for the notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, Majestic and its Restricted

Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

The Senior Secured Notes Indenture provides that each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the “Excess Proceeds Offer Period”). Promptly after the termination of the Excess Proceeds Offer Period (the “Excess Proceeds Payment Date”), we will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions of Notes tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Notes tendered pursuant to the Excess Proceeds Offer.

We will conduct any Excess Proceeds Offer in compliance with applicable regulations under the federal securities laws, including without limitation Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Senior Secured Notes Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Asset Sale” provisions of the Senior Secured Notes Indenture by virtue of such Excess Proceeds Offer.

The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair our ability to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the Senior Secured Notes tendered for purchase.

Limitation on Liens.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of Majestic or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Limitation on Restrictions on Subsidiary Dividends.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions to Majestic or any of its Restricted Subsidiaries (a) on such Restricted Subsidiary’s Capital Stock or (b) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or

(ii) pay any Indebtedness owed to Majestic or any of its Restricted Subsidiaries, or

(iii) make loans or advances to Majestic or any of its Restricted Subsidiaries, or

(iv) transfer any of its assets to Majestic or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1) any Credit Facility containing dividend or other payment restrictions that are not more restrictive than those contained in the documents governing the Credit Facility on the Issue Date, including the Intercreditor Agreement;

(2) the Senior Secured Notes Indenture, the Security Documents and the Senior Secured Notes;

(3) applicable law;

(4) Acquired Debt; provided, that such encumbrances and restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

(6) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien; and

(7) the agreements governing permitted Refinancing Indebtedness; provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Substantially All Assets.  The Senior Secured Notes Indenture provides that neither Senior Secured Notes Issuer may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for Majestic and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

(i) such Senior Secured Notes Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Senior Secured Notes Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Senior Secured Notes Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all of the Obligations of such Senior Secured Notes Issuer, pursuant to a supplemental indenture and in a form reasonably satisfactory to the Senior Secured Notes Trustee, under the Senior Secured Notes, the Senior Secured Notes Indenture, the Security Documents and the Additional Senior Secured Notes Registration Rights Agreement;

(iii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

(iv) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

(v) such Senior Secured Notes Issuer, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of such Senior Secured Notes Issuer immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness.”

Notwithstanding the foregoing clause (v), Majestic may reorganize as a corporation or other business entity in accordance with the procedures established in the Senior Secured Notes Indenture, provided that (x) such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of the Senior Secured Notes Indenture and not in connection with any other transaction, and (y) prior to such reorganization, Majestic has delivered to the Senior Secured Notes Trustee an Opinion of Counsel confirming that (i) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the reorganization and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such reorganization had not occurred, and (ii) Majestic will not recognize income, gain or loss for Federal and state income tax purposes as a result of the reorganization.

In the event of any transaction (other than a lease or a transfer of less than all of our assets) described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, us under, and we shall be discharged from our Obligations under, the Senior Secured Notes Indenture, the Security Documents, the Senior Secured Notes and the Additional Senior Secured Notes Registration Rights Agreement.

Limitation on Transactions with Affiliates.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, consummate or suffer to exist any Affiliate Transaction except for:

(i) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $2,000,000; provided, that (a) such transactions are conducted in good faith and on terms that are no less favorable to Majestic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by Majestic or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of Majestic or such Restricted Subsidiary and (b) Majestic shall have delivered to the Senior Secured Notes Trustee an Officers’ Certificate certifying to such effect;

(ii) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $5,000,000; provided, that (i) a majority of the Managers that are disinterested in such transaction (or, if none of the Managers is disinterested in such transaction, a representative appointed by the Managers to make such determination, which representative, in the reasonable good faith judgment of a majority of the Managers, is disinterested in the transaction and is qualified to make such determination) determine that such transactions are conducted in good faith and on terms that are no less favorable to Majestic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by Majestic or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of Majestic or such Restricted Subsidiary and (ii) prior to entering into such transaction Majestic shall have delivered to the Senior Secured Notes Trustee an Officers’ Certificate certifying to such effect; or

(iii) Affiliate Transactions for which Majestic delivers to the Senior Secured Notes Trustee an opinion as to the fairness to Majestic or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following will be deemed not to be Affiliate Transactions:

(a) Restricted Payments (other than payments permitted under clause (vii) of the second paragraph of the covenant described above under the caption “—Limitation on Restricted Payments”) permitted by the provisions of the Senior Secured Notes Indenture described above under “—Limitation on Restricted Payments;”

(b) payments pursuant to the Berthing Agreement;

(c) the Management Agreement and the Expense Reimbursement Agreement, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof, and payment of the Management Distributions and the receipt of the Expense Reimbursements, respectively, thereunder;

(d) the non-exclusive licensing of any service mark or other trademarks of Majestic or any Restricted Subsidiary to an Affiliate or Affiliates of Majestic or such Restricted Subsidiary;

(e) transactions between or among Majestic and any Wholly Owned Subsidiary of Majestic; and

(f) the acquisition of the GNC Land, provided, that (i) Majestic shall have delivered to the Senior Secured Notes Trustee an Officers’ Certificate certifying compliance with item (iii) below, (ii) Majestic shall have delivered to the Senior Secured Notes Trustee a copy of a written appraisal or valuation report by a nationally recognized investment banking firm or independent appraisal firm, which appraisal or report sets forth the Appraised Value of the GNC Land as of a date no earlier than 90 days prior to the date of the acquisition of the GNC Land by Majestic or its Restricted Subsidiaries, and (iii) the value of the aggregate consideration to be paid or given by Majestic and its Restricted Subsidiaries for the GNC Land shall not exceed 80% of such Appraised Value and the other terms of the transaction shall be on terms no less favorable to Majestic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by Majestic or the relevant Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of Majestic or such Restricted Subsidiary.

Restriction on Sale and Issuance of Subsidiary Stock.  The Senior Secured Notes Indenture provides that Majestic will not sell, and will not permit any Restricted Subsidiary to issue or sell, any Equity Interests (other than directors’ qualifying shares) of any Restricted Subsidiary to any Person other than Majestic or a Wholly Owned Subsidiary of Majestic; provided, that Majestic and its Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock of a Restricted Subsidiary owned by Majestic and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under “—Limitation on Asset Sales.”

Rule 144A Information Requirement.  We and the Subsidiary Guarantors will furnish to the Holders or beneficial holders of Senior Secured Notes, upon their request, and to prospective purchasers thereof designated by such Holders or beneficial holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Senior Secured Notes to qualify for an exemption under Rule 144A.

Subsidiary Guarantors.  The Senior Secured Notes Indenture provides that Majestic will cause each of its present and future Restricted Subsidiaries to:

•	execute and deliver to the Senior Secured Notes Trustee a supplemental Senior Secured Notes Indenture in form reasonably satisfactory to the Senior Secured Notes Trustee, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Senior Secured Notes Issuers’ Obligations under the Notes and the Senior Secured Notes Indenture on the terms set forth in such Indenture; and

•	deliver to the Senior Secured Notes Trustee an opinion of counsel that such supplemental Senior Secured Notes Indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that the Senior Secured Notes Indenture constitutes a legal, valid, binding and enforceable obligation, of such Restricted Subsidiary, in each case subject to customary qualifications.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Senior Secured Notes Indenture provided, however, that if all of the Capital Stock of any Subsidiary Guarantor is sold by Majestic or any of its Subsidiaries to a Person (other than Majestic or any of its Subsidiaries) in a transaction that complies with the terms of the Senior Secured Notes Indenture and the Net Proceeds from such Asset Sale are used in accordance with the covenant described above under the caption “—Limitation on Asset Sales,” then such Subsidiary Guarantor will be released and discharged from all of its Obligations under its Subsidiary Guarantee of the Senior Secured Notes and the Senior Secured Notes Indenture.

Additional Collateral.  The Senior Secured Notes Indenture provides that Majestic will, and will cause each of the Subsidiary Guarantors to, grant to the Senior Secured Notes Trustee a valid security interest in all property and assets of Majestic and such Subsidiary Guarantors, other than Excluded Assets, whether owned on the Issue Date or thereafter acquired, and to execute and deliver all documents and opinions and to take all action necessary or desirable to perfect and protect such a security interest in favor of the Senior Secured Notes Trustee, subject only to Permitted Liens.

Restrictions on Activities of The Corporate Senior Secured Notes Co-Issuer.  The Senior Secured Notes Indenture provides that the Corporate Senior Secured Notes Co-Issuer will not hold any material assets or become liable for any obligations or engage in any business activities; provided, that The Corporate Senior Secured Notes Co-Issuer may be a co-obligor of the Senior Secured Notes (including any additional Senior Secured Notes incurred pursuant to the covenant described above under the caption “—Limitation on Incurrence of Indebtedness”) pursuant to the terms of the Senior Secured Notes Indenture and as contemplated by the purchase agreement with respect to the offer and sale of the Existing Senior Secured Notes executed by us, the Subsidiary Guarantors and the initial purchasers thereto on the Issue Date. The Corporate Senior Secured Notes Co-Issuer may, as necessary, engage in any activities directly related or necessary in connection therewith.

Limitation on Lines of Business.  The Senior Secured Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries or the BHR Joint Venture to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than a Related Business.

Reports.  The Senior Secured Notes Indenture provides that, whether required by the rules and regulations of the SEC, so long as any Senior Secured Notes are outstanding, we will furnish to the Senior Secured Notes Trustee and Holders, within 15 days after we are or would have been required to file such with the SEC, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if either of us were required to file such forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if either of us were required to file such reports. We will file such information with the SEC so long as the SEC will accept such filings.

Events of Default and Remedies

The Senior Secured Notes Indenture provides that each of the following constitutes an Event of Default under the Senior Secured Notes Indenture:

(i) default for 30 days in the payment when due of interest on the Senior Secured Notes;

(ii) default in payment of principal (or premium, if any) on the Senior Secured Notes when due at maturity, redemption, by acceleration or otherwise;

(iii) default in the performance or breach of the covenants in the Senior Secured Notes Indenture described under “—Repurchase Upon Change of Control,” “—Certain Covenants—Limitation on Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets;”

(iv) failure by us or any Subsidiary Guarantor for 60 days after notice to comply with any other agreements in the Senior Secured Notes Indenture or the Senior Secured Notes;

(v) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Senior Secured Notes Issuers or any Restricted Subsidiary (or the payment of which is guaranteed by the Senior Secured Notes Issuers or any Restricted Subsidiary), whether such Indebtedness or guaranty now exists or is created after the Issue Date, if (A) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5,000,000 in the aggregate;

(vi) failure by us or any Restricted Subsidiary to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000, which judgments are not discharged, bonded or stayed within 60 days after their entry;

(vii) the cessation of a material portion of the gaming operations of Majestic and its Subsidiaries, taken as a whole, for more than 60 days, except as a result of an Event of Loss;

(viii) any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of the Senior Secured Notes Indenture or any voluntary relinquishment that is, in the judgment of the Managers, both desirable in the conduct of the business of Majestic and its Subsidiaries, taken as a whole, and not disadvantageous to the Holders in any material respect;

(ix) any failure to comply with (after giving effect to any applicable grace periods) any material agreement or covenant in, or material provision of, any Security Document; and

(x) certain events of bankruptcy or insolvency with respect to the Senior Secured Notes Issuers or any of the Subsidiary Guarantors.

Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs and is continuing, the Senior Secured Notes Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Secured Notes may declare by written notice to Majestic and the Senior Secured Notes Trustee all the Senior Secured Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Senior Secured Notes will become due and payable without further action or notice. Holders may not enforce the Senior Secured Notes Indenture or the Senior Secured Notes except as provided in the Senior Secured Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Secured Notes may direct the Senior Secured Notes Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Senior Secured Notes then outstanding, by written notice to the Senior Secured Notes Trustee, may on behalf of the Holders of all of the Senior Secured Notes (i) waive any existing Default or Event of Default and its consequences under the Senior Secured Notes Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Secured Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Secured Note affected, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

We are required, upon becoming aware of any Default or Event of Default, to deliver to the Senior Secured Notes Trustee a statement specifying such Default or Event of Default and what action we are taking or propose to take with respect thereto.

No Personal Liability of Directors, Members, Managers, Officers, Employees and Stockholders

No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the Senior Secured Notes Issuers or any Subsidiary Guarantor, as such, will have any liability for any of our obligations or the obligations of any Subsidiary Guarantor under the Senior Secured Notes, the Senior Secured Notes Indenture, the Additional Senior Secured Notes Registration Rights Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Secured Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Senior Secured Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Senior Secured Notes (“Legal Defeasance”) except for:

•	the rights of Holders of outstanding Senior Secured Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Secured Notes and Liquidated Damages, if any, when such payments are due from the trust referred to below;

•	our obligations concerning issuing temporary Senior Secured Notes, registration of Senior Secured Notes, mutilated, destroyed, lost or stolen Senior Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the Senior Secured Notes Trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

•	the Legal Defeasance provisions of the Senior Secured Notes Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain material covenants that are described herein (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Secured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i) we must irrevocably deposit with the Senior Secured Notes Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Secured Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Senior Secured Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, we shall have delivered to the Senior Secured Notes Trustee an Opinion of Counsel confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, we shall have delivered to the Senior Secured Notes Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Secured Notes Indenture) to which we or any of the Restricted Subsidiaries is a party or by which we or any of the Restricted Subsidiaries is bound;

(vi) we must deliver to the Senior Secured Notes Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent of preferring the Holders over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(vii) we must deliver to the Senior Secured Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in the Senior Secured Notes Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Senior Secured Notes in accordance with the Senior Secured Notes Indenture. The Registrar and the Senior Secured Notes Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law or permitted by the Senior Secured Notes Indenture. We will not be required to transfer or exchange any Senior Secured Note selected for redemption. We will not be required to transfer or exchange any Senior Secured Note for a period of 15 days before a selection of Senior Secured Notes to be redeemed.

The registered holder of a Senior Secured Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the two succeeding paragraphs, the Senior Secured Notes Indenture and the Senior Secured Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Senior Secured Notes then outstanding and any existing Default or Event of Default or compliance with any provision of the Senior Secured Notes Indenture or the Senior Secured Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Senior Secured Notes. The unregistered Senior Secured Notes, Additional Senior Secured Notes and the Existing Senior Secured

Notes are treated as a single class under the Senior Secured Notes Indenture, including for purposes of determining whether the required percentage of Holders has given approval, or consent or waiver, or joined in directing the Trustee to take certain actions on behalf of all Holders.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Secured Notes held by a non-consenting Holder):

(i) reduce the principal amount of Senior Secured Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of, or the premium (including, without limitation, redemption premium) on, or change the fixed maturity of, any Senior Secured Note; alter the provisions with respect to the payment on redemption of the Senior Secured Notes; or alter the price at which repurchases of the Senior Secured Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer after the Asset Sale or Change of Control, respectively, has occurred;

(iii) reduce the rate of or change the time for payment of interest on any Senior Secured Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Secured Notes (except a rescission of acceleration of the Senior Secured Notes by the Holders of a majority in aggregate principal amount of the Senior Secured Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Senior Secured Note payable in money other than that stated in the Senior Secured Notes;

(vi) make any change in the provisions of the Senior Secured Notes Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, payments of principal of or interest on the Senior Secured Notes;

(vii) waive a redemption payment with respect to any Senior Secured Note;

(viii) adversely affect the contractual ranking of the Senior Secured Notes or Subsidiary Guarantees; or

(ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders of not less than two-thirds in aggregate principal amount of the Senior Secured Notes at the time outstanding, the Senior Secured Notes Issuers, the Subsidiary Guarantors and the Senior Secured Notes Trustee may not amend or supplement the Security Documents, or waive or modify the rights of the Holders thereunder or the provisions of the Senior Secured Notes Indenture relating thereto.

Notwithstanding the foregoing, without the consent of the Holders, the Senior Secured Notes Issuers and the Senior Secured Notes Trustee may amend or supplement the Senior Secured Notes Indenture, the Senior Secured Notes and the Security Documents to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated Senior Secured Notes in addition to or in place of certificated Senior Secured Notes;

•	provide for the assumption of our or the Subsidiary Guarantors’ obligations to Holders in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Senior Secured Notes Indenture or the Senior Secured Notes;

•	release any Subsidiary Guarantee permitted to be released under the terms of the Senior Secured Notes Indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Secured Notes Indenture under the Trust Indenture Act; or

•	comply with the requirements of the Senior Secured Notes Trustee and the Depositary (including its nominees) with respect to transfers of beneficial interests in the Senior Secured Notes.

Concerning the Senior Secured Notes Trustee

The Senior Secured Notes Indenture contains certain limitations on the rights of the Senior Secured Notes Trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Secured Notes Trustee will be permitted to engage in other transactions; provided, that, if the Senior Secured Notes Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

The Holders of a majority in principal amount of the then outstanding Senior Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Secured Notes Trustee, subject to certain exceptions. The Senior Secured Notes Indenture provides that in case an Event of Default occurs (and is not cured), the Senior Secured Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Senior Secured Notes Trustee will be under no obligation to exercise any of its rights or powers under the Senior Secured Notes Indenture at the request of any Holder, unless such Holder shall have offered to the Senior Secured Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Secured Notes Indenture. Reference is made to the Senior Secured Notes Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person is merged with or into Majestic or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into Majestic or a Restricted Subsidiary or becoming a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

“Affiliate Transaction” means, with respect to any Person, (1) the sale, lease, transfer or other disposition of any of such Person’s properties or assets to, or the purchaser of any property or assets from, any Affiliate, and (2) the entering into by such Person, or the suffering to exist by such Person, of any contract, agreement, understanding, loan, advance or guaranty with or for the benefit of any Affiliate of such Person.

“AMB Parking” means AMB Parking, LLC, a Delaware limited liability company.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of (i) the highest marginal Federal capital gain tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

“Applicable Income Tax Rate” means a rate equal to the sum of (i) the highest marginal Federal income tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

“Appraised Value” means, with respect to a particular asset, the value of such asset as of a particular date of determination, as set forth in a written appraisal or valuation report by a nationally recognized investment banking firm or independent appraisal firm.

“Asset Sale” means any (i) transfer (as defined), other than in the ordinary course of business, of any assets of Majestic or any Restricted Subsidiary; (ii) direct or indirect issuance or sale of any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares), in each case to any Person; or (iii) Event of Loss. For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term “Asset Sale” shall not include (1) any series of transactions that have a fair market value (or result in gross proceeds) of less than $1 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (b)(1) exceed $5.0 million, (2) any disposition of all or substantially all of the assets of Majestic that is governed under and complies with the terms of the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets,” (3) the conveyance, sale, transfer, assignment or other disposition of inventory and other assets acquired and held for resale in the ordinary course of business, in each case made in the ordinary course of business, consistent with past practices of Majestic and its Restricted Subsidiaries, (4) the sale or disposition by Majestic or any of its Restricted Subsidiaries of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of Majestic’s business or the business of such Restricted Subsidiary, as applicable, and (5) the liquidation of Cash Equivalents. A transfer of assets by Majestic to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to Majestic or another Wholly Owned Subsidiary, and an issuance of Equity Interests by a Wholly Owned Subsidiary to Majestic or to another Wholly Owned Subsidiary, shall not be deemed to be an Asset Sale. Any Investment that is not prohibited by the Restricted Payments covenant will not be deemed to be an Asset Sale.

“Bankruptcy Code” means the United States Bankruptcy Code, codified at 11 U.S.C. 101-1330, as amended.

“BDI” means Barden Development, Inc., an Indiana corporation.

“beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Berthing Agreement” means the Majestic Berthing Agreement, dated as of April 23, 1996, as amended, by and between Majestic and the BHR Joint Venture.

“BHR Attributed Debt” means the product of (i) the aggregate principal amount of all outstanding Indebtedness incurred pursuant to clause (a)(ii) under the caption “—Certain Covenants—Restrictions on BHR Joint Venture” times (ii) Majestic’s percentage interest in the BHR Joint Venture; provided that any such Indebtedness shall cease to be BHR Attributed Debt, as of the first date after the date such Indebtedness is so incurred on which Majestic can incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under the caption “—Certain Covenants—Limitation or Incurrence of Indebtedness.”

“BHR Joint Venture” means Buffington Harbor Riverboats, LLC, a Delaware limited liability company, in which Majestic currently owns a 50% membership interest, and any other Flow Through Entity owned solely by the members of the BHR Joint Venture.

“BHR Operating Agreement” means the First Amended and Restated Operating Agreement of the BHR Joint Venture, made as of October 31, 1995, as amended, by and between Trump Indiana, Inc., a Delaware corporation, and Majestic.

“Capital Contribution” means any contribution to the equity of Majestic from a direct or indirect parent of Majestic for which no consideration other than the issuance of Qualified Capital Stock is given.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) with respect to a limited liability company, any and all membership interests, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

“Cash Equivalent” means (i) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper or bankers acceptance issued by the parent corporation of any domestic commercial bank of recognized standing having combined capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above and (iv) repurchase obligations for underlying securities of the types and with the maturities described above.

“Casino” means a gaming establishment owned by Majestic or a Restricted Subsidiary and containing at least 400 gaming devices and 10,000 square feet of space dedicated to the operation of games of chance.

“Change of Control” means

(i) any merger or consolidation of Majestic with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Majestic, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the transferee(s) or surviving entity or entities,

(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of Majestic,

(iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Managers of Majestic (together with any new directors whose election by such Managers or whose nomination for election by the members of Majestic was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of Majestic, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Managers of Majestic then in office,

(iv) Majestic adopts a plan of liquidation,

(v) the first day on which Majestic fails to own 100% of the issued and outstanding Equity Interests of the Corporate Senior Secured Notes Co-Issuer, or

(vi) the first day on which (A) Majestic fails to own at least 45% of the issued and outstanding Equity Interests of the BHR Joint Venture (provided that a Change of Control shall not be deemed to occur pursuant to this clause (A) if Majestic and the Restricted Subsidiaries sell all, but not less than all, of the issued and outstanding Equity Interests of the BHR Joint Venture owned by them concurrently with or promptly after a Permitted Vessel Relocation and the sale of such issued and outstanding Equity Interests complied with, and the Net Cash Proceeds therefrom were applied in compliance with, the covenant “Limitation on Asset Sales” and the other applicable provisions of the Senior Secured Notes Indenture), (B) any Person owns a greater percentage interest than Majestic in the BHR Joint Venture or (C) any Excluded Person directly or indirectly owns any interest in the BHR Joint Venture other than the interest owned by Majestic.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any Person (the referent Person) for any period,

(a) consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP,

(b) plus, to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication (i) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees, and other intangibles but excluding (x) non-cash charges incurred after the Issue Date that require an accrual of or a reserve for cash charges for any future period and (y) normally recurring accruals such as reserves against accounts receivables); (ii) provision for taxes based on income or profits of such Person and its subsidiaries and Permitted Tax Distributions; and (iii) Pre-Opening Expenses, and

(c) adjusted to exclude (only to the extent included in calculating such income (loss) from operations of such Person for such period, and without duplication), losses from retirement of Indebtedness incurred during the Senior Secured Notes Issuers’ fiscal quarter ended December 31, 2003 and nonrecurring items that would be permitted to be excluded in accordance with Item 10 of Regulation S-K under the Securities Act if the Consolidated Coverage Ratio were included in a filing with the SEC;

provided, that (1) the income from operations of any Person that is not a Wholly Owned Subsidiary of the referent Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, (2) the income (loss) from operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, and (3) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

“Consolidated Interest Expense” means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued (including noncash interest payment and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period less (b) write-off of deferred financing costs, the amortization of original issue discount and any charge related to any premium or penalty paid, in each case accrued during such period in connection with redeeming or retiring any Indebtedness before its stated maturity, as determined in accordance with GAAP, to the extent such expense, cost or charge was included in the calculation made pursuant to clause (a) above.

“Consolidated Net Income” means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person relating to any portion of such period that such Person (a) is not a Wholly Owned Subsidiary of the referent Person or (b) is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary of the referent Person during such portion of such period, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iii) the Net Income of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners, and (iv) solely for the avoidance of doubt, any Returns from Unrestricted Subsidiaries shall be included.

“Consolidated Net Worth” means, with respect to any Person, the total stockholders’ (or members’) equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (i) the amount of any such stockholders’ (or members’) equity attributable to Disqualified Capital Stock or treasury stock of such Person and its consolidated subsidiaries, (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and (iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

“Corporate Senior Secured Notes Co-Issuer” means The Majestic Star Casino Capital Corp., an Indiana corporation and a wholly owned subsidiary of Majestic.

“Credit Facility” means (a) the credit facility, to be dated as of the Issue Date, between Majestic and Wells Fargo Foothill, Inc., as agent (any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) and (b) any amendment, modification, supplement, refunding, refinancing or replacement thereof that has terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to Majestic, in each case, that does not permit Majestic and its Restricted Subsidiaries to incur Indebtedness in an aggregate principal amount at any time outstanding in excess of $80.0 million.

“Default” means any event that is, or after notice or the passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Senior Secured Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities.

“Equity Holder” means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity (in each case, which is not disregarded for Federal income tax purposes), (c) with respect to a partnership, each partner of such partnership and (d) with respect to any entity that is disregarded for Federal income tax purposes, the owner of such entity.

“Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event of Loss” means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excluded Assets” means (i) cash and cash equivalents to the extent a Lien thereon may not be perfected through the filing of a UCC-1 financing statement or through the obtaining of “control” (as defined in the Uniform Commercial Code); (ii) assets securing Purchase Money Obligations or Capital Lease Obligations permitted to be incurred pursuant to clause (b) under the covenant described above under the caption “Limitation on Incurrence of Indebtedness;” (iii) all Gaming Licenses and any license, contract or agreement to which such debtor is a party, to the extent, but only to the extent, that a grant of a Lien on such license (other than any Gaming License or license issued under any Liquor Laws), contract or agreement is prohibited by law, results in a breach or termination of the terms of, or constitutes a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms of or default under such license, contract or agreement, the Excluded Assets shall not include, and such debtor shall be deemed to have granted a security interest in, all such licenses, contracts or agreements as if such terms or defaults had never been in effect, and (iv) the membership interest in Barden Nevada, so long as it is an Unrestricted Subsidiary; provided, that Excluded Assets does not include the proceeds of the assets under clauses (ii) or (iii) or of any other Collateral to the extent such proceeds do not constitute Excluded Assets under clause (i) above; without limiting the foregoing, Excluded Assets shall include gaming equipment subject to such Purchase Money Obligations or Capital Lease Obligations.

“Excluded Person” means (i) any employee benefit plan of Majestic or any trustee or similar fiduciary holding Capital Stock of Majestic for or pursuant to the terms of any such plan, (ii) BDI, so long as it is controlled by Don H. Barden or his spouse or an entity controlled by either of them, (iii) Don H. Barden or his spouse or an entity controlled by either of them, (iv) the estate of Don H. Barden, (v) any descendant of Don H. Barden or the spouse of any such descendant, (vi) the estate of any such descendant or the spouse of any such descendant, (vii) any trust or other arrangement for the benefit of the spouse of Don H. Barden or any such descendant or the spouse of any such descendant and (viii) any charitable organization or trust established by Don H. Barden.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated the Issue Date, by and between Majestic and Barden Nevada Gaming, LLC pursuant to which Barden Nevada Gaming, LLC reimburses Majestic for certain expenses (the “Expense Reimbursements”), which Expense Reimbursement, for any fiscal year, is the greater of $500,000 and the actual out-of-pocket expenses incurred by Majestic for that fiscal year.

“FF&E” means furniture, fixture and equipment acquired by Majestic or a Restricted Subsidiary in the ordinary course of business.

“FF&E Financing” means Purchase Money Obligations, Capital Lease Obligations, or Industrial Revenue Bond Obligations incurred solely to acquire or lease, respectively, FF&E; provided, that the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs and expenses) of the FF&E purchased or leased with the proceeds thereof.

“FF&E Lender” means a Person that is not an Affiliate of Majestic and is a lender under FF&E Financing.

“Flow Through Entity” means an entity that (a) for Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Code), (iv) a business entity that is disregarded as an entity separate from its owner under the Code, the Treasury Regulations or any published administrative guidance of the Internal Revenue Service, or (v) any other substantially similar pass-through entity for Federal income tax purposes (each of the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a “Federal Flow Through Entity”) and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“gaap” means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the SEC.

“GAAP” means gaap as in effect from time to time.

“Gaming Authorities” means the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Majestic or any of its Subsidiaries.

“Gaming Law” means the provisions of any gaming laws or regulations of any state or jurisdiction to which Majestic or any of its Subsidiaries is, or may at any time after the date of the Senior Secured Notes Indenture, be subject.

“Gaming Licenses” means every finding of suitability, registration, license, franchise or other finding of suitability, registration, approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which Majestic or any of its Subsidiaries conducts business and all applicable liquor licenses.

“GNC Land” means the approximately 150 acres of land located adjacent to the Buffington Harbor gaming complex.

“Government Securities” means (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

“guaranty” or “guarantee,” used as a noun, means any guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligation. “guarantee,” used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holder” means the Person in whose name a Senior Secured Note is registered in the register of the Senior Secured Notes.

“Indebtedness” of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (A) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, debentures, notes or other similar instruments, (C) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) representing Capital Lease Obligations, (F) under bankers’ acceptance and letter of credit facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (H) in respect of Hedging Obligations; (ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term Indebtedness shall not include obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such obligation is extinguished within two business days of its incurrence. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

“Industrial Revenue Bond Obligations” means obligations of Majestic or any of its Restricted Subsidiaries in connection with industrial revenue bonds issued by the Mississippi Business Finance Corporation (“MBFC”), all of the proceeds of which are loaned by the MBFC to Majestic or its Restricted Subsidiaries for the acquisition, construction or development of hotels or other improvements at Majestic or its Restricted Subsidiaries’ Casino located in Tunica County, Mississippi.

“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated Cash Flow of Majestic for such period, to (ii) Consolidated Interest Expense of Majestic for such period. In calculating the Interest Coverage Ratio for any period: (a) pro forma effect shall be given to the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by Majestic or any of its Restricted Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; (b) acquisitions that have been made by Majestic or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period, including giving effect to reductions in costs for such period that are directly attributable to the elimination of duplicative functions and expenses (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) as a result of such acquisition, merger or consolidation, provided that (x) such cost savings were identified and quantified in an Officers’ Certificate delivered to the Senior Secured Notes Trustee at the time of the consummation of such acquisition, merger or consolidation and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such acquisition, merger or consolidation to effect such cost savings and sets forth the specific steps to be taken within the 90 days after such acquisition, merger or consolidation to accomplish such cost savings, and (y) with respect to each acquisition, merger or consolidation completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by Majestic or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the cost savings identified in such Officers’ Certificate (regardless, however, of whether the corresponding cost savings have been achieved); and (c) the financial information of Majestic with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Senior Secured Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such period.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees and other forms of direct and indirect credit support, advances or capital contributions (excluding (i) payroll commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means October 7, 2003 the date of original issuance of the Existing Notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Liquor Authorities” means the Mississippi State Tax Commission, the State of Mississippi Alcoholic Beverage Control Division of the Mississippi State Tax Commission, the State Licensing Authority of the State of Colorado, City of Black Hawk, the State of Colorado Liquor Enforcement Division, the State of Indiana

Alcohol and Tobacco Commission, the Department of the Treasury Bureau of Alcohol, Tobacco and Firearms and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any other agency with authority to regulate the sale or distribution of alcoholic beverages by Majestic or any of its Subsidiaries.

“Liquor Laws” means the statutes regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Majestic Investor” means Majestic Investor, LLC, a Delaware limited liability company.

“Majestic Investor Holdings” means Majestic Investor Holdings, LLC, a Delaware limited liability company.

“Majestic Star Casino Vessel” means the Majestic Star riverboat casino currently operated by Majestic.

“Majestic Star Casino Vessel II” means the riverboat casino currently operated by Trump Indiana, Inc.

“Management Agreement” means that certain Management Agreement, dated the Issue Date, by and between Majestic and BDI pursuant to which Majestic may pay to BDI distributions (the “Management Distributions”) for acting as the Manager of Majestic, which Management Distributions, for any fiscal quarter, shall not exceed 1% of net revenues (such Management Distributions, the “Revenue-Based Management Distributions”) plus 5% of Consolidated Cash Flow (such Management Distributions, the “Cash Flow-Based Management Distributions”) for the immediately preceding fiscal quarter; provided that the payment of such Management Distributions shall be subordinated to the payment in full of principal, interest, premium and Liquidated Damages, if any, then due on the Senior Secured Notes.

“Managers” means (i) for so long as Majestic is a limited liability company, the Managers appointed pursuant to the Operating Agreement or (ii) otherwise, the Board of Directors of Majestic.

“Maximum Credit Facility Amount” has the meaning set forth in clause (a) under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Members” means the members of Majestic.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by Majestic in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Majestic that were issued for cash or Cash Equivalents on or after the Issue Date, the amount of cash or Cash Equivalents originally received by Majestic upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock or Capital Contribution.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, reduced by the maximum amount of Permitted Tax Distributions for such period, excluding (to the extent included in calculating such net income) (i) any gain or loss, together with any related taxes paid or accrued on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale-leaseback transactions, and (ii) any extraordinary gain or loss, together with any related taxes paid or accrued on such gain or loss.

“Net Proceeds” means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (other than an Event of Loss) (including payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received, and the net proceeds received in the form of cash or Cash Equivalents in respect of any Event of Loss (including insurance or other payments)), net of

(i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of Majestic,

(ii) taxes required to be paid by Majestic or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year or any Permitted Tax Distributions during the taxable year within which such Asset Sale is consummated or in the immediately succeeding taxable year that would not otherwise be permitted to be distributed but for such Asset Sale,

(iii) amounts required to be applied to the permanent repayment of Purchase Money Obligations and Capital Lease Obligations in connection with such Asset Sale, and

(iv) appropriate amounts provided as a reserve by Majestic or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Majestic or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification arising from such Asset Sale).

“Obligation” means any principal, premium, interest, penalty, fee, indemnification, reimbursement, damage and other obligation and liability payable under the documentation governing any liability.

“Officers’ Certificate” means a certificate signed on behalf of the Senior Secured Notes Issuers by two Officers of each of Majestic and the Corporate Senior Secured Notes Co-Issuer, in each case, one of whom must be the President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or a Senior Vice President.

“Operating Agreement” means the Limited Liability Company Agreement of Majestic, as amended from time to time.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Senior Secured Notes Trustee. Such counsel may be an employee of or counsel to Majestic or any Subsidiary of Majestic.

“Permitted Investments” means

(i) Investments in Majestic or in any Wholly Owned Subsidiary;

(ii) Investments in Cash Equivalents;

(iii) Investments in a Person, if, as a result of such Investment, such Person (A) becomes a Wholly Owned Subsidiary, or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Majestic or a Wholly Owned Subsidiary;

(iv) Hedging Obligations;

(v) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Asset Sales;”

(vi) Investments existing on the Issue Date;

(vii) Investments paid for solely with Capital Stock (other than Disqualified Capital Stock) of Majestic;

(viii) credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

(ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Majestic in satisfaction of judgments;

(x) loans or advances to Affiliates or to employees of Majestic and its Restricted Subsidiaries in an aggregate amount not to exceed $1.0 million at any one time outstanding pursuant to this clause (x);

(xi) Investments in a joint venture between Majestic or any of its Restricted Subsidiaries and the municipality of Black Hawk, Colorado, in an amount not to exceed $2.5 million;

(xii) contribution by Majestic or any of its Restricted Subsidiaries of Undeveloped Land to a joint venture between Majestic or any of its Restricted Subsidiaries, on the one hand, and the municipality of Gary, Indiana, on the other hand, for the purposes of developing on such Undeveloped Land non-gaming facilities; and

(xiii) Investments in Unrestricted Subsidiaries or Affiliates, provided, that the aggregate amount of all such Investments outstanding at any time after the Issue Date pursuant to this clause (xiii) shall not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time outstanding).

“Permitted Liens” means:

(i) Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

(ii) security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

(iii) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Majestic in accordance with gaap;

(iv) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices (other than Liens arising under ERISA) and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Majestic in accordance with gaap;

(v) Liens arising by virtue of any contractual, statutory, or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies regarding deposit accounts or other funds maintained with a creditor depository institution;

(vi) easements, rights of way, zoning and similar restrictions, covenants, conditions and restrictions and other encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices that do not in any case materially detract from the value of the property subject thereto (as such property is used by Majestic or a Subsidiary) or interfere with the ordinary conduct of the business of Majestic or any of its Subsidiaries; provided, that such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(vii) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(viii) Liens securing Refinancing Indebtedness incurred in compliance with the Senior Secured Notes Indenture to refinance Indebtedness secured by Liens, provided, (a) such Liens do not extend to any additional property or assets; (b) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens securing the Senior Secured Notes or any intercompany loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed; and (c) such Liens are no more adverse to the interests of Holders than the Liens replaced or extended thereby;

(ix) Liens that secure Acquired Debt; provided, that such Liens do not extend to or cover any property or assets other than those of the Person being acquired and were not put in place in anticipation of such acquisition;

(x) Liens that secure FF&E Financing permitted to be incurred pursuant to clause (b) under the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness;” provided, that such Liens do not extend to or cover any property or assets other than those being acquired or developed;

(xi) those matters shown as exceptions to title on the title policies, dated as of the Issue Date, and issued by Fidelity National Title Insurance Company for the benefit of the Senior Secured Notes Trustee;

(xii) Liens securing Obligations under the Senior Secured Notes Indenture, the Senior Secured Notes or the Security Documents;

(xiii) Liens on assets of Majestic and the Subsidiaries, and the proceeds of any or all the foregoing, securing Indebtedness under the Credit Facility incurred pursuant to clause (a) under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(xiv) Liens on the assets of a gaming establishment owned by Majestic or a Restricted Subsidiary and containing at least 1,000 gaming devices and securing additional Indebtedness incurred under the Credit Facility, in an amount not to exceed $10.0 million;

(xv) with respect to any vessel included in the Collateral, certain maritime liens, including liens for crew’s wages and salvage;

(xvi) leases or subleases granted in the ordinary course of business not materially interfering with the conduct of the business of Majestic or any of its Restricted Subsidiaries;

(xvii) Liens evidenced by precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Majestic or any of its Subsidiaries in the ordinary course of business; and

(xviii) Liens on the GNC Land securing Indebtedness incurred pursuant to the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness” so long as the aggregate amount of the Indebtedness secured by such Liens shall not exceed at any one time outstanding exceed 50% of the value of the aggregate consideration paid or given by Majestic and its Restricted Subsidiaries for the GNC Land.

“Permitted Tax Distributions” in respect of Majestic and each Subsidiary that qualifies as a Flow Through Entity shall mean, with respect to any taxable year, the sum of:

(a) the product of (i) the excess of (A) all items of taxable income or gain (other than capital gain) of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year over (B) all items of taxable deduction or loss (other than capital loss) of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, plus

(b) the product of (i) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Capital Gain Tax Rate, plus

(c) the product of (i) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, minus

(d) the aggregate Tax Loss Benefit Amount for Majestic for such year;

provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (1) the highest aggregate applicable effective marginal rate of Federal, state, and local income to which a corporation doing business in the State of New York would be subject in the relevant year of determination (as certified to the Senior Secured Notes Trustee by a nationally recognized tax accounting firm) plus 5%; and (2) 60%. For purposes of calculating the amount of the Permitted Tax Distributions, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity shall be included in determining the taxable income, gain, deduction, or loss (including capital gain or loss) of Majestic.

Estimated tax distributions shall be made within fifteen days following March 31, May 31, August 31, and December 31 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year; provided that the estimated tax distribution with respect to the period ending December 31 may be made within the last five days of such period.

Prior to making any estimated tax distribution, Majestic shall require each Equity Holder and Upper Tier Equity Holder to agree that (a) promptly after Majestic and each Subsidiary file their respective annual tax return, (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse Majestic to the extent the estimated tax distributions made to such Equity Holder exceeded the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (ii) Majestic shall make a further payment to such Equity Holder to the extent such estimated tax distributions were less than the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (b) if the appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of Majestic or any Subsidiary that is treated as a Flow Through Entity for any taxable year or the aggregate Tax Loss Benefit Amounts carried forward to such taxable year should be changed or adjusted (including by reason of a final determination that Majestic or such Subsidiary was not a Flow Through Entity), then (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse Majestic in an amount (such amount, until reimbursed to Majestic, an “Unreimbursed Tax Distribution Amount”) equal to the sum of (A) the excess of (x) the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year over (y) the Permitted Tax Distributions with respect to such taxable year, taking into account such change or adjustment for such Equity Holder, plus (B) interest and penalties imposed on Majestic and its Subsidiaries by a Governmental Authority resulting from a final determination that Majestic or a Subsidiary was not a Flow Through Entity, and (ii) Majestic shall make a further payment to such Equity Holder to the extent the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year were less than the Permitted Tax Distributions payable to such Equity Holder with respect to such taxable year taking into account such change or adjustment.

To the extent that any tax distribution would otherwise be made to any Equity Holder at a time when an obligation of such Equity Holder to make a payment to Majestic pursuant to the previous paragraph remains outstanding, the amount of any tax distribution to be made shall be reduced by the amounts such Equity Holder is obligated to pay Majestic.

“Permitted Vessel Relocation” means the relocation of the Majestic Star Casino Vessel from its current location at the docking facilities owned by the BHR Joint Venture to new docking facilities on the GNC Land; provided that each of the following conditions precedent shall have been satisfied: (x) Majestic or any of its Restricted Subsidiaries shall have acquired the GNC Land, (y) Majestic shall have constructed or acquired new docking facilities thereon, which new docking facilities have substantially similar amenities as or better amenities than those of the docking facilities owned by the BHR Joint Venture immediately prior to such relocation, and (z) Majestic shall have entered into a berthing agreement with the owner or owners of such facilities (if such owner or owners are other than Majestic or its Restricted Subsidiaries) on terms no less favorable to Majestic or such Restricted Subsidiary than those set forth in the Berthing Agreement as in effect immediately prior to such relocation.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Preferred Ship Mortgages” means (i) the preferred ship mortgage on the Tunica Vessel, dated as of the Issue Date, by and between Barden Mississippi Gaming, LLC and the Senior Secured Notes Trustee, and (ii) the preferred ship mortgage on The Majestic Star Casino Vessel, dated as of the Issue Date, by and between Majestic and the Senior Secured Notes Trustee.

“Pre-Opening Expenses” means all costs of start-up activities that are required to be expensed (and are not capitalized) in accordance with SOP 98-5.

“Purchase Money Obligations” means Indebtedness representing, or incurred to finance, the cost (i) of acquiring any assets and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Senior Secured Notes Issuers); provided, that (x) the principal amount of such Indebtedness does not exceed 80% of such cost, including construction charges, (y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and (z) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or commencement of construction or build-out of such property or asset.

“Qualified Capital Stock” means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

“Qualified Equity Offering” means (1) an underwritten registered public offering of Qualified Capital Stock of Majestic for cash, other than pursuant to Form S-8 (or any successor thereto) under the Securities Act and other than shares of Qualified Capital Stock of Majestic issued pursuant to employee benefit plans or as compensation to employees, and (2) an unregistered offering of Qualified Capital Stock of Majestic for cash resulting in net proceeds to Majestic in excess of $10.0 million.

“Related Business” means the gaming and hotel businesses conducted by Majestic as of the Issue Date and any and all businesses that in the good faith judgment of the Managers are materially related businesses.

“Required Regulatory Redemption” means a redemption by the Senior Secured Notes Issuers of any Holder’s Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Managers to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of Senior Secured Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified within a reasonable period of time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means a Subsidiary other than an Unrestricted Subsidiary.

“Return from Unrestricted Subsidiaries” means (a) 50% of the fair market value of any dividends or distributions received by Majestic or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of Majestic, plus (b) to the extent not otherwise included in Consolidated Net Income of Majestic, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to Majestic or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the sale or liquidation of any Unrestricted Subsidiaries (other than the sale, distribution or liquidation of an Unrestricted Subsidiary that as of the Issue Date had been designated as an Unrestricted Subsidiary); plus (c) to the extent that any Unrestricted Subsidiary is designated to be a Restricted Subsidiary, the fair market value of Majestic’s Investment in such Subsidiary on the date of such designation.

“Security Agreement” means that certain Security and Pledge Agreement encumbering substantially all of the assets of the Senior Secured Notes Issuers and the Subsidiary Guarantors, including Majestic’s interest in the Berthing Agreement, in favor of the Senior Secured Notes Trustee, for the ratable benefit of the Holders of the Senior Secured Notes, as the same may be amended in accordance with the terms thereof and the Senior Secured Notes Indenture.

“Security Documents” means, collectively, the BDI Pledge Agreement, the Preferred Ship Mortgages, the Security Agreement, the Trademark Security Agreement, and any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Senior Secured Notes Trustee in the Collateral.

“Senior Secured Notes Issuers” means the Corporate Senior Secured Notes Co-Issuer and Majestic.

“subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

“Subsidiary” means any subsidiary of Majestic.

“Subsidiary Guarantor” means any Restricted Subsidiary that has executed and delivered in accordance with this Senior Secured Notes Indenture an unconditional and irrevocable Subsidiary Guarantee of the Senior Secured Notes Issuers’ obligations under the Senior Secured Notes and such Person’s successors and assigns.

“Subsidiary Guarantee” means an unconditional and irrevocable guaranty by a Subsidiary Guarantor of the Obligations of the Senior Secured Notes Issuers under the Senior Secured Notes and the Senior Secured Notes Indenture, as set forth in the Senior Secured Notes Indenture, as amended from time to time in accordance with the terms thereof.

“Tax Loss Benefit Amount” means, with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of Majestic ending subsequent to the Issue Date carried forward to such taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding taxable year until so utilized. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Issue Date shall be included in determining the amount of net operating loss or net capital loss of Majestic.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Issue Date, by and among the Senior Secured Notes Issuers, the Subsidiary Guarantors and the Senior Secured Notes Trustee, as amended or supplemented from time to time.

“transfer” means, with respect to any asset, any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

“Tunica Vessel” means that certain vessel and appurtenances described as:

Name:	Fitzgeralds Tunica
Official Number:	262757
Type:	Barge

“Undeveloped Land” means any unimproved land owned by Majestic or any of its Restricted Subsidiaries; provided that for the avoidance of doubt, for purposes of determining the amount of any Permitted Investment pursuant to clause (xii) of the definition thereof, (a) the amount of such contribution attributable to the amount or value of any Investments in, or capital expenditures or other payments with respect to, or development of or improvement on, such Undeveloped Land after the Issue Date (other than minor improvements and other than payments for reasonable costs incurred in connection with such contribution, which costs would customarily be incurred by a seller of unimproved land, including, without limitation, for title charges, environmental studies, surveys and legal fees) shall not constitute a Permitted Investment, and (b) any Investments in, or capital expenditures or other payments with respect to, such joint venture after the Issue Date shall not constitute a Permitted Investment.

“Unrestricted Subsidiary” means (1) Barden Nevada Gaming, LLC, a Nevada limited liability company, and (2) any other Subsidiary that, at or prior to the time of determination, shall have been designated by the Managers as an Unrestricted Subsidiary; provided, that such Subsidiary (a) does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, Majestic or any Restricted Subsidiary; (b) is not party to any agreement, contract, arrangement or understanding with Majestic or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Majestic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Majestic; (c) is a Person with respect to which neither Majestic nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Majestic or any of its Restricted Subsidiaries. If, at any time, any

Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Secured Notes Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Managers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Interest Coverage Ratio test set forth in the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Managers may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as no Default or Event of Default is in existence at the time of such designation or would be in existence following such designation. Majestic shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Managers shall be evidenced to the Senior Secured Notes Trustee by filing with the Senior Secured Notes Trustee a certified copy of the resolution of the Managers giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Upper Tier Equity Holder” means, in the case of any Flow Through Entity the Equity Holder of which is, in turn, a Flow Through Entity, the person that is ultimately subject to tax on a net income basis on the items of taxable income, gain, deduction, and loss of Majestic and its Subsidiaries that are Flow Through Entities.

“Voting Stock” means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by such Person or by a Wholly Owned Subsidiary of such Person; provided, that with respect to Majestic, the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

Registration Rights; Liquidated Damages

Concurrently with the issuance of the Notes, the Senior Secured Notes Issuers, the Subsidiary Guarantors and the Initial Purchasers entered into the Additional Senior Secured Notes Registration Rights Agreement. Pursuant to the Additional Senior Secured Notes Registration Rights Agreement, the Senior Secured Notes Issuers and the Subsidiary Guarantors agreed, for the benefit of the Holders of the Additional Senior Secured Notes, to file under the Securities Act a registration statement relating to an offer to exchange (such registration statement, the “Additional Senior Secured Notes Exchange Offer Registration Statement,” and such offer, the “Additional Senior Secured Notes Exchange Offer”) any and all of the Additional Senior Secured Notes for a like aggregate principal amount of debt securities issued by the Senior Secured Notes Issuers and guaranteed by the Subsidiary Guarantors, which debt securities and guarantees are substantially identical to the Additional Senior Secured Notes and the Subsidiary Guarantees, except that such securities have been registered pursuant to an effective registration statement under the Securities Act and do not contain provisions for the Liquidated Damages described below (such new debt securities, the “Additional Senior Secured Exchange Notes”).

The Additional Senior Secured Notes Registration Rights Agreement provides that the Senior Secured Notes Issuers:

(a) will file the Additional Senior Secured Notes Exchange Offer Registration Statement with the SEC promptly, but no later than 150 days after the Additional Senior Secured Notes Issue Date;

(b) will use their reasonable best efforts to cause the Additional Senior Secured Notes Exchange Offer Registration Statement to become effective under the Securities Act promptly, but no later than 270 days after the Additional Senior Secured Notes Issue Date;

(c) will keep the Additional Senior Secured Notes Exchange Offer Registration Statement effective until the consummation of the Additional Senior Secured Notes Exchange Offer; and

(d) will complete the Additional Senior Secured Notes Exchange Offer, no later than 30 business days after the date on which the Additional Senior Secured Notes Exchange Offer Registration Statement has become effective, and hold the Additional Senior Secured Notes Exchange Offer open for not less than 30 business days and exchange Additional Senior Secured Exchange Notes for all Registrable Securities that have been properly tendered and not withdrawn on or prior to the expiration of the Additional Senior Secured Notes Exchange Offer.

“Registrable Securities” mean the Additional Senior Secured Notes (together with the Subsidiary Guarantees) that may not be sold without restriction under federal or state securities law.

Under existing SEC interpretations, the Additional Senior Secured Notes Issuers believe that the Additional Senior Secured Exchange Notes would in general be freely transferable after the Additional Senior Secured Notes Exchange Offer without further registration under the Securities Act, except that broker-dealers receiving Additional Senior Secured Exchange Notes in the Additional Senior Secured Notes Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Additional Senior Secured Exchange Notes. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Additional Senior Secured Exchange Notes (other than a resale of an unsold allotment from the original sale of the Additional Senior Secured Notes) by delivery of the prospectus contained in the Additional Senior Secured Notes Exchange Offer Registration Statement. Under the Additional Senior Secured Notes Registration Rights Agreement, the Additional Senior Secured Notes Issuers agreed to allow such broker-dealers to use the prospectus contained in the Additional Senior Secured Notes Exchange Offer Registration Statement in connection with the resale of the Additional Senior Secured Exchange Notes. The Additional Senior Secured Notes Issuers and the Subsidiary Guarantors will use their respective reasonable best efforts to keep the Additional Senior Secured Notes Exchange Offer Registration Statement effective for such period of time as such Persons must comply with such requirements in order to resell the Additional Senior Secured Exchange Securities (the “Applicable Period”).

If:

(i) prior to the consummation of the Additional Senior Secured Notes Exchange Offer, either the Additional Senior Secured Notes Issuers or the Holders of a majority in aggregate principal amount of Registrable Securities determines in their reasonable judgment that the Additional Senior Secured Exchange Notes would not, upon receipt, be tradeable by the Holders thereof without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable Blue Sky or state securities laws;

(ii) applicable interpretations of the staff of the SEC would not permit the consummation of the Additional Senior Secured Notes Exchange Offer prior to 300 days after the Additional Senior Secured Notes Issue Date;

(iii) subsequent to the consummation of the exchange of Additional Senior Secured Notes held by the Initial Purchasers, which were part of an unsold allotment, the Initial Purchasers so request;

(iv) the Additional Senior Secured Notes Exchange Offer is not consummated within 300 days of the Additional Senior Secured Notes Issue Date for any reason; or

(v) in the case of (A) any Holder prohibited by law or SEC policy from participating in the Additional Senior Secured Notes Exchange Offer, (B) any Holder participating in the Additional Senior Secured Notes Exchange Offer that receives Additional Senior Secured Exchange Notes that may not be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of ours within the meaning of the Securities Act) or (C) any broker-dealer that holds Additional Senior Secured Notes acquired directly from us or any of our respective affiliates and, in each such case contemplated by this clause (v), such Holder notifies us within 20 business days of consummation of the Additional Senior Secured Notes Exchange Offer,

then the Additional Senior Secured Notes Issuers shall promptly (and in any event within five business days) deliver to the Holders (or in the case of an occurrence of any event described in clause (v) above, to any such Holder) and the Senior Secured Notes Trustee notice thereof (the “Additional Senior Secured Notes Shelf Notice”) and shall as promptly as possible thereafter file under the Securities Act a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the “Additional Senior Secured Notes Shelf Registration Statement”).

The Additional Senior Secured Notes Registration Rights Agreement will provide that the Additional Senior Secured Notes Issuers and the Subsidiary Guarantors:

(a) will file the Additional Senior Secured Notes Shelf Registration Statement with the SEC as soon as practicable, but no later than 150 days after the time such obligation to file arises;

(b) will use their reasonable best efforts to cause the Additional Senior Secured Notes Shelf Registration Statement to become or be declared effective under the Securities Act no later than 120 days after the date such Additional Senior Secured Notes Shelf Registration Statement is filed; and

(c) will use their reasonable best efforts to keep such Additional Senior Secured Notes Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Additional Senior Secured Notes Shelf Registration Statement became or was declared effective or such time as all Registrable Securities covered by the Additional Senior Secured Notes Shelf Registration have been sold or there are no longer any Registrable Securities outstanding.

A Holder that sells Notes pursuant to the Additional Senior Secured Notes Shelf Registration Statement generally would be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Additional Senior Secured Notes Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Additional Senior Secured Notes Issuers will provide a copy of the Additional Senior Secured Notes Registration Rights Agreement to prospective investors upon request.

In the event that:

(a) the Additional Senior Secured Notes Issuers have not filed the Additional Senior Secured Notes Exchange Offer Registration Statement or Additional Senior Secured Notes Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

(b) such Additional Senior Secured Notes Exchange Offer Registration Statement or Additional Senior Secured Notes Shelf Registration Statement has not become effective or been declared effective by the SEC on or before the date on which such registration statement is required to become or be declared effective, or

(c) the Additional Senior Secured Notes Exchange Offer has not been completed within 30 days after the initial effective date of the Exchange Offer Registration Statement relating to the Exchange Offer (if the Additional Senior Secured Notes Exchange Offer is then required to be made), or

(d) any Additional Senior Secured Notes Exchange Offer Registration Statement or Additional Senior Secured Notes Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective,

(each such event referred to in clauses (a) through (d), a “Registration Default” and, each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, in addition to the interest on the Additional Senior Secured Notes, liquidated damages (“Liquidated Damages”) shall accrue in an amount equal to $0.05 per week per $1,000 principal amount of Additional Senior Secured Notes for the first 90 days of the Registration Default Period, increasing by an additional $0.05 per week per $1,000 principal amount of Additional Senior Secured Notes with respect to each subsequent 90-day period of the Registration Default Period, up to a maximum of $0.20 per week per $1,000 principal amount of Additional Senior Secured Notes until all Registration Defaults are cured. The Additional Senior Secured Notes Issuers shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Liquidated Damages shall be paid on interest payment dates to Holders of record for the payment of interest.

Holders of Additional Senior Secured Notes will be required to make certain representations to us in order to participate in the Additional Senior Secured Notes Exchange Offer and to deliver information to be used in connection with the Additional Senior Secured Notes Shelf Registration Statement (in each case, as described in the Additional Senior Secured Notes Registration Rights Agreement) and will be required to provide comments on the Additional Senior Secured Notes Shelf Registration Statement within the time periods set forth in the Additional Senior Secured Notes Registration Rights Agreement in order to have their Additional Senior Secured Notes included in the Additional Senior Secured Notes Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring a Additional Senior Secured Note or Additional Senior Secured Notes, a Holder will be deemed to have agreed to indemnify the Additional Senior Secured Notes Issuers and the Subsidiary Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Additional Senior Secured Notes Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Additional Senior Secured Notes Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Additional Senior Secured Notes Issuers or the Subsidiary Guarantors.

The Additional Senior Secured Notes and the Additional Senior Secured Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of the Additional Senior Secured Notes (except in this “—Registration Rights; Liquidated Damages” section), all references herein to “Additional Senior Secured Notes” shall be deemed to refer collectively to Additional Senior Secured Notes and any Additional Senior Secured Exchange Notes, unless the context otherwise requires.

DESCRIPTION OF THE REGISTERED SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, references to “Senior Notes Issuers,” “we,” “our” and “us” refer only to The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II, and not to their subsidiaries.

General

The Senior Notes will be issued under an existing indenture (the “Senior Notes Indenture”) dated as of December 21, 2005 among the Senior Notes Issuers, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Senior Notes Trustee”). The terms of the Senior Notes include those stated in the Senior Notes Indenture and those made part of the Senior Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have filed copies of the Senior Notes Indentures as exhibits to the registration statement, which includes this prospectus. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.”

The following paragraphs describe some general terms and provisions of the registered senior notes, which are identical in all material respects to the terms of the unregistered senior notes, except that the registration rights and liquidated damage provisions and the transfer restrictions that apply to the unregistered notes do not apply to the registered senior notes. The registered notes will be a separate series of securities under the indenture.

The Senior Notes will be senior unsecured obligations of the Senior Notes Issuers and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Senior Notes Issuers and equal in right of payment with all existing and future senior Indebtedness of the Senior Notes Issuers. However, as the Senior Notes will not be secured, they will be effectively subordinated to all of Majestic’s and its Restricted Subsidiaries’ senior secured indebtedness, including the senior secured notes and any Credit Facility, to the extent of the value of the assets securing such Indebtedness. The Senior Notes will be without recourse to the Members.

The Corporate Senior Notes Co-Issuer is a wholly owned subsidiary of Majestic and was incorporated solely for the purpose of serving as a co-issuer of the Senior Notes. The Corporate Senior Notes Co-Issuer will not have any material operations or assets and will not have any revenues. As a result, prospective investors should not expect the Corporate Senior Notes Co-Issuer to participate in servicing the principal, interest, Liquidated Damages, if any, premium or any other payment obligations on the Senior Notes. See “—Certain Covenants—Restrictions on Activities of the Corporate Senior Notes Co-Issuer.”

The Senior Notes will be guaranteed (the “Subsidiary Guarantees”) on a senior unsecured basis by each of Majestic’s existing and future Restricted Subsidiaries (other than the Corporate Senior Notes Co-Issuer, which is a co-issuer of the Senior Notes, and the Corporate Senior Secured Notes Co-Issuer) and will rank senior in right of payment to all existing and future subordinated Indebtedness of such Restricted Subsidiaries and equal in right of payment with all existing and future senior Indebtedness of such Restricted Subsidiaries. However, as the Subsidiary Guarantees will not be secured, they will be effectively subordinated to all of such Restricted Subsidiaries’ senior secured indebtedness, including any guarantee in respect of the senior secured notes or any Credit Facility, to the extent of the value of the assets securing such guarantee. As of the date of the Senior Notes Indenture, all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under “Certain Definitions—Unrestricted Subsidiary,” Majestic will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Senior Notes Indenture.

The Senior Notes will be issued in the form of one or more global Senior Notes, without coupons, and in denominations of $1,000 and integral multiples thereof.

Principal, Maturity and Interest

The Senior Notes Indenture does not limit the aggregate principal amount of Senior Notes that we may issue under the Senior Notes Indenture and provides that, subject to the covenant in the Senior Notes Indenture described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,” additional Senior Notes may be issued thereunder from time to time, without the consent of the Holders of previously issued Senior Notes, in an aggregate principal amount to be determined from time to time by the Senior Notes Issuers. The Senior Notes and any additional Senior Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Senior Notes Indenture and this “Description of the Registered Senior Notes,” references to the Senior Notes include the unregistered senior notes, the registered senior notes and any additional Senior Notes. Because, however, any additional senior notes may not be fungible with the Senior Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Senior Note or Senior Notes.

The Senior Notes will mature on January 15, 2011.

Interest on the Senior Notes will be due and payable semi-annually on April 15 and October 15 of each year, commencing on April 15, 2006, to Holders of record on the immediately preceding April 1 and October 1, respectively. The Senior Notes will bear interest at 9 3/4% per annum from the date of original issuance. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Notes will be payable both as to principal and interest at the office or agency of the Senior Notes Issuers maintained for such purpose within The City of New York or, at the option of the Senior Notes Issuers, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders. Until otherwise designated by the Senior Notes Issuers, the Senior Notes Issuers’ office or agency will be the office of the Senior Notes Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Redemption

Optional Redemption on or after October 15, 2008.  Except as set forth below, we may not redeem the Senior Notes at our option before October 15, 2008. Thereafter, the Senior Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Senior Notes and Liquidated Damages, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on October 15 of the years indicated below:

Year	Percentage

2008	104.875%
2009	102.438%
2010 and thereafter	100.000%

Optional Redemption Upon Certain Equity Offerings.  Notwithstanding the foregoing, at any time or from time to time prior to October 15, 2008, we may redeem, at our option, up to 35% of the aggregate principal amount of the Senior Notes then outstanding at a redemption price of 109.750% of the principal amount of the Senior Notes, plus accrued and unpaid interest on the Senior Notes and Liquidated Damages, if any, through the applicable date of redemption, with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, that (i) such redemption shall occur within 60 days of the date of closing of such Qualified Equity Offerings and (ii) at least 65% of the aggregate principal amount of Senior Notes issued on or after the Issue Date remains outstanding immediately after giving effect to each such redemption.

Regulatory Redemption.  The Senior Notes will also be redeemable by us, in whole or in part, at any time upon not less than 20 business days nor more than 60 days’ notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount of the Senior Notes plus accrued and unpaid interest on the Senior Notes (or, if required by any Gaming Authority, the fair market value of such Senior Notes, or such other amount as may be required by applicable law or order of such Gaming Authority) and Liquidated Damages (if permitted by relevant Gaming Authorities), if any, to the redemption date, pursuant to a Required Regulatory Redemption. In addition, where such redemption is required because the Holder or beneficial owner of Senior Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified, we shall have the right to require any such Holder or beneficial owner to dispose of its Senior Notes upon 30 days’ notice (or such earlier date as may be required by the applicable Gaming Authority).

If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Senior Notes Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Notes Trustee deems to be fair and reasonable; provided, that Senior Notes of $1,000 or less may not be redeemed in part. Except in the case of a Required Regulatory Redemption requiring less notice, notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at such Holder’s registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder of that Senior Note upon cancellation of the original Senior Note. On and after the date of redemption, interest will cease to accrue on Senior Notes or portions thereof called for redemption, unless we default in making such redemption payment.

Mandatory.  The Senior Notes will not be subject to any mandatory redemption (except for a Required Regulatory Redemption) or have the benefit of any sinking fund.

Subsidiary Guarantors

The repayment of the Senior Notes will be unconditionally and irrevocably guaranteed, jointly and severally, on a senior unsecured basis by all present and future Restricted Subsidiaries (other than the Corporate Senior Notes Co-Issuer, which is a co-issuer of the Senior Notes and the Corporate Senior Secured Notes Co-Issuer). The Senior Notes Indenture provides that so long as any Senior Notes remain outstanding, any future Restricted Subsidiary shall enter into and remain subject to a Subsidiary Guarantee.

If all of the Capital Stock of any Subsidiary Guarantor is sold by Majestic or any of its Subsidiaries to a Person (other than Majestic or any of its Subsidiaries) in a transaction that complies with the terms of the Senior Notes Indenture, and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under “—Certain Covenants—Limitation on Asset Sales,” then such Subsidiary Guarantor shall be released and discharged from all of its Obligations under its Subsidiary Guarantee and the Senior Notes Indenture.

The Obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law or render a Subsidiary Guarantor insolvent.

Repurchase Upon Change of Control

The Senior Notes Indenture provides that, if a Change of Control occurs, we will be required to offer to repurchase all of the Senior Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest and Liquidated Damages if any, to the date of repurchase. Within 30 days following any Change of Control, we must mail a notice or direct a notice to be mailed to each Holder stating, among other things: (i) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 45 days from the date the notice is mailed; (ii) that any Holder electing to have Senior Notes purchased pursuant to a Change of Control offer will be required to surrender the Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Senior Notes completed, to the paying agent with respect to the Senior Notes at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control payment date; and (iii) that the Holder will be entitled to withdraw his election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control payment date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that the Holder is withdrawing his election to have such Senior Notes purchased.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations that apply to the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Senior Notes Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Change of Control” provisions of the Senior Notes Indenture by virtue thereof.

On the Change of Control payment date, we will, to the extent lawful;

•	accept for payment the Senior Notes or portions of Senior Notes tendered pursuant to the Change of Control offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Senior Notes or portions of Senior Notes so tendered and not withdrawn; and

•	deliver or cause to be delivered to the Senior Notes Trustee the Senior Notes so accepted, together with an Officers’ Certificate stating that the Senior Notes or portions of Senior Notes tendered to us are accepted for payment.

The paying agent will promptly mail to each Holder of Senior Notes so accepted payment in an amount equal to the purchase price for such Senior Notes, and the Senior Notes Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided, that each such new Senior Note will be in the principal amount of $1,000 or an integral multiple thereof. We will announce the result of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

Except as described above with respect to a Change of Control, the Senior Notes Indenture does not contain provisions that permit the Holders to require that we repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

We cannot assure you that sufficient funds will be available at the time of any Change of Control offer to make required repurchases, or that we will be permitted under the Credit Facility to make required repurchases.

We will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Notes Indenture applicable to a Change of Control offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control offer.

The term “all or substantially all” as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Senior Notes Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders elect to exercise their rights under the Senior Notes Indenture and we elect to contest such election, there could be no assurance as to how a court would interpret the phrase under New York law, which may have the effect of preventing the Senior Notes Trustee or the Holders from successfully asserting that a Change of Control has occurred.

Certain Covenants

Limitation on Restricted Payments.  The Senior Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any Equity Interests of Majestic or any of its Subsidiaries or make any other payment to any Excluded Person or Affiliate thereof (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of Majestic or (B) amounts payable to Majestic or any Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of Majestic or any Affiliate (other than any Restricted Subsidiary of Majestic) of Majestic (other than any such Equity Interest owned by Majestic or any Restricted Subsidiary);

(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (“Subordinated Debt”) of Majestic or any Subsidiary Guarantor that is subordinated in right of payment to the Senior Notes or such Subsidiary Guarantor’s Subsidiary Guarantee thereof, as the case may be, prior to any scheduled principal payment, sinking fund payment or other payment at the stated maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above are collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof, and

(b) immediately after giving effect to such Restricted Payment on a pro forma basis, Majestic could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness,” and

(c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Managers of Majestic and evidenced by a resolution set forth in an Officers’ Certificate delivered to the Senior Notes Trustee), together with the aggregate of all other Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (ii), (vi), (to the extent such payments do not reduce Consolidated Net Income), (viii), (ix), (x)(A), and, to the extent Majestic is given credit for such Net Cash Proceeds pursuant to clause (2) of this paragraph, (iii) of the next following paragraph and excluding Restricted Payments permitted by clauses (i), (iv), (v), (vii), (x)(B) and (xi) and, to the extent Majestic is not given credit for such Net Cash Proceeds pursuant to clause (2) of this paragraph, (iii) of the next following paragraph), is less than the sum, without duplication, of

(1) 50% of the Consolidated Net Income of Majestic for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the Issue Date to the end of Majestic’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus

(2) 100% of the aggregate Net Cash Proceeds received by Majestic as a contribution to its capital or from the issuance or sale, other than to a Subsidiary, of Equity Interests of Majestic (other than Disqualified Capital Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus

(3) 100% of the aggregate Net Cash Proceeds received by Majestic from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of Majestic that has been converted or exchanged into Equity Interests of Majestic (other than Disqualified Capital Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds received by Majestic upon such conversion or exchange), plus

(4) the aggregate Return from Unrestricted Subsidiaries after the Issue Date and on or prior to the time of such Restricted Payment; provided, that the aggregate Return from Unrestricted Subsidiaries shall be excluded with respect to any Unrestricted Subsidiary in which a Permitted Investment was made pursuant to clause (xiii) of the definition to the extent any such return was made while any such Permitted Investment was then outstanding).

The foregoing provisions will not prohibit the following Restricted Payments:

(i) so long as clause (a) above is satisfied, the declaration and payment of regularly scheduled dividends to holders of any class or series of Disqualified Capital Stock of Majestic issued after the Issue Date in accordance with the Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness;”

(ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Senior Notes Indenture;

(iii) the redemption, purchase, retirement or other acquisition of any Equity Interests of Majestic or Indebtedness of Majestic or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, other Equity Interests of Majestic (other than Disqualified Capital Stock);

(iv) so long as clause (a) above is satisfied, with respect to each taxable year that Majestic qualifies as a Flow Through Entity, the payment of Permitted Tax Distributions; provided, that (A) prior to any payment of Permitted Tax Distributions Majestic provides an Officers’ Certificate and Opinion of Counsel to the effect that Majestic and each Subsidiary in respect of which such distributions are being made, qualify as Flow Through Entities for Federal income tax purposes and for the states in respect of which such distributions are being made and (B) at the time of such distribution, the most recent audited financial statements of Majestic provided to the Senior Notes Trustee pursuant to the covenant described under the caption “—Reports,” provide that Majestic and each such Subsidiary were treated as Flow Through Entities for the period of such financial statements, provided that the requirement set forth in this subclause (B) shall not apply to the extent that such Subsidiary that is acquired after the date hereof is not a Flow Through Entity on the date of such acquisition but subsequently becomes a Flow Through Entity after any period covered by such financial statements;

(v) the redemption, repurchase or payoff of any Indebtedness of Majestic or a Restricted Subsidiary with cash proceeds of or in exchange for any Refinancing Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness;”

(vi) so long as clauses (a) and (b) above are satisfied, within 60 days after the completion of a Change of Control offer as described in, and consummated in accordance with, the covenant described under the caption “Repurchase Upon Change of Control” above (including the repurchase of all Senior Notes validly tendered and not properly withdrawn in connection therewith), any purchase or redemption of any Subordinated Debt of Majestic or any Subsidiary Guarantor or any Disqualified Capital Stock of Majestic, in each case, required pursuant to the terms thereof as a result of the related Change of Control; provided, however, that the aggregate consideration to be paid for all such purchases and redemptions of such Subordinated Debt and Disqualified Capital Stock shall not exceed 101% of the aggregate principal amount of such Subordinated Debt or 101% of the liquidation value of such Disqualified Capital Stock, respectively, that is repurchased and redeemed in connection with such Change of Control offer;

(vii) so long as clause (a) above is satisfied, any employment agreement entered into, or any compensation or employee benefits paid to employees, in each case, in the ordinary course of business, consistent with customary industry practices and not involving the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Majestic or any Affiliate (other than any Restricted Subsidiary of Majestic);

(viii) so long as clause (a) above is satisfied, Cash Flow-Based Management Distributions payable under the Management Agreement, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.50 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

(ix) so long as clause (a) above is satisfied, Revenue-Based Management Distributions payable under the Management Agreement, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; provided, that the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such payment is made would have been not less than 1.25 to 1.0, determined on a pro forma basis, as if such payment had been made during such four-quarter period;

(x) the redemption and repurchase of any (A) Equity Interests or (B) Indebtedness of Majestic or any of its Subsidiaries, in each case, to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Managers of Majestic as evidenced by a resolution of the Managers that has been delivered to the Senior Notes Trustee, to prevent the loss, or to secure the grant or establishment, of any gaming license or other right to conduct lawful gaming operations; and

(xi) any Unreimbursed Tax Distribution Amounts (as defined in the definition of “Permitted Tax Distributions”).

Not later than the date of making any Restricted Payment, Majestic will deliver to the Senior Notes Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed (or, in the case of a Restricted Payment made pursuant to subsection (iv) of the immediately preceding paragraph, a summary of such calculations as reasonably determined or estimated in good faith by Majestic). These calculations may be based upon Majestic’s latest available financial statements. Notwithstanding the foregoing, Majestic shall not be required to deliver an Officers’ Certificate to the Senior Notes Trustee pursuant to this covenant if any action is taken pursuant to subsection (iii), (v), (vii), (viii) or (ix) of the immediately preceding paragraph.

Limitation on Incurrence of Indebtedness.  The Senior Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness (including, without limitation, Acquired Debt) or (ii) issue any Disqualified Capital Stock; provided, that Majestic and the Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Debt) and Majestic may issue shares of Disqualified Capital Stock if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for Majestic’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been not less than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The foregoing provisions do not prevent the incurrence of:

(a) Indebtedness under the Credit Facility in an aggregate principal amount not to exceed, at any time outstanding, $80.0 million; less the aggregate principal amount of repayments and prepayments of such indebtedness contemplated by clause (iii)(C)(1) under the caption “—Limitation on Asset Sales;”

(b) FF&E Financing in an aggregate principal amount not to exceed, at any time, $20.0 million;

(c) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations (including Obligations under letters of credit) incurred in the ordinary course of business, and any guarantees thereof;

(d) Hedging Obligations incurred to fix or hedge interest rates with respect to any variable or fixed rate Indebtedness otherwise permitted by the Senior Notes Indenture; provided, that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and that such Hedging Obligations shall not have been incurred for purposes of speculation;

(e) Indebtedness outstanding on October 7, 2003 (other than Indebtedness under (x) the Credit Facility or (y) the senior secured notes and the Senior Secured Notes Indenture, which, in each case, shall not be deemed to be outstanding pursuant to this clause (e));

(f) Indebtedness incurred by Majestic in an aggregate principal amount not to exceed, at any time outstanding pursuant to this clause (f), $10.0 million;

(g) any Subsidiary Guarantee or any Subsidiary’s guarantee of the Indebtedness permitted by clause (e) or (f) above or clause (h) below;

(h) Indebtedness under (i) the senior secured notes and the Senior Secured Notes Indenture in an aggregate principal amount not to exceed $300.0 million and (ii) the Senior Notes and the Senior Notes Indenture in an aggregate principal amount not to exceed $200.0 million;

(i) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, “Refinance”), Indebtedness incurred pursuant to (A) the Interest Coverage Ratio test set forth in the immediately preceding paragraph, (B) clauses (e) and (h) above or (C) this clause (i) (the “Refinancing Indebtedness”); provided, that (1) the principal amount (or accreted value) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value) of Indebtedness so Refinanced (including all accrued and then unpaid interest plus any required premiums and out-of-pocket expenses reasonably incurred in connection therewith), (2) the Refinancing Indebtedness has a final scheduled maturity that equals or exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced, and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Senior Notes than the Indebtedness being Refinanced; and

(j) intercompany Indebtedness of Majestic or any of its Wholly Owned Subsidiaries for so long as such Indebtedness is held by Majestic or any of its Wholly Owned Subsidiaries; provided that if as of any date any Person other than Majestic or any such Wholly Owned Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien described in clause (xii), (xiii) or (xiv) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (j) by the issuer of such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (j) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Majestic will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant and Majestic may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant; provided that Majestic or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Capital Stock paid-in-kind will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Capital Stock for purposes of this covenant.

Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is contractually subordinated to any other Indebtedness of Majestic or such Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinate to the Obligations of Majestic or such Restricted Subsidiary under (i) in the case of Majestic, the Senior Notes and the Senior Notes Indenture or (ii) in the case of such Restricted Subsidiary, its Subsidiary Guarantee and the Senior Notes Indenture, in each case, on substantially identical terms.

Limitation on Asset Sales.  The Senior Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

(i) Majestic or such Restricted Subsidiary receives consideration at the time of such Asset Sale not less than the fair market value of the assets subject to such Asset Sale;

(ii) at least 75% of the consideration for such Asset Sale is in the form of (A) cash or Cash Equivalents, (B) liabilities of Majestic or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or the Subsidiary Guarantees) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to Majestic or its Restricted Subsidiaries with respect to such liabilities), or (C) fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of Majestic or its Restricted Subsidiaries; and

(iii) within 300 days of such Asset Sale, the Net Proceeds thereof are (A) invested (or committed pursuant to a definitive agreement entered into by Majestic or any of its Restricted Subsidiaries to be invested within 12 months of the date such commitment is made)) in fixed assets or property that, in the good faith judgment of the Managers, at the time of such Asset Sale will be used in a Related Business of Majestic or its Restricted Subsidiaries, (B) applied to repay or prepay Indebtedness under Purchase Money Obligations incurred in connection with the asset so sold, (C) (1) applied to repay or prepay Indebtedness under the Credit

Facility and permanently reduce the commitment thereunder in the amount of the Indebtedness so repaid or (2) applied to repurchase, redeem or defease some or all of the senior secured notes in accordance with the terms thereof and the Senior Secured Notes Indenture or (D) to the extent not used as provided in clauses (A), (B), or (C) applied to make an offer to purchase Senior Notes as described below (an “Excess Proceeds Offer”); provided, that Majestic will not be required to make an Excess Proceeds Offer until the amount of Excess Proceeds is greater than $10,000,000.

The foregoing provisions in (i) or (ii) above shall not apply to an Event of Loss.

Pending the final application of any Net Proceeds, Majestic may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

Net Proceeds not invested or applied as set forth in subclauses (A), (B) or (C) of clause (iii) above constitute “Excess Proceeds;” provided, however, that Net Proceeds that are committed to be invested pursuant to subclause (A) of clause (iii) above shall not be deemed to constitute “Excess Proceeds” until the last day of the 12-month period referred to in such subclause. If Majestic elects, or becomes obligated to make an Excess Proceeds Offer because such Excess Proceeds exceed $10,000,000, we will offer to purchase Senior Notes having an aggregate principal amount equal to the Excess Proceeds (the “Purchase Amount”), at a purchase price equal to 100% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest on the Senior Notes and Liquidated Damages, if any, to the purchase date. We must consummate an Excess Proceeds Offer not later than 30 days after the expiration of the 300-day period following the Asset Sale that produced such Excess Proceeds; provided, however, that no Excess Proceeds Offer in respect of any Net Proceeds that constitute Excess Proceeds by operation of the proviso to the first sentence of this paragraph shall be required to be consummated until the 30th day following the last day of the relevant 12-month period that is described in such proviso. If the aggregate purchase price for the Senior Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, Majestic and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

The Senior Notes Indenture provides that each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the “Excess Proceeds Offer Period”). Promptly after the termination of the Excess Proceeds Offer Period (the “Excess Proceeds Payment Date”), we will purchase and mail or deliver payment for the Purchase Amount for the Senior Notes or portions of Senior Notes tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Senior Notes tendered pursuant to the Excess Proceeds Offer.

We will conduct any Excess Proceeds Offer in compliance with applicable regulations under the federal securities laws, including without limitation Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Senior Notes Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “Asset Sale” provisions of the Senior Notes Indenture by virtue of such Excess Proceeds Offer.

The Senior Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, create or suffer to exist or become effective any restriction that would impair our ability to make an Excess Proceeds Offer upon an Asset Sale or, if such Excess Proceeds Offer is made, to pay for the Senior Notes tendered for purchase.

Limitation on Liens.  The Senior Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset (including, without limitation, all real, tangible or intangible property) of Majestic or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (1) if such Lien secures Indebtedness that is pari passu in right of payment with the Senior Notes or the Subsidiary Guarantees, then the Senior Notes or the Subsidiary Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (2) if such Lien secures Indebtedness that is subordinated in right of payment to the Senior Notes or the Subsidiary Guarantees, any such Lien shall be subordinated to a Lien granted to the holders of the Senior Notes or the Subsidiary Guarantees, as the case may be, in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Senior Notes or the Subsidiary Guarantees, as the case may be.

Limitation on Restrictions on Subsidiary Dividends.  The Senior Notes Indenture provides that Majestic will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions to Majestic or any of its Restricted Subsidiaries (a) on such Restricted Subsidiary’s Capital Stock or (b) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or

(ii) pay any Indebtedness owed to Majestic or any of its Restricted Subsidiaries, or

(iii) make loans or advances to Majestic or any of its Restricted Subsidiaries, or

(iv) transfer any of its assets to Majestic or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1) any Credit Facility containing dividend or other payment restrictions that are not more restrictive than those contained in the documents governing the Credit Facility on the Issue Date;

(2) the Senior Notes Indenture and the Senior Notes;

(3) applicable law;

(4) Acquired Debt; provided, that such encumbrances and restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

(6) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien;

(7) the senior secured notes and the Senior Secured Notes Indenture, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof; and

(8) the agreements governing permitted Refinancing Indebtedness; provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

Merger, Consolidation or Sale of Substantially All Assets.  The Senior Notes Indenture provides that neither Senior Notes Issuer may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for Majestic and its Restricted Subsidiaries) in one or more related transactions to, any other Person, unless:

(i) such Senior Notes Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Senior Notes Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Senior Notes Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all of the Obligations of such Senior Notes Issuer, pursuant to a supplemental indenture and in a form reasonably satisfactory to the Senior Notes Trustee, under the Senior Notes, the Senior Notes Indenture and the Senior Notes Registration Rights Agreement;

(iii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default exists;

(iv) such transaction would not result in the loss or suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment; and

(v) such Senior Notes Issuer, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of such Senior Notes Issuer immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Indebtedness.”

Notwithstanding the foregoing clause (v), Majestic may reorganize as a corporation or other business entity in accordance with the procedures established in the Senior Notes Indenture, provided that (x) such transaction is solely for the purpose of such reorganization and not for the purpose of evading this provision or any other provision of the Senior Notes Indenture and not in connection with any other transaction, and (y) prior to such reorganization, Majestic has delivered to the Senior Notes Trustee an Opinion of Counsel confirming that (i) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the reorganization and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such reorganization had not occurred, and (ii) Majestic will not recognize income, gain or loss for Federal and state income tax purposes as a result of the reorganization.

In the event of any transaction (other than a lease or a transfer of less than all of our assets) described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, us under, and we shall be discharged from our Obligations under, the Senior Notes Indenture, the Senior Notes and the Registration Rights Agreement.

Limitation on Transactions with Affiliates.  The Senior Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries or any Permitted Entity (or any Subsidiary of such Permitted Entity) to, directly or indirectly, enter into, consummate or suffer to exist any Affiliate Transaction except for:

(i) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $2,000,000; provided, that (a) such transactions are conducted in good faith and on terms that are no less favorable to Majestic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by Majestic or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of Majestic or such Restricted Subsidiary and (b) Majestic shall have delivered to the Senior Notes Trustee an Officers’ Certificate certifying to such effect;

(ii) Affiliate Transactions that, together with all related Affiliate Transactions, have an aggregate value of not more than $5,000,000; provided, that (i) a majority of the Managers that are disinterested in such transaction (or, if none of the Managers is disinterested in such transaction, a representative appointed by the Managers to make such determination, which representative, in the reasonable good faith judgment of a majority of the Managers, is disinterested in the transaction and is qualified to make such determination) determine that such transactions are conducted in good faith and on terms that are no less favorable to Majestic or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by Majestic or such Restricted Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of Majestic or such Restricted Subsidiary and (ii) prior to entering into such transaction Majestic shall have delivered to the Senior Notes Trustee an Officers’ Certificate certifying to such effect; or

(iii) Affiliate Transactions for which Majestic delivers to the Senior Notes Trustee an opinion as to the fairness to Majestic or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following will be deemed not to be Affiliate Transactions:

(a) Restricted Payments permitted by the provisions of the Senior Notes Indenture described above under “—Limitation on Restricted Payments;”

(b) the Management Agreement and the Expense Reimbursement Agreement, in each case, as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof, and payment of the Management Distributions and the receipt of the Expense Reimbursements, respectively, thereunder;

(c) the non-exclusive licensing of any service mark or other trademarks of Majestic or any Restricted Subsidiary to an Affiliate or Affiliates of Majestic or such Restricted Subsidiary; and

(d) transactions between or among Majestic and any Wholly Owned Subsidiary of Majestic.

Restriction on Sale and Issuance of Subsidiary Stock.  The Senior Notes Indenture provides that Majestic will not sell, and will not permit any Restricted Subsidiary to issue or sell, any Equity Interests (other than directors’ qualifying shares) of any Restricted Subsidiary to any Person other than Majestic or a Wholly Owned Subsidiary of Majestic; provided, that Majestic and its Restricted Subsidiaries may sell all (but not less than all) of the Capital Stock of a Restricted Subsidiary owned, directly or indirectly, by Majestic and its Restricted Subsidiaries if the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenant described under “—Limitation on Asset Sales.”

Rule 144A Information Requirement.  We will furnish to the Holders or beneficial holders of Senior Notes, upon their request, and to prospective purchasers thereof designated by such Holders or beneficial holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Senior Notes to qualify for an exemption under Rule 144A.

Subsidiary Guarantors.  The Senior Notes Indenture provides that Majestic will cause each of its present and future Restricted Subsidiaries (other than the Corporate Senior Notes Co-Issuer, which is a co-issuer of the Senior Notes, and the Corporate Senior Secured Notes Co-Issuer) to:

•	execute and deliver to the Senior Notes Trustee a supplemental Senior Notes Indenture in form reasonably satisfactory to the Senior Notes Trustee, pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Senior Notes Issuers’ Obligations under the Senior Notes and the Senior Notes Indenture on the terms set forth in the Senior Notes Indenture; and

•	deliver to the Senior Notes Trustee an opinion of counsel that such supplemental Senior Notes Indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that the Senior Notes Indenture constitutes a legal, valid, binding and enforceable obligation, of such Restricted Subsidiary, in each case subject to customary qualifications.

Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Senior Notes Indenture provided, however, that if all of the Capital Stock of any Subsidiary Guarantor is sold by Majestic or any of its Subsidiaries to a Person (other than Majestic or any of its Subsidiaries) in a transaction that complies with the terms of the Senior Notes Indenture and the Net Proceeds from such Asset Sale are used in accordance with the covenant described above under the caption “—Limitation on Asset Sales,” then such Subsidiary Guarantor will be released and discharged from all of its Obligations under its Subsidiary Guarantee of the Senior Notes and the Senior Notes Indenture.

Restrictions on Activities of the Corporate Senior Notes Co-Issuer.  The Senior Notes Indenture provides that the Corporate Senior Notes Co-Issuer will not hold any material assets or become liable for any obligations or engage in any business activities; provided, that the Corporate Senior Notes Co-Issuer may be a co-obligor of the Senior Notes (including any additional Senior Notes incurred pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness”) pursuant to the terms of the Senior Notes Indenture and as contemplated by the Purchase Agreement executed by us, the Subsidiary Guarantors and the Initial Purchasers and may be a guarantor of the senior secured notes pursuant to the terms of the Senior Secured Notes Indenture. The Corporate Senior Notes Co-Issuer may, as necessary, engage in any activities directly related or necessary in connection therewith.

Limitation on Lines of Business.  The Senior Notes Indenture provides that Majestic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than a Related Business.

Reports.  The Senior Notes Indenture provides that, whether required by the rules and regulations of the SEC, so long as any Senior Notes are outstanding, we will furnish to the Senior Notes Trustee and Holders, within 15 days after we are or would have been required to file such with the SEC, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if either of us were required to file such forms, including for each a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent certified public accountants and (ii) all information that would be required to be contained in a filing with the SEC on Form 8-K if either of us were required to file such reports. From and after the time of filing the registration statement with the SEC with respect to the Senior Notes of which this prospectus is a part, we will file such information with the SEC so long as the SEC will accept such filings.

Events of Default and Remedies

The Senior Notes Indenture provides that each of the following constitutes an Event of Default under the Senior Notes Indenture:

(i) default for 30 days in the payment when due of interest on the Senior Notes;

(ii) default in payment of principal (or premium, if any) on the Senior Notes when due at maturity, redemption, by acceleration or otherwise;

(iii) default in the performance or breach of the covenants in the Senior Notes Indenture described under “—Repurchase Upon Change of Control,” “—Certain Covenants—Limitation on Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets;”

(iv) failure by us or any Subsidiary Guarantor for 60 days after notice to comply with any other agreements in the Senior Notes Indenture or the Senior Notes;

(v) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Senior Notes Issuers or any Restricted Subsidiary (or the payment of which is guaranteed by the Senior Notes Issuers or any Restricted Subsidiary), whether such Indebtedness or guaranty now exists or is created after the Issue Date, if (A) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $5,000,000 in the aggregate;

(vi) failure by us or any Restricted Subsidiary to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000, which judgments are not discharged, bonded or stayed within 60 days after their entry;

(vii) the cessation of a material portion of the gaming operations of Majestic and its Subsidiaries, taken as a whole, for more than 60 days, except as a result of an Event of Loss;

(viii) any revocation, suspension, expiration (without previous or concurrent renewal) or loss of any Gaming License for more than 60 days other than as a result of any Asset Sale made in accordance with the provisions of the Senior Notes Indenture or any voluntary relinquishment that is, in the judgment of the Managers, both desirable in the conduct of the business of Majestic and its Subsidiaries, taken as a whole, and not disadvantageous to the Holders in any material respect; and

(ix) certain events of bankruptcy or insolvency with respect to the Senior Notes Issuers or any of the Subsidiary Guarantors.

If any Event of Default occurs and is continuing, the Senior Notes Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare by written notice to Majestic and the Senior Notes Trustee all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Senior Notes will become due and payable without further action or notice. Holders may not enforce the Senior Notes Indenture or the Senior Notes except as provided in the Senior Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Senior Notes Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding, by written notice to the Senior Notes Trustee, may on behalf of the Holders of all of the Senior Notes (i) waive any existing Default or Event of Default and its consequences under the Senior Notes Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Note affected, and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

We are required, upon becoming aware of any Default or Event of Default, to deliver to the Senior Notes Trustee a statement specifying such Default or Event of Default and what action we are taking or propose to take with respect thereto.

No Personal Liability of Directors, Members, Managers, Officers, Employees and Stockholders

No director, member, manager, officer, employee, incorporator, stockholder or controlling person of the Senior Notes Issuers or any Subsidiary Guarantor, as such, will have any liability for any of our obligations or the obligations of any Subsidiary Guarantor under the Senior Notes, the Senior Notes Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release is part of the consideration for issuance of the Senior Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Senior Notes (“Legal Defeasance”) except for:

•	the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes and Liquidated Damages, if any, when such payments are due from the trust referred to below;

•	our obligations concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the Senior Notes Trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

•	the Legal Defeasance provisions of the Senior Notes Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain material covenants that are described herein (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i) we must irrevocably deposit with the Senior Notes Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, we shall have delivered to the Senior Notes Trustee an Opinion of Counsel confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, we shall have delivered to the Senior Notes Trustee an Opinion of Counsel confirming that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Notes Indenture) to which we or any of the Restricted Subsidiaries is a party or by which we or any of the Restricted Subsidiaries is bound;

(vi) we must deliver to the Senior Notes Trustee an Officers’ Certificate stating that the deposit was not made by us with the intent of preferring the Holders over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(vii) we must deliver to the Senior Notes Trustee an Officers’ Certificate and an Opinion of Counsel, each stating, subject to certain factual assumptions and bankruptcy and insolvency exceptions, that all conditions precedent provided for in the Senior Notes Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Senior Notes Indenture. The Registrar and the Senior Notes Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Holder to pay any taxes and fees required by law or permitted by the Senior Notes Indenture. We will not be required to transfer or exchange any Senior Note selected for redemption. We will not be required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

The registered holder of a Senior Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the two succeeding paragraphs, the Senior Notes Indenture and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding and any existing Default or Event of Default or compliance with any provision of the Senior Notes Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes. The registered senior notes and the unregistered senior notes are treated as a single class under the Senior Notes Indenture, including for purposes of determining whether the required percentage of Holders has given approval, consent or waiver, or joined in directing the Trustee to take certain actions on behalf of all Holders.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder):

(i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of, or the premium (including, without limitation, redemption premium) on, or change the fixed maturity of, any Senior Note; alter the provisions with respect to the payment on redemption of the Senior Notes; or alter the price at which repurchases of the Senior Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer after the Asset Sale or Change of Control, respectively, has occurred;

(iii) reduce the rate of or change the time for payment of interest on any Senior Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Senior Note payable in money other than that stated in the Senior Notes;

(vi) make any change in the provisions of the Senior Notes Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, payments of principal of or interest on the Senior Notes;

(vii) waive a redemption payment with respect to any Senior Note;

(viii) adversely affect the contractual ranking of the Senior Notes or Subsidiary Guarantees; or

(ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders, the Senior Notes Issuers and the Senior Notes Trustee may amend or supplement the Senior Notes Indenture and the Senior Notes to:

•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

•	provide for the assumption of our or the Subsidiary Guarantors’ obligations to Holders in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Senior Notes Indenture or the Senior Notes;

•	release any Subsidiary Guarantee permitted to be released under the terms of the Senior Notes Indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Notes Indenture under the Trust Indenture Act; or

•	comply with the requirements of the Senior Notes Trustee and the Depositary (including its nominees) with respect to transfers of beneficial interests in the Senior Notes.

Concerning the Senior Notes Trustee

The Senior Notes Indenture contains certain limitations on the rights of the Senior Notes Trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Notes Trustee will be permitted to engage in other transactions; provided, that, if the Senior Notes Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign.

The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Notes Trustee, subject to certain exceptions. The Senior Notes Indenture provides that in case an Event of Default occurs (and is not cured), the Senior Notes Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Senior Notes Trustee will be under no obligation to exercise any of its rights or powers under the Senior Notes Indenture at the request of any Holder, unless such Holder shall have offered to the Senior Notes Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Senior Notes Indenture. Reference is made to the Senior Notes Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means Indebtedness of a Person existing at the time such Person is merged with or into Majestic or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into Majestic or a Restricted Subsidiary or becoming a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

“Affiliate Transaction” means, with respect to any Person, (1) the sale, lease, transfer or other disposition of any of such Person’s properties or assets to, or the purchaser of any property or assets from, any Affiliate, and (2) the entering into by such Person, or the suffering to exist by such Person, of any contract, agreement, understanding, loan, advance or guaranty with or for the benefit of any Affiliate of such Person.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of (i) the highest marginal Federal capital gain tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local capital gain tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

“Applicable Income Tax Rate” means a rate equal to the sum of (i) the highest marginal Federal income tax rate applicable to an individual who is a citizen of the United States plus (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to an individual who is a resident of the State of New York, multiplied by a factor equal to 1 minus the rate described in clause (i) above.

“Asset Sale” means any (i) transfer (as defined), other than in the ordinary course of business, of any assets of Majestic or any Restricted Subsidiary; (ii) direct or indirect issuance or sale of any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares), in each case to any Person; or (iii) Event of Loss. For purposes of this definition, (a) any series of transactions that are part of a common plan shall be deemed a single Asset Sale and (b) the term “Asset Sale” shall not include (1) any series of transactions that have a fair market value (or result in gross proceeds) of less than $1 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (b)(1) exceed $5.0 million, (2) any disposition of all or substantially all of the assets of Majestic that is governed under and complies with the terms of the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Substantially All Assets,” (3) the conveyance, sale, transfer, assignment or other disposition of inventory and other assets acquired and held for resale in the ordinary course of business, in each case made in the ordinary course of business, consistent with past practices of Majestic and its Restricted Subsidiaries, (4) the sale or disposition by Majestic or any of its Restricted Subsidiaries of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of Majestic’s business or the business of such Restricted

Subsidiary, as applicable, (5) the liquidation of Cash Equivalents and (6) so long as such exchange is consummated within 60 days, the exchange of gaming equipment of Majestic or any of its Restricted Subsidiaries for other gaming equipment of equal or greater value. A transfer of assets by Majestic to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to Majestic or another Wholly Owned Subsidiary, and an issuance of Equity Interests by a Wholly Owned Subsidiary to Majestic or to another Wholly Owned Subsidiary, shall not be deemed to be an Asset Sale. Any Investment that is not prohibited by the Restricted Payments covenant will not be deemed to be an Asset Sale.

“Bankruptcy Code” means the United States Bankruptcy Code, codified at 11 U.S.C. 101-1330, as amended.

“BDI” means Barden Development, Inc., an Indiana corporation.

“beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

“Capital Contribution” means any contribution to the equity of Majestic from a direct or indirect parent of Majestic for which no consideration other than the issuance of Qualified Capital Stock is given.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) with respect to a limited liability company, any and all membership interests, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

“Cash Equivalent” means (i) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) time deposits and certificates of deposit and commercial paper or bankers acceptance issued by the parent corporation of any domestic commercial bank of recognized standing having combined capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within one year after the date of acquisition; (iii) investments in money market funds substantially all of whose assets comprise securities of the type described in clauses (i) and (ii) above and (iv) repurchase obligations for underlying securities of the types and with the maturities described above.

“Casino” means a gaming establishment owned by Majestic or a Restricted Subsidiary and containing at least 400 gaming devices and 10,000 square feet of space dedicated to the operation of games of chance.

“Change of Control” means

(i) any merger or consolidation of Majestic with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Majestic, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of the transferee(s) or surviving entity or entities,

(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the Voting Stock of Majestic,

(iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Managers of Majestic (together with any new directors whose election by such Managers or whose nomination for election by the members of Majestic was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of Majestic, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of the Managers of Majestic then in office,

(iv) Majestic adopts a plan of liquidation, or

(v) the first day on which Majestic fails to own 100% of the issued and outstanding Equity Interests of the Corporate Senior Notes Co-Issuer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any Person (the referent Person) for any period,

(a) consolidated income (loss) from operations of such Person and its subsidiaries for such period, determined in accordance with GAAP,

(b) plus, to the extent such amounts are deducted in calculating such income (loss) from operations of such Person for such period, and without duplication (i) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees, and other intangibles but excluding (x) non-cash charges incurred after the Issue Date that require an accrual of or a reserve for cash charges for any future period and (y) normally recurring accruals such as reserves against accounts receivables); (ii) provision for taxes based on income or profits of such Person and its subsidiaries and Permitted Tax Distributions; and (iii) Pre-Opening Expenses, and

(c) adjusted to exclude (only to the extent included in calculating such income (loss) from operations of such Person for such period, and without duplication) (i) to the extent the aggregate amount of such payments does not exceed $2.0 million, the payment of severance to employees of (A) Majestic that are employed in connection with the operation of its riverboat casino that is located in Gary, Indiana and more commonly known as the “Majestic Star,” (B) Buffington Harbor Riverboats, LLC that are employed in connection with the operation of its docking facility and land-based pavilions and (C) Trump Indiana, Inc., and (ii) nonrecurring items (including, without limitation, restructuring costs) that would be permitted to be excluded in accordance with Item 10 of Regulation S-K under the Securities Act if the Consolidated Coverage Ratio were included in a filing with the SEC;

provided, that (1) the income from operations of any Person that is not a Wholly Owned Subsidiary of the referent Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person, and (2) the income from operations of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners.

“Consolidated Interest Expense” means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued (including noncash interest payment and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period less (b) write-off of deferred financing costs, the amortization of original issue discount and any charge related to any premium or penalty paid, in each case accrued during such period in connection with redeeming or retiring any Indebtedness before its stated maturity, as determined in accordance with GAAP, to the extent such expense, cost or charge was included in the calculation made pursuant to clause (a) above.

“Consolidated Net Income” means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person relating to any portion of such period that such Person (a) is not a Wholly Owned Subsidiary of the referent Person or (b) is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary of the referent Person during such portion of such period, (ii) the Net Income of any Restricted Subsidiary will not be included to the extent that declarations of dividends or similar distributions by that Restricted Subsidiary are not at the time permitted, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its owners, (iii) solely for the avoidance of doubt, any Returns from Unrestricted Subsidiaries shall be excluded and (iv) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded.

“Consolidated Net Worth” means, with respect to any Person, the total stockholders’ (or members’) equity of such Person determined on a consolidated basis in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (i) the amount of any such stockholders’ (or members’) equity attributable to Disqualified Capital Stock or treasury stock of such Person and its consolidated subsidiaries, (ii) all upward revaluations and other write-ups in the book value of any asset of such Person or a consolidated subsidiary of such Person subsequent to the Issue Date, and (iii) all Investments in subsidiaries of such Person that are not consolidated subsidiaries and in Persons that are not subsidiaries of such Person.

“Corporate Senior Notes Co-Issuer” means Majestic Star Casino Capital Corp. II, an Indiana corporation and a wholly owned subsidiary of Majestic.

“Corporate Senior Secured Notes Co-Issuer” means The Majestic Star Casino Capital Corp., an Indiana corporation and a wholly owned subsidiary of Majestic.

“Credit Facility” means (a) the credit facility, dated as of October 7, 2003, between Majestic and Wells Fargo Foothill, Inc., as agent (any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) and (b) any amendment, modification, supplement, refunding, refinancing or replacement thereof that has terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to Majestic.

“Default” means any event that is, or after notice or the passage of time or both would be, an Event of Default.

“Discount Notes” means the $63,500,000 aggregate principal amount at maturity of the Discount Notes Issuers’ 12 1/2% Senior Notes due 2011.

“Discount Notes Issuers” means Holdco and Majestic Star Holdco, Inc., an Indiana corporation and a wholly owned subsidiary of Holdco.

“Disqualified Capital Stock” means any Equity Interest that (i) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the 90th day following the final stated maturity of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to such 90th day, or (ii) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities. Notwithstanding anything to the contrary in the immediately preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holder thereof has the right to require Majestic to repurchase or redeem such Equity Interest upon a Change of Control shall not constitute Disqualified Capital Stock if the terms of such Equity Interest provide that Majestic is not required to repurchase or redeem such Equity Interest pursuant to such terms unless such repurchase or redemption is permitted under clause (vi) of the second paragraph of the covenant described above under the caption “—Limitation on Restricted Payments.”

“Equity Holder” means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity (in each case, which is not disregarded for Federal income tax purposes), (c) with respect to a partnership, each partner of such partnership and (d) with respect to any entity that is disregarded for Federal income tax purposes, the owner of such entity.

“Equity Interests” means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event of Loss” means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excluded Person” means (i) any employee benefit plan of Majestic or any of its Restricted Subsidiaries or any trustee or similar fiduciary holding Capital Stock of Majestic for or pursuant to the terms of any such plan, (ii) BDI, so long as it is controlled by Don H. Barden or his spouse or an entity controlled by either of them, (iii) Don H. Barden or his spouse or an entity controlled by either of them, (iv) the estate of Don H. Barden, (v) any descendant of Don H. Barden or the spouse of any such descendant, (vi) the estate of any such descendant or the spouse of any such descendant, (vii) any trust or other arrangement for the benefit of the spouse of Don H. Barden or any such descendant or the spouse of any such descendant and (viii) any charitable organization or trust established by Don H. Barden.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated October 7, 2003, by and between Majestic and Barden Nevada Gaming, LLC pursuant to which Barden Nevada Gaming, LLC reimburses Majestic for certain expenses (the “Expense Reimbursements”), which Expense Reimbursement, for any fiscal year, is the greater of $500,000 and the actual out-of-pocket expenses incurred by Majestic for that fiscal year.

“FF&E” means furniture, fixture and equipment acquired by Majestic or a Restricted Subsidiary in the ordinary course of business.

“FF&E Financing” means Purchase Money Obligations, Capital Lease Obligations, or Industrial Revenue Bond Obligations incurred solely to acquire or lease, respectively, FF&E; provided, that the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs and expenses) of the FF&E purchased or leased with the proceeds thereof.

“FF&E Lender” means a Person that is not an Affiliate of Majestic and is a lender under FF&E Financing.

“Flow Through Entity” means an entity that (a) for Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 136l(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Code), (iv) a business entity that is disregarded as an entity separate from its owner under the Code, the Treasury Regulations or any published administrative guidance of the Internal Revenue Service, or (v) any other substantially similar pass-through entity for Federal income tax purposes (each of the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a “Federal Flow Through Entity”) and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“GAAP” means generally accepted accounting principles, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the SEC.

“Gaming Authorities” means the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Majestic or any of its Subsidiaries.

“Gaming Law” means the provisions of any gaming laws or regulations of any state or jurisdiction to which Majestic or any of its Subsidiaries is, or may at any time after the date of the Senior Notes Indenture, be subject.

“Gaming Licenses” means every finding of suitability, registration, license, franchise or other finding of suitability, registration, approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which Majestic or any of its Subsidiaries conducts business and all applicable liquor licenses.

“GNC Land” means the approximately 170 acres of land located adjacent to the Buffington Harbor gaming complex that was acquired by Majestic on February  11, 2004.

“Government Securities” means (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, and any maritime authority.

“guaranty” or “guarantee,” used as a noun, means any guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other Obligation. “guarantee,” used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Holdco” means Majestic Star Holdco, LLC, an Indiana limited liability company.

“Holder” means the Person in whose name a Senior Note is registered in the register of the Senior Notes.

“Indebtedness” of any Person means (without duplication) (i) all liabilities and obligations, contingent or otherwise, of such Person (A) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, debentures, notes or other similar instruments, (C) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) representing Capital Lease Obligations, (F) under bankers’ acceptance and letter of credit facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (H) in respect of net Hedging Obligations; (ii) all Indebtedness of others that is guaranteed by such Person; and (iii) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any

Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term Indebtedness shall not include obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such obligation is extinguished within two business days of its incurrence. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

“Industrial Revenue Bond Obligations” means obligations of Majestic or any of its Restricted Subsidiaries in connection with industrial revenue bonds issued by the Mississippi Business Finance Corporation (“MBFC”), all of the proceeds of which are loaned by the MBFC to Majestic or its Restricted Subsidiaries for the acquisition, construction or development of hotels or other improvements at Majestic’s or its Restricted Subsidiaries’ Casino located in Tunica County, Mississippi.

“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated Cash Flow of Majestic for such period, to (ii) Consolidated Interest Expense of Majestic for such period. In calculating the Interest Coverage Ratio for any period: (a) pro forma effect shall be given to the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by Majestic or any of its Restricted Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, as if the same had occurred at the beginning of the applicable period; (b) acquisitions that have been made by Majestic or any of its Restricted Subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period, including giving effect to reductions in costs for such period that are directly attributable to the elimination of duplicative functions and expenses (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) as a result of such acquisition, merger or consolidation, provided that (x) such cost savings were identified and quantified in an Officers’ Certificate delivered to the Senior Notes Trustee at the time of the consummation of such acquisition, merger or consolidation and such Officers’ Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of the consummation of such acquisition, merger or consolidation to effect such cost savings and sets forth the specific steps to be taken within the 90 days after such acquisition, merger or consolidation to accomplish such cost savings, and (y) with respect to each acquisition, merger or consolidation completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by Majestic or any of its Restricted Subsidiaries within 90 days of such acquisition, merger or consolidation to effect the cost savings identified in such Officers’ Certificate (regardless, however, of whether the corresponding cost savings have been achieved); and (c) the financial information of Majestic with respect to any portion of such period that falls before the Issue Date shall be adjusted to give pro forma effect to the issuance of the Senior Notes, the senior secured notes and the Discount Notes and the application of the proceeds therefrom, in each case, on such date as if they had occurred at the beginning of such period.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, guarantees and other forms of direct and indirect credit support, advances or capital contributions (excluding (i) payroll commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business, (ii) extensions of credit to gaming customers in the ordinary course of business, consistent with industry practices and (iii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date the Senior Notes offered hereby were issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Majestic” means The Majestic Star Casino, LLC, an Indiana limited liability company.

“Majestic Investor” means Majestic Investor, LLC, a Delaware limited liability company.

“Majestic Star Casino Vessel” means the Majestic Star riverboat casino currently operated by Majestic.

“Management Agreement” means that certain Management Agreement, dated October 7, 2003, by and between Majestic and BDI pursuant to which Majestic may pay to BDI distributions (the “Management Distributions”) for acting as the Manager of Majestic, which Management Distributions, for any fiscal quarter, shall not exceed 1% of net revenues (such Management Distributions, the “Revenue-Based Management Distributions”) plus 5% of Consolidated Cash Flow (such Management Distributions, the “Cash Flow-Based Management Distributions”) for the immediately preceding fiscal quarter; provided that the payment of such Management Distributions shall be subordinated to the payment in full of principal, interest, premium and Liquidated Damages, if any, then due on the Senior Notes.

“Managers” means (i) for so long as Majestic is a limited liability company, the Managers appointed pursuant to the Operating Agreement or (ii) otherwise, the Board of Directors of Majestic.

“Members” means the members of Majestic.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by Majestic in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Majestic that were issued for cash or Cash Equivalents on or after the Issue Date, the amount of cash or Cash Equivalents originally received by Majestic upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such sale of Qualified Capital Stock or Capital Contribution.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, reduced by the maximum amount of Permitted Tax Distributions for such period, excluding (to the extent included in calculating such net income) (i) any gain or loss, together with any related taxes paid or accrued on such gain or loss, realized in connection with any Asset Sales and dispositions pursuant to sale-leaseback transactions, and (ii) any extraordinary gain or loss, together with any related taxes paid or accrued on such gain or loss.

“Net Proceeds” means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (other than an Event of Loss) (including payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or disposition of any non-cash consideration received in any Asset Sale, in each case when received, and the net proceeds received in the form of cash or Cash Equivalents in respect of any Event of Loss (including insurance or other payments)), net of

(i) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of Majestic,

(ii) taxes required to be paid by Majestic or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year or any Permitted Tax Distributions during the taxable year within which such Asset Sale is consummated or in the immediately succeeding taxable year that would not otherwise be permitted to be distributed but for such Asset Sale,

(iii) amounts required to be applied to the permanent repayment or prepayment of Purchase Money Obligations and Capital Lease Obligations in connection with such Asset Sale, and

(iv) appropriate amounts provided as a reserve by Majestic or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Majestic or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification arising from such Asset Sale).

“Obligation” means any principal, premium, interest, penalty, fee, indemnification, reimbursement, damage and other obligation and liability payable under the documentation governing any liability.

“Officers’ Certificate” means a certificate signed on behalf of the Senior Notes Issuers by two Officers of each of Majestic and the Corporate Senior Notes Co-Issuer, in each case, one of whom must be the President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or a Senior Vice President.

“Operating Agreement” means the Limited Liability Company Agreement of Majestic, as amended from time to time.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Senior Notes Trustee. Such counsel may be an employee of or counsel to Majestic or any Subsidiary of Majestic.

“Permitted Contribution” means the contribution by Majestic or any of its Restricted Subsidiaries of any Undeveloped Land to a Permitted Entity in a transaction that satisfies each of the following: (a) such contribution shall have been approved by a majority of the Managers that are disinterested in such transaction (or, if none of the Managers is disinterested in such transaction, a representative appointed by the Managers to make such determination, which representative, in the reasonable good faith judgment of a majority of the Managers, is disinterested in the transaction and is qualified to make such determination); (b) such majority or such representative, as the case may be, shall have determined in reasonable good faith that Majestic and its Restricted Subsidiaries will receive fair market value for such contribution in the form of Equity Interests in such Permitted Entity; and (c) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such contribution.

“Permitted Entity” means a joint venture or Unrestricted Subsidiary that satisfies each of the following: (a) such entity satisfies each of the requirements of clauses (a) through (d) of the proviso to the first sentence of the definition of the term “Unrestricted Subsidiary;” (b) such entity was formed for the primary purpose of owning and developing the Undeveloped Land that is contributed thereto pursuant to clause (xii) of the definition of the term “Permitted Investment;” and (c) unless Majestic owns directly or indirectly in the aggregate 100% of the Equity Interests of such entity, such entity does not own, operate or manage any gaming equipment or otherwise engage in or conduct any other gaming activities.

“Permitted Investments” means

(i) Investments in Majestic or in any Wholly Owned Subsidiary;

(ii) Investments in Cash Equivalents;

(iii) Investments in a Person, if, as a result of such Investment, such Person (A) becomes a Wholly Owned Subsidiary, or (B) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Majestic or a Wholly Owned Subsidiary;

(iv) Hedging Obligations;

(v) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption “—Certain Covenants—Limitation on Asset Sales;”

(vi) Investments existing on October 7, 2003;

(vii) Investments paid for solely with Capital Stock (other than Disqualified Capital Stock) of Majestic;

(viii) credit extensions to gaming customers in the ordinary course of business, consistent with industry practice;

(ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Majestic in satisfaction of judgments;

(x) loans or advances to Affiliates or to employees of Majestic and its Restricted Subsidiaries in an aggregate amount not to exceed $1.0 million at any one time outstanding pursuant to this clause (x);

(xi) Investments in a joint venture between Majestic or any of its Restricted Subsidiaries and the municipality of Black Hawk, Colorado, in an amount not to exceed $2.5 million;

(xii) a Permitted Contribution and the interest in the Permitted Entity received pursuant thereto; provided, that if the entity to which such Permitted Contribution was made either (x) ceases to qualify as a “Permitted Entity” or (y) disposes of or otherwise ceases to own the Undeveloped Land that was the subject of such Permitted Contribution, then Majestic and its Restricted Subsidiaries will be deemed to have made an Investment at such time equal to the aggregate fair market value of their Investments in such entity at the time each such Investment was originally made and such aggregate value will, for the period such Investment does not so qualify, be included in the calculation of the aggregate amount of Restricted Payments referenced in clause (c) of the first paragraph of the covenant described above under the heading “—Limitation on Restricted Payments;” and

(xiii) Investments in Unrestricted Subsidiaries or Affiliates, provided, that the aggregate amount of all such Investments outstanding at any time pursuant to this clause (xiii) shall not in the aggregate exceed $10.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable).

“Permitted Liens” means:

(i) Liens arising by reason of any judgment, decree or order of any court for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

(ii) security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, consistent with industry practice;

(iii) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Majestic in accordance with GAAP;

(iv) Liens of carriers, warehousemen, mechanics, landlords, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business consistent with industry practices (other than Liens arising under ERISA) and Liens on deposits made to obtain the release of such Liens if (a) the underlying obligations are not overdue for a period of more than 30 days or (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Majestic in accordance with GAAP;

(v) Liens arising by virtue of any contractual, statutory, or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies regarding deposit accounts or other funds maintained with a creditor depository institution;

(vi) (A) easements, rights of way, zoning and similar agreements, restrictions, covenants, conditions and restrictions, including agreements in respect of the shared use of access rights (including access rights to utilities) and easements, and (B) other encumbrances or title defects incurred in the ordinary course of business, consistent with industry practices, both of which (A) and (B) do not in any case materially detract from the value of the property subject thereto (as such property is used by Majestic or a Restricted Subsidiary) or interfere with the ordinary conduct of the business of Majestic or any of its Restricted Subsidiaries; provided, that such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(vii) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(viii) Liens securing Refinancing Indebtedness incurred in compliance with the Senior Notes Indenture to refinance Indebtedness secured by Liens, provided, such Liens do not extend to any additional property or assets;

(ix) Liens that secure Acquired Debt; provided, that such Liens do not extend to or cover any property or assets other than those of the Person being acquired and were not put in place in anticipation of such acquisition;

(x) Liens that secure FF&E Financing permitted to be incurred pursuant to clause (b) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness;” provided, that such Liens do not extend to or cover any property or assets other than those being acquired or developed;

(xi) those matters shown as exceptions to title on the title policies, dated as of October 7, 2003, and issued by Fidelity National Title Insurance Company for the benefit of the trustee under the Senior Secured Notes Indenture;

(xii) Liens on assets of Majestic and the Restricted Subsidiaries, and the proceeds of any or all the foregoing, securing Indebtedness under the Credit Facility incurred pursuant to clause (a) or (i) (but only to the extent such Refinancing Indebtedness incurred under the Credit Facility Refinanced Indebtedness permitted under clause (h)(i)) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness;”

(xiii) Liens securing additional Indebtedness incurred under the Credit Facility in an aggregate principal amount not to exceed $10.0 million, the proceeds of which are used by Majestic or a Restricted Subsidiary to acquire a gaming establishment containing at least 1,000 gaming devices and pay related transaction fees and expenses;

(xiv) Liens on assets of Majestic and the Restricted Subsidiaries, and the proceeds of any or all of the foregoing, securing Indebtedness under the senior secured notes and the Senior Secured Notes Indenture incurred in compliance with clause (h)(i) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness;”

(xv) with respect to any vessel, certain maritime liens, including liens for crew’s wages and salvage;

(xvi) leases or subleases granted in the ordinary course of business not materially interfering with the conduct of the business of Majestic or any of its Restricted Subsidiaries;

(xvii) Liens evidenced by precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Majestic or any of its Subsidiaries in the ordinary course of business;

(xviii) Liens on the GNC Land securing Indebtedness incurred pursuant to the covenant “—Certain Covenants—Limitation on Incurrence of Indebtedness” so long as the aggregate amount of the Indebtedness secured by such Liens shall not exceed at any one time outstanding exceed 50% of the value of the aggregate consideration paid or given by Majestic and its Restricted Subsidiaries for the GNC Land; and

(xix) Liens existing as of October 7, 2003, and securing Indebtedness permitted to be outstanding under clause (e) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” to the extent and in the manner such Liens were in effect on such date.

“Permitted Tax Distributions” in respect of Majestic and each Subsidiary that qualifies as a Flow Through Entity shall mean, with respect to any taxable year, the sum of:

(a) the product of (i) the excess of (A) all items of taxable income or gain (other than capital gain) of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year over (B) all items of taxable deduction or loss (other than capital loss) of

Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, plus

(b) the product of (i) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Capital Gain Tax Rate, plus

(c) the product of (i) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, of Majestic that is allocated (or otherwise flows through) to Equity Holders (or the Upper Tier Equity Holders, as the case may be) for such year and (ii) the Applicable Income Tax Rate, minus

(d) the aggregate Tax Loss Benefit Amount for Majestic for such year;

provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (1) the highest aggregate applicable effective marginal rate of Federal, state, and local income to which a corporation doing business in the State of New York would be subject in the relevant year of determination (as certified to the Senior Notes Trustee by a nationally recognized tax accounting firm) plus 5%; and (2) 60%. For purposes of calculating the amount of the Permitted Tax Distributions, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity shall be included in determining the taxable income, gain, deduction, or loss (including capital gain or loss) of Majestic.

Estimated tax distributions shall be made within fifteen days following March 31, May 31, August 31, and December 31 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year; provided that the estimated tax distribution with respect to the period ending December 31 may be made within the last five days of such period.

Prior to making any estimated tax distribution, Majestic shall require each Equity Holder and Upper Tier Equity Holder to agree that (a) promptly after Majestic and each Subsidiary file their respective annual tax return, (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse Majestic to the extent the estimated tax distributions made to such Equity Holder exceeded the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (ii) Majestic shall make a further payment to such Equity Holder to the extent such estimated tax distributions were less than the actual Permitted Tax Distributions, as determined on the basis of such tax returns filed in respect of such taxable year for that Equity Holder (or Upper Tier Equity Holder, as the case may be) and (b) if the appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of Majestic or any Subsidiary that is treated as a Flow Through Entity for any taxable year or the aggregate Tax Loss Benefit Amounts carried forward to such taxable year should be changed or adjusted (including by reason of a final determination that Majestic or such Subsidiary was not a Flow Through Entity), then (i) such Equity Holder and Upper Tier Equity Holder shall be jointly and severally liable to reimburse Majestic in an amount (such amount, until reimbursed to Majestic, an “Unreimbursed Tax Distribution Amount”) equal to the sum of (A) the excess of (x) the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year over (y) the Permitted Tax Distributions with respect to such taxable year, taking into account such change or adjustment for such Equity Holder, plus (B) interest and penalties imposed on Majestic and its Subsidiaries by a Governmental Authority resulting from a final determination that Majestic or a Subsidiary was not a Flow Through Entity, and (ii) Majestic shall make a further payment to such Equity Holder to the extent the Permitted Tax Distributions previously made to such Equity Holder in respect of that taxable year were less than the Permitted Tax Distributions payable to such Equity Holder with respect to such taxable year taking into account such change or adjustment.

To the extent that any tax distribution would otherwise be made to any Equity Holder at a time when an obligation of such Equity Holder to make a payment to Majestic pursuant to the previous paragraph remains outstanding, the amount of any tax distribution to be made shall be reduced by the amounts such Equity Holder is obligated to pay Majestic.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Pre-Opening Expenses” means all costs of start-up activities that are required to be expensed (and are not capitalized) in accordance with SOP 98-5.

“Purchase Money Obligations” means Indebtedness representing, or incurred to finance, the cost (i) of acquiring any assets and (ii) of construction or build-out of facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Senior Notes Issuers); provided, that (x) the principal amount of such Indebtedness does not exceed 80% of such cost, including construction charges, (y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built and (z) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition or commencement of construction or build-out of such property or asset.

“Qualified Capital Stock” means, with respect to any Person, Capital Stock of such Person other than Disqualified Capital Stock.

“Qualified Equity Offering” means (1) an underwritten registered public offering of Qualified Capital Stock of Majestic (or any holding company thereof) for cash, other than pursuant to Form S-8 (or any successor thereto) under the Securities Act and other than shares of Qualified Capital Stock of Majestic (or such holding company) issued (A) pursuant to employee benefit plans or as compensation to employees or (B) to any of Majestic’s Subsidiaries (or in the case where such Qualified Capital Stock is being issued by such holding company, Majestic), and (2) an unregistered offering of Qualified Capital Stock of Majestic (or such holding company) for cash resulting in net proceeds to Majestic in excess of $10.0 million.

“Related Business” means the gaming and hotel businesses conducted by Majestic as of the Issue Date and any and all businesses that in the good faith judgment of the Managers are materially related businesses.

“Required Regulatory Redemption” means a redemption by the Senior Notes Issuers of any Holder’s Senior Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Managers to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of Senior Notes is required to be found suitable or to otherwise qualify under any Gaming Laws and is not found suitable or so qualified within a reasonable period of time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means a Subsidiary other than an Unrestricted Subsidiary.

“Return from Unrestricted Subsidiaries” means (a) 50% of the fair market value of any dividends or distributions received by Majestic or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of Majestic, plus (b) to the extent not otherwise included in Consolidated Net Income of Majestic, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments and prepayments of the principal of loans or advances or other transfers of assets to Majestic or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the sale or liquidation of any Unrestricted Subsidiaries; plus (c) to the extent that any Unrestricted Subsidiary is designated to be a Restricted Subsidiary, the fair market value of Majestic’s Investment in such Subsidiary on the date of such designation.

“Senior Notes Issuers” means the Corporate Senior Notes Co-Issuer and Majestic.

“Senior Secured Notes” means the 9 1/2% Senior Secured Notes due 2010 of Majestic and the Corporate Senior Secured Notes Co-Issuer and includes any 9 1/2% Senior Secured Notes due 2010 issued in exchange therefor in connection with an exchange offering in respect thereof.

“Senior Secured Notes Indenture” means the indenture dated as of October 7, 2003, as amended or supplemented, among Majestic and the Corporate Senior Secured Notes Co-Issuer, as co-issuers, the guarantors parties thereto and The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee, pursuant to which the Senior Secured Notes were issued and includes any guarantees in respect of the Senior Secured Notes or security or collateral agreements securing the Senior Secured Notes or such guarantees.

“subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity (including a limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

“Subsidiary” means any subsidiary of Majestic.

“Subsidiary Guarantor” means any Restricted Subsidiary that has executed and delivered in accordance with this Senior Notes Indenture an unconditional and irrevocable Subsidiary Guarantee of the Senior Notes Issuers’ obligations under the Senior Notes and such Person’s successors and assigns.

“Subsidiary Guarantee” means an unconditional and irrevocable guaranty by a Subsidiary Guarantor of the Obligations of the Senior Notes Issuers under the Senior Notes and the Senior Notes Indenture, as set forth in the Senior Notes Indenture, as amended from time to time in accordance with the terms thereof.

“Tax Loss Benefit Amount” means, with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of Majestic ending subsequent to the Issue Date carried forward to such taxable year; provided, that for such purpose the amount of any such net operating loss or net capital loss shall be utilized only once and in each case shall be carried forward to the next succeeding taxable year until so utilized. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction, or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Issue Date shall be included in determining the amount of net operating loss or net capital loss of Majestic.

“transfer” means, with respect to any asset, any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

“Undeveloped Land” means any unimproved land owned by Majestic or any of its Restricted Subsidiaries; provided that for the avoidance of doubt, for purposes of determining the amount of any Permitted Investment pursuant to clause (xii) of the definition thereof, (a) the amount of such contribution attributable to the amount or value of any Investments in, or capital expenditures or other payments with respect to, or development of or improvement on, such Undeveloped Land after the Issue Date (other than minor improvements and other than payments for reasonable costs incurred in connection with such contribution, which costs would customarily be incurred by a seller of unimproved land, including, without limitation, for title charges, environmental studies, surveys and legal fees) shall not constitute a Permitted Investment, and (b) any Investments in, or capital expenditures or other payments with respect to, the Permitted Entity (to whom such Undeveloped Land was contributed pursuant to such clause) after the Issue Date shall not constitute a Permitted Investment.

“Unrestricted Subsidiary” means any Subsidiary that, at or prior to the time of determination, shall have been designated by the Managers as an Unrestricted Subsidiary; provided, that such Subsidiary (a) does not hold any Indebtedness or Capital Stock of, or any Lien on any assets of, Majestic or any Restricted Subsidiary; (b) is not party to any agreement, contract, arrangement or understanding with Majestic or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Majestic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Majestic; (c) is a Person with respect to which neither Majestic nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Majestic or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior

Notes Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date. The Managers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness” calculated on a pro forma basis as if such designation had occurred at the beginning of the four- quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation. The Managers may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as no Default or Event of Default is in existence at the time of such designation or would be in existence following such designation. Majestic shall be deemed to make an Investment in each Subsidiary designated as an Unrestricted Subsidiary immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation. Any such designation by the Managers shall be evidenced to the Senior Notes Trustee by filing with the Senior Notes Trustee a certified copy of the resolution of the Managers giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions and is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Upper Tier Equity Holder” means, in the case of any Flow Through Entity the Equity Holder of which is, in turn, a Flow Through Entity, the person that is ultimately subject to tax on a net income basis on the items of taxable income, gain, deduction, and loss of Majestic and its Subsidiaries that are Flow Through Entities.

“Voting Stock” means, with respect to any Person, (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the Board of Directors, managers or trustees of such Person (regardless of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person all the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by such Person or by a Wholly Owned Subsidiary of such Person; provided, that with respect to Majestic, the term Wholly Owned Subsidiary shall exclude Unrestricted Subsidiaries.

Registration Rights; Liquidated Damages

The Senior Notes Issuers, the Subsidiary Guarantors and the Initial Purchasers entered into the Senior Notes Registration Rights Agreement, pursuant to which the Senior Notes Issuers and the Subsidiary Guarantors agreed, for the benefit of the Holders, to file under the Securities Act a registration statement relating to an offer to exchange (such registration statement, the “Senior Notes Exchange Offer Registration Statement,” and such offer, the “Senior Notes Exchange Offer”) any and all of the Senior Notes for a like aggregate principal amount of debt securities issued by the Senior Notes Issuers and guaranteed by the Subsidiary Guarantors, which debt securities and guarantees are substantially identical to the Senior Notes and the Subsidiary Guarantees, except that such securities have been registered pursuant to an effective registration statement under the Securities Act and do not contain provisions for the Liquidated Damages described below (such new debt securities, the “Senior Exchange Notes”).

The Registration Rights Agreement provides that the Senior Notes Issuers:

(a) will file the Senior Notes Exchange Offer Registration Statement with the SEC promptly, but no later than 150 days after the Issue Date;

(b) will use their reasonable best efforts to cause the Senior Notes Exchange Offer Registration Statement to become effective under the Securities Act promptly, but no later than 270 days after the Issue Date;

(c) will keep the Senior Notes Exchange Offer Registration Statement effective until the consummation of the Senior Notes Exchange Offer; and

(d) will complete the Senior Notes Exchange Offer no later than 30 business days after the date on which the Senior Notes Exchange Offer Registration Statement has become effective, and hold the Senior Notes Exchange Offer open for not less than 30 business days and exchange Senior Exchange Notes for all Registrable Securities that have been properly tendered and not withdrawn on or prior to the expiration of the Senior Notes Exchange Offer.

“Registrable Securities” mean the Senior Notes (together with the Subsidiary Guarantees) that may not be sold without restriction under federal or state securities law.

Under existing SEC interpretations, the Senior Notes Issuers believe that the Senior Exchange Notes would in general be freely transferable after the Senior Notes Exchange Offer without further registration under the Securities Act, except that broker-dealers receiving Senior Exchange Notes in the Senior Notes Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those Senior Exchange Notes. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Senior Exchange Notes (other than a resale of an unsold allotment from the original sale of the Senior Notes) by delivery of the prospectus contained in the Senior Notes Exchange Offer Registration Statement. Under the Senior Notes Registration Rights Agreement, the Senior Notes Issuers agreed to allow such broker-dealers to use the prospectus contained in the Senior Notes Exchange Offer Registration Statement in connection with the resale of the Senior Exchange Notes. The Senior Notes Issuers and the Subsidiary Guarantors will use reasonable best efforts to keep the Senior Notes Exchange Offer Registration Statement effective for such period of time as such Persons must comply with such requirements in order to resell the Senior Exchange Securities (the “Applicable Period”).

If:

(i) prior to the consummation of the Senior Notes Exchange Offer, either the Senior Notes Issuers or the holders of a majority in aggregate principal amount of Registrable Securities determine in their reasonable judgment that the Senior Exchange Notes would not, upon receipt, be tradeable by the holders thereof without restriction under the Securities Act and the Exchange Act and without material restrictions under applicable Blue Sky or state securities laws;

(ii) applicable interpretations of the staff of the SEC would not permit the consummation of the Senior Notes Exchange Offer prior to 300 days after the Issue Date;

(iii) subsequent to the consummation of the exchange of Senior Notes held by the Initial Purchasers, which were part of an unsold allotment, the Initial Purchasers so request;

(iv) the Senior Notes Exchange Offer is not consummated within 300 days of the Issue Date for any reason; or

(v) in the case of (A) any Holder prohibited by law or SEC policy from participating in the Senior Notes Exchange Offer, (B) any Holder participating in the Senior Notes Exchange Offer that receives Senior Exchange Notes that may not be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of ours within the meaning of the Securities Act) or (C) any Holder that is a broker-dealer that holds Senior Notes acquired directly from us or any of our respective affiliates and, in each such case contemplated by this clause (v), such Holder notifies us within 20 business days of consummation of the Senior Notes Exchange Offer, then the Senior Notes Issuers shall promptly (and in any event within five business days) deliver to the holders of Senior Registrable Securities (or in the case of an occurrence of any event described in clause (v) above, to any such Holder) and the Senior Notes Trustee notice thereof (the “Senior Notes Shelf Notice”) and shall as promptly as possible thereafter file under the Securities Act a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the “Senior Notes Shelf Registration Statement”).

The Senior Notes Shelf Registration Rights Agreement provides that the Senior Notes Issuers and the Subsidiary Guarantors:

(a) will file the Senior Notes Shelf Registration Statement with the SEC as soon as practicable, but no later than 150 days after the time such obligation to file arises;

(b) will use their reasonable best efforts to cause the Senior Notes Shelf Registration Statement to become or be declared effective under the Securities Act no later than 120 days after the date such Senior Notes Shelf Registration Statement is filed; and

(c) will use our reasonable best efforts to keep such Senior Notes Shelf Registration Statement continuously effective for a period ending on the earlier of the second anniversary of the date such Senior Notes Shelf Registration Statement became or was declared effective or such time as all Senior Registrable Securities covered by the Senior Notes Shelf Registration have been sold or there are no longer any Senior Registrable Securities outstanding.

A Holder that sells Senior Notes pursuant to the Senior Notes Shelf Registration Statement generally would be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Senior Notes Shelf Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). The Senior Notes Issuers will provide a copy of the Senior Notes Shelf Registration Rights Agreement to prospective investors upon request.

In the event that:

(a) The Senior Notes Issuers have not filed the Senior Notes Exchange Offer Registration Statement or Senior Notes Shelf Registration Statement on or before the date on which such registration statement is required to be filed, or

(b) such Senior Notes Exchange Offer Registration Statement or Senior Notes Shelf Registration Statement has not become effective or been declared effective by the SEC on or before the date on which such registration statement is required to become or be declared effective, or

(c) the Senior Notes Exchange Offer has not been completed within 30 business days after the initial effective date of the Senior Notes Exchange Offer Registration Statement relating to the Senior Notes Exchange Offer (if the Senior Notes Exchange Offer is then required to be made), or

(d) any Senior Notes Exchange Offer Registration Statement or Senior Notes Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by the Senior Notes Issuers or shall become subject to an effective stop order suspending the effectiveness of such registration statement without being succeeded within 30 days by an additional registration statement filed and declared effective, (each such event referred to in clauses (a) through (d), a “Registration Default” and, each period during which a Registration Default has occurred and is continuing, a “Registration Default Period”), then, in addition to the interest on the Senior Notes, liquidated damages (“Liquidated Damages”) shall accrue in an amount equal to $0.05 per week per $1,000 principal amount of Senior Notes for the first 90 days of the Registration Default Period, increasing by an additional $0.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period of the Registration Default Period, up to a maximum of $0.20 per week per $1,000 principal amount of Senior Notes until all Registration Defaults are cured. We shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Liquidated Damages shall be paid on interest payment dates to Holders of record for the payment of interest.

Holders will be required to make certain representations to us in order to participate in the Senior Notes Exchange Offer and to deliver information to be used in connection with the Senior Notes Shelf Registration Statement (in each case, as described in the Senior Notes Registration Rights Agreement) and will be required to provide comments on the Senior Notes Shelf Registration Statement within the time periods set forth in the Senior Notes Registration Rights Agreement in order to have their Senior Notes included in the Senior Notes Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring a Senior Note or Senior Notes, a Holder will be deemed to have agreed to indemnify the Senior Notes Issuers and the Subsidiary Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Senior Notes Shelf Registration Statement. Holders will also be required to suspend their use of the prospectus included in the Senior Notes Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Senior Notes Issuers or the Subsidiary Guarantors.

The Senior Notes and the Senior Exchange Notes will be considered collectively to be a single class for all purposes under the Senior Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this “Description of the Registered Senior Notes” (except in this “—Registration Rights; Liquidated Damages” section), all references herein to “Senior Notes” shall be deemed to refer collectively to senior notes and any Senior Exchange Notes, unless the context otherwise requires.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the registered senior secured notes and registered senior notes will be issued in fully registered form without interest coupons.

Senior secured notes and senior notes sold in reliance on Rule 144A will initially be represented by permanent global notes in fully registered form without interest coupons (each a “Restricted Global Note”) and will be deposited with the respective trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of such depositary.

Senior notes and senior secured notes sold in offshore transactions in reliance on Regulation S under the Securities Act will be represented by a single permanent global senior note in fully registered form without interest coupons (a “Senior Regulation S Global Note”) or a single permanent global senior secured note in fully registered form without interest coupons, respectively (an “Additional Senior Secured Regulation S Global Note,” and collectively with the Senior Regulation S Global Note and the Discount Regulation S Global Note, the “Regulation S Global Note”). Prior to the expiration of the distribution compliance period, a beneficial interest in the Temporary Regulation S Global Note, the Senior Regulation S Global Note or the Senior Secured Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the trustee under the indenture governing the applicable Notes of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A.

Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note whether before, on or after such time, only upon receipt by the trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

Any beneficial interest in a Regulation S Global Note or a Restricted Global Note (each a “Global Note”) that is transferred to a person who takes delivery in the form of an interest in a Restricted Global Note or a Regulation S Global Note, respectively, will, upon transfer, cease to be an interest in the type of Global Note previously held and become an interest in the other type of Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Note for as long as it remains such an interest.

The Global Notes (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the indenture governing such Notes and will bear a certain legend regarding such restrictions. Subject to such restrictions, QIBs or non-U.S. purchasers may elect to take physical delivery of their certificates (each a “Certificated Security”) instead of holding their interests through the Global Notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “Non-Global Purchasers”). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the indenture governing such Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture governing such Notes with respect to the Notes.

Payments of the principal of, premium (if any), interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing such Notes.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture governing such Notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will bear a legend regarding transfer restrictions.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related Notes.

In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC’s customary procedures).

In all cases described herein, such Certificated Notes will bear a restrictive legend, unless we determine otherwise in compliance with applicable law. Any such exchange of beneficial interests in Global Notes for Certificated Notes will be will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

None of us, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

The Senior Secured Notes Indenture and Senior Notes Indenture require that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

GOVERNMENT REGULATION AND LICENSING

General

The ownership and operation of our gaming facilities are subject to various state and local laws and regulations in the jurisdictions where they are located. The following is a summary of the provisions of the laws and regulations applicable to the Company’s gaming operations and other laws and regulations applicable to the Company. The summary does not purport to be a full description thereof and is qualified in its entirety by reference to such laws and regulations.

Indiana Gaming Regulation

The ownership and operation of the Majestic Properties is subject to regulation by the State of Indiana through the IGC. The IGC is given extensive powers and duties for the purposes of administering, regulating and enforcing riverboat gaming in Indiana. The IGC is authorized to award up to 11 gaming licenses to operate riverboat casinos in the State of Indiana, including five to counties contiguous to Lake Michigan in northern Indiana, five to counties contiguous to the Ohio River in southern Indiana and one to a county contiguous to Patoka Lake in southern Indiana, which was subsequently relocated to French Lick. Referenda required by the Riverboat Gambling Act to authorize the five licenses to be issued for counties contiguous to Lake Michigan have been conducted and gaming has been authorized for the cities of Hammond, East Chicago, and Gary in Lake County, Indiana, and for Michigan City in LaPorte County, Indiana to the east of Lake County.

The IGC has jurisdiction and supervision over all riverboat gaming operations in Indiana and all persons on riverboats where gaming operations are conducted. The IGC is authorized to adopt rules for administering the gaming statute and the conditions under which riverboat gaming in Indiana may be conducted. The IGC may suspend or revoke the license of a licensee or impose civil penalties, in some cases without notice or hearing, for any act in violation of the Riverboat Gambling Act or for any other fraudulent act.

The Riverboat Gambling Act requires an extensive disclosure of records and other information concerning an applicant, including disclosure of all directors, officers and persons holding a five percent or more direct or indirect beneficial interest in an applicant.

A Riverboat Owner’s License and Operating Contract entitle the licensee or the Operating Agent to operate up to two individual Riverboat Owner’s Licenses. An owner’s initial license may be renewed for one-year periods by the IGC upon satisfaction of certain statutory and regulatory requirements. While the IGC reserves the right to investigate Riverboat Licensees (a “Riverboat Licensee”) at any time it deems necessary, each Riverboat Licensee must undergo a complete reinvestigation every three years. An application for the required annual license renewals for 2005 was submitted and approved and the IGC granted approval of the transfer of the Trump Indiana license to the Company in November 2005.

The Riverboat Gambling Act places special emphasis on minority and women business enterprise participation in the riverboat industry. Riverboat Licensees and Operating Agents must establish goals of expending ten percent of the total dollars spent on the majority of goods and services with minority business enterprises and five percent with women business enterprises. Each Riverboat Licensee is required to submit annually to the IGC a report that includes the total dollar value of contracts awarded for goods and services and the percentage awarded to minority and women’s business enterprises. The IGC may suspend, limit or revoke an owner’s gaming license or impose a fine for failure to comply with these statutory requirements. For the calendar year ended December 31, 2005, the Company has submitted unaudited reports to the IGC that the Company believes meets these statutory requirements.

Indiana state law stipulates a graduated wagering tax with a starting tax rate of 15% and a top rate of 35% for adjusted gross receipts in excess of $150 million. In addition to the wagering tax, an admissions tax of $3 per turnstile count is assessed.

The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter.

The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

The Company and its affiliates are subject to restrictions on the incurrence of debt. A Riverboat Licensee and its affiliates may enter into debt transactions that total $1.0 million or more only with the prior approval of the IGC. Such approval is subject to compliance with requisite procedures and a showing that each person with whom the riverboat licensee and its affiliates enters into a debt transaction would be suitable for licensure under the Act. Unless waived, approval of debt transactions requires consideration by the IGC at two business meetings. The IGC, by resolution, has authorized the Executive Director, subject to subsequent ratification by the IGC, to approve debt transactions after a review of the documents and consultation with the Chair and either the Certified Public Accountant who is a Member of the IGC or who acts as a consultant to the IGC. The IGC approved the debt we issued in December 2005 to acquire the stock of Trump Indiana.

Mississippi Gaming Regulation

The ownership and operation of casino gaming facilities in Mississippi are subject to extensive state and local regulations, but primarily the licensing and/or regulatory control of the Mississippi Gaming Commission (the “Mississippi Commission”).

The Mississippi Act provides for legalized gaming in each of the fourteen Mississippi counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. Certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by Mississippi courts on constitutional and procedural grounds. If other such proposals were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such proposals.

Currently, gaming is permissible in nine of the fourteen eligible counties in the State of Mississippi and gaming operations have commenced in seven counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. In 2005, however, the Mississippi Legislature amended the statutes to permit licensees in the three counties along the Gulf Coast to establish land-based casino operations under limited circumstances.

The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operate a casino in Mississippi (a “Gaming Subsidiary”) are subject to the licensing and regulatory control of the Mississippi Commission. Each of the Company, Majestic Holdco, and BDI, have registered under the Mississippi Act as either a publicly traded corporation (a “Registered Corporation”) or a holding company of Barden Mississippi Gaming, LLC, the owner and operator of Fitzgeralds Tunica and a licensee of the Mississippi Commission. We, BDI, and Majestic Holdco, as registered holding companies or publicly traded corporations, within the meaning of the Mississippi Act, and Barden Mississippi, as a gaming licensee, are required periodically to submit detailed financial, operating and other reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. No person may become a stockholder of nor receive any percentage of profits from a licensed subsidiary of a registered holding company or publicly traded corporation without first obtaining licenses and approvals from the Mississippi Commission.

Barden Mississippi must maintain its gaming license from the Mississippi Commission in order to continue to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses which may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. Barden Mississippi’s current gaming license expires in December of 2007.

Certain management personnel of ours, and our manager, and our parent, and certain management personnel and key employees of Barden Mississippi must be found suitable or be approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to the key employees of Barden Mississippi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation or a registered holding company to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State.

Although the Mississippi Commission generally does not require the individual holders of obligations, such as notes, to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with the investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering and remains subject to the ability of the Mississippi Commission to issue a stop order with respect to any such securities offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, Barden Mississippi may not guarantee a security issued by us or any other affiliated company pursuant to a public offering, or pledge the assets of Barden Mississippi to secure payment or performance of the obligations evidenced by the security issued by us or the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the equity securities of a gaming licensee and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Mississippi gaming licensee or a registered holding company and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Gaming Commission for such guarantees, pledges and restrictions in connection with prior offerings of securities, including the recently issued notes to acquire Trump Indiana, subject to certain restrictions from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees report with the Mississippi Gaming Commission within thirty

(30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order such transaction rescinded.

None of us, BDI, Majestic Holdco, or Barden Mississippi may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained a waiver of foreign gaming approval from the Mississippi Commission for our gaming operations in Indiana, Nevada and Colorado. We will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

If the Mississippi Commission were to determine that we, BDI, Majestic Holdco, or Barden Mississippi violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the approvals of any such company and the license of Barden Mississippi, subject to compliance with certain statutory and regulatory procedures. In addition, we, BDI, Majestic Holdco, Barden Mississippi and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either weekly, monthly, quarterly or annually. Gaming taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;

•	the number of gaming devices operated by the casino; or

•	the number of table games operated by the casino.

The license fee payable to the State of Mississippi is based upon “gaming revenue” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum rate imposed is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees paid by Barden Mississippi are allowed as a credit against Barden Mississippi’s state income tax liability for the year paid. The gross revenue fee imposed by Tunica County equals approximately four percent of the gaming receipts.

The sale of alcoholic beverages, including beer and wine, at Fitzgeralds Tunica is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division (the “ABC”) of the Mississippi State Tax Commission. Fitzgeralds Tunica is in an area designated as a special resort area, which allows Fitzgeralds Tunica to serve alcoholic beverages on a 24-hour basis. All such licenses are revocable and are non-transferable. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such a licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a material adverse effect on us and Barden Mississippi’s operations at Fitzgeralds Tunica. Certain of our officers and managers at Fitzgeralds Tunica must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

Colorado Gaming Regulation

The Colorado Limited Gaming Act of 1991 (the “Colorado Act”) authorizes limited gaming only in certain designated commercial districts of Central City, Black Hawk and Cripple Creek, Colorado. Limited gaming consists of poker, blackjack and slot machines, all with maximum single bets of five dollars. Only persons aged 21 or older may participate in limited gaming, and limited gaming and the sale of alcoholic beverages are prohibited between the hours of 2:00 a.m. and 8:00 a.m. Limited gaming is only allowed on premises licensed for that purpose, and the licensed premises of any building may not exceed 35% of the square footage of the building and no more than 50% of any floor of such building. There is no limitation on the size of any structure or total square footage devoted to limited gaming.

Pursuant to the Colorado Act, and the rules and regulations promulgated thereunder (collectively, the “Colorado Gaming Regulations”), the ownership and operation of limited gaming facilities in Colorado, however acquired, are subject to extensive regulation by the Division of Gaming (the “Colorado Division”) and the Colorado Limited Gaming Control Commission (the “Colorado Gaming Commission”).

The Colorado Gaming Commission may issue: (1) slot machine manufacturer or distributor; (2) operator; (3) retail gaming; (4) support; and (5) key employee gaming licenses. The first three licenses require annual renewal by the Colorado Gaming Commission. Support and key employee licenses are issued for two-year periods and are renewable by the Division Director. The retail gaming license renewal process includes a determination by the Colorado Gaming Commission that the licensee will operate in compliance with the statutes, rules and regulations governing the conduct of casino gaming in Colorado and that the licensee continues to be of good moral character and fitness. The Colorado Gaming Commission has broad discretion to condition, suspend for up to six months, revoke, limit or restrict a license at any time and also has the authority to impose fines.

A retail gaming license is required for all persons conducting limited stakes gaming on their premises. In addition, an operator license is required for all persons who engage in the business of placing and operating slot machines on the premises of a retailer, or who provide goods or services in return for fees calculated upon a percentage of limited gaming revenue. However, a retailer is not required to hold an operator license. No person may have an ownership interest in more than three retail licenses. On June 20, 2005, Barden Colorado applied with the Colorado Gaming Commission for a renewal of its operators and retail gaming licenses, and those licenses were renewed on September 15, 2005.

The Colorado Act requires that every officer, director, and stockholder of private corporations or equivalent office or ownership holders for non-corporate applicants, and every officer, director or stockholder holding either a 5% or greater interest or controlling interest of a publicly traded corporation or owners of an applicant or licensee, shall be a person of good moral character. These persons ordinarily must submit to a full background investigation conducted by the Colorado Division and the Colorado Gaming Commission. The Colorado Gaming Commission may require any person having an interest in a license or a licensee to undergo a full background investigation and pay the cost of investigation in the same manner as an applicant. Limited disclosure forms are required of those persons holding any equity interest under 5% in a non-publicly traded applicant.

In addition, all persons loaning monies, goods, or real or personal property directly or indirectly to a licensee or applicant, or having any interest in a licensee or applicant, or entering into any agreement with a licensee or applicant, must provide any information requested by the Colorado Division or Colorado Gaming Commission, and in the discretion of the Colorado Division or the Colorado Gaming Commission, these persons must supply all information relevant to a determination of any such person’s suitability for licensure, and must submit to a full background investigation if ordered by the Colorado Gaming Commission. Failure to promptly provide all information requested, or to submit to a suitability or background investigation, may result in the denial of a license application, suspension or revocation of an existing license, termination of any lease, note arrangement, or agreement between the applicant or licensee and the person requested to provide the information, and other sanctions. Investigations for suitability, background, or any other reason may delay a license application or the operation under any agreement with a licensee. All agreements, contracts, leases or arrangements in violation of the Colorado Act or the Colorado Gaming Regulations are void and unenforceable.

Persons found unsuitable by the Colorado Gaming Commission may be required immediately to terminate any interest in, association or agreement with, or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant may also jeopardize the licensee’s license or applicant’s license application. Licenses may be conditioned upon termination of any relationship with unsuitable persons.

With limited exceptions applicable to licensees that are publicly traded entities, no person, including persons who may acquire an interest in a licensee pursuant to a foreclosure, may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Gaming Commission.

The State of Colorado has enacted an annual tax on the adjusted gross proceeds (“AGP”) from limited gaming. AGP is generally defined as the amounts wagered minus payments to players. For poker, AGP means those sums wagered on a hand retained by the licensee as compensation. The gaming tax is paid monthly, with licensees required to file returns by the 15th of the following month. Effective July 1 of each year, the Colorado Gaming Commission establishes the gaming tax rates for the following 12 months. The Colorado Gaming Commission may increase the gaming tax rate to as much as 40% of AGP. Currently, the gaming tax rates which were reaffirmed in June 2005 are 0.25% on AGP of up to and including $2 million, 2% over $2 million up to and including $4 million, 4% over $4 million up to and including $5 million, 11% over $5 million up to and including $10 million, 16% over $10 million up to and including $15 million, and 20% over $15 million.

The town of Black Hawk imposes an annual device fee on each slot machine, black jack and poker table in the current amount of $750 per device. Black Hawk also imposes taxes and fees on other aspects of the businesses of gaming licensees, such as parking, liquor license and other municipal taxes and fees.

The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities. Barden Colorado has state and local alcoholic beverage licenses for Fitzgeralds Black Hawk. Alcoholic beverage licenses are revocable and non-transferable. State and local licensing authorities have full power to limit, condition, suspend or revoke any such licenses. Violation of these state alcoholic beverage laws is a criminal offense, and violators are subject to criminal prosecution, incarceration and fines.

Treasury Department Regulations

The Internal Revenue Code and Treasury Regulations require operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for keno and slot machine winnings in excess of prescribed amounts and table game winnings in which the payout is a certain amount greater than the wager. The Internal Revenue Code and Treasury Regulations also require operators to withhold taxes on some keno, bingo, and slot machine winnings of nonresident aliens.

Regulations adopted by the Financial Crimes Enforcement Network (“FinCEN”) of the Treasury Department and the gaming regulatory authorities in some of the domestic jurisdictions in which we operate casinos, require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number, which regulations were subsequently modified to include a suspicious activity reporting rule. Casinos are required to report suspicious monetary transactions when the casino knows, suspects, or has reason to suspect that the transaction involves funds derived from illegal activity or is otherwise intended to facilitate illegal activity.

Compliance with Other Laws and Regulations

Our Majestic Star and Majestic Star II vessels must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. The Majestic Star and Majestic Star II vessels must each hold a Certificate of Inspection and must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection or American Bureau of Shipping approval would preclude its use as a casino.

U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, extensions may be approved. The U.S. Coast Guard may require that such hull inspection be conducted at a U.S. Coast Guard-approved dry-docking facility, and if so required, the travel to and from such docking facility, as well as the time required for inspections of our Majestic Star and Majestic Star II vessels, could be significant. To date, the U.S. Coast Guard has allowed in-place underwater hull inspections of the Majestic Star and Majestic Star II vessels. The U.S. Coast Guard may not allow these types of inspections in the future. The loss of either Majestic Star or Majestic Star II from service for any period of time could adversely affect our business, financial condition and results of operations.

Our operations are also subject to extensive state and local regulations in addition to the regulations described above, and, on a periodic basis, we must obtain various other licenses and permits, including those required to sell alcoholic beverages.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

THIS DISCUSSION IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR HOLDER OF THE NOTES IS MADE. HOLDERS OF THE NOTES SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

TO COMPLY WITH U.S. TREASURY REGULATIONS, WE ADVISE YOU THAT (I) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED BY THE INTERNAL REVENUE SERVICE, (II) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF INTERNAL REVENUE SERVICE CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. THIS NOTICE IS GIVEN FOR PURPOSES OF ENSURING COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230.

The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the unregistered notes with respect to the exchange of the unregistered notes for registered notes and the subsequent ownership and disposition of the registered notes, based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (“IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or is expected to be sought on any of the matters discussed below.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the exchange, ownership or disposition of the unregistered notes or the registered notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, insurance companies, financial institutions, thrifts, tax-exempt entities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, or investors in pass through entities. In addition, this discussion assumes that the notes are held as “capital assets” (i.e., assets held for investment) within the meaning of Section 1221 of the Code by holders who are the initial purchasers of the unregistered notes at their original issue price. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

Tax Consequences of Exchange of Unregistered Notes for Registered Notes

The exchange of unregistered senior secured notes for registered senior secured notes and the exchange of unregistered senior notes for registered senior notes pursuant to the exchange offers will not be treated as taxable exchanges because the registered notes do not differ materially in kind or extent from the unregistered notes. Accordingly:

•	holders will not recognize taxable gain or loss as a result of exchanging their unregistered notes for registered notes;

•	the holding period for a registered note received will include the holding period of the unregistered note exchanged therefor; and

•	the adjusted tax basis of a registered note received will be the same as the adjusted tax basis of the unregistered note exchanged therefor immediately before such exchange.

U.S. Holders

In general, the term “U.S. Holder” means a beneficial owner of a note that is or is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Interest on Notes

Payments of stated interest on the notes should be considered “qualified stated interest” (i.e., interest that is unconditionally payable in cash, property (other than overdraft instruments), or constructively received in fixed payments, at least annually). As such, a U.S. Holder using the accrual method of accounting for federal income tax purposes will be required to include the stated interest on the notes in its ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include stated interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Redemptions and Repurchases

After certain dates, we have an option to redeem the notes prior to their maturity at a premium. Prior to certain dates, we have an option to redeem 35% of the outstanding notes with the proceeds of certain equity offerings. Holders of the notes may require us to repurchase their notes for a premium upon a change of control. Under applicable Treasury Regulations, these options will be deemed to have been exercised under certain circumstances and could be treated as original issue discount. We believe that the likelihood of a redemption or repurchase of the notes is remote under the applicable standard as set forth in the Treasury Regulations and that these options will not be treated as having been exercised for federal income tax purposes. We, therefore, do not intend to treat any redemption premium that could be paid to the U.S. Holders of the notes as affecting the assumed term or the yield to maturity of the notes for purposes of determining whether the notes have original issue discount.

U.S. Holders should consult their own tax advisors regarding the potential tax consequences to them in the event that the IRS asserts a position that is contrary to our expectations and positions regarding the likelihood of redemption or repurchase of the notes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. The holder’s gain or loss will equal the difference between the holder’s “adjusted tax basis” in the note and the proceeds received by the holder, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s “adjusted tax basis” in the note will generally equal the amount the holder paid for the note, plus the amount of any market discount previously included in income by such holder, less any previous deductions of amortizable bond premium. The gain or loss will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. The deductibility of capital losses may be subject to limitation. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for individuals, estates and trusts.

Information Reporting and Backup Withholding

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding on payments of interest, principal, gross proceeds from disposition of notes, liquidated damages, and premium, if any. The backup withholding rate currently is 28%. Backup withholding applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number or fails to report interest properly; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder (a “Non-U.S. Holder”).

Taxation of Interest

Payments of interest on a note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax (except for “backup withholding” as described below) if we or our paying agent receives, prior to payment, a statement, generally on a properly completed and duly executed IRS Form W-8BEN, certifying under penalty of perjury that (1) the Non-U.S. Holder is entitled to the benefits of an income tax treaty of the United States under the terms of which the United States may not tax such interest to the Non-U.S. Holder or (2) the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock; or

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership.

Non-U.S. partnerships and certain Non-U.S. trusts that are beneficial owners of notes must provide the certification described above for each of their partners or beneficiaries, and the partnership or trust must provide a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

A Non-U.S. Holder that does not qualify for exemption from taxation of interest under the preceding paragraph generally will be subject to U.S. federal income tax withholding at the rate of 30% on payments of interest on the notes unless the interest is effectively connected to a trade or business of the Non-U.S. Holder in the U.S. The 30% withholding rate may be reduced by an applicable income tax treaty.

If a Non-U.S. Holder of notes is engaged in a trade or business in the U.S., interest on the notes is effectively connected with the conduct of that trade or business, and, prior to payment, we or our agent receive certification to that effect under penalty of perjury (generally on a properly completed and duly executed IRS Form W-8ECI), then the Non-U.S. Holder will not be subject to the withholding tax discussed in the preceding paragraphs. Instead, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the notes in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, an exemption from or a lower rate of branch profits tax, or other rules different from those described in this summary.

Sale or Other Taxable Disposition of Notes

Subject to the backup withholding rules summarized below, any gain realized by a Non-U.S. Holder on the sale, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S.;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

•	the Non-U.S. Holder is subject to tax under provisions of the Internal Revenue Code applicable to certain U.S. expatriates, including certain former citizens or residents of the U.S.

Any amount received on a redemption of a note will be treated in the same manner as the Non-U.S. Holder treats proceeds received on a sale.

Information Reporting and Backup Withholding

In general, backup withholding will apply with respect to payments on the notes made by us or our paying agent unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption. Information reporting on IRS Form 1042-S may apply to payments even if the certification is provided.

Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign “broker” (as defined in applicable Treasury Regulations). However, unless the foreign office of a broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a U.S. person,

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

•	is a controlled foreign corporation for United States federal income tax purposes, or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a United States trade or business.

Payment of the proceeds of a sale of a note effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption. The Treasury Regulations governing withholding and backup withholding provide certain rules on the reliance standard, under which a certification may not be relied upon if the person relying on such certification has actual knowledge (or reason to know) that the certification is false.

Backup withholding is not a separate U.S. federal income tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered senior secured notes or registered senior notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the registered senior secured notes or registered senior notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of registered notes received in exchange for unregistered notes where the broker-dealer acquired the unregistered notes as a result of market-making activities or other trading activities. To the extent a broker-dealer participates in the exchange offers and so notifies us, we have agreed to make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale. We will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests the documents in the letter of transmittal.

We will not receive any proceeds from any sale of registered notes by broker-dealers or any other persons. Broker-dealers may sell registered notes received by them for their own account pursuant to the exchange offers from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the senior secured notes or registered senior notes; or

•	through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Broker-dealers may resell registered notes directly to purchasers or to or through broker or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of the registered notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers, other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers that make a market in the unregistered notes and exchange unregistered notes in the exchange offers for registered notes.

By its acceptance of the exchange offers, any broker-dealer that receives registered notes pursuant to the exchange offers agrees to notify us before using the prospectus in connection with the sale or transfer of registered notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in this prospectus untrue in any material respect;

•	requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

•	may impose upon us disclosure obligations that may have a material effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of, and the sale of registered notes pursuant to, the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

The validity of the registered notes offered by this prospectus will be passed upon for us by Dykema Gossett PLLC, Detroit, Michigan, and certain other matters will be passed upon for us by Ice Miller, Indianapolis, Indiana, Robinson, Waters & O’Dorisio, P.C., Denver, Colorado, and Watkins Ludlam Winter  & Stennis, P.A., Jackson, Mississippi.

EXPERTS

The consolidated financial statements for the Majestic Star Casino, LLC as of December 31, 2005 and for the year then ended appearing in this prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The Majestic Star Casino, LLC as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for Trump Indiana, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements for Buffington Harbor Riverboats, L.L.C. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

INDEX OF CONSOLIDATED FINANCIAL STATEMENTS

Page

The Majestic Star Casino, LLC and Subsidiaries
Condensed Consolidated Balance Sheets as of March 31, 2006 and December 31, 2005 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2006 and 2005 (unaudited)	F-3
Condensed Consolidated Statements of Changes in Member’s Deficit for the three months ended March 31, 2006 and the year ended December 31, 2005 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005 (unaudited)	F-5
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-6
Report of Independent Registered Public Accounting Firm—Ernst & Young LLP	F-28
Report of Independent Registered Public Accounting Firm—PricewaterhouseCoopers LLP	F-29
Consolidated Balance Sheets as of December 31, 2005 and 2004	F-30
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-31
Consolidated Statements of Changes in Member’s Deficit for the years ended December 31, 2005, 2004 and 2003	F-32
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-33
Notes to Consolidated Financial Statements	F-34
Schedule II- Valuation and Qualifying Accounts	F-72
Trump Indiana, Inc.
Report of Independent Auditors	F-73
Balance Sheets as of December 31, 2004 and 2003	F-74
Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-75
Statements of Capital for the years ended December 31, 2004, 2003 and 2002	F-76
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-77
Notes to Financial Statements	F-78
Supplemental Schedule of Debtors in Possession Consolidated Statement of Operations for the period from November 21, 2004 to December 31, 2004	F-97
Supplemental Schedule of Debtors in Possession Consolidated Statement of Cash Flows for the period from November 21, 2004 to December 31, 2004	F-98
Buffington Harbor Riverboats, LLC
Report of Independent Auditors	F-99
Balance Sheets at December 31, 2004 and 2003	F-100
Statements of Operations of the years ended December 31, 2004, 2003 and 2002	F-101
Statements of Members’ Capital for the years ended December 31, 2004, 2003 and 2002	F-102
Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-103
Notes to Financial Statements	F-104

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$24,496,619	$32,368,249
Restricted cash	3,326,881	3,190,000
Accounts receivable, less allowance for doubtful accounts of $736,008 and $668,575 as of March 31, 2006, and December 31, 2005, respectively	4,209,636	4,599,414
Inventories	793,135	787,881
Prepaid expenses and deposits	8,337,753	2,433,601
Receivable from affiliate	305,319	169,011
Other current assets	38,450	137,914

Total current assets	41,507,793	43,686,070

Property, equipment and improvements, net	273,892,396	278,132,483
Intangible assets, net	127,989,878	128,854,668
Goodwill	48,075,479	47,250,794
Other assets:
Deferred financing costs, net of accumulated amortization of $3,293,443 and $2,529,369 as of March 31, 2006, and December 31, 2005, respectively	14,823,594	15,263,897
Deferred financing costs, pushed down from Majestic Holdco, net of accumulated amortization of $142,965 and $19,519 as of March 31, 2006, and December 31, 2005, respectively	2,798,046	2,804,227
Other assets	2,148,972	1,966,693

Total other assets	19,770,612	20,034,817

Total assets	$511,236,158	$517,958,832

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$2,890,858	$3,559,207
Short-term note payable	—	984,590
Current portion of long-term debt	167,820	174,447
Accrued liabilities:
Payroll and related	10,883,441	9,266,247
Interest	18,717,566	7,216,379
Property and franchise taxes	7,572,143	8,415,639
Other accrued liabilities	13,957,734	16,456,976

Total current liabilities	54,189,562	46,073,485

Long-term debt, net of current maturities	528,841,387	547,403,183
Long-term debt pushed down from Majestic Holdco, net of discount of $16,833,051 as of March 31, 2006, and $18,203,665 as of December 31, 2005, respectively	46,666,949	45,296,335

Total liabilities	629,697,898	638,773,003

Member’s deficit	(118,461,740)	(120,814,171)

Total liabilities and member’s deficit	$511,236,158	$517,958,832

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended
	March 31,
	2006	2005

Operating Revenues:
Casino	$103,885,491	$71,082,647
Rooms	2,764,392	1,794,104
Food and beverage	4,355,076	3,510,376
Other	1,748,010	1,057,730

Gross revenues	112,752,969	77,444,857
Less promotional allowances	12,834,835	10,589,797

Net operating revenues	99,918,134	66,855,060

Operating Costs and Expenses:
Casino	22,930,677	17,292,879
Rooms	1,184,204	383,945
Food and beverage	2,116,372	1,501,341
Other	258,065	259,478
Gaming taxes	24,423,328	15,298,189
Advertising and promotion	4,150,145	3,493,500
General and administrative	15,028,535	10,406,497
Corporate expense	1,817,704	1,197,070
Economic incentive tax—City of Gary	1,806,989	1,163,362
Depreciation and amortization	7,772,749	4,635,935
Loss on investment in Buffington Harbor Riverboats, LLC	—	605,698
(Gain) loss on disposal of assets	(14,990)	140

Total operating costs and expenses	81,473,778	56,238,034

Operating income	18,444,356	10,617,026

Other Income (Expense):
Interest income	136,067	12,202
Interest expense	(13,313,889)	(7,236,375)
Interest expense—debt pushed down from Majestic Holdco	(1,494,358)	—
Other non-operating expense	(27,248)	(36,954)

Total other expense	(14,699,428)	(7,261,127)

Net income	$3,744,928	$3,355,899

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT
For the Three Months Ended March 31, 2006 and the Year Ended December 31, 2005
(Unaudited)

Member’s Deficit

Balance, December 31, 2004	$(102,399,523)
Net loss	(5,301,690)
Contribution of Deficit in BHPA from Affiliate	(6,351,134)
Distributions to Barden Development, Inc.	(6,761,824)

Balance, December 31, 2005	(120,814,171)
Net income	3,744,928
Distribution to Barden Development, Inc.	(1,392,497)

Balance, March 31, 2006	$(118,461,740)

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months
	Ended March 31,
	2006	2005

Cash Flows from Operating Activities:
Net income	$3,744,928	$3,355,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,907,959	4,076,951
Amortization	864,790	558,984
Amortization of deferred financing costs	784,899	—
Amortization of bond discount on 12 1/2% senior discount notes and deferred financing costs pushed down from Majestic Holdco	1,494,358	—
Loss on investment in Buffington Harbor Riverboats, LLC	—	605,698
Loss (gain) on disposal of assets	(14,990)	140
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable, net	389,778	(13,886)
Related party payables	(181,130)	—
Inventories	(5,254)	39,590
Prepaid expenses and deposits	(5,904,150)	(1,601,993)
Other assets	(82,815)	(581,309)
Accounts payable	223,032	127,665
Accrued payroll and other expenses	1,172,896	539,812
Accrued interest	11,501,772	6,633,766
Other accrued liabilities	(4,514,800)	599,736

Net cash provided by operating activities	16,381,273	14,341,053

Cash Flows from Investing Activities:
Increase in restricted cash	(136,881)	—
Acquisition of property and equipment	(3,161,899)	(3,147,585)
Additional acquisition costs related to Trump Indiana acquisition	188,795	—
Decrease in prepaid leases and deposits	—	2,000
Proceeds from disposal of equipment	168,874	—

Net cash used in investing activities	(2,941,111)	(3,145,585)

Cash Flows from Financing Activities:
Issuance costs for the 9 1/2% senior secured notes	(48,239)	—
Issuance costs for the 9 3/4% senior notes	(241,463)	—
Issuance costs for 12 1/2% senior discounted notes pushed down from Majestic Holdco	(76,580)	—
Proceeds from line of credit	1,269,560	3,000,000
Repayment of line of credit	(19,800,000)	(8,000,000)
Advances to affiliates—net	—	(2,871,634)
Repayment of debt	(1,022,573)	—
Distributions to Barden Development, Inc.	(1,392,497)	(1,153,493)

Net cash used in financing activities	(21,311,792)	(9,025,127)

Net (decrease) increase in cash and cash equivalents	(7,871,630)	2,170,341
Cash and cash equivalents, beginning of period	32,368,249	16,721,729

Cash and cash equivalents, end of period	$24,496,619	$18,892,070

Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Interest Paid:
Line of credit	$1,164,709	$602,610
City of Black Hawk—note payable	15,410	—
Other	6,131	—

Total	$1,186,250	$602,610

Non-Cash Investing and Financing Activities:
Capital assets acquired from incurring accounts payable and accrued liabilities	$240,048	$989,493
Deferred financing and transaction costs related to the Trump acquisition included in accrued liabilities	129,058	—
Severance costs included in goodwill and accrued payroll	444,298	—

Total	$813,404	$989,493

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Note 1.	Organization

The Majestic Star Casino, LLC (the “Company”) is a wholly owned subsidiary of Majestic Holdco, LLC (“Majestic Holdco”) which is a wholly owned subsidiary of Barden Development, Inc. (“BDI”). The Company was formed on December 8, 1993 as an Indiana limited liability company to provide gaming and related entertainment to the public. The Company commenced gaming operations in the City of Gary at Buffington Harbor, located in Lake County, Indiana on June 7, 1996.

The Company is a multi-jurisdictional gaming company with operations in three states—Indiana, Mississippi and Colorado. The Company owns and operates two riverboat gaming facilities located in Gary, Indiana (“Majestic Star” and “Majestic Star II”, together the “Majestic Properties”). As of December 21, 2005, the Company also owns 100% of Buffington Harbor Riverboats, L.L.C. (“BHR”), that had previously been a 50% joint venture with Trump Indiana, Inc. (“Trump Indiana”). See Note 4—Trump Indiana Acquisition. Also, as part of the Trump Indiana Acquisition, the Company acquired 50% of Buffington Harbor Parking Associates, LLC (“BHPA”) and through an affiliate of the Company, the other 50% interest in BHPA was contributed to the Company.

The Company also owns other subsidiaries that operate the following “Fitzgeralds-brand” casino properties during the periods presented in the accompanying consolidated financial statements:

•	A casino-hotel located in Tunica County, Mississippi (“Fitzgeralds Tunica”).

•	A casino located in Black Hawk, Colorado (“Fitzgeralds Black Hawk”). On July 12, 2004, the Company entered into an agreement to sell substantially all of the net assets of Fitzgeralds Black Hawk, which sale was subsequently terminated as of April 14, 2005. The financial information for Fitzgeralds Black Hawk has been presented as continuing operations for all periods presented in the accompanying statements of operations. See Note 2—Basis of Presentation.

The Company also has the following subsidiaries, which were formed for the purpose of facilitating financing transactions:

•	The Majestic Star Casino Capital Corp. (“MSCC”) is a co-obligor with the Company for the $300.0 million 9 1/2% senior secured notes (the “Senior Secured Notes”) due 2010. MSCC has no assets or operations. See Note 8—Long Term Debt.

•	Majestic Star Casino Capital Corp. II (“MSCC II”) is a co-obligor with the Company for the $200.0 million 9 3/4% senior notes (the “Senior Notes”) due 2011. MSCC II has no assets or operations. See Note 8—Long Term Debt.

Following the completion of the defeasance of the remaining Majestic Investor Holdings, LLC (“Investor Holdings”) 11.653% notes (“Investor Notes”) on March 6, 2006, we terminated the existence of Majestic Investor Capital Corp (an entity created to facilitate the issuance of the Investor Notes). We also merged Majestic Investor, LLC and Investor Holdings into The Majestic Star Casino, LLC on March 21, 2006 and March 22, 2006, respectively, thus making Barden Mississippi, LLC and Barden Colorado, LLC direct subsidiaries of The Majestic Star Casino, LLC.

Except where otherwise noted, the words “we,” “us,” “our,” and similar terms, as well as the “Company,” refer to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Note 2.	Basis of Presentation

The accompanying consolidated financial statements are unaudited. All inter-company transactions and balances have been eliminated. Investments in affiliates in which the Company has the ability to exercise significant influence, but not control, are accounted for by the equity method. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP” for interim

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 2.	Basis of Presentation—(continued)

financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements have been condensed or omitted. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into our consolidated financial statements include the estimated useful lives of depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated cash flow in assessing the recoverability of long-lived assets and estimated liabilities for our self-insured medical and worker’s compensation plans, property taxes, slot club point programs, and litigation, claims and assessments. Actual results could differ from those estimates.

In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair statement of the results for the interim periods have been made. The results for the three months ended March 31, 2006 are not necessarily indicative of results to be expected for the full fiscal year. The financial statements should be read in conjunction with the financial statements and notes thereto included in The Majestic Star Casino, LLC’s Annual Report on Form 10-K for the year ended December 31, 2005.

Push Down of Discount Notes From Majestic Holdco—The Company’s consolidated balance sheet as of March 31, 2006 and December 31, 2005 includes the $46.7 million and $45.3 million, respectively, of Discount Notes, net of discount, issued by Majestic Holdco in connection with the Trump Indiana Acquisition in December 2005 (see Note 4). The Discount Notes are solely the obligation of Majestic Holdco and Majestic Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the Indentures governing the Senior Notes and the Senior Secured Notes and the loan and security agreement which governs our Senior Secured Credit Facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. In addition to the push down of the Discount Notes, the Company is also reflecting $2.8 million of Discount Notes issuance costs, net of amortization, on its consolidated balance sheets as of March 31, 2006 and December 31, 2005, and amortization of issuance costs of $124,000 and interest expense of $1.4 million on its consolidated statement of operations for the quarter ended March 31, 2006. A likely scenario for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, together with the indebtedness of Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J).

Terminated Sale of Fitzgeralds Black Hawk—On July 12, 2004, the Company entered into an agreement to sell substantially all of the assets subject to certain liabilities of Fitzgeralds Black Hawk. On April 14, 2005, Barden Colorado and Legends Gaming, LLC (“Legends”) mutually agreed to terminate the Asset Purchase Agreement dated July 12, 2004, as amended (the “Purchase Agreement”), pursuant to which Barden Colorado had agreed to sell and Legends had agreed to purchase substantially all of the assets of the Fitzgeralds-brand casino located in Black Hawk, Colorado. Because the Purchase Agreement was mutually terminated in April 2005, the financial information of Fitzgeralds Black Hawk has been reclassified to be presented as continuing operations. During the period the property was considered as held for sale, no depreciation or amortization expense was recognized on any of the assets. When the sale was terminated, in April 2005, the depreciation and amortization of the assets was caught up as if the sale had not been contemplated.

Purchase of Trump Indiana, Inc.—On December 21, 2005, the Company completed the stock purchase of Trump Indiana, which included Trump Indiana’s 50% interests in BHR and BHPA. (See Note 4—Trump Indiana Acquisition.)

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 2.	Basis of Presentation—(continued)

Promotional Allowances—Cash incentives related to gaming play are recorded as a reduction of gross revenues. Such amounts totaled $8.0 million and $6.6 million for the quarters ended March 31, 2006, and 2005, respectively. In addition, the retail value of accommodations, food and beverage, and other services furnished to hotel/casino guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated departmental cost of providing such promotional allowances is included primarily in casino expenses as follows:

	For the Three Months Ended March 31,
	2006	2005

Rooms	$588,356	$608,693
Food and Beverage	2,569,654	2,249,667
Other	116,866	112,800

Total	$3,274,876	$2,971,160

The following schedule lists total cash incentives and the retail cost of hotel, food, beverage, and other, which comprise the total promotional allowances.

	For the Three Months Ended March 31,
	2006	2005

Cash based promotional activities	$6,162,999	$5,266,399
Slot club and other	1,795,855	1,295,040
Retail cost of rooms, food, beverage and other	4,875,981	4,028,358

Total	$12,834,835	$10,589,797

Note 3.	Recently Issued Accounting Pronouncements

The Company has or will be required to adopt the following accounting policies resulting from the following newly issued standards.

•	Financial Accounting Standards No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is effective for financial statements for fiscal years beginning after June 15, 2005. The Company adopted SFAS 151 without any material impact on the Company’s financial position, results of operations or cash flows.

•	Financial Accounting Standards No 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statement,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS 154 without any material impact on the Company’s financial position, results of operations or cash flows.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 4.	Trump Indiana Acquisition

On December 21, 2005, the Company acquired Trump Indiana (subsequently renamed Majestic Star II) pursuant to a Stock Purchase Agreement (“SPA”) dated November 3, 2005 with Trump Entertainment Resorts Holdings, L.P. (“TERH”) for a purchase price of $253.0 million, subject to certain specified adjustments. Trump Indiana owned and operated a riverboat casino and land-based hotel adjacent to Majestic Star. As a result of the stock purchase, we acquired Trump Indiana’s 50% interest in our joint venture, BHR, which owns and operates the land-based pavilion and docking facility. The Company also acquired Trump Indiana’s 50% interest in BHPA, a joint venture with an affiliate of ours (which contributed its interest in BHPA at closing of the Trump Indiana acquisition) which owns and operates the parking garage.

The Company’s consolidated statement of operations for the quarter ended March 31, 2006 includes results for Majestic Star II, BHR and BHPA. Prior to the purchase, the operations for BHR were accounted for under the equity method of accounting as an investment in a joint venture. Also, prior to December 21, 2005, the Company was a lessee of the parking garage owned and operated by BHPA. With the acquisition of Trump Indiana and contribution of our affiliate’s equity interest in BHPA, the lease was terminated and we recognized all of the operating expenses of BHPA during the quarter ended March 31, 2006.

The acquisition of Trump Indiana is being accounted for under the purchase method of accounting. In order to assist the Company in assigning values to the assets acquired and liabilities assumed, the Company engaged a third party to assist with the valuation of the significant identifiable intangible assets acquired, as well as the other tangible assets acquired and certain liabilities assumed. The third party valuation report is still in draft form. In addition, the Company is working with TERH on finalizing the working capital adjustment to the purchase price. Since the purchase price allocation is still in process, the valuation of intangible and tangible assets, and liabilities assumed is subject to refinement. Changes to the allocation of the purchase price may also affect goodwill. The Company has up to one year from the acquisition date to finalize the valuation of intangible and tangible assets, and assumed liabilities.

Since December 31, 2005, goodwill had been adjusted as follows:

Goodwill as of December 31, 2005	$41,328,396
Severance payments	1,127,063
Other	(302,378)

Goodwill as of March 31, 2006	$42,153,081

Prior to the Trump Indiana acquisition, the Company had identified approximately $14.4 million of costs that would be eliminated as part of our acquisition plan. In the first quarter of 2006, the Company began laying off employees to execute on this plan. In conjunction with the layoffs, the Company incurred severance and other compensation that was outside the normal compensation and bonuses payable to its laid off employees. The Company has capitalized severance and other compensation accrued or paid as goodwill pursuant to the guidance in EITF 95-3.

In the first quarter of 2006, the Company incurred additional costs related to the acquisition in the amount of $0.2 million. These additional costs are comprised principally of professional fees.

Note 5.	Restricted Cash

As part of a self-insured worker’s compensation program at Majestic Star, the Company was required to post a letter of credit in the amount of $0.9 million to secure payment of claims. To collateralize the letter of credit, the bank required that Majestic Star purchase a $0.9 million certificate of deposit. Majestic Star II also has a self-insured worker’s compensation program which required a $1.0 million letter of credit which is collateralized by a

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 5.	Restricted Cash— (continued)

$1.0 million certificate of deposit. BHR also has a self-insured worker’s compensation program which required a $0.1 million letter of credit which is collateralized by a $0.1 million certificate of deposit. Our certificates of deposit are recorded in Restricted Cash on the Company’s consolidated balance sheets.

To secure payment of claims under the worker’s compensation programs at Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas, Investor Holdings was required to post a letter of credit of $1.25 million. This letter of credit is secured by a certificate of deposit. The letter of credit and certificate of deposit have been assigned to The Majestic Star Casino, LLC as a result of the merger of Investor Holdings into the Company.

The State of Mississippi has required Fitzgeralds Tunica to post surety bonds as security for current and future sales and gaming revenue tax obligations. Fitzgeralds Tunica has four surety bonds; a $0.6 million bond in place with the Mississippi State Tax Commission and three $5,000 bonds with the Mississippi Alcoholic Beverage Control. These surety bonds are secured only by personal guaranties of Don H. Barden. If Mr. Barden is required to make payments to the bonding companies as a result of the guaranties, the Company will be obligated to reimburse Mr. Barden for any such payments.

Our Majestic Star and Majestic Star II properties are each required to have a $1.0 million surety bond in place with the IGC. Majestic Star II’s surety bond is in place. Majestic Star’s surety bond has not been placed pending surety bond language from the IGC.

Note 6.	Intangible Assets

The gross carrying amount and accumulated amortization of the Company’s intangible assets, other than goodwill, as of March 31, 2006 and December 31, 2005 are as follows:

	Gross Carrying	Accumulated	Net Amount	Expected
As of March 31, 2006	Amount	Amortization	March 31, 2006	Life
	(In thousands)

Intangible assets:
Customer relationship	$24,540	$(4,817)	$19,723	8 yrs
Trade name	3,450	(1,490)	1,960	10 yrs
Gaming license	105,700	—	105,700	indefinite
Riverboat excursion license	700	(93)	607	15 yrs

Total intangible assets	$134,390	$(6,400)	$127,990

	Gross Carrying	Accumulated	Net Amount	Expected
As of December 31, 2005	Amount	Amortization	December 31, 2005	Life
	(In thousands)

Intangible assets:
Customer relationship	$24,540	$(4,050)	$20,490	8 yrs
Trade name	3,450	(1,403)	2,047	10 yrs
Gaming license	105,700	—	105,700	indefinite
Riverboat excursion license	700	(82)	618	15 yrs

Total intangible assets	$134,390	$(5,535)	$128,855

In December 2005, the Company recorded intangible assets from the Trump Indiana Acquisition of $105.7 million relating to the value of the gaming license and $16.7 million for the value assigned to the customer

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 6.	Intangible Assets— (continued)

database. The Company utilized an independent third-party valuation to assist with the preliminary allocation of the purchase price. (See Note 4).

In accordance with SFAS 144, Fitzgeralds Black Hawk discontinued amortizing its intangible assets on July 12, 2004, the date of the sales agreement. Consequently, there had been no amortization of expense recorded on its intangible assets for the period July 12, 2004 to April 14, 2005 (the date the Fitzgeralds Black Hawk was no longer considered held for sale).

Goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually for impairment.

Note 7.	Investment in Buffington Harbor Riverboats, L.L.C.

On October 31, 1995, the Company and Trump Indiana entered into the First Amended and Restated Operating Agreement of BHR for the purpose of acquiring and developing certain facilities for the gaming operations in the City of Gary (“BHR Property”). The Company and Trump Indiana each had a 50% non-controlling interest in BHR. Prior to December 21, 2005, the Company accounted for its interest in the joint venture under the equity method of accounting.

BHR is responsible for the management, development and operation of the BHR Property. The Company and Trump Indiana had each entered into an agreement with BHR (the “Berthing Agreement”) to use the BHR Property for their respective gaming operations and committed to pay the cash operating losses of BHR as additional berthing fees. All expenditures requiring a cash outlay by BHR were billed to Trump Indiana and the Company at cost. Accordingly, BHR recorded as expenses the cost of providing such services and recorded as other revenues the amounts billed to Trump Indiana and the Company.

The Company paid to BHR approximately $1.3 million of berthing fees for the three-month period ended March 31, 2005. Such amounts were recorded in general and administrative expense in the consolidated statements of operations. On December 21, 2005, BHR became a wholly owned subsidiary and the Berthing Agreements between BHR and the Company and BHR and Trump Indiana were terminated.

Majestic Star uses the food and beverage operations at BHR to provide its casino customers with complimentary meals, beverages and services. Late in 2003, two new restaurants opened at BHR. Passports-A World Class Buffet (“Passports”) replaced the existing buffet and Koko Taylor’s Blues Cafe (“Koko Taylor’s”) replaced the South Shore Grill. In addition, both Passports and Koko Taylor’s are run by a third party operator. The Company sends guests to these restaurants, and the other food and beverage operators at BHR and the proprietors of these businesses charge the Company for the meals served and the services provided. The Company paid approximately $0.9 million to these restaurants, other food and beverage operators and for valet services for the three-month period ended March 31, 2005. Food, beverage and valet costs are recorded in casino expense in the Company’s consolidated statements of operations. After the Company and Trump Indiana reimbursed BHR for all cash operational losses, the remaining net loss of BHR resulted from depreciation expense associated with the BHR property and was recorded as equity in loss of joint venture in the Company’s consolidated statements of operations. Such loss was approximately $0.6 million for the three-month period ended March 31, 2005.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 7.	Investment in Buffington Harbor Riverboats, L.L.C.— (continued)

The following represents selected financial information for BHR for the three-month period ended March 31, 2005 when the Company accounted for its 50% interest in BHR under the equity method:

For the
Three Months Ended
March 31, 2005

Statement of Operations
Gross revenues	$3,048,670

Operating loss	$(1,211,340)

Net loss	$(1,211,398)

BHR Sales and Use Tax Assessments

1998-2001 Tax Years.   In October 2002, the Indiana Department of Revenue (the “Department”) assessed BHR for unpaid use tax for 1998 and unpaid sales and use taxes for 1999 through 2001 in the total amount of $0.4 million, excluding interest. The assessments related to purchases of capital assets and supplies, vehicle leases and rental of other items of personal property, for which no sales tax was paid and no use tax was self-assessed. In addition, for the years 1999 through 2001, the Department assessed tax on BHR’s provision of food, provided on a complimentary basis, to the patrons and employees of BHR’s members, Majestic Star and Trump Indiana. Sales tax was assessed on BHR’s cost of the food, as measured by the members’ periodic reimbursements to BHR. BHR paid the use tax portion of the assessment and filed a protest of the proposed assessments of sales tax in December 2002.

BHR is disputing the assessment of sales tax on food provided at no charge, to the employees and patrons of Majestic Star and Trump Indiana, pursuant to the decision in Hyatt Corp v. Indiana Department of State Revenue (“Hyatt”). In Hyatt, the Department assessed Hyatt for complimentary continental breakfasts and amenity meals provided to its customers, plus the free meals provided to Hyatt’s full time employees. Under Indiana Code, sales of food intended for human consumption are exempt from sales tax. Food includes many food products (cereal, milk, eggs, meat, fish, vegetables, fruit, spices, etc.) that are prepared for human consumption. In Hyatt, the petitioner, a hotel operator, sought a refund for use tax paid on food purchased for complimentary meals that were provided to both guests and employees. Hyatt prevailed. BHR is arguing that since its inception, it has acted as the agent of Majestic Star and Trump Indiana with authority to purchase, prepare and provide food to their employees and patrons. This arrangement was memorialized in a written Limited Agency Agreement dated effective January 1, 2001. BHR’s position has been that all acts performed by it in its agency capacity (including the purchase, preparation and delivery of food) and should be treated as though the acts had been performed by BHR’s joint venture partners, Majestic Star and Trump Indiana.

The Department conducted a hearing on the protest in August 2005 and in October 2005, issued a ruling waiving penalties but upholding the proposed $0.4 million assessment. BHR filed a petition with the Indiana Tax Court in March 2006, protesting the Department’s ruling with regard to the 1999-2001 tax years. The Tax Court has scheduled a preliminary pre-trial conference in that case for May 19, 2006.

2002-2004 Tax Years.   In October 2005, the Department assessed BHR $0.3 million in sales and use taxes for the 2002 tax year, inclusive of interest and penalties, for many of the same sales tax and use tax items as were assessed for the earlier years. However, for 2002, unlike prior years, the Department assessed sales tax on complimentary food provided to the patrons of Majestic Star and Trump Indiana based on the retail value of the items provided rather than on the cost of those items to BHR. BHR has not reserved for the assessment related to the prepared meals provided to the employees and patrons of Majestic Star and Trump Indiana. On November 15, 2005, BHR paid the use tax portion of the assessment for the 2002 tax year under Indiana’s tax amnesty program, thereby

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 7.	Investment in Buffington Harbor Riverboats, L.L.C.— (continued)

eliminating interest and penalties on the amount paid. The remaining amount outstanding of $0.2 million relates to the same issues as are faced by Majestic Star in its sales and use tax audits (see Note 9). BHR has protested the remainder of the assessments for 2002. The Department held a hearing on the 2002 tax year on April 7, 2006, and is expected to issue its ruling later this year. In March 2006, the Department provided BHR with preliminary audit reports indicating its intention to assess BHR $0.3 million sales and use tax exclusive of interest and penalties for tax years 2003 and 2004. No notice of proposed assessment has yet been received by BHR for those years. Should the Department maintain its position that sales taxes are due on the retail value of complimentary meals BHR provided to employees of Majestic Star and Trump Indiana, BHR’s estimated 2005 sales tax exposure for the complimentary meals will be $0.1 million. Pursuant to the terms of the SPA, TEHR is obligated to indemnify the Company for 50% of BHR’s pre-closing tax liabilities.

Note 8.	Long-Term Debt

	March 31,	December 31,
	2006	2005

Long-term debt outstanding is as follows:
$300,000,000 of 9 1/2% senior secured notes	$300,000,000	$300,000,000
$200,000,000 of 9 3/4% senior notes	200,000,000	200,000,000
$80,000,000 senior secured credit facility	28,681,906	47,212,346
Capitalized leases and other debt	327,301	365,284

Total long-term debt	529,009,207	547,577,630
Less current maturities	167,820	174,447

Total long-term debt, net of current maturities	$528,841,387	$547,403,183

Debt Offerings and Related Transactions

On December 21, 2005, the Company issued $40.0 million of 9 1/2% Senior Secured Notes due 2010 (the “Additional Senior Secured Notes”) and $200.0 million of 9 3/4% Senior Notes due 2011 (the “Senior Notes”). The Additional Senior Secured Notes have terms, guarantees and conditions that are substantially similar to the $260.0 million of 9 1/2% senior secured notes issued by the Company in October 2003 (together with the Additional Senior Secured Notes, the “Senior Secured Notes”). The Senior Notes are unsecured obligations of the Company, ranking equally with all existing and future senior unsecured obligations and senior to all of the Company’s existing and future subordinated indebtedness. However, as neither the Senior Notes nor the related guarantees are secured, they are effectively subordinated to all of the Company’s senior secured indebtedness, including the $300.0 million aggregate principal amount of the Senior Secured Notes and the Company’s $80.0 million senior secured credit facility (the “Senior Secured Credit Facility”), to the extent of the value of the assets securing such indebtedness.

In addition, on December 21, 2005, the parent to the Company, Majestic Holdco, issued $63.5 million aggregate principal at maturity of 12 1/2% Senior Discount Notes (the “Discount Notes”) due 2011. The net proceeds from the Discount Notes were contributed to the Company to assist in funding the transactions discussed above. The Discount Notes are not guaranteed by the Company. The Discount Notes are senior unsecured obligations of Majestic Holdco, ranking equally with all of its existing and future senior obligations and senior to all its future subordinated indebtedness. The Discount Notes are structurally subordinated to all of the Company’s indebtedness (including the Senior Notes, the Senior Secured Notes and the Senior Secured Credit Facility) and are effectively subordinated in respect of the capital stock of the Company pledged to secure the Company’s Senior Secured Credit Facility and the Senior Secured Notes. The indentures governing the Senior Notes and Senior Secured Notes restrict distributions from the Company to Majestic Holdco unless certain financial tests have been met. A likely scenario

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 8.	Long-Term Debt— (continued)

for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, together with the indebtedness of Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J).

Senior Secured Notes

The Senior Secured Notes bear interest at a fixed annual rate of 9.5% payable on April 15 and October 15 of each year and have a maturity date of October 15, 2010. The Senior Secured Notes are guaranteed by all of our subsidiaries (other than Majestic Star Casino Capital Corp.).The Senior Secured Notes are secured by a pledge of substantially all of the Company’s and its subsidiaries’ current and future assets, other than certain excluded assets. The Senior Secured Notes are also collateralized by our equity interests held by Majestic Holdco and our equity interests in the subsidiary guarantors.

The indenture governing the Senior Secured Notes (the “Senior Secured Notes Indenture”) contains covenants which, among other things, restrict the Company’s ability to (i) make asset sales; (ii) make certain payments to, or investments in, third parties; (iii) incur additional indebtedness or liens on any assets; (iv) enter into transactions with affiliates; and (v) sell any restricted subsidiaries’ assets. In addition, upon a Change of Control as defined in the indenture governing the Senior Secured Notes, the Company will be required to offer to repurchase all of the outstanding Senior Secured Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

On or after October 15, 2007, the Senior Secured Notes may be redeemed at the redemption prices that start at 104.75% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption. In addition, prior to October 15, 2006, up to 35% of the original aggregate principal amount of the Senior Secured Notes may be redeemed at a redemption price of 109.500%, plus accrued and unpaid interest to the date of redemption with the net proceeds of certain equity offerings.

Senior Notes

The Senior Notes bear interest at a fixed annual rate of 9.75% payable on April 15 and October 15 of each year and have a maturity date of January 15, 2011. The Senior Notes are guaranteed by all of our subsidiaries (other than Majestic Star Casino Capital Corp and Majestic Star Casino Capital Corp II). The Senior Notes are senior unsecured obligations of the Company, ranking equally with all of the Company’s and its subsidiaries’ existing and future subordinated indebtedness. The Senior Notes are effectively subordinated to the Senior Secured Notes and the Company’s Senior Secured Credit Facility.

The indenture governing the Senior Notes (the “Senior Notes Indenture”) contains covenants which, among other things, restrict the Company’s ability to (i) make asset sales; (ii) make certain payments to, or investments in, third parties; (iii) incur additional indebtedness or liens on any assets; (iv) enter into transactions with affiliates; and (v) sell any restricted subsidiaries’ assets. In addition, upon a Change of Control as defined in the Senior Notes Indenture, the Company will be required to offer to repurchase all of the outstanding Senior Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

On or after October 15, 2008, the Senior Notes may be redeemed at the redemption prices that start at 104.875% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption. Prior to October  15, 2008, up to 35% of the original aggregate principal amount of the Senior Notes may be redeemed at a redemption price of 109.750%, plus accrued and unpaid interest to the date of redemption with the net proceeds of certain equity offerings.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 8.	Long-Term Debt— (continued)

Senior Secured Credit Facility

The Company has an $80.0 million Senior Secured Credit Facility, which is secured by all of the equity of the Company and its restricted subsidiaries and by its and its restricted subsidiaries’ current and future assets, other than certain excluded assets. The lien on the collateral securing the Senior Secured Credit Facility is senior to the lien on the collateral securing the Senior Secured Notes and the guarantees of the Senior Secured Notes. Borrowings under the Senior Secured Credit Facility bear interest at the Company’s choice of LIBOR plus a range of 2.50% to 3.00% or the agent bank’s base rate (which approximates the prime rate) plus a range of 0.00% to 0.50%. The range is determined based on Company’s EBITDA (as defined in the loan and security agreement governing the Senior Secured Credit Facility and amendments thereto). Full payment of any outstanding balance under the Senior Secured Credit Facility is due upon maturity of the agreement in April 2010. The Company’s Senior Secured Credit Facility contains customary conditions to borrowing and contains representations and warranties customary in other gaming-related financings. The loan and security agreement governing the Senior Secured Credit Facility contains certain financial covenants and restrictions, which among other things, restrict indebtedness, investments, distributions and mergers and requires the Company to maintain, as defined in the covenants (as amended), minimum EBITDA and interest coverage ratios, which increase periodically, and an annual limit on capital expenditures. At March 31, 2006 and December 31, 2005, the Company had available borrowing capacity under the Senior Secured Credit Facility of $51.3 million and $32.8 million, respectively.

The Company has entered into various amendments to the loan and security agreement governing the Senior Secured Credit Facility as listed in the Company’s Report on Form 10-K for the year ended December 31, 2005. In addition to those amendments, on April 13, 2006, the Company entered into Amendment Number Five (“Amendment Five”). Amendment Five modifies the interest coverage ratio financial covenant for the twelve month period ended March 31, 2006. Pursuant to Amendment Four, the Company was required to obtain an interest coverage ratio of 1.85:1.0. The interest coverage ratio has been amended to 1.8:1.0. In addition, the definition of Consolidated Interest Expense was amended to exclude interest expense related to the pushdown of Majestic Holdco’s Discount Notes. The interest expense on Majestic Holdco’s Discount Notes is being pushed down to the Company pursuant to SEC Staff Accounting Bulletin, Topic 5(J). Majestic Holdco’s Discount Notes are not guaranteed by the Company or any of its direct or indirect subsidiaries and none of the Company’s or its direct or indirect subsidiaries’ equity or assets secure the Discount Notes of Majestic Holdco. As of March 31, 2006, the Company was in compliance with all of its debt covenants.

Other Debt

The Company has various capital leases of approximately $0.3 million and other debt for equipment. The debt obligations are of a short duration.

Discount Notes

The Discount Notes were issued on December 21, 2005, with Majestic Holdco receiving net proceeds of approximately $45.1 million. The Discount Notes pay interest, semiannually, on April 15 and October 15 at a rate of 12.5%, which is paid in kind to October 15, 2008. On April 15, 2009, Majestic Holdco will be required to cash pay the interest on the Discount Notes. Since Majestic Holdco has no operations or the ability to generate cash flow internally, Majestic Holdco will look to the Company or BDI to fund its cash interest expense. The Company is precluded from making distributions to Majestic Holdco unless certain financial tests are met. The Discount Notes mature on October 15, 2011.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 8.	Long-Term Debt— (continued)

Intercreditor Agreement

The trustee under the Senior Secured Notes Indenture (as collateral agent) and Wells Fargo Foothill, Inc., the agent under the Senior Secured Credit Facility are parties to the intercreditor agreement which provides for the contractual subordination of the liens on the collateral securing the Senior Secured Notes (and the related guarantees) to the liens on the collateral securing the indebtedness under the Senior Secured Credit Facility.

The intercreditor agreement, among other things, limits the trustee’s rights in an event of default under the Senior Secured Notes. Under the intercreditor agreement, if the Senior Secured Notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which there is indebtedness outstanding under the Senior Secured Credit Facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under the Senior Secured Credit Facility fail to take steps to exercise remedies with respect to or in connection with the collateral within up to 190 days following notice to such lenders of the occurrence of an event of default under the Senior Secured Notes Indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the Senior Secured Notes from pursuing certain remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of the collateral will first be applied to repay indebtedness outstanding under the Senior Secured Credit Facility and thereafter to the holders of the Senior Secured Notes.

Note 9.	Commitments and Contingencies

Short-Term Note Payable

The Company entered into a note in the amount of $1.0 million with the City of Black Hawk in December 2005 as part of the financing of the Company’s acquisition of 2.45 acres of vacant land from the City of Black Hawk. The Company paid the note in full on March 31, 2006, the due date. The note contained no stipulated interest rate. The Company imputed interest at 7.75%.

Legal Proceedings

Various legal proceedings are pending against the Company. Management considers all such pending proceedings, comprised primarily of personal injury and equal employment opportunity (EEO) claims, to be routine litigation incidental to the Company’s business. Except as described in our Report on Form 10-K for the year ended December 31, 2005, Management believes that the resolution of these proceedings will not individually, or in the aggregate, have a material effect on the Company’s financial condition, results of operations or cash flows. See our Report on Form 10-K for the year ended December 31, 2005 for a full description of our legal proceedings.

Tax Matters

Majestic Star Income Tax Protest.  The Company has been assessed $2.6 million, plus interest, for the fiscal year 1996 and the period January 1, 1998 through June 18, 2001, by the Department. On September 7, 2004, the Department assessed BDI, the Company’s ultimate parent and member, $1.3 million, plus penalties and interest for the remainder of 2001 and all of fiscal year 2002. The Department held a hearing on the 1996 through 2002 tax years on April 7, 2006, and is expected to issue its ruling later this year. BDI’s non-resident shareholder has been assessed $0.2 million, plus penalty and interest, for 2003. The assessments relate to deductions for payments of taxes on adjusted gross gaming revenues the Company’s member took in computing adjusted gross income for Indiana state income tax purposes. The Department has taken the position that the Company had an obligation to withhold and remit tax for the non-resident shareholder of its member. The Company, BDI and BDI’s non-resident shareholder have timely filed protests for all tax years at issue and those protests are currently pending before the Legal Division of the Department. On April 19, 2004, the Indiana Tax Court ruled in a similar case involving another Indiana

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 9.	Commitments and Contingencies— (continued)

casino, Aztar Indiana Gaming Corporation (“Aztar”), that the gross wagering tax is a tax based on or measured by income and that it must be added back to the taxable income base for the purpose of determining adjusted gross income for Indiana tax purposes. On September 28, 2004, the Indiana Supreme Court denied Aztar’s request to review the Indiana Tax Court’s decision, and thus, the Indiana Tax Court’s opinion in the Aztar case is controlling precedent on the wagering tax add-back issue. No liability has been accrued by the Company relating to this matter.

The Company’s indentures governing the Senior Secured Notes and the Senior Notes and the loan agreement related to the Senior Secured Credit Facility allow the Company to make distributions to BDI for tax purposes. Accordingly, should BDI ultimately be found liable for additional state income taxes to the State of Indiana, the Company would make distributions sufficient to pay the additional tax. Any payments would be recorded as distributions in Member’s Deficit. The Company does not intend to make any distributions for the years in which an assessment was received until it has fully evaluated its options with BDI. In April 2005, and again in April 2006, BDI’s non-resident shareholder paid Indiana state income tax for fiscal years 2004 and 2005 pursuant to the Indiana Tax Court’s decision in Aztar. BDI’s non-resident shareholder determined that the arguments to be made by the Company and BDI related to the assessed years were not applicable to fiscal years 2004 and 2005.

Majestic Star Sales and Use Tax Assessments.  In October 2005, the Department assessed Majestic Star for unpaid sales and use taxes, with penalties and interest, for the period 2001 through 2004. The sales and use tax assessments, with penalties and interest, total $0.3 million. The use tax portions of the assessments relate to capital and operating supply purchases, and food, merchandise and other products provided to the guests of Majestic Star at no charge. On November 15, 2005, Majestic Star paid $0.2 million under the State of Indiana amnesty program to eliminate all use tax and a portion of the sales tax assessment for the 2001 through 2004 tax years. All penalties and interest associated with such payments were waived in their entirety pursuant to Indiana law. The remaining $0.1 million of the assessment relates to:

1. The difference between sales tax on the full retail price of merchandise and other products provided to Majestic Star’s customers at no charge less sales tax on the cost of this merchandise and other products, and

2. Sales tax on the retail value of complimentary food provided to Majestic Star’s customers.

Both 1 and 2 above relate to the period August 2003 through 2004. On November 15, 2005, Majestic Star filed a protest of the proposed assessments protesting the sales tax assessments related to this period. The Department held a hearing on the 2003 and 2004 tax years on April 7, 2006, and is expected to issue its ruling later this year.

In addition, Majestic Star has a receivable on its balance sheet in the amount of $0.1 million related to the two items noted immediately above for the period 2001 through July 2003. During this period of time, Majestic Star was remitting full sales tax on the retail value of complimentary food, merchandise and other products to the Department. In or around July 2003, the Department notified Majestic Star’s management that no sales tax should be paid on items provided on a complimentary basis to its customers. At that time Majestic Star established the receivable for sales taxes paid during the period 2001 through July 2003. In or around July 2003, Majestic Star also filed claims for refund with the Department in the total amount of $0.1 million for tax years 2001 and 2002 and for the period January through July 2003, on food and other items provided to its customers on a complimentary basis. In December 2005, those refund claims were denied by the Department, and Majestic Star appealed those denials to the Indiana Tax Court on March 27, 2006. The Tax Court has scheduled a preliminary pre-trial conference in that case for May 19, 2006. Majestic Star believes that it has no sales or use tax liability for food for human consumption purchased by it and prepared for serving its customers on a complimentary basis based on the Hyatt decision. (See Note 7—Investment in Buffington Harbor Riverboat, L.L.C. for a discussion of Hyatt.)

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 9.	Commitments and Contingencies— (continued)

Gaming Regulations

The ownership and operation of riverboat gaming operations in Indiana are subject to strict state regulation under the Riverboat Gambling Act (the “Act”) and the administrative rules promulgated thereunder. The Indiana Gaming Commission (“IGC”) is empowered to administer, regulate and enforce the system of riverboat gaming established under the Act and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as over all persons on riverboats where gaming operations are conducted. The IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations and to approve the form of entity qualifiers and intermediary and holding companies. The IGC has broad rulemaking power, and it is impossible to predict what effect, if any, the amendment of existing rules or the finalization of proposed rules might have on the Company’s operations.

The ownership and operation of our casino gaming facilities in Mississippi and Colorado are also subject to various state and local regulations in the jurisdictions where they are located. In Mississippi, our gaming operations are subject to the Mississippi Gaming Control Act, and to the licensing and/or regulatory control of the Mississippi Gaming Commission, the Mississippi State Tax Commission and various state and local regulatory agencies, including liquor licensing authorities. In Colorado, our gaming operations are subject to the Limited Gaming Act of 1991, which created the Division of Gaming within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission which is empowered to license, implement, regulate and supervise the conduct of limited gaming. Our Colorado operations are also subject to the Colorado Liquor Code and the state and local liquor licensing authorities.

The Company’s directors, officers, managers and key employees are required to hold individual licenses. These requirements vary from jurisdiction to jurisdiction. Licenses and permits for gaming operations and for individual licensees are subject to revocation or non-renewal for cause. Under certain circumstances, holders of our securities are required to secure independent licenses and permits.

Note 10.	Related Party Transactions

Transactions by or with Affiliates

Pushdown of Majestic Holdco Discount Notes.  The Company’s financial statements include the $63.5 million of Discount Notes, net of discount of $16.8 million, and $18.2 million as of March 31, 2006 and December 31, 2005, respectively, issued by Majestic Holdco in connection with the acquisition of Trump Indiana and other concurrent refinancing transactions. The Discount Notes are solely the obligation of Majestic Holdco and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the Indentures governing the Senior Notes and the Senior Secured Notes and the loan and security agreement which governs our Senior Secured Credit Facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. A likely scenario for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, together with the indebtedness of Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulletin Topic 5(J).

Manager Agreement.  Distributions to BDI under the Manager Agreement, dated October 7, 2003, are governed and limited by the terms of the indentures governing the Notes and by the terms of the Senior Secured Credit Facility. The distributions for each fiscal quarter may not exceed 1% of the Company’s consolidated net operating revenue and 5% of the Company’s consolidated cash flow (as defined in the indenture governing the Senior Secured Notes and the Senior Secured Credit Facility) for the immediately preceding fiscal quarter.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 10.	Related Party Transactions— (continued)

During the quarters ended March 31, 2006 and 2005, Majestic Star made distributions totaling $1.4 million and $1.2 million to BDI pursuant to the Manager Agreement.

BHPA Contribution.  On December 21, 2005, in conjunction with the closing of the Trump Indiana acquisition, Mr. Barden, through BDI, who owns all of the equity of AMB Parking, LLC (“AMB”), which owned a 50% joint venture interest in BHPA, contributed all of AMB’s interest in BHPA to the Company. Such contribution was made without payment of any consideration by the Company.

BHPA Rent Expense.  During the quarter ended March 31, 2005, the Company incurred rent expense payable to BHPA totaling $0.5 million. As of March 31, 2005, our accrued rent payable to BHPA was $1.6 million. As a result of our acquisition of Trump Indiana and the contribution of AMB Parking’s equity interest in BHPA to the Company, on December 21, 2005, BHPA became an indirect wholly owned subsidiary of the Company and the parking leases between BHPA and the Company and BHPA and Trump Indiana were terminated.

Barden Nevada Expense Sharing Agreement.  The Company has entered into an expense sharing agreement dated October 7, 2003 with Barden Nevada. The expense sharing agreement provides for a fee from Barden Nevada to the Company in the amount of the greater of (i) $0.5 million per year, or (ii) the actual amount of certain specified expenses incurred by the Company in connection with providing services to Barden Nevada. These transactions are included in general and administrative expenses in the consolidated statements of operations. For each of the quarters ended March 31, 2006 and 2005, the Company charged Barden Nevada $0.4 million pursuant to the expense sharing agreement.

Barden Nevada Revolving Promissory Note.  On March 9, 2005, Barden Nevada entered into a revolving promissory note with the Company, whereby Barden Nevada may request advances from time to time from the Company up to $5.0 million. Interest is calculated based on the prime rate (as published in the Money Section of the Wall Street Journal), plus the margin spread paid by the Company under prime rate borrowings with Wells Fargo, the agent bank under the Senior Secured Credit Facility. Interest is paid quarterly, in arrears. Any costs that are funded by the Company and not repaid by Barden Nevada within 30 days will be added to the principal amount outstanding. All amounts outstanding under the promissory note are due and payable on October 7, 2007 along with the accrued and unpaid interest. As of March 31, 2006, the principal balance of the promissory note was $0.

Note 11.	Segment Information

The Majestic Star Casino, LLC, either directly or indirectly through wholly owned subsidiaries, owns and operates four casino properties as follows: two riverboat casinos and a hotel located in Gary, Indiana; a casino and hotel located in Tunica, Mississippi; and a casino located in Black Hawk, Colorado (collectively, the “Properties”).

The Company identifies its business in three segments based on geographic location. The Properties, in each of their segments, market primarily to middle-income guests. The major products offered in each segment are as follows: casino, hotel rooms (at the Majestic Properties and Fitzgeralds Tunica), and food and beverage.

The accounting policies of each business segment are the same as those described in the summary of significant accounting policies in our Report on Form 10-K for the year ended December 31, 2005. There are minimal inter-segment sales.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 11.	Segment Information— (continued)

A summary of the Properties’ operations by business segment for the quarters ended March 31, 2006 and 2005 and a summary of the Properties’ assets and goodwill as of March 31, 2006 and December 31, 2005 are presented below:

	For the
	Three Months Ended
	March 31,
	2006	2005
	(In thousands)

Net revenues:
Majestic Star	$35,108	$36,176
Majestic Star Casino II	34,284	—
Buffington Harbor Riverboats	119	—
Buffington Harbor Parking Associates	—	—

Total Majestic Properties	69,511	36,176
Fitzgeralds Tunica	21,733	21,516
Fitzgeralds Black Hawk	8,674	9,163

Total	$99,918	$66,855

Operating income (loss):
Majestic Star	$9,248	$5,628
Majestic Star Casino II	9,519	—
Buffington Harbor Riverboats	(3,541)	—
Buffington Harbor Parking Associates	(361)	—

Total Majestic Properties	14,865	5,628
Fitzgeralds Tunica	3,679	3,305
Fitzgeralds Black Hawk	1,742	2,971
Corporate(1)	(1,842)	(1,217)
Majestic Investor Holdings(2)	—	(70)

Total	$18,444	$10,617

Segment depreciation and amortization:
Majestic Star	$1,871	$2,071
Majestic Star Casino II	2,092	—
Buffington Harbor Riverboats	920	—
Buffington Harbor Parking Associate	144	—

Total Majestic Properties	5,027	2,071
Fitzgeralds Tunica	2,146	2,476
Fitzgeralds Black Hawk	576	—
Corporate(1)	24	20
Majestic Investor Holdings(2)	—	69

Total	$7,773	$4,636

Expenditure for additions to long-lived assets:
Majestic Star	$2,077	$891
Majestic Star Casino II	76	—
Buffington Harbor Riverboats	13	—
Fitzgeralds Tunica	502	1,850
Fitzgeralds Black Hawk	489	407
Corporate(1)	5	—

Total	$3,162	$3,148

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 11.	Segment Information— (continued)

	As of	As of
	March 31,	December 31,
	2006	2005
	(In thousands)

Segment assets:
Majestic Star(3)	$117,469	$243,475
Majestic Star Casino II	225,598	229,246
Buffington Harbor Riverboats	53,015	53,751
Buffington Harbor Parking Associates	22,002	21,592
Fitzgeralds Tunica	73,704	75,406
Fitzgeralds Black Hawk	37,338	31,688
Corporate(3)	381,254	289,353
Majestic Investor Holdings(2)	—	1,896

Total	910.380	946,407
Less: Intercompany	(399,144)	(428,448)

Total	$511,236	$517,959

Goodwill
Majestic Star	$—	$—
Majestic Star Casino II	42,153	41,328
Fitzgeralds Tunica	3,998	3,998
Fitzgeralds Black Hawk	1,925	1,925

Total	$48,076	$47,251

(1)	Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties.

(2)	Majestic Investor Holdings was merged into the Company on March 22, 2006.

(3)	The combined assets of Majestic Star and Corporate include intercompany receivables from Majestic Star II, Fitzgeralds Tunica, BHR, BHPA, and Fitzgeralds Black Hawk totaling approximately $399.1 million at March 31, 2006. At December 31, 2005, the combined assets of Majestic Star include intercompany receivables from Investor Holdings, Fitzgeralds Tunica and Fitzgeralds Black Hawk of $428.4 million. Intercompany receivables are eliminated in consolidation.

Note 12.	Supplemental Guarantor Financial Information

The Majestic Star Casino, LLC is the co-issuer of $300.0 million of Senior Secured Notes and $200.0 million of Senior Notes. Under the indentures governing the Senior Secured Notes, the Senior Notes and the loan and security agreement for the Senior Secured Credit Facility, Majestic Star II, Fitzgeralds Tunica, Fitzgeralds Black Hawk, BHR and BHPA are guarantor subsidiaries of the $300.0 million of Senior Secured Notes.

Our supplemental guarantor financial information contains financial information for The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp (co-issuer of the Senior Secured Notes but an entity with no operations), the guarantor subsidiaries and the eliminating entries necessary to consolidate such entities.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of March 31, 2006

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating		Total
	LLC	Capital Corp.	Subsidiaries	Entries		Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$11,036,241	$—	$13,460,378	$—		$24,496,619
Restricted cash	2,166,881	—	1,160,000	—		3,326,881
Accounts receivable, net	1,184,161	—	3,025,475	—		4,209,636
Inventories	61,168	—	731,967	—		793,135
Prepaid expenses and deposits	2,451,956	—	5,885,797	—		8,337,753
Receivable from affiliate	642,988	—	4,537,110	(4,874,779	)(a)	305,319
Investment in subsidiaries	89,927,510	—	—	(89,927,510	)(b)	—
Other current assets	—	—	38,450	—		38,450

Total current assets	107,470,905	—	28,839,177	(94,802,289)		41,507,793

Property, equipment and improvements, net	75,137,621	—	198,754,775	—		273,892,396
Intangible assets, net	—	—	127,989,878	—		127,989,878
Goodwill	—	—	48,075,479	—		48,075,479
Other assets:
Deferred financing and transaction costs related to the acquisition of Trump Indiana	14,823,594	—	—	—		14,823,594
Deferred financing and transaction costs pushed down from Majestic Holdco(1)	2,798,046	—	—	—		2,798,046
Long term receivable—related party	298,084,202	—	6,257,546	(304,341,748	)(a)	—
Other assets	408,421	—	1,740,551	—		2,148,972

Total other assets	316,114,263	—	7,998,097	(304,341,748)		19,770,612

Total assets	$498,722,789	$—	$411,657,406	$(399,144,037)		$511,236,158

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$1,031,594	$—	$1,859,264	$—		$2,890,858
Current portion of long-term debt	—	—	167,820	—		167,820
Payable to related party	4,537,061	—	337,718	(4,874,779	)(a)	—
Accrued liabilities:
Payroll and related	3,841,853	—	7,041,588	—		10,883,441
Interest	18,717,566	—	—	—		18,717,566
Property and franchise taxes	3,146,894	—	4,425,249	—		7,572,143
Other accrued liabilities	4,303,160	—	9,654,574	—		13,957,734

Total current liabilities	35,578,128	—	23,486,213	(4,874,779)		54,189,562

Due to related parties	6,257,546	—	298,084,202	(304,341,748	)(a)	—
Long-term debt, net of current maturities	528,681,906	300,000,000	159,481	(300,000,000	)(c)	528,841,387
Long-term debt pushed down from Majestic Holdco(2)	46,666,949	—	—	—		46,666,949

Total liabilities	617,184,529	300,000,000	321,729,896	(609,216,527)		629,697,898

Member’s (deficit) equity	(118,461,740)	(300,000,000)	89,927,510	210,072,490	(b)(c)	(118,461,740)

Total liabilities and member’s (deficit) equity	$498,722,789	$—	$411,657,406	$(399,144,037)		$511,236,158

(a)	To eliminate intercompany receivable and payables.

(b)	To eliminate intercompany accounts and investment in subsidiaries.

(c)	As more fully described in Note 8. Long-Term Debt, the Majestic Star Casino Capital Corp. is a co-obligor of the Senior Secured Notes issued by the Company. Accordingly, such indebtedness has been presented as an obligation of both the issuer and the co-obligor in the above balance sheets.

(1)	Reflects the pushdown of deferred financing costs related to the issuance of the Discount Notes of Majestic Holdco, net of amortization, pursuant to SEC Staff Accounting Bulletin Topic 5(J).

(2)	Reflects the pushdown of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2005

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating		Total
	LLC	Capital Corp.	Subsidiaries	Entries		Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$7,085,458	$—	$25,282,791	$—		$32,368,249
Restricted cash	900,000	—	2,290,000	—		3,190,000
Accounts receivable, net	1,528,727	—	3,070,687	—		4,599,414
Inventories	60,476	—	727,405	—		787,881
Prepaid expenses and deposits	918,195	—	1,515,406	—		2,433,601
Receivable from affiliate	9,851,352	—	—	(9,682,341	)(a)	169,011
Other current assets	—	—	137,914	—		137,914

Total current assets	20,344,208	—	33,024,203	(9,682,341)		43,686,070

Property, equipment and improvements, net	75,421,809	—	202,710,674	—		278,132,483
Intangible assets, net	—	—	128,854,668	—		128,854,668
Goodwill	—	—	47,250,794	—		47,250,794
Other assets:
Deferred financing and transaction cost related to the acquisition of Trump Indiana	15,263,897	—	—	—		15,263,897
Deferred financing and transaction cost pushed down from Majestic Holdco(1)	2,804,227	—	—	—		2,804,227
Long term receivable—related party	418,765,178	—	—	(418,765,178	)(a)	—
Other assets	228,363	—	1,738,330	—		1,966,693

Total other assets	437,061,665	—	1,738,330	(418,765,178)		20,034,817

Total assets	$532,827,682	$—	$413,578,669	$(428,447,519)		$517,958,832

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$1,775,675	$—	$1,783,532	$—		$3,559,207
Note payable	—	—	984,590	—		984,590
Current portion of long-term debt	—	—	174,447	—		174,447
Payable to related party	714,240	—	8,968,101	(9,682,341	)(a)	—
Accrued liabilities:
Payroll and related	3,095,817	—	6,170,430	—		9,266,247
Interest	7,215,793	—	586	—		7,216,379
Property and franchise taxes	3,763,331	—	4,652,308	—		8,415,639
Other accrued liabilities	5,465,515	—	10,991,461	—		16,456,976

Total current liabilities	22,030,371	—	33,725,455	(9,682,341)		46,073,485

Investment in subsidiaries	23,381,935	—	—	(23,381,935	)(b)	—
Due to related parties	15,720,866	—	403,044,312	(418,765,178	)(a)	—
Long-term debt, net of current maturities	547,212,346	300,000,000	190,837	(300,000,000	)(c)	547,403,183
Long-term debt pushed down from Majestic Holdco(2)	45,296,335	—	—	—		45,296,335

Total liabilities	653,641,853	300,000,000	436,960,604	(751,829,454)		638,773,003

Member’s deficit	(120,814,171)	(300,000,000)	(23,381,935)	323,381,935	(b)(c)	(120,814,171)

Total liabilities and member’s deficit	$532,827,682	$—	$413,578,669	$(428,447,519)		$517,958,832

(a)	To eliminate intercompany receivable and payables.

(b)	To eliminate intercompany accounts and investment in subsidiaries.

(c)	As more fully described in Note 8, Long-Term Debt, the Majestic Star Casino Capital Corp. is a co-obligor of the Senior Secured Notes issued by the Company. Accordingly, such indebtedness has been presented as an obligation of both the issuer and the co-obligor in the above balance sheets.

(1)	Reflects the pushdown of deferred financing costs related to the issuance of the Discount Notes of Majestic Holdco, net of amortization, pursuant to SEC Staff Accounting Bulletin Topic 5(J).

(2)	Reflects the pushdown of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2006

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating		Total
	LLC	Capital Corp.	Subsidiaries	Entries		Consolidated

Operating Revenues:
Casino	$36,449,145	$—	$67,436,346	$—		$103,885,491
Rooms	—	—	2,764,392	—		2,764,392
Food and beverage	502,154	—	3,852,922	—		4,355,076
Other	684,398	—	1,063,612	—		1,748,010

Gross revenues	37,635,697	—	75,117,272	—		112,752,969
Less promotional allowances	2,527,220	—	10,307,615	—		12,834,835

Net operating revenues	35,108,477	—	64,809,657	—		99,918,134

Operating Costs and Expenses:
Casino	6,336,859	—	16,593,818	—		22,930,677
Rooms	—	—	1,184,204	—		1,184,204
Food and beverage	509,162	—	1,607,210	—		2,116,372
Other	173	—	257,892	—		258,065
Gaming taxes	10,401,865	—	14,021,463	—		24,423,328
Advertising and promotion	1,385,138	—	2,765,007	—		4,150,145
General and administrative	4,438,775	—	10,589,760	—		15,028,535
Corporate expense	1,817,704	—	—	—		1,817,704
Economic incentive tax—City of Gary	920,732	—	886,257	—		1,806,989
Depreciation and amortization	1,894,304	—	5,878,445	—		7,772,749
Gain on disposal of assets	(2,727)	—	(12,263)	—		(14,990)

Total operating costs and expenses	27,701,985	—	53,771,793	—		81,473,778

Operating income	7,406,492	—	11,037,864	—		18,444,356

Other Income (Expense):
Interest income	74,620	—	61,447	—		136,067
Interest expense	(13,451,786)	—	137,897	—		(13,313,889)
Interest expense—debt pushed down from Majestic Holdco (1)(2)	(1,494,358)	—	—	—		(1,494,358)
Other non-operating expense	(27,248)	—	—	—		(27,248)
Equity in net income of subsidiaries	11,237,208	—	—	(11,237,208	)(a)	—

Total other expense	(3,661,564)	—	199,344	(11,237,208)		(14,699,428)

Net income	$3,744,928	$—	$11,237,208	$(11,237,208)		$3,744,928

(a)	To eliminate equity in net income of subsidiaries.

(1)	Includes amortization of deferred financing costs related to the issuance of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

(2)	Includes interest expense on Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2005

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating	Total
	LLC	Capital Corp.	Subsidiaries	Entries(a)	Consolidated

Operating Revenues:
Casino	$38,697,169	$—	$32,385,478	$—	$71,082,647
Rooms	—	—	1,794,104	—	1,794,104
Food and beverage	442,523	—	3,067,853	—	3,510,376
Other	665,118	—	392,612	—	1,057,730

Gross revenues	39,804,810	—	37,640,047	—	77,444,857
Less promotional allowances	3,629,072	—	6,960,725	—	10,589,797

Net operating revenues	36,175,738	—	30,679,322	—	66,855,060

Operating Costs and Expenses:
Casino	7,131,087	—	10,161,792	—	17,292,879
Rooms	—	—	383,945	—	383,945
Food and beverage	512,287	—	989,054	—	1,501,341
Other	—	—	259,478	—	259,478
Gaming taxes	11,070,263	—	4,227,926	—	15,298,189
Advertising and promotion	1,724,678	—	1,768,822	—	3,493,500
General and administrative	6,270,029	—	4,136,468	—	10,406,497
Corporate expense	1,197,070	—	—	—	1,197,070
Economic incentive tax—City of Gary	1,163,362	—	—	—	1,163,362
Depreciation and amortization	2,090,447	—	2,545,488	—	4,635,935
Loss on investment in Buffington Harbor Riverboats, LLC	605,698	—	—	—	605,698
Loss on disposal of assets	—	—	140	—	140

Total operating costs and expenses	31,764,921	—	24,473,113	—	56,238,034

Operating income	4,410,817	—	6,206,209	—	10,617,026

Other Income (Expense):
Interest income	4,968	—	7,234	—	12,202
Interest expense	(6,761,807)	—	(474,568)	—	(7,236,375)
Other non-operating expense	(36,954)	—	—	—	(36,954)
Equity in net income of subsidiaries	5,738,875	—	—	(5,738,875)	—

Total other expense	(1,054,918)	—	(467,334)	(5,738,875)	(7,261,127)

Net income	$3,355,899	$—	$5,738,875	$(5,738,875)	$3,355,899

(a)	To eliminate equity in net income of subsidiaries.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2006

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating	Total
	LLC	Capital Corp.	Subsidiaries	Entries	Consolidated

Net Cash Provided by (Used in) Operating Activities:(1)	$18,754,085	$—	$(2,372,812)	$—	$16,381,273

Cash Flows from Investing Activities:
Increase in restricted cash	(16,881)	—	(120,000)	—	(136,881)
Additional acquisition costs related to Trump Indiana acquisition	—	—	188,795	—	188,795
Acquisition of property and equipment	(2,081,598)	—	(1,080,301)	—	(3,161,899)
Merger of Majestic Investor Holdings into Majestic Star	600,328	—	(600,328)	—	—
Proceeds from disposal of assets	134,068	—	34,806	—	168,874

Net cash used in investing activities	(1,364,083)	—	(1,577,028)	—	(2,941,111)

Cash Flows from Financing Activities:
Issuance costs for the 9 1/2% senior secured notes	(48,239)	—	—	—	(48,239)
Issuance costs for the 9 3/4% senior notes	(241,463)	—	—	—	(241,463)
Issuance costs for the 12 1/2% senior discount notes pushed down from Majestic Holdco(2)	(76,580)	—	—	—	(76,580)
Proceeds from line of credit	1,269,560	—	—	—	1,269,560
Repayment of line of credit	(19,800,000)	—	—	—	(19,800,000)
Repayment of debt	—	—	(1,022,573)	—	(1,022,573)
Cash advances from (to) affiliates	6,850,000	—	(6,850,000)	—	—
Distribution to Barden Development, Inc.	(1,392,497)	—	—	—	(1,392,497)

Net cash used in financing activities	(13,439,219)	—	(7,872,573)	—	(21,311,792)

Net increase (decrease) in cash and cash equivalents	3,950,783	—	(11,822,413)	—	(7,871,630)
Cash and cash equivalents, beginning of period	7,085,458	—	25,282,791	—	32,368,249

Cash and cash equivalents, end of period	$11,036,241	$—	$13,460,378	$—	$24,496,619

(1)	Includes amortization of deferred financing costs of $0.1 million and interest expense of $1.4 million related to the pushdown of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

(2)	Reflects the pushdown of issuance costs of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulletin Topic 5(J).

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Note 12.	Supplemental Guarantor Financial Information — (continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2005

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating	Total
	LLC	Capital Corp.	Subsidiaries	Entries	Consolidated

Net Cash Provided by Operating Activities:	$5,708,327	$—	$8,632,726	$—	$14,341,053

Cash Flows from Investing Activities:
Acquisition of property and equipment	(891,332)	—	(2,256,253)	—	(3,147,585)
Decrease in prepaid leases and deposits	2,000	—	—	—	2,000

Net cash used in investing activities	(889,332)	—	(2,256,253)	—	(3,145,585)

Cash Flows from Financing Activities:
Proceeds from line of credit	3,000,000	—	—	—	3,000,000
Repayment of line of credit	(8,000,000)	—	—	—	(8,000,000)
Advances to affiliates—net	(2,871,634)	—	—	—	(2,871,634)
Cash advances from (to) affiliates	5,600,000	—	(5,600,000)	—	—
Distribution to Barden Development, Inc.	(1,153,493)	—	—	—	(1,153,493)

Net cash used in financing activities	(3,425,127)	—	(5,600,000)	—	(9,025,127)

Net increase in cash and cash equivalents	1,393,868	—	776,473	—	2,170,341
Cash and cash equivalents, beginning of period	8,433,545	—	8,288,184	—	16,721,729

Cash and cash equivalents, end of period	$9,827,413	$—	$9,064,657	$—	$18,892,070

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
The Majestic Star Casino, LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheet of The Majestic Star Casino, LLC and its subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, changes in member’s deficit and cash flows for the year ended December 31, 2005. Our audit also included the consolidated financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/  Ernst & Young LLP

Las Vegas, Nevada
March 31, 2006,
except for the sixteenth paragraph of Note 12
as to which the date is April 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
The Majestic Star Casino, LLC
and Subsidiaries

In our opinion, the consolidated balance sheet of The Majestic Star Casino, LLC and the related consolidated statements of operations, changes in member’s deficit, and cash flows presents fairly, in all material respects, the financial position of The Majestic Star Casino, LLC and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule of valuation and qualifying accounts for the years ended December 31, 2004 and 2003 presents fairly in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement and financial statement schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Las Vegas, Nevada
March 17, 2005, except for the fourth paragraph of
Note 2 and the first and fourth paragraphs of Note 7 to the
financial statements, as to which the date is
April 14, 2005.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$32,368,249	$16,721,729
Restricted cash	3,190,000	2,540,008
Accounts receivable, less allowance for doubtful accounts of $668,575 and $631,240 as of December 31, 2005 and December 31, 2004, respectively	4,599,414	2,127,715
Inventories	787,881	689,370
Prepaid expenses and deposits	2,433,601	2,300,345
Receivable from affiliate	169,011	715,216
Other current assets	137,914	—

Total current assets	43,686,070	25,094,383

Property, equipment and improvements, net	278,132,483	165,165,759
Intangible assets, net	128,854,668	8,117,216
Goodwill	47,250,794	5,922,398
Other assets:
Deferred financing costs, net of accumulated amortization of $2,529,369 and $1,767,700 as of December 31, 2005 and December 31, 2004, respectively	15,263,897	5,361,723
Deferred financing costs, pushed down from Majestic Holdco, net of accumulated amortization of $19,519 as of December 31, 2005	2,804,227	—
Investment in Buffington Harbor Riverboats, LLC	—	27,432,270
Other assets	1,966,693	9,282,715

Total other assets	20,034,817	42,076,708

Total assets	$517,958,832	$246,376,464

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$3,559,207	$1,938,112
Short-term note payable	984,590	—
Current portion of long-term debt	174,447	—
Accrued liabilities:
Payroll and related	9,266,247	6,602,764
Interest	7,216,379	5,523,719
Property and franchise taxes	8,415,639	5,574,172
Other accrued liabilities	16,456,976	12,279,260

Total current liabilities	46,073,485	31,918,027

Long-term debt, net	547,403,183	316,857,960
Long-term debt pushed down from Majestic Holdco, net of discount of $18,203,665 as of December 31, 2005	45,296,335	—

Total liabilities	638,773,003	348,775,987

Member’s deficit	(120,814,171)	(102,399,523)

Total liabilities and member’s deficit	$517,958,832	$246,376,464

The accompanying notes are an integral part of these consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2005	2004	2003

Operating Revenues:
Casino	$280,918,520	$274,768,525	$255,385,819
Rooms	7,726,464	7,673,287	7,932,811
Food and beverage	14,030,267	13,461,856	12,799,586
Other	4,965,862	4,579,061	3,966,417

Gross revenues	307,641,113	300,482,729	280,084,633
Less promotional allowances	45,669,261	39,972,022	35,129,527

Net operating revenues	261,971,852	260,510,707	244,955,106

Operating Costs and Expenses:
Casino	67,910,637	69,792,622	67,383,625
Rooms	1,763,340	1,784,333	2,552,127
Food and beverage	5,865,541	6,124,468	5,262,936
Other	1,040,514	1,656,233	1,179,893
Gaming taxes	61,053,037	59,179,733	55,252,255
Advertising and promotion	15,230,150	16,269,641	14,666,285
General and administrative	42,931,535	43,639,590	39,652,734
Corporate expense	7,717,108	3,399,281	3,456,161
Economic incentive tax—City of Gary	4,709,154	4,494,170	4,103,010
Depreciation and amortization	22,612,185	17,985,674	17,488,800
Amortization—debt pushed down from Majestic Holdco	19,519	—	—
Loss on investment in Buffington Harbor Riverboats, LLC	2,354,799	2,465,612	2,395,436
Loss (gain) on disposal of assets	52,790	(31,130)	117,097

Total operating costs and expenses	233,260,309	226,760,227	213,510,359

Operating income	28,711,543	33,750,480	31,444,747

Other Income (Expense):
Interest income	332,335	111,497	104,331
Interest expense	(30,362,182)	(28,641,694)	(31,282,788)
Interest expense—debt pushed down from Majestic Holdco	(167,520)	—	—
Loss on extinguishment of debt	(3,688,480)	—	(31,960,083)
Other non-operating expense	(127,386)	(201,757)	(185,574)

Total other expense	(34,013,233)	(28,731,954)	(63,324,114)

(Loss) income from continuing operations	(5,301,690)	5,018,526	(31,879,367)
Discontinued operation	—	—	(11,972,607)

Net (loss) income	$(5,301,690)	$5,018,526	$(43,851,974)

The accompanying notes are an integral part of these consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT
For the Years Ended December 31, 2005, 2004 and 2003

Member’s Deficit

Balance, December 31, 2002	$(24,174,562)
Net loss	(43,851,974)
Distribution to Barden Development, Inc.	(6,065,213)
Spin-off of Barden Nevada Gaming, LLC to Barden Development Inc.	(27,515,400)
Cash paid in excess of historical cost for land purchased from a related party	(559,806)

Balance, December 31, 2003	(102,166,955)
Net income	5,018,526
Distribution to Barden Development, Inc.	(5,251,094)

Balance, December 31, 2004	(102,399,523)
Net loss	(5,301,690)
Contribution of Deficit in BHPA from Affiliate	(6,351,134)
Distributions to Barden Development, Inc.	(6,761,824)

Balance, December 31, 2005	$(120,814,171)

The accompanying notes are an integral part of these consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003

Cash Flows from Operating Activities:
Net (loss) income	$(5,301,690)	$5,018,526	$(43,851,974)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	19,513,964	15,501,453	12,950,562
Amortization	3,098,221	2,484,221	4,538,238
Amortization—debt pushed down from Majestic Holdco	19,519	—	—
Amortization of bond discount on 12 1/2% senior discount notes pushed down from Majestic Holdco	167,520	—	—
Loss on investment in Buffington Harbor Riverboats, LLC	2,354,799	2,465,612	2,395,436
Loss (gain) on disposal of assets	52,790	(31,130)	117,097
Loss on extinguishment of debt	3,688,480	—	31,960,083
Loss on disposal of discontinued operation	—	—	11,972,607
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable, net	168,303	84,831	(330,599)
Related party payables	546,206	(372,328)	(707,110)
Inventories	140,460	18,315	(44,228)
Prepaid expenses and deposits	398,371	(173,764)	(7,297)
Other assets	197,113	209,058	455,542
Accounts payable	698,685	(5,262,507)	3,444,422
Accrued payroll and other expenses	697,511	115,657	845,510
Accrued interest	1,535,766	(499,984)	4,549,918
Other accrued liabilities	(136,665)	2,602,094	3,688,690

Net cash provided by operating activities	27,839,353	22,160,054	31,976,897

Cash Flows from Investing Activities:
Decrease (increase) in restricted cash	390,008	(1,140,008)	(1,150,000)
Acquisition of Trump Indiana, Inc., net of cash acquired	(231,994,427)	—	—
Payment of gaming license transfer fee to State of Indiana	(2,000,000)	—	—
Payoff of City of Gary development agreement	(3,506,797)	—	—
Acquisition of property and equipment	(11,783,499)	(36,011,778)	(18,462,990)
Distributions of cash to Barden Development, Inc. from spin-off of Barden Nevada Gaming	—	—	(4,395,606)
Appreciated value of land purchase from related party	—	—	(559,806)
Decrease in prepaid leases and deposits	—	12,683	102,417
Investment in Buffington Harbor Riverboats, LLC	(174,342)	(164,289)	(295,719)
Proceeds from disposal of equipment	135,709	339,797	77,154
Other	209,926	—	—

Net cash used in investing activities	(248,723,422)	(36,963,595)	(24,684,550)

Cash Flows from Financing Activities:
Payment of premium on early extinguishment of debt	(1,053,905)	—	(19,262,330)
Issuance cost for the 9 1/2% senior secured notes	(1,805,572)	(229,507)	(4,420,000)
Issuance costs for the 9 3/4% senior notes	(9,026,094)	—	—
Issuance cost for the $80.0 million secured credit facility	(110,000)	(58,652)	(1,583,162)
Issuance cost for 12 1/2% senior discounted notes pushed down from Majestic Holdco	(2,823,746)	—	—
Cash paid for redemption of 11.653% notes	(16,290,000)	—	(135,477,000)
Cash paid for redemption of 10 7/8% notes	—	—	(130,000,000)
Proceeds from issuance of 9 1/2% senior secured notes	40,000,000	—	260,000,000
Proceeds from issuance of 9 3/4% senior notes	200,000,000	—	—
Proceeds from issuance of 12 1/2% senior discount notes pushed down from Majestic Holdco	45,128,815	—	—
Proceeds from line of credit	43,877,024	45,251,293	28,000,000
Repayment of line of credit	(37,629,678)	(30,244,786)	(2,041,507)
Note repayment from related parties	—	—	1,067,000
Repayment of debt	(16,974,431)	—	—
Distributions to Barden Development, Inc.	(6,761,824)	(5,251,094)	(6,065,213)

Net cash provided by (used in) financing activities	236,530,589	9,467,254	(9,782,212)

Net increase (decrease) in cash and cash equivalents	15,646,520	(5,336,287)	(2,489,865)
Cash and cash equivalents, beginning of period	16,721,729	22,058,016	24,547,881

Cash and cash equivalents, end of period	$32,368,249	$16,721,729	$22,058,016

Supplemental disclosure of cash flow information and non-cash investing activities:
Interest Paid:
State of Colorado sales and use tax assessment	$—	$26,338	$—
Line of credit	1,350,648	1,968,159	92,238
Notes—fixed interest at 10 7/8%	—	—	11,288,794
Notes—fixed interest at 11.653%	1,898,274	1,899,081	15,317,338
Senior Secured Notes—fixed interest at 9 1/2%	24,700,000	25,248,889	—
Other	46	—	—

Total	$27,948,968	$29,142,467	$26,698,370

Non-Cash Investing Activities:
Capital assets acquired from incurring accounts payable and accrued liabilities	$535,363	$1,296,170	$—
Purchase of land by issuing note payable	984,590
Purchase of equipment through capital leases	70,397	—	—
Deferred financing and transaction cost related to the Trump acquisition included in accrued liabilities	440,762	—	—
Spin-off of equity interests in Barden Nevada net of cash, to Barden Development, Inc.	—	—	23,938,044
Credit received from Naming Rights Agreement and applied to acquisition of 170 acres of property from an affiliate	—	1,500,000	—

Total	$2,031,111	$2,796,170	$23,938,044

The accompanying notes are an integral part of these consolidated financial statements.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization

The Majestic Star Casino, LLC (the “Company”) is a wholly owned subsidiary of Majestic Holdco, LLC (“Majestic Holdco”) which is a wholly owned subsidiary of Barden Development, Inc. (“BDI”). The Company was formed on December 8, 1993 as an Indiana limited liability company to provide gaming and related entertainment to the public. The Company commenced gaming operations in the City of Gary at Buffington Harbor, located in Lake County, Indiana on June 7, 1996.

The Company is a multi-jurisdictional gaming company with operations in three states—Indiana, Mississippi and Colorado. The Company owns and operates two riverboat gaming facilities located in Gary, Indiana (“Majestic Star” and “Majestic Star II”, together the “Majestic Properties”). As of December 21, 2005, the Company also owns 100% of Buffington Harbor Riverboats, L.L.C., (“BHR”) that had previously been a 50% joint venture with Trump Indiana, Inc. (“Trump Indiana”). See Note 3—Trump Indiana Acquisition. Also, as part of the Trump Indiana Acquisition, the Company acquired 50% of Buffington Harbor Parking Association (“BHPA”) and through an affiliate of the Company, the other 50% interest in BHPA was contributed to the Company.

The Company also owns other subsidiaries that operated the following “Fitzgeralds-brand” casino properties during the periods presented in the accompanying consolidated financial statements:

•	A casino-hotel located in Tunica County, Mississippi (“Fitzgeralds Tunica”).

•	A casino located in Black Hawk, Colorado (“Fitzgeralds Black Hawk”). On July 12, 2004, the Company entered into an agreement to sell substantially all of the net assets of Fitzgeralds Black Hawk, which sale was subsequently terminated as of April 14, 2005. The financial information for Fitzgeralds Black Hawk has been presented as continuing operations for all periods presented in the accompanying statements of operations. See Note 2—Basis of Presentation and Note 7—Discontinued Operations.

•	A casino-hotel located in Las Vegas, Nevada (“Fitzgeralds Las Vegas”). Fitzgeralds Las Vegas was spun off to the Company’s member on December 31, 2003. As a result of the spin-off, operating results of Fitzgeralds Las Vegas have been presented as discontinued operations for the year ended December 31, 2003 in the accompanying statements of operations. See Note 2—Basis of Presentation and Note 7—Discontinued Operations.

The Company also has the following subsidiaries, which were formed for the purpose of facilitating financing transactions:

•	The Majestic Star Casino Capital Corp. (“MSCC”) was originally formed for the purpose of facilitating the offering of the Company’s $130.0 million 10 7/8% senior secured notes due 2006 (the “10 7/8% notes”). The 10 7/8% notes were fully purchased and redeemed on October 7, 2003. MSCC is a co-obligor with the Company for the $300.0 million senior secured notes due 2010. MSCC has no assets or operations. See Note 12—Long Term Debt.

•	Majestic Investor Capital Corp. (a wholly owned subsidiary of Majestic Investor Holdings (“Investor Holding”) was formed specifically to facilitate the offering of Investor Holdings’ $152.6 million 11.653% senior secured notes due 2007 (the “11.653% notes”). Approximately 89.3%, or $135.5 million, of the 11.653% notes were purchased and redeemed on October 7, 2003 and the remainder was defeased in December 2005. This subsidiary has no assets or operations. See Note 12—Long Term Debt.

•	Majestic Star Casino Capital Corp. II (“MSCC II”) was formed in 2005 for the purpose of facilitating the offering of the Company’s $200.0 million 9 3/4% Senior Notes (the “Senior Notes”). MSCC II is a co-obligor with the Company for the Senior Notes. MSCC II has no assets or operations. See Note 12—Long Term Debt.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 1.	Organization—(continued)

Except where otherwise noted, the words “we,” “us,” “our,” and similar terms, as well as the “Company,” refer to The Majestic Star Casino, LLC and all of its direct and indirect subsidiaries.

Note 2.	Basis of Presentation

The accompanying consolidated financial statements include the accounts of The Majestic Star Casino, LLC and its wholly owned direct and indirect subsidiaries. All inter-company transactions and balances have been eliminated. Prior to December 21, 2005, investments in affiliates in which the Company had the ability to exercise significant influence, but not control, were accounted for by the equity method. These financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or “GAAP”, and with the instructions to Form 10-K. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into our consolidated financial statements include the estimated useful lives of depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated cash flow in assessing the recoverability of long lived assets, and estimated liabilities for our self-insured medical and worker’s compensation plans, property taxes, slot club point programs and litigation, claims and assessments. Actual results could differ from those estimates.

Push Down of Discount Notes From Majestic Holdco—The Company’s consolidated balance sheet as of December 31, 2005 includes the $45.3 million of Discount Notes, net of discount of $18.2 million, issued by Majestic Holdco in connection with the Trump Indiana Acquisition (see Note 3). The Discount Notes are solely the obligation of Majestic Holdco and Majestic Holdco, Inc. (the co-issuer with Majestic Holdco) and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the Indentures governing the Senior Notes and the Senior Secured Notes and the loan and security agreement which governs our Senior Secured Credit Facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. In addition to the push down of the Discount Notes, the Company is also reflecting $2.8 million of Discount Notes issuance costs, net of amortization, on its consolidated balance sheet and amortization of issuance costs of $20,000 and interest expense of $0.2 million on its consolidated statement of operations. A likely scenario for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, including Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulleting Topic 5(J).

Spin-Off—The spin-off of Fitzgeralds Las Vegas to BDI occurred on December 31, 2003. The consolidated statements of operations recognize Fitzgeralds Las Vegas as a discontinued operation for the year ended December 31, 2003. The consolidated statements of cash flows for the year ended December 31, 2003 reflect the distribution of cash from Fitzgeralds Las Vegas to BDI. The remaining spin-off of our equity interests in Fitzgeralds Las Vegas involved no cash. See Note 7—Discontinued Operations.

Terminated Sale of Fitzgeralds Black Hawk—On July 12, 2004, the Company entered into an agreement to sell substantially all of the assets subject to certain liabilities of Fitzgeralds Black Hawk. On April 14, 2005, Barden Colorado and Legends Gaming, LLC (“Legends”) mutually agreed to terminate the Asset Purchase Agreement dated July 12, 2004, as amended (the “Purchase Agreement”), pursuant to which Barden Colorado had agreed to sell and Legends had agreed to purchase substantially all of the assets of the Fitzgeralds-brand casino located in Black Hawk, Colorado. Because the Purchase Agreement was mutually terminated in April 2005, the financial information of Fitzgeralds Black Hawk has been reclassified to be presented as continuing operations. (See Note 7—Discontinued Operations.)

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Basis of Presentation—(continued)

Purchase of Trump Indiana, Inc.—On December 21, 2005, the Company completed the stock purchase of Trump Indiana, which included Trump Indiana’s 50% interests in BHR and BHPA. (See Note 3—Trump Indiana Acquisition.)

Cash and Cash Equivalents—The Company considers cash equivalents to include short-term investments with original maturities, or remaining maturities at time of purchase, of ninety days or less. Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Company places its cash primarily in checking and money market accounts with high credit quality financial institutions, which, at times, have exceeded federally insured limits.

Restricted Cash—At December 31, 2005, restricted cash consists of $3.2 million which is held as certificates of deposits which serve as security for letters of credit supporting various self-insured worker’s compensation programs. At December 31, 2004, restricted cash consists of (i) certificates of deposits aggregating $2.1 million which serve as security for letters of credit supporting various self-insured worker’s compensation programs, and (ii) cash of $0.4 million which serves as security for a bond relating to the appeal of an award rendered against the Company in the U.S. District Court for the Northern District of Mississippi (See Note 15—Commitments and Contingencies).

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company extends unsecured credit to approved casino customers following background checks and investigations of creditworthiness. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. Management believes that as of December 31, 2005, no significant concentrations of credit risk existed for which an allowance had not already been determined and recorded.

Inventories—Inventories consisting principally of food, beverage, operating supplies and gift shop items are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Receivable From Affiliate:  Amounts reflected in receivable from affiliate represent non-interest bearing advances made by the Company to Fitzgeralds Las Vegas.

Property and Equipment—Property and equipment are stated at cost. Depreciation expense is computed utilizing the straight-line method over the estimated useful lives of the depreciable assets. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on dispositions of property and equipment are recognized in the consolidated statements of operations when incurred.

Estimated Useful Life

Vessels, buildings & improvements	25-39 years
Site improvements	9-15 years
Barge and improvements	13-15 years
Leasehold improvements	5 years
Furniture, fixtures and equipment	4-10 years

Deferred Financing Costs—Deferred financing costs represent underwriter’s and agent’s fees and commissions, closing costs and professional fees incurred in connection with the issuance of the debt offerings. Deferred financing costs are amortized over the terms of the related notes and lines of credit using the straight-line method, which approximates the effective interest method.

Goodwill—Goodwill represents the excess purchase price over the net assets acquired of Fitzgeralds’ which was acquired in December 2001 (the “Fitzgeralds Acquisition”), and the excess purchase price over the net assets

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Basis of Presentation—(continued)

acquired of the Trump Indiana assets, which were acquired in December 2005. Goodwill for acquisitions after June 30, 2001 is not subject to amortization but is subject to impairment testing at least annually. The result of the test indicates that goodwill was not impaired for the years ended December 31, 2005 and 2004.

Intangible Assets—Intangible assets represent separately identifiable assets acquired in the Fitzgeralds Acquisition and the Trump Indiana Acquisition and are amortized over their estimated useful lives, generally eight to fifteen years. See Note 9—Other Intangible Assets.

Investment in Buffington Harbor Riverboats, L.L.C.—Prior to December 21, 2005, the Company accounted for its 50% interest in BHR under the equity method, whereby the initial investments are recorded at cost and then adjusted for the Company’s share of BHR’s net income or loss. As a result of the Trump Indiana Acquisition, which was completed on December 21, 2005, the Company owns 100% of BHR. The December 31, 2005 consolidated balance sheet includes 100% of these assets and our equity investment account was eliminated. The consolidated statement of operations reflects 50% of BHR’s operating results for the years ended December 31, 2004 and 2003, and the period from January 1, 2005 to December 20, 2005, and 100% of BHR’s operating results for the period from December 21, 2005 to December 31, 2005.

Revenue Recognition—Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Hotel, food and beverage, and other revenue are recognized at the time the related service is performed.

Promotional Allowances—Cash incentives related to gaming play are recorded as a reduction of gross revenues. Such amounts totaled $30.3 million, $24.3 million and $21.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, the retail value of accommodations, food and beverage, and other services furnished to hotel/casino guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated departmental cost of providing such promotional allowances is included primarily in casino expenses as follows:

	For the Years Ended December 31,
	2005	2004	2003

Rooms	$2,377,544	$2,363,635	$1,464,915
Food and Beverage	8,839,650	8,627,429	8,679,521
Other	466,750	470,482	314,346

Total	$11,683,944	$11,461,546	$10,458,782

The estimated retail value of such promotional allowances included in operating revenues for the years ended December 31, 2005, 2004 and 2003 is $15.4 million, $15.7 million and $13.7 million, respectively.

The following schedule lists total cash incentives and the retail cost of hotel, food, beverage, and other, which comprise the total promotional allowances.

	For the Years Ended December 31,
	2005	2004	2003

Cash based promotional activities	$24,479,693	$19,251,508	$18,018,123
Slot club and other	5,791,872	5,038,313	3,361,473
Retail cost of rooms, food, beverage and other	15,397,696	15,682,201	13,749,931

Total	$45,669,261	$39,972,022	$35,129,527

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Basis of Presentation—(continued)

Federal and State Income Taxes—The Company is organized as a limited liability corporation and is an entity disregarded for U.S. federal and state income tax purposes. For the years ended December 31, 2005, 2004 and 2003, income of the Company was taxed directly to its member, and, accordingly, no provision for federal and state income taxes is reflected in the financial statements.

Advertising Costs—Costs for advertising are expensed as incurred. Consolidated advertising costs included in advertising and promotion expenses, were $4.3 million, $5.7 million and $3.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Long-Lived Assets—Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment when events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition. Concurrent with the spin-off of Fitzgeralds Las Vegas, the Company wrote down the value of Fitzgeralds Las Vegas’s long lived assets to fair market value, resulting in a $10.0 million charge in 2003. Accounting standards generally accepted in the United States of America require annual impairment review of all intangible assets with indefinite lives. See Note 8 — Property and Equipment and Note 9—Other Intangible Assets.

Casino Club Liability—The Company has accrued for the liability of points earned but not redeemed by its casino club members, less the points of inactive players and points that have expired. The liability is calculated based on an average historical redemption rate on a property by property basis. The increase in the liability is recorded as a reduction of gross revenue in accordance with GAAP for customer loyalty programs.

Progressive Liability—The Company maintains a number of “progressive” slot machines and table games. As wagers are made by customers on the respective progressive games, there is a corresponding increase in the amount available to win (to be paid out when the appropriate jackpots are hit). The Company has recorded its liability for the progressive jackpots as a component of other accrued liabilities.

Self-Insurance Liability—The Company maintains accruals for self-insured health and worker’s compensation costs, which are classified in payroll and related accrued liabilities in the accompanying consolidated balance sheets. Management determines the estimate of these accruals by periodically evaluating the historical experience and projects trends related to these accruals, including an accrual for incurred but not reported claims. Actual results could differ from these estimates.

Fair Value of Financial Instruments—The Company believes, based upon current information, that the carrying value of the Company’s cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value due to the short term nature of these assets and liabilities. The fair value of the Company’s long-term debt is determined based on quoted market prices for the same or similar issues. See Note 13—Fair Value of Financial Instruments.

Note 3.	Trump Indiana Acquisition

The Company acquired Trump Indiana (subsequently renamed Majestic Star II) pursuant to a Stock Purchase Agreement (“SPA”) dated November 3, 2005 with Trump Entertainment Resorts Holdings, L.P. (“TERH”). Trump Indiana owned and operated a riverboat casino and land-based hotel adjacent to Majestic Star. As a result of the stock purchase, we acquired Trump Indiana’s 50% interest in our joint venture, BHR, which owns and operates the land-based pavilion and docking facility. The Company also acquired Trump Indiana’s 50% interest in BHPA, a joint venture with an affiliate of ours (which contributed its interest in BHPA at closing of the Trump Indiana acquisition) which owns and operates the parking garage. Below we provide a brief summary of the SPA.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Trump Indiana Acquisition—(continued)

Pursuant to the SPA, we acquired all of the stock of Trump Indiana for a purchase price of $253.0 million which was reduced for (i) 100% of the debt of Trump Indiana assumed by the Company and 50% of the amount of long term debt and capitalized lease obligations and other non-current liabilities of BHR and BHPA as of the closing date, (ii) the $2.0 million riverboat owner’s license transfer fee required under Indiana law, (iii) certain severance obligations to employees to the extent not satisfied by Trump Indiana prior to the closing, (iv) a portion of the commitment fee payable to the initial purchaser of the debt for the committed financing, and (v) the development obligation owed to the City of Gary by Trump Indiana pursuant to its development agreement with the City of Gary (net of the collateral securing such obligation). The purchase price was subject to a working capital adjustment and to further adjustment to the extent that the cash on hand, including cash in the casino cage and on the casino floor, was less than $10.0 million. We received a $5.0 million credit against the purchase price for a deposit which we gave to TERH at the time of executing the SPA. The acquisition was funded principally through borrowings on new Company indebtedness and indebtedness incurred by the Company’s parent, Majestic Holdco (See Note 12.).

The SPA contained customary seller representations and warranties of TERH, customary buyer representations and warranties and customary covenants and agreements between the parties. TERH remains responsible for pre-closing liabilities related to property taxes, sales and use taxes, gaming and admission taxes, certain litigation, fines and penalties, and workers compensation and patron liability claims above the amounts accrued on Trump Indiana’s December 20, 2005 balance sheet.

The SPA provides for mutual indemnification for losses relating to breaches of representations and warranties, and for tax matters. Generally, TERH does not have an obligation to indemnify us until our losses exceed $1.0 million and then only in an amount not to exceed $30.0 million in respect of losses relating to breaches of representations and warranties other than those relating to tax matters. At closing, $45.0 million was placed into an escrow account to secure TERH’s indemnity obligation to us for tax liabilities only. We do not have security for TERH’s other indemnification obligations.

The Company’s consolidated statement of operations includes results for the last 11 days in 2005 for Majestic Star II, BHR and BHPA. Prior to the purchase, the operations for BHR were accounted for under the equity method of accounting as an investment in a joint venture since the Company owned a 50% interest in BHR with Trump Indiana owning the other 50%. Also, prior to December 21, 2005, the Company was a lessee of the parking garage owned and operated by BHPA. With the acquisition of Trump Indiana and contribution of our affiliate’s equity interest in BHPA, we recognized all of the operating expenses of BHPA during the last 11 days of 2005.

The acquisition of Trump Indiana is being accounted for under the purchase method of accounting. In order to assist the Company in assigning values to the assets acquired and liabilities assumed, the Company engaged a third party to assist with the valuation of the significant identifiable intangible assets acquired, as well as the other tangible assets acquired and certain liabilities assumed. The third party valuation report is still in draft form. In addition, the Company is working with TERH on finalizing the working capital adjustment to the purchase price. Since the purchase price allocation is still in process, the valuation of intangible and tangible assets, and liabilities assumed is subject to refinement. Changes to the allocation of the purchase price will also affect goodwill. The Company has up to one year from the acquisition date to finalize the valuation of intangible and tangible assets, and assumed liabilities.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Trump Indiana Acquisition—(continued)

The following table sets forth the preliminary allocation of purchase price (in thousands).

	Trump
	Indiana	BHR	BHPA	Total

Current assets (including cash of $10,845 at Trump Indiana, $208 at BHR and $2 at BHPA)	$15,460	$1,197	$651	$17,308
Property and equipment	45,158	26,719	10,955	82,832
Goodwill	41,328	—	—	41,328
Other intangibles	122,400	—	—	122,400
Other assets	1,168	32	412	1,612
Current liabilities	(12,037)	(1,616)	(2,321)	(15,974)
Long term liabilities	(157)	(140)	(6,160)	(6,457)

Total	$213,320	$26,192	$3,537	$243,049

The amount allocated to intangible assets includes the estimated value of the gaming license at $105.7 million with an indefinite life and the estimated value of the Majestic Star II customer list of $16.7 million with an estimated useful life of eight years. The Company has also assigned a value of $3.2 million for Majestic Star II’s assembled workforce which is recorded in goodwill. Goodwill and indefinite-lived intangible assets are not amortized but are reviewed annually for impairment.

Unaudited pro forma consolidated results of operations, as if the acquisition of Majestic Star II had occurred on January 1, 2004, is presented below (in thousands).

	For the Years Ended December 31,
	2005	2004
	(In thousands)

Pro Forma
Net revenues	$394,144	$398,742
Net income	$(2,644)	$(9)

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the acquisition been completed as of the beginning of these periods, or future results.

Note 4.	Recently Issued Accounting Pronouncements

The Company has or will be required to adopt the following accounting policies resulting from the following newly issued standards.

•	Financial Accounting Standards No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is effective for financial statements for fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material impact on the Company’s financial position, results of operations or cash flows.

•	Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” to eliminate the exception for nonmonetary exchanges of similar productive assets and

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Recently Issued Accounting Pronouncements— (continued)

replace it with a general exception for exchanges of nonmonetary assets that do not have commercial substance (i.e., if the future cash flows of the entity are expected to change significantly as a result of the exchange). SFAS 153 became effective on June 15, 2005. The Company adopted SFAS 153 without any material impact on the Company’s financial position, results of operations or cash flows.

•	Financial Accounting Standards No 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statement” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe the adoption of SFAS 154 will have a material impact on the Company’s financial position, results of operations or cash flows.

Note 5.	Certificate of Suitability and Licenses

On December 9, 1994, the Indiana Gaming Commission (the “Commission”) awarded the Company one of two certificates (the “Certificate”) for a riverboat owner’s license for a riverboat casino to be docked in the City of Gary. Having complied with certain statutory and regulatory requirements and other conditions of the Commission, the Company received a five-year riverboat owner’s license on June 3, 1996. While the Commission reserves the right to investigate riverboat licensees at any time it deems necessary, after expiration of the initial license, each riverboat licensee must be licensed annually with a complete reinvestigation every three years. In both June 2001 and June 2004, Majestic Star underwent its requisite three year reinvestigations with satisfactory results. Majestic Star’s current license expires in June 2006. Trump Indiana also had a license to own and manage a riverboat gambling operation issued by the Commission. The Commission approved the Company’s application to hold a controlling interest in Trump Indiana’s license on November 17, 2005. That license will also expire in June 2006. There can be no assurance that any subsequent application for a license will be approved.

The subsidiary that owns Fitzgeralds Mississippi, and its parent company, Majestic Investor Holdings, LLC, must maintain gaming licenses from the Mississippi Commission in order to continue to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. The current gaming license expires in December of 2007. There can be no assurance that any subsequent application for a license will be approved.

On October 18, 2001, the Colorado Gaming Commission issued operator and retail licenses to the Company’s subsidiary that is the owner and operator of Fitzgeralds Black Hawk. The operator and retail gaming licenses were renewed by the Colorado Gaming Commission for a one-year period in September 2005.

Note 6.	City of Gary, Indiana Development Obligation

On March 26, 1996, the City of Gary (“City”) and Majestic Star entered into a development agreement (“Majestic Development Agreement”) which required Majestic Star, among other things, (1) to invest in various on-site improvements over the succeeding five years and (2) pay the City an economic incentive equal to 3% of Majestic Star’s adjusted gross receipts (as defined by the Riverboat Gaming Act). Majestic Star fulfilled all investment commitments with respect to the Majestic Development Agreement and has made all required economic incentive payments.

Trump Indiana also entered into a development agreement with the City (as amended, the “Trump Development Agreement”). The Trump Development Agreement required Trump Indiana, among other things, (1) to

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	City of Gary, Indiana Development Obligation—(continued))

invest in its riverboat and certain related projects in the City, (2) establish and fund a private foundation (“Trump Foundation”) for charitable purposes primarily within the City and Lake County, Indiana, and (3) pay the City an economic incentive equal to 4% of Trump Indiana’s adjusted gross receipts (as defined by the Riverboat Gaming Act).

At closing of the Company’s acquisition of Trump Indiana, Trump Indiana had $3.5 million accrued for its remaining investment obligation under the Trump Development Agreement. This was collateralized by a surety bond, with accrued interest, of $2.2 million. In conjunction with the Company’s closing of the Trump Indiana Acquisition, the Company, Trump Indiana and the City entered into an amendment to the Majestic Development Agreement (the “Amended Majestic Development Agreement”), which, among other things, terminated the Trump Development Agreement effective upon the satisfaction of all outstanding amounts due to the City under the Trump Development Agreement. On the closing date of the Trump Indiana Acquisition, Majestic Star paid to the City Trump Indiana’s remaining $3.5 million investment obligation.

The Amended Majestic Development Agreement also requires the Company to pay to the City an economic incentive payment equal to 3% of the adjusted gross receipts (as defined by the Riverboat Gaming Act) of Majestic Star and Majestic Star II, but in no event less than $6.0 million per year, with any amount in excess of $6.0 million being placed in a non-reverting improvement fund, of which 50% of the fund’s assets are to be used solely to pay for or reimburse certain development and environmental remediation obligations of the City, and 50% of the fund’s assets are to be used by the Company for improvements on or for the benefit of the Buffington Harbor area, including our casino operations. The Amended Majestic Development Agreement also requires the Company or its affiliates to (i) increase its minimum investment commitment from $50.0 million to $70.0 million (the Company has made in excess of $50.0 million of investments towards this commitment) and (ii) to establish a private charitable education foundation (“Barden Foundation”) and to fund the Barden Foundation with an annual contribution of $0.1 million. We are obligated to complete such minimum investment within 5 years after the date the City has completed the City’s obligations under the Amended Majestic Development Agreement. However, if, within three years of the date of the Amended Majestic Development Agreement, the City has not satisfied its obligations with respect to environmental remediation, the completion of the access road and freeway interchange, and certain subdivision obligations, our minimum investment commitment terminates.

Note 7.	Discontinued Operations

Fitzgeralds Black Hawk

On April 14, 2005, Barden Colorado and Legends Gaming, LLC (“Legends”) mutually agreed to terminate the Asset Purchase Agreement dated July 12, 2004, as amended (the “Purchase Agreement”), pursuant to which Barden Colorado had agreed to sell and Legends had agreed to purchase substantially all of the assets of the Fitzgeralds-brand casino located in Black Hawk, Colorado.

In connection with the mutual termination of the Purchase Agreement, the earnest money deposit originally placed into escrow by Legends at the time of execution of the Purchase Agreement was returned to Legends. In addition, the Company paid Legends approximately $2.7 million, consisting of $0.7 million in reimbursement of certain costs which were incurred in re-routing a storm sewer pipe below grade and certain related transaction costs which the parties had agreed to share equally together with $2.0 million as a termination fee. The Company took a charge in the second quarter of 2005 for the payment of the termination fee and its portion of the shared transaction costs and certain other transaction expenses. The charge was $2.3 million. The reimbursement of $0.7 million of costs incurred in re-routing the storm sewer pipe below grade was capitalized into property and equipment.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7.	Discontinued Operations— (continued)

Additionally, the Company recorded a charge of approximately $1.5 million in the second quarter of 2005 for the depreciation and amortization expense that was not recorded while Barden Colorado was held for sale during the period July 12, 2004 to April 14, 2005.

Because the purchase agreement was mutually terminated, the financial information for Fitzgeralds Black Hawk is not reflected as discontinued operations in the accompanying financial statements for any of the periods presented.

Fitzgeralds Las Vegas

As discussed in Note 2, Fitzgeralds Las Vegas was spun off to the Company’s member, BDI, effective December 31, 2003. The net revenues of Fitzgeralds Las Vegas were approximately $47.6 million for the year ended December 31, 2003. The net loss recorded in discontinued operations for Fitzgeralds Las Vegas was approximately $2.0 million for the year ended December 31, 2003. In connection with the spin-off, Investor Holdings, the direct owner of Fitzgeralds Las Vegas, recorded an impairment loss on discontinued operations of $10.0 million. The loss represents the difference between the estimated fair market value and the book carrying value of Fitzgeralds Las Vegas at the date of the spin-off.

Note 8.	Property and Equipment

Property and equipment at December 31, 2005 and 2004 consist of the following:

	2005	2004

Land	$23,771,120	$4,467,597
Land held for future development	22,055,537	22,112,093
Vessel, buildings & improvements	170,844,215	97,946,299
Site improvements	39,996,461	18,571,317
Barge and improvements	20,121,678	16,106,969
Leasehold improvements	1,216,700	410,828
Furniture, fixtures and equipment	104,178,185	67,160,217
Construction in progress	2,776,549	2,272,929

	384,960,445	229,048,249
Less accumulated depreciation and amortization	(106,827,962)	(63,882,490)

Property and equipment, net	$278,132,483	$165,165,759

Substantially all property and equipment are pledged as collateral. See Note 12—Long Term Debt.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Other Intangible Assets

The gross carrying amount and accumulated amortization of the Company’s intangible assets, other than goodwill, as of December 31, 2005 and 2004 are as follows:

	Gross Carrying	Accumulated	Net Amount	Expected
As of December 31, 2005	Amount	Amortization	December 31, 2005	Life
	(In thousands)

Intangible assets:
Customer relationship	$24,540	$(4,050)	$20,490	8 yrs
Trade name	3,450	(1,403)	2,047	10 yrs
Gaming license	105,700	—	105,700	indefinite
Riverboat excursion license	700	(82)	618	15 yrs

Total intangible assets	$134,390	$(5,535)	$128,855

	Gross Carrying	Accumulated	Net Amount	Expected
As of December 31, 2004	Amount	Amortization	December 31, 2004	Life
	(In thousands)

Amortized intangible assets:
Customer relationship	$7,840	$(2,839)	$5,001	8 yrs
Trade name	3,450	(999)	2,451	10 yrs
Riverboat excursion license	700	(35)	665	15 yrs

Total intangible assets	$11,990	$(3,873)	$8,117

In December 2005, the Company recorded intangible assets related to the Trump Indiana Acquisition of $105.7 million relating to the value of the gaming license and $16.7 million for the value assigned to the customer database. The Company utilized an independent third-party valuation to assist with the allocation of the purchase price.

In accordance with SFAS 144, Fitzgeralds Black Hawk discontinued amortizing its intangible assets on July 12, 2004, the date of the sales agreement discussed previously in Note 7. Consequently, there had been no amortization of expense recorded on its intangible assets for the period July  12, 2004 to April 14, 2005. As a result of the termination of the sale, the Company recorded a charge of approximately $0.2 million in the second quarter of 2005 for amortization expense that was not recorded while Fitzgeralds Black Hawk was held for sale during the period from July 12, 2004 to April 14, 2005.

The amortization expense recorded on the intangible assets, (excluding those intangible assets of Fitzgeralds Black Hawk for the period from July 12, 2004 to December 31, 2004), for the years ended December 31, 2005, 2004

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Other Intangible Assets— (continued)

and 2003 was $1.7 million, $1.1 million and $1.3 million, respectively. The estimated amortization expense for all amortized intangible assets for each of the five succeeding fiscal years is as follows:

For the Years Ended December 31,
2006	$3,459,167
2007	3,459,167
2008	3,459,167
2009	3,392,043
2010	2,479,167
Thereafter	6,905,957

$23,154,668

Note 10.	Investment in Buffington Harbor Riverboats, L.L.C.

On October 31, 1995, the Company and Trump Indiana entered into the First Amended and Restated Operating Agreement of BHR for the purpose of acquiring and developing certain facilities for the gaming operations in the City of Gary (“BHR Property”). The Company and Trump Indiana each had a 50% non-controlling interest in BHR. Prior to December 21, 2005, the Company accounted for its interest in the joint venture under the equity method of accounting. Activity relating to the Company’s investments in BHR is as follows:

Member’s
Investment in BHR

Investment balance—December 31, 2003	$29,733,593
Contributions	164,289
Equity loss of joint venture	(2,465,612)

Investment balance—December 31, 2004	$27,432,270

BHR is responsible for the management, development and operation of the BHR Property. The Company and Trump Indiana had each entered into an agreement with BHR (the “Berthing Agreement”) to use the BHR Property for their respective gaming operations and have committed to pay the cash operating losses of BHR as additional berthing fees. All expenditures requiring a cash outlay by BHR were billed to Trump Indiana and the Company at cost. Accordingly, BHR recorded as expenses the cost of providing such services and recorded as other revenues the amounts billed to Trump Indiana and the Company.

The Company had paid to BHR approximately $4.9 million, $6.2 million, and $5.7 million of berthing fees for the period from January 1, 2005 through December 20, 2005, and for the years ended 2004 and 2003, respectively. Such amounts were recorded in general and administrative expense in the consolidated statements of operations. On December 21, 2005, BHR became a wholly owned subsidiary and the Berthing Agreements between BHR and the Company and BHR and Trump Indiana were terminated.

Majestic Star used the food and beverage operations at BHR to provide its casino customers with complimentary meals, beverages and services. Late in 2003, two new restaurants opened at BHR. Passports-A World Class Buffet (“Passports”) replaced the existing buffet and Koko Taylor’s Blues Cafe (“Koko Taylor’s”) replaced the South Shore Grill. In addition, both Passports and Koko Taylor’s are run by a third party operator. The prior restaurants were operated by BHR. The Company sends guests to these restaurants, and the other food and beverage operators at BHR and the proprietors of these businesses charge the Company for the meals served and the services provided. The Company paid approximately $3.1 million, $2.2 million, and $1.0 million to these restaurants, and

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Investment in Buffington Harbor Riverboats, L.L.C.— (continued)

other food and beverage operators at BHR, for the period from January 1, 2005 through December 20, 2005 and for the years 2004 and 2003, respectively. In addition, the Company has reimbursed BHR for valet services in the amount of $0.1 million, $0.1 million, and $0.2 million, for the period from January 1, 2005 through December 20, 2005 for the years 2004 and 2003, respectively. Food, beverage and valet costs are recorded in casino expense in the Company’s consolidated statements of operations. After the Company and Trump Indiana reimburse BHR for all cash operational losses, the remaining net loss of BHR results from depreciation expense associated with the BHR property and was recorded as equity in loss of joint venture in the Company’s consolidated statements of operations. Such loss was approximately $2.4 million, $2.5 million, and $2.4 million for the period from January 1, 2005 through December 20, 2005 and for the years 2004 and 2003, respectively.

The following represents selected financial information for BHR as of December 31, 2004 and for the period from January 1, 2005 through December 20, 2005 and the years ended December 31, 2004 and 2003, when the Company accounted for its 50% interest in BHR under the equity method:

December 31, 2004

Balance Sheet
Cash	$311,052
Current assets excluding cash	2,233,904
Property, plant and equipment, net	57,199,307
Other assets	82,359

Total assets	$59,826,622

Current liabilities	$4,657,377
Capital lease obligations, net of current portion	304,704

Total liabilities	4,962,081
Total members’ equity	54,864,541

Total liabilities and members’ equity	$59,826,622

The Majestic Star Casino, LLC—member’s equity	$27,432,270

	For the Period
	January 1 2005 to	For the Years Ended
	December 20,	December 31,
	2005	2004	2003

Statements of Operations
Net revenues	$11,513,723	$11,145,457	$18,434,627

Operating loss	$(4,307,633)	$(4,899,426)	$(4,785,459)

Net loss	$(4,737,505)	$(4,931,225)	$(4,790,868)

BHR Sales and Use Tax Assessments

1998-2001 Tax Years.   The Company directly and indirectly owns 100% of the outstanding membership interests of BHR. During the years at issue, the two 50% members of BHR were Majestic Star and Trump Indiana. In October 2002, the Department assessed BHR for unpaid use tax for 1998 and unpaid sales and use taxes for 1999 through 2001 in the total amount of $0.4 million, excluding interest. The assessments related to purchases of capital assets and supplies, vehicle leases and rental of other items of personal property, for which no sales tax was paid and

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Investment in Buffington Harbor Riverboats, L.L.C.— (continued)

no use tax was self-assessed. In addition, included in the assessment for the years 1999 through 2001, the Department assessed tax on BHR’s provision of food, provided on a complimentary basis, to the patrons and employees of BHR’s members, Majestic Star and Trump Indiana. Sales tax was assessed on BHR’s cost of the food, as measured by the members’ periodic reimbursements to BHR. BHR paid the use tax portion of the assessment and filed a protest of the proposed assessments of sales tax in December 2002. BHR is disputing the assessment of sales tax on food provided at no charge, to the employees and patrons of Majestic Star and Trump Indiana, pursuant to the decision in Hyatt Corp v. Indiana Department of State Revenue (“Hyatt”). In Hyatt, the Department assessed Hyatt for complimentary continental breakfasts and amenity meals provided to its customers, plus the free meals provided to Hyatt’s full time employees. Under Indiana Code, sales of food intended for human consumption are exempt from sales tax. Food includes many food products (cereal, milk, eggs, meat, fish, vegetables, fruit, spices, etc.) that are prepared for human consumption. In Hyatt, the petitioner, a hotel operator, sought a refund for use tax paid on food purchased for complimentary meals that were provided to both guests and employees. Hyatt prevailed. BHR is arguing that since its inception, it has acted as the agent of Majestic Star and Trump Indiana with authority to purchase, prepare and provide food to their employees and patrons. This arrangement was memorialized in a written Limited Agency Agreement dated effective January 1, 2001. BHR’s position has been that all acts performed by it in its agency capacity (including the purchase, preparation and delivery of food) and should be treated as though the acts had been performed by BHR’s joint venture partners, Majestic Star and Trump Indiana.

The Department conducted a hearing on the protest in August 2005 and in October 2005, issued a ruling waiving penalties but upholding the proposed $0.4 million assessment. BHR filed a petition with the Indiana Tax Court in March 2006, protesting the Department’s ruling with regard to the 1999-2001 tax years.

2002-2004 Tax Years.   In October 2005, the Department assessed BHR $0.3 million in sales and use taxes for the 2002 tax year, inclusive of interest and penalties, for many of the same sales and use tax items as were assessed for the earlier years. However, for 2002, unlike prior years, the Department assessed sales tax on complimentary food provided to the patrons of Majestic Star and Trump Indiana based on the retail value of the items provided rather than on the cost of those items to BHR. BHR has not reserved for the assessment related to the prepared meals provided to the employees and patrons of Majestic Star and Trump Indiana. On November 15, 2005, BHR paid the use tax portion of the assessment for the 2002 tax year under Indiana’s tax amnesty program, thereby eliminating interest and penalties on the amount paid. The remaining amount outstanding of $0.2 million relates to the same issues as are faced by Majestic Star in its sales and use tax audits and as further described in Note 15. BHR has protested the remainder of the assessments for 2002. In March 2006, the Department provided BHR with preliminary audit reports indicating its intention to assess BHR $0.3 million sales and use tax exclusive of interest and penalties for tax years 2003 and 2004. No notice of proposed assessment has yet been received by BHR for those years. Should the Department maintain its position that sales taxes are due on the retail value of complimentary meals BHR provided to employees of Majestic Star and Trump Indiana, BHR’s estimated 2005 sales tax exposure for the complimentary meals will be $0.1 million. Pursuant to the terms of the SPA, TEHR is obligated to indemnify the Company for 50% of BHR’s pre-closing tax liability.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11.	Other Accrued Liabilities

Other accrued liabilities at December 31, 2005 and 2004 were comprised of:

	As of December 31,
	2005	2004

Gaming taxes	$2,115,988	$1,295,980
Other taxes	212,355	250,138
Chip & token liability	616,674	784,456
Accrued trade payables	5,342,688	2,808,426
Professional fees	1,203,026	524,045
Accrued rent	—	1,078,805
Other	6,966,245	5,537,410

	$16,456,976	$12,279,260

Note 12.	Long-Term Debt

	December 31,	December 31,
	2005	2004

Long-term debt outstanding at December 31, 2005 and December 31, 2004 is as follows:
$300,000,000 of 9 1/2% senior secured notes	$300,000,000	$260,000,000
$200,000,000 of 9 3/4% senior notes	200,000,000	—
$80,000,000 senior secured credit facility	47,212,346	40,965,000
$16,290,000 of 11.653% unsecured notes, net of discount	—	15,892,960
Capitalized leases and other debt	365,284	—

Total long-term debt	547,577,630	316,857,960
Less current maturities	174,447	—

Total long-term debt, net of current maturities	$547,403,183	$316,857,960

The scheduled maturities of long-term debt are as follows:

(In thousands)

For the Years Ended December 31,
2006	$174
2007	140
2008	48
2009	3
2010	347,212
Thereafter	200,000

$547,577

Debt Offerings and Related Transactions

The debt offerings described below were used primarily to fund the purchase price and related fees and expenses incurred to acquire all of the stock of Trump Indiana pursuant to the SPA. In addition, a portion of the net

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Long-Term Debt— (continued)

proceeds from the debt offerings described below were used to refinance the then existing debt at BHPA of $16.8 million, plus accrued interest, and at BHR of $0.4 million, plus accrued interest, and to defease $16.3 million of debt at Majestic Investor Holdings (the “Investor Notes”).

On December 21, 2005, the Company issued $40.0 million of 9 1/2% Senior Secured Notes due 2010 (the “Additional Senior Secured Notes”) and $200.0 million of 9 3/4% Senior Notes due 2011 (the “Senior Notes”). The Additional Senior Secured Notes have terms, guarantees and conditions that are substantially similar to the Company’s 9 1/2% senior secured notes (together with the Additional Senior Secured Notes, the “Senior Secured Notes”). The Senior Notes are unsecured obligations of the Company, ranking equally with all existing and future senior unsecured obligations and senior to all of the Company’s existing and future subordinated indebtedness. However, as neither the Senior Notes nor the related guarantees are secured, they are effectively subordinated to all of the Company’s senior secured indebtedness, including the $300.0 million aggregate principal amount of the Senior Secured Notes and the Company’s $80.0 million senior secured credit facility (the “Senior Secured Credit Facility”), to the extent of the value of the assets securing such indebtedness.

In addition, the newly created entity and parent to the Company, Majestic Holdco, issued $63.5 million aggregate principal at maturity of 12 1/2% Senior Discount Notes due 2011. The net proceeds from the Discount Notes were pushed down to the Company to assist in funding the transactions discussed above. The Discount Notes are not guaranteed by the Company. The Discount Notes are senior unsecured obligations of Majestic Holdco, ranking equally with all of its existing and future senior obligations and senior to all its future subordinated indebtedness. The Discount Notes are structurally subordinated to all of the Company’s indebtedness (including the Senior Notes, the Senior Secured Notes and the Company’s Senior Secured Credit Facility) and are effectively subordinated in respect of the capital stock of the Company pledged to secure the Company’s Senior Secured Credit Facility and the Senior Secured Notes. The indentures governing the Senior Notes and Senior Secured Notes restrict distributions from the Company to Majestic Holdco unless certain financial tests have been met. A likely scenario for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, including Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulleting Topic 5(J).

As mentioned previously, the Company refinanced the debt of BHPA as part of these debt offerings. The BHPA debt was incurred to construct the parking garage owned by BHPA. As a result of refinancing the BHPA debt, the Company wrote off unamortized financing costs and original issue discount related to the debt. The write off of these items resulted in a loss on early extinguishment of debt of $2.1 million.

Senior Secured Notes

The Senior Secured Notes bear interest at a fixed annual rate of 9.5% payable on April 15 and October 15 of each year and have a maturity date of October 15, 2010. The Senior Secured Notes are guaranteed by all of our subsidiaries (other than Majestic Star Casino Capital Corp.).The Senior Secured Notes are secured by a pledge of substantially all of the Company’s and its subsidiaries current and future assets, other than certain excluded assets. The Senior Secured Notes are also collateralized by our equity interests held by Majestic Holdco and our equity interests in the subsidiary guarantors.

The indenture governing the Senior Secured Notes (the “Senior Secured Notes Indenture”) contains covenants which, among other things, restrict the Company’s ability to (i) make asset sales; (ii) make certain payments to, or investments in, third parties; (iii) incur additional indebtedness or liens on any assets; (iv) enter into transactions with affiliates; and (v) sell any restricted subsidiaries’ assets. In addition, upon a Change of Control as defined in the indenture governing the Senior Secured Notes, the Company will be required to offer to repurchase all of the

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Long-Term Debt— (continued)

outstanding Senior Secured Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

On or after October 15, 2007, the Senior Secured Notes may be redeemed at the redemption prices that start at 104.875% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption. In addition, prior to October 15, 2006, up to 35% of the original aggregate principal amount of the Senior Secured Notes may be redeemed at a redemption price of 109.500%, plus accrued and unpaid interest to the date of redemption with the net proceeds of certain equity offerings.

Senior Notes

The Senior Notes bear interest at a fixed annual rate of 9.75% payable on April 15 and October 15 of each year and have a maturity date of January 15, 2011. The Senior Notes are guaranteed by all of our subsidiaries (other than Majestic Star Casino Capital Corp and Majestic Star Casino Capital Corp II).The Senior Notes are senior unsecured obligations of the Company, ranking equally with all of the Company’s and its subsidiaries’ existing and future subordinated indebtedness. The Senior Notes are effectively subordinated to the Senior Secured Notes and the Company’s Senior Secured Credit Facility.

The indenture governing the Senior Notes (the “Senior Notes Indenture”) contains covenants which, among other things, restrict the Company’s ability to (i) make asset sales; (ii) make certain payments to, or investments in, third parties; (iii) incur additional indebtedness or liens on any assets; (iv) enter into transactions with affiliates; and (v) sell any restricted subsidiaries’ assets. In addition, upon a Change of Control as defined in the Senior Notes Indenture, the Company will be required to offer to repurchase all of the outstanding Senior Notes at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

On or after October 15, 2008, the Senior Secured Notes may be redeemed at the redemption prices that start at 104.875% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption. Prior to October 15, 2008, up to 35% of the original aggregate principal amount of the Senior Notes may be redeemed at a redemption price of 109.750%, plus accrued and unpaid interest to the date of redemption with the net proceeds of certain equity offerings.

Senior Secured Credit Facility

The Company has an $80.0 million Senior Secured Credit Facility, which is secured by all of the equity of the Company and its restricted subsidiaries and by its and its restricted subsidiaries’ current and future assets, other than certain excluded assets. The lien on the collateral securing the Senior Secured Credit Facility is senior to the lien on the collateral securing the Senior Secured Notes and the guarantees of the Senior Secured Notes. Borrowings under the Senior Secured Credit Facility bear interest at the Company’s choice of LIBOR plus a range of 2.50% to 3.00% or the agent bank’s base rate (which approximates the prime rate) plus a range of 0.00% to 0.50%. The range is determined based on Company’s EBITDA (as defined in the loan and security agreement governing the Senior Secured Credit Facility and amendments thereto). Full payment of any outstanding balance under the Senior Secured Credit Facility is due upon maturity of the agreement in April 2010. The Company’s Senior Secured Credit Facility contains customary conditions to borrowing and contains representations and warranties customary in other gaming-related financings. The loan and security agreement governing the Senior Secured Credit Facility contains certain financial covenants and restrictions, which among other things, restricts indebtedness, investments, distributions and mergers and requires the Company to maintain, as defined in the covenants (as amended), minimum EBITDA and interest coverage ratios, which increase periodically, and an annual limit on capital expenditures. At December 31, 2005 and 2004, the Company had available borrowing capacity under the Senior Secured Credit Facility of $32.8 million and $39.0 million, respectively.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Long-Term Debt— (continued)

The Company has entered into various amendments to the loan and security agreement governing the Senior Secured Credit Facility as listed below:

On March 17, 2005, Amendment Number Two (“Amendment Two”), which among other things, clarifies that the purchase of the 170 acres of land (see Note  16) located adjacent to the Buffington Harbor gaming complex is not a “Capital Expenditure” under the Loan and Security Agreement nor is it subject to the fiscal year Capital Expenditure limitations set forth in the Loan and Security Agreement. Amendment Two was effective as of March 1, 2005.

On August 10, 2005, the Company entered into Amendment Number Three (“Amendment Three”). Amendment Three modifies the definition of EBITDA such that the Company can add back to EBITDA the termination charge of $2.3 million related to the sale of substantially all of the assets of Fitzgeralds Black Hawk. In addition, the Company also amended the quarterly interest coverage ratio covenant, starting with the third quarter of 2005 through the fourth quarter of 2006. These amendments are effective as of June 15, 2005.

On December 21, 2005, the Company entered into Amendment Number Four (“Amendment Four”). Amendment Four gives consent to the consummation of the acquisition of Trump Indiana, increases the term of the loan until April 15, 2010, increases the permitted indebtedness of the Company from $270 million to $330 million, and increases the adjusted EBITDA levels used to calculate the LIBOR and base rate interest rate margins. In addition, Amendment Four increases the allowable capital expenditures from $12 million to $20 million. It also allows up to $7.5 million to be used to purchase slot machines or to convert existing slot machines from cash-pay machines to ticket-in ticket-out machines and to make expenditures up to $25 million on or before December 31, 2008 in connection with the expansion of Fitzgeralds Black Hawk. Amendment Four amended the definition of EBITDA such that the Company can add back to EBITDA charges incurred by the Company in respect to certain severance payments made in connection with the acquisition of Majestic Star II. Amendment Four modifies the interest coverage ratio (as defined in the loan and security agreement governing the Senior Secured Credit Facility) to 1.85:1.0 for the term of the loan and modifies the minimum EBITDA that the Company must achieve. Amendment Four eliminated the December 31, 2005 financial covenants. The Company will be subject to maintaining certain financial covenants at March 31, 2006.

On April 13, 2006, the Company entered into Amendment Number Five (“Amendment Five”). Amendment Five modifies the interest coverage ratio financial covenant for the twelve month period ended March 31, 2006. Pursuant to Amendment Four, the Company was required to obtain an interest coverage ratio of 1.85:1.0. The interest coverage ratio has been amended to 1.8:1.0. In addition, the definition of Consolidated Interest Expense was amended to exclude interest expense related to the pushdown of Majestic Holdco’s Discount Notes. The interest expense on Majestic Holdco’s Discount Notes is being pushed down to the Company pursuant to SEC Staff Accounting Bulletin, Topic 5(J). Majestic Holdco’s Discount Notes are not guaranteed by the Company or any of its direct or indirect subsidiaries and none of the Company’s or its direct or indirect subsidiaries equity or assets secure the Discount Notes of Majestic Holdco.

11.653% Unsecured Notes

On December 21, 2005, the Company deposited with the trustee of the 11.653% unsecured notes of Investor Holdings, $17.5 million in short term securities and cash. The deposit was used to defease the 11.653% unsecured notes. The 11.653% unsecured notes had a face principal amount of $16.3 million. The Company paid the applicable optional redemption of 5.827% plus accrued interest and additional interest through the redemption period. As a result of the defeasance, the Company is recognizing a loss on early redemption of debt of $1.6 million. At December 31, 2004, Investor Holdings had debt outstanding of $15.9 million, net of unamortized original issue discount of $0.4 million.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12.	Long-Term Debt— (continued)

Other Debt

The Company has various other capital leases of approximately $0.3 million and other debt for equipment. The debt obligations are of a short duration.

Discount Notes

The Discount Notes were issued on December 21, 2005, with Majestic Holdco receiving net proceeds of $45,128,815. The Discount Notes pay interest, semiannually, on April 15th and October 15th at a rate of 12 1/2%, which is paid in kind to October 15, 2008. On April 15, 2009, Majestic Holdco will be required to cash pay the interest on the Discount Notes. Since Majestic Holdco has no operations or the ability to generate cash flow internally, Majestic Holdco will look to the Company or BDI to fund its cash interest expense. The Company is precluded from making distributions to Majestic Holdco unless certain financial tests are met. The Discount Notes mature on October 15, 2011.

Intercreditor Agreement

The trustee under the Senior Secured Notes Indenture (as collateral agent) is Wells Fargo Foothill, Inc., the agent under the Senior Secured Credit Facility and party to the intercreditor agreement which provides for the contractual subordination of the liens on the collateral securing the Senior Secured Notes (and the related guarantees) to the liens on the collateral securing the indebtedness under the Senior Secured Credit Facility.

The intercreditor agreement, among other things, limits the trustee’s rights in an event of default under the Senior Secured Notes. Under the intercreditor agreement, if the Senior Secured Notes become due and payable prior to the stated maturity or are not paid in full at the stated maturity at a time during which there is indebtedness outstanding under the Senior Secured Credit Facility, the trustee will not have the right to foreclose upon the collateral unless and until the lenders under the Senior Secured Credit Facility fail to take steps to exercise remedies with respect to or in connection with the collateral within up to 190 days following notice to such lenders of the occurrence of an event of default under the Senior Secured Notes Indenture. In addition, the intercreditor agreement prevents the trustee and the holders of the Senior Secured Notes from pursuing certain remedies with respect to the collateral in an insolvency proceeding. The intercreditor agreement also provides that the net proceeds from the sale of the collateral will first be applied to repay indebtedness outstanding under the Senior Secured Credit Facility and thereafter to the holders of the Senior Secured Notes.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.	Fair Value of Financial Instruments

The following table presents the carrying value and estimated fair value as of December 31, 2005 of the Company’s financial instruments. (Refer to Notes 2 and 12).

	Carrying	Estimated
	Value	Fair Value

Assets:
Cash and equivalents	$32,368,249	$32,368,249

Restricted Cash	$3,190,000	$3,190,000

Liabilities:
Short-term debt
Note payable with City of Black Hawk	984,590	984,590
Long-term debt
9 1/2% Senior Notes	$300,000,000	$315,750,000
9 3/4% Senior Secured Notes	200,000,000	202,500,000
Senior Secured Credit Facility	47,212,346	47,212,346
Capitalized leases and other debt	365,284	365,284

	$547,577,630	$565,827,630

12 1/2% Discount Notes, pushed down from Majestic Holdco	$45,296,335	$45,167,550

While our $300.0 million of Senior Secured Notes are not actively traded, we believe, based upon information received from investment institutions, that our $300.0 million of Senior Secured Notes were priced at 105.25% of face value for a value of $315.8 million at December 31, 2005. Our $200.0 million of Senior Notes are not actively traded, but we believe, based upon information received from investment institutions, that our $200.0 million of Senior Notes were priced at 101.25% of face value for a value of $202.5 million at December 31, 2005. The Discount Notes of our parent, Majestic Holdco, are not actively traded, but we believe, based upon information received from investment institutions, that Majestic Holdco’s $45.3 million of Discount Notes were priced at 71.13% at December 31, 2005.

Note 14.	Savings Plan

The Company contributes to a defined contribution plan, which provides for contributions in accordance with the plan document. The plan is available to certain employees with at least one year of service. The Company contributes a matching contribution up to a maximum of 3% of an employee’s salary limited to a specified dollar amount as stated in the plan document. The Company’s contributions to the plan amounted to $0.9 million, $1.0 million and $1.0 million during 2005, 2004 and 2003, respectively.

Note 15.	Commitments and Contingencies

Short-Term Note Payable

The Company entered into a note in the amount of $1.0 million with the City of Black Hawk in December 2005 as part of the financing of the Company’s acquisition of 2.45 acres of vacant land from the City of Black Hawk. The Company paid the note in full on March 31, 2006, the due date. The note contained no stipulated interest rate. The company had imputed interest at 7.75%.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

Leases

The Company has operating leases for various office and gaming equipment. The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005:

For the Years Ended December 31,
2006	$1,133,489
2007	523,718
2008	212,784
2009	181,832
2010	91,892
Thereafter	45,367

$2,189,082

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $7.4 million, $7.5 million and $8.0 million, respectively.

Legal Proceedings

Various legal proceedings are pending against the Company. Management considers all such pending proceedings, comprised primarily of personal injury and equal employment opportunity (EEO) claims, to be routine litigation incidental to the Company’s business. Except as described below, management believes that the resolution of these proceedings will not individually, or in the aggregate, have a material effect on the Company’s financial condition, results of operations or cash flows.

Anti-trust litigation.   In June 2003, a complaint was filed in the U.S. District Court for the Northern District of Mississippi against Tunica County casino owners and operators, including Barden Mississippi, the Tunica Casino Operators Association and the Tunica County Tourism Commission alleging violation of federal and state anti-trust claims, as well as various other tort and contract claims. The plaintiffs claim the defendants made a joint decision to refuse to advertise on the plaintiffs’ website. The plaintiffs are seeking treble, compensatory and punitive damages totaling approximately $33.0 million, plus interest and attorney’s fees. Each of the casino defendants, including Barden Mississippi filed counterclaims against the plaintiffs alleging, among other claims, trademark infringement. Since filing the complaint, the plaintiffs’ anti-trust and common law tort claims against the Tunica County Tourism Commission and the Tunica Casino Operators Association have been dismissed. One casino defendant has also entered into a settlement with the plaintiffs that resulted in its dismissal from the suit. The remaining casino defendants filed a motion for summary judgment on each of the claims alleged against them and the plaintiffs filed a motion for summary judgment with respect to each of the casino defendants’ counterclaims. On December 21, 2005, the Court entered an order (the “Order”) granting the casino defendants’ motion for summary judgment and dismissing with prejudice plaintiffs’ claims against them. The casino defendants’ counterclaims remain pending. On January 19, 2006, plaintiffs filed a Rule 54(b) motion requesting that the Court direct the Clerk of Court to enter a judgment based on the Order or, in the alternative, issue an order certifying the Order for interlocutory appeal. The casino defendants filed an opposition to the plaintiffs’ motion on February 6, 2006. On February 7, 2006 the Court granted the plaintiffs’ Rule 54(b) motion for partial final judgment and on March 8, 2006, the plaintiffs filed a notice of appeal. The trial date for the casino defendants’ counterclaims has been continued until such time as the Fifth Circuit Court of Appeals rules on plaintiffs’ appeal. The Company intends to vigorously defend the appeal. At this time, it is too early to determine the outcome of this litigation and the effect, if any, on the Company’s financial position and results of operations.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

Fitzgeralds Black Hawk Litigation.   On October 6, 2005, Fitzgeralds Black Hawk filed a complaint in the District Court for Jefferson County, Colorado against the City of Black Hawk seeking a declaration that Fitzgeralds Black Hawk’s option to purchase approximately 2.45 acres of vacant land owned by the City of Black Hawk remains valid until September 2006. Prior to filing the lawsuit, the City of Black Hawk had notified Fitzgeralds Black Hawk of its belief that the option had terminated. On December 30, 2005, Fitzgeralds Black Hawk purchased the vacant land from the City of Black Hawk for $1.45 million and concurrent therewith filed a Stipulation for Dismissal with Prejudice as it relates to the claims alleged in its lawsuit against the City of Black Hawk. An order granting the dismissal of the lawsuit was entered on January 9, 2006.

On November 10, 2005, Fitzgeralds Black Hawk was served with a Verified Complaint filed against it by the City of Black Hawk. The Verified Complaint, filed in the Municipal Court for the City of Black Hawk, asserted that Fitzgeralds Black Hawk maintains a partially demolished historic building (the “Masonic Building”) which constitutes a public nuisance and requested that the court enter a finding that the structure violates the Municipal Code, enjoin Fitzgeralds Black Hawk from keeping the alleged nuisance, direct Fitzgeralds Black Hawk to rebuild the historic structure, and assess Fitzgeralds Black Hawk a penalty in the amount of $499 for each day of the alleged violation beginning on June 1, 2005. On December 30, 2005, the parties filed a stipulation to dismiss the Verified Complaint without prejudice. An order granting the dismissal was entered on January 5, 2006. Pursuant to the terms of the stipulation, the City of Black Hawk agreed not to re-file its nuisance complaint based upon the same allegations as are in the Verified Complaint so long as Fitzgeralds Black Hawk is proceeding with certain work necessary to prepare for reconstruction of the Masonic Building as part of the Fitzgeralds Black Hawk casino expansion and so long as Fitzgeralds Black Hawk is engaged in and continues to make substantial and timely progress toward casino expansion to encompass the Masonic Building or toward rebuilding the Masonic Building itself. If the City of Black Hawk files another complaint based on some or all of the allegations in the Verified Complaint, such new action will, for all purposes, relate back to the Notice to Abate that the City of Black Hawk served on Fitzgeralds Black Hawk on July 14, 2005 related to the condition of the Masonic Building. Fitzgeralds Black Hawk expects the casino expansion to cost approximately $25.0 million, including the re-construction of the Masonic Building and the purchase and upgrade of associated gaming equipment and other furniture and fixtures.

Trump Indiana Litigations.   At the time of the closing of the Trump Indiana Acquisition, Trump Indiana was a party to certain pending lawsuits. Pursuant to the terms of SPA dated November 3, 2005 between the Company and TERH, TERH agreed to indemnify the Company and its affiliates and hold each of them harmless from and against any and all losses suffered, incurred or sustained by any of them resulting from or arising out of certain of those lawsuits (the “Trump Litigation Indemnity”); however, the Trump Litigation Indemnity is unsecured. Included in the Trump Litigation Indemnity is that certain Trump Indiana ERISA lawsuit (described below) and an employment practices lawsuit (described below).

The Trump Indiana ERISA lawsuit was filed on February 8, 2005 by certain individuals in the United States District Court for the District of New Jersey, Camden Division, against certain persons and organizations including Trump Indiana and other members of the Trump Capital Accumulation Plan Administrative Committee and alleges, among other things, that such persons and organizations, who were responsible for managing the Trump Capital Accumulation Plan, breached their fiduciary duties to plan participants when Trump Hotel Casino Resorts, Inc. (“THCR”) common stock held in employee accounts was allegedly sold without participant authorization if the participant did not willingly sell such shares by a specified date in accordance with the plan. The plaintiffs brought the Trump Indiana ERISA lawsuit on behalf of themselves and certain other plan participants and beneficiaries and have sought to have the court certify their claims as a class action.

The employment practices lawsuit included in the Trump Indiana Litigation Indemnity is a lawsuit filed on October 12, 2001 by a former employee of Trump Indiana in the U.S. District Court for the Northern District of Indiana, Hammond Division, that alleges age, sex, race, and color discrimination claims as well as equal pay and

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

retaliation claims. Due to the pending bankruptcy of Trump Indiana, the litigation has been stayed. At this time we cannot predict the outcome of either the Trump Indiana ERISA lawsuit or the Trump Indiana employment practices litigation.

Tax Matters

Majestic Star Income Tax Protest.   The Company has been assessed $2.6 million, plus interest, for the fiscal year 1996 and the period January 1, 1998 through June 18, 2001, by the Indiana Department of Revenue (“Department”). On September 7, 2004, the Department assessed BDI, the Company’s ultimate parent and member, $1.3 million, plus penalties and interest for the remainder of 2001 and all of fiscal year 2002. The Department is conducting an audit for the 2003 tax year, but no notice of proposed assessment has been received to date for that year. The assessments relate to deductions for payments of taxes on adjusted gross gaming revenues the Company’s member took in computing adjusted gross income for Indiana state income tax purposes. The Department has taken the position that the Company had an obligation to withhold and remit tax for the non-resident shareholder of its member. The Company timely filed protests for all tax years at issue and those protests are currently pending before the Legal Division of the Department. On April 19, 2004, the Indiana Tax Court ruled in a similar case involving another Indiana casino, Aztar Indiana Gaming Corporation (“Aztar”), that the gross wagering tax is a tax based on or measured by income and that it must be added back to the taxable income base for the purpose of determining adjusted gross income for Indiana tax purposes. On September 28, 2004, the Indiana Supreme Court denied Aztar’s request to review the Indiana Tax Court’s decision, and thus, the Indiana Tax Court’s opinion in the Aztar case is controlling precedent on the wagering tax add-back issue. The Company continues to pursue its protest with the Department on the grounds that the assessments contain calculation errors and that its protest sets forth issues not decided in the Aztar case. No liability has been accrued by the Company relating to this matter.

The Company’s indentures governing the Senior Secured Notes and the Senior Notes and the loan agreement related to the Senior Secured Credit Facility allow the Company to make distributions to BDI for tax purposes. Accordingly, should the Company’s member ultimately be found liable for additional state income taxes to the State of Indiana, the Company would make distributions sufficient to pay the additional tax. Any payments would be recorded as distributions in Member’s Deficit. The Company does not intend to make any distributions for the years in which an assessment was received until it has fully evaluated its options with BDI. In April 2005, BDI’s non-resident shareholder paid Indiana state income tax for fiscal year 2004 pursuant to the Indiana Tax Court’s decision in Aztar. BDI’s non-resident shareholder determined that the arguments to be made by the Company and BDI related to the assessed years were not applicable to fiscal year 2004.

Majestic Star Sales and Use Tax Assessments.   In October 2005, the Department assessed Majestic Star for unpaid sales and use taxes, with penalties and interest, for the period 2001 through 2004. The sales and use tax assessments, with penalties and interest, total $0.3 million. The use tax portions of the assessments relate to capital and operating supply purchases, and food, merchandise and other products provided to the guests of Majestic Star at no charge. On November 15, 2005, Majestic Star paid $0.2 million under the State of Indiana amnesty program to eliminate all use tax and a portion of the sales tax assessment for the 2001 through 2004 tax years. All penalties and interest associated with such payments are waived in their entirety pursuant to Indiana law. The remaining $0.1 million of the assessment relates to:

1. The difference between sales tax on the full retail price of merchandise and other products provided to Majestic Star’s customers at no charge less sales tax on the cost of this merchandise and other products, and

2. Sales tax on the retail value of complimentary food provided to Majestic Star’s customers.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

Both 1 and 2 above relate to the period August 2003 through 2004. On November 15, 2005, Majestic Star filed a protest of the proposed assessments protesting the sales tax assessments related to this period.

In addition, Majestic Star has a receivable on its balance sheet in the amount of $0.1 million related to the two items noted immediately above for the period 2001 through July 2003. During this period of time, Majestic Star was remitting full sales tax on the retail value of complimentary food, merchandise and other products to the Department. In or around July 2003, the Department notified Majestic Star’s management that no sales tax should be paid on items provided on a complimentary basis to its customers. At the time Majestic Star established the receivable for sales taxes paid during the period 2001 through July 2003. In or around July 2003, Majestic Star also filed claims for refund with the Department in the total amount of $0.1 million for tax years 2001 and 2002 and for the period January through July 2003, on food and other items provided to its customers on a complimentary basis. In December 2005, those refund claims were denied by the Department, and in March 2006, Majestic Star appealed those denials to the Indiana Tax Court on March 27, 2006. Majestic Star believes that it has no sales or use tax liability for food for human consumption purchased by it and prepared for serving to its customers on a complimentary basis based on the Hyatt decision (see Note 10-Investment in Buffington Harbor Riverboats, LLC for a discussion of Hyatt).

Gaming Regulations

The ownership and operation of riverboat gaming operations in Indiana are subject to strict state regulation under the Riverboat Gambling Act (the “Act”) and the administrative rules promulgated thereunder. The Indiana Gaming Commission (“IGC”) is empowered to administer, regulate and enforce the system of riverboat gaming established under the Act and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as over all persons on riverboats where gaming operations are conducted. The IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations and to approve the form of entity qualifiers and intermediary and holding companies. The IGC has broad rulemaking power, and it is impossible to predict what effect, if any, the amendment of existing rules or the finalization of proposed rules might have on the Company’s operations.

The Indiana state law governing gaming imposes a graduated wagering tax based upon adjusted gross receipts. The graduated wagering tax has a starting rate of 15% with a top rate of 35% for adjusted gross receipts in excess of $150 million. In addition to the wagering tax, an admissions tax of $3 per turnstile count is assessed.

The ownership and operation of our casino gaming facilities in Mississippi and Colorado are also subject to various state and local regulations in the jurisdictions where they are located. In Mississippi, our gaming operations are subject to the Mississippi Gaming Control Act, and to the licensing and/or regulatory control of the Mississippi Gaming Commission, the Mississippi State Tax Commission and various state and local regulatory agencies, including liquor licensing authorities. In Colorado, our gaming operations are subject to the Limited Gaming Act of 1991, which created the Division of Gaming within the Colorado Department of Revenue and the Colorado Limited Gaming Control Commission which is empowered to license, implement, regulate and supervise the conduct of limited gaming. Our Colorado operations are also subject to the Colorado Liquor Code and the state and local liquor licensing authorities.

The Company’s directors, officers, managers and key employees are required to hold individual licenses. These requirements vary from jurisdiction to jurisdiction. Licenses and permits for gaming operations and for individual licensees are subject to revocation or non-renewal for cause. Under certain circumstances, holders of our securities are required to secure independent licenses and permits.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

Employment Agreements

Mr. Barden serves as our Chairman, President and Chief Executive Officer and currently receives annual compensation of $600,000 as an employee, pursuant to a letter agreement with the Company dated October 22, 2001, as amended January 1, 2005. The Company pays life insurance premiums on policies with a value of $5.0 million and provides Mr. Barden with an auto allowance. Mr. Barden is entitled to participate in the Company’s employee benefit plans as are generally made available to the Company’s senior executives and other customary employee benefits, including participation in the Company’s 401(k) plan.

Mr. Bennett serves as our Vice President and Chief Financial Officer pursuant to an employment agreement with the Company dated October 21, 2002, as amended December 20, 2004. Under this agreement, Mr. Bennett’s period of employment was extended until January 20, 2006 at a base compensation of $275,000 effective January 1, 2005, subject to annual reviews. As of January 21, 2006, Mr. Bennett became an at-will employee with his compensation terms remaining identical to his amended agreement. Mr. Bennett can also earn bonuses subject to the discretion of the President and Chief Executive Officer. In addition to such compensation, Mr. Bennett is entitled to participate in the Company’s employee benefit plans as are generally made available to the Company’s senior executives and other customary employee benefits, including participation in the Company’s 401(k) plan.

Mr. Lemberg serves as a Board member and, effective January 3, 2005, joined the Company as Executive Vice President of Strategic Initiatives pursuant to an employment agreement dated December 17, 2004. Unless sooner terminated as provided therein, the agreement continues in effect for two years. Thereafter, the term automatically extends for successive one year periods unless either party provides notice of its intention not to renew the agreement. The agreement provides for a base salary of $300,000 and participation in the Company’s discretionary bonus program. Mr. Lemberg is also entitled to participate in the Company’s employee benefits plans as are generally made available to the Company’s senior executives. Under certain circumstances, Mr. Lemberg is entitled to severance payments for a maximum of six months or the remaining term of the agreement, bonus compensation for the employment term and COBRA benefits for a period of six months.

Letter of Credit/Surety Bond

As part of a self-insured worker’s compensation program at Majestic Star, the Company was required to post a letter of credit in the amount of $0.9 million to secure payment of claims. To collateralize the letter of credit, the bank required that Majestic Star purchase a $0.9 million certificate of deposit. Majestic Star II also has a self-insured worker’s compensation program which required a $1.0 million letter of credit which is collateralized by a $1.0 million certificate of deposit. Our certificates of deposit are recorded in Restricted Cash on the Company’s consolidated balance sheets (See Note 2).

To secure payment of claims under the worker’s compensation programs at Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas, Investor Holdings was required to post a letter of credit of $1.25 million. This letter of credit is secured by a certificate of deposit (see Note 2).

The State of Mississippi has required Fitzgeralds Tunica to post surety bonds as security for current and future sales and gaming revenue tax obligations. Fitzgeralds Tunica has four surety bonds; a $0.6 million bond in place with the Mississippi State Tax Commission and three $5,000 bonds with the Mississippi Alcoholic Beverage Control. These surety bonds are secured only by personal guaranties of Don H. Barden. If Mr. Barden is required to make payments to the bonding companies as a result of the guaranties, the Company will be obligated to reimburse Mr. Barden for any such payments.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.	Commitments and Contingencies—(continued)

Our Majestic Star and Majestic Star II properties are each required to have a $1.0 million surety bond in place with the IGC. Majestic Star II’s surety bond is in place. Majestic Star’s surety bond has not been placed pending surety bond language from the IGC.

Note 16.	Related Party Transactions

Transactions by or with Affiliates

Pushdown of Majestic Holdco Discount Notes.  The Company’s financial statements for 2005 includes the $45.3 million of Discount Notes, net of discount of $18.2 million, issued by Majestic Holdco in connection with the acquisition of Trump Indiana and other refinancing transactions. The Discount Notes are solely the obligation of Majestic Holdco and are unsecured. Neither the Company nor any of its direct or indirect subsidiaries guarantees the Discount Notes nor are the equity or assets of the Company or its direct or indirect subsidiaries security for the Discount Notes. Further, the Indentures governing the Senior Notes and the Senior Secured Notes and the loan and security agreement which governs our Senior Secured Credit Facility preclude distributions by the Company to Majestic Holdco unless certain financial tests are met. A likely scenario for the repayment of these Discount Notes is from cash flows of the Company or a refinancing of the Company’s indebtedness, including Majestic Holdco. The Discount Notes have been “pushed-down” to the Company pursuant to the guidelines of SEC Staff Accounting Bulleting Topic 5(J).

Land Acquisition.  On February 11, 2004, we acquired approximately 170 acres of land located adjacent to the Buffington Harbor gaming complex from an affiliate of ours (the “GNC Land”). The purchase price for the GNC Land was not greater than eighty percent (80%) of the appraised value as evidenced by the written appraisal of an independent appraiser dated not more than ninety (90) days prior to the closing. The purchase price was approximately $21.9 million (net of a deposit of $2.0 million and a credit of $1.5 million related to a naming rights agreement, which was terminated).

Manager Agreement.  Distributions to BDI under the Manager Agreement, dated October 7, 2003, are governed and limited by the terms of the indentures governing the Notes and by the terms of the Senior Secured Credit Facility. The distributions for each fiscal quarter may not exceed 1% of the Company’s consolidated net operating revenue and 5% of the Company’s consolidated cash flow (as defined in the indenture governing the Senior Secured Notes and the Senior Secured Credit Facility) for the immediately preceding fiscal quarter.

During the year ended December 31, 2004, Majestic Star made distributions totaling $5.3 million to BDI pursuant to the Manager Agreement. During the year ended December 31, 2005, the Company made distributions of $5.2 million to BDI pursuant to the Manager Agreement.

Tax Distributions.  Pursuant to the terms of the indentures governing the Notes and the Senior Secured Credit Facility, the Company is permitted to make distributions for its member’s state and federal income tax liabilities. In the second quarter of 2005, the Company made a tax distribution of $2.3 million to BDI for 2004 state tax liabilities and estimated 2005 taxes of which $0.7 million was reimbursed to the Company upon final determination of BDI’s tax liabilities.

BHPA Contribution.  On December 21, 2005, in conjunction with the closing of the Trump Indiana acquisition, Mr. Barden, through BDI, who owns all of the equity of AMB Parking, LLC (“AMB”), which owned a 50% joint venture interest in BHPA, contributed all of AMB’s interest in BHPA to the Company. Such contribution was made without payment of any consideration by the Company. The assets contributed by AMB included cash of $2,243, a receivable from Majestic Star of $0.7 million, the net book value of property and equipment of $10.7 million, and net deferred financing costs of $0.4 million. Liabilities related to contributed assets include

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16.	Related Party Transactions—(continued)

accrued interest, property taxes and other accrued liabilities of $0.8 million, debt, net of original issue discount of $7.7 million and deferred revenue associated with Majestic Star of $7.6 million.

BHPA Rent Expense.  During the period from January 1, 2005 to December 20, 2005 and the years ended December 31, 2004 and 2003, we incurred rent expense payable to BHPA totaling $2.0 million, $2.2 million and $2.1 million, respectively. As of December 31, 2004, our accrued rent payable to BHPA was $1.1 million. As a result of our acquisition of Trump Indiana and the contribution of AMB Parking’s equity interest in BHPA to the Company, on December 21, 2005, BHPA became an indirect wholly owned subsidiary of the Company and the parking leases between BHPA and the Company and BHPA and Trump Indiana were terminated.

Barden Nevada Expense Sharing Agreement.  The Company has entered into an expense sharing agreement dated October 7, 2003 with Barden Nevada. The expense sharing agreement provides for a fee from Barden Nevada to the Company in the amount of the greater of (i) $0.5 million per year, or (ii) the actual amount of certain specified expenses incurred by the Company in connection with providing services to Barden Nevada. These transactions are included in General and Administrative expenses in the consolidated statements of operations. For the years ended December 31, 2005 and 2004, the Company charged Barden Nevada $1.4 million and $1.1 million, respectively, pursuant to the expense sharing agreement.

Barden Nevada Revolving Promissory Note.  On March 9, 2005, Barden Nevada entered into a revolving promissory note with the Company, whereby Barden Nevada may request advances from time to time from the Company up to $5.0 million. Interest is calculated based on the prime rate (as published in the Money Section of the Wall Street Journal), plus the margin spread paid by the Company under prime rate borrowings with Wells Fargo, the agent bank under the Senior Secured Credit Facility. Interest is paid quarterly, in arrears. Any costs that are funded by the Company and not repaid by Barden Nevada within 30 days will be added to the principal amount outstanding. All amounts outstanding under the promissory note are due and payable on October 7, 2007 along with the accrued and unpaid interest. As of December 31, 2005, the principal balance of the promissory note was $0.

Note 17.	Segment Information

The Majestic Star Casino, LLC, either directly or indirectly through wholly owned subsidiaries, owns and operates four casino properties as follows: two riverboat casinos and a hotel located in Gary, Indiana; a casino and hotel located in Tunica, Mississippi; and a casino located in Black Hawk, Colorado (collectively, the “Properties”).

The Company identifies its business in three segments based on geographic location. The Properties, in each of their segments, market primarily to middle-income guests. The major products offered in each segment are as follows: casino, hotel rooms (at the Majestic Properties and Fitzgeralds Tunica), and food and beverage.

The accounting policies of each business segment are the same as those described in the summary of significant accounting policies previously described in Note 2 to the audited financial statements. There are minimal inter-segment sales.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Segment Information—(continued)

A summary of the Properties’ operations by business segment for the years ended December 31, 2005, 2004 and 2003 and a summary of the Properties’ assets and goodwill as of December 31, 2005 and December 31, 2004 are presented below:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)

Net revenues:
Majestic Star	$139,005	$141,058	$129,312
Majestic Star Casino II	4,606	—	—
Fitzgeralds Tunica	82,939	83,218	83,670
Fitzgeralds Black Hawk	35,409	36,235	31,973
Buffington Harbor Riverboats	13	—	—
Buffington Harbor Parking	—	—	—

Total	$261,972	$260,511	$244,955

Operating income (loss):
Majestic Star	$18,782	$16,465	$17,135
Majestic Star Casino II	1,007	—	—
Fitzgeralds Tunica	10,253	11,471	13,022
Fitzgeralds Black Hawk	7,393	9,973	7,132
Corporate (1)(2)	(7,916)	(3,470)	(3,456)
Majestic Investor Holdings	(289)	(689)	(2,388)
Buffington Harbor Riverboats	(475)	—	—
Buffington Harbor Parking	(43)	—	—

Total	$28,712	$33,750	$31,445

Segment depreciation and amortization:
Majestic Star	$8,565	$7,784	$5,771
Majestic Star Casino II	252	—	—
Fitzgeralds Tunica	10,062	8,858	7,820
Fitzgeralds Black Hawk	3,125	995	1,730
Corporate (1)(2)	199	71	63
Majestic Investor Holdings	269	278	2,105
Buffington Harbor Riverboats	141	—	—
Buffington Harbor Parking	18	—	—

Total	$22,632	$17,986	$17,489

Expenditure for additions to long-lived assets:
Majestic Star	$3,725	$28,692	$12,205
Majestic Star Casino II	427	—	—
Fitzgeralds Tunica	4,860	5,800	4,395
Fitzgeralds Black Hawk	2,655	1,520	1,863
Corporate(1)	116	—	—
Buffington Harbor Riverboats	—	—	—
Buffington Harbor Parking	—	—	—

Total	$11,783	$36,012	$18,463

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.	Segment Information—(continued)

	As of December 31, 2005	As of December 31, 2004
	(In thousands)

Segment assets:
Majestic Star(3)	$243,475	$254,702
Majestic Star Casino II	229,246	—
Fitzgeralds Tunica	75,406	80,452
Fitzgeralds Black Hawk	31,688	31,032
Corporate(1)	289,353	—
Majestic Investor Holdings	1,896	2,158
Buffington Harbor Riverboats	53,751	—
Buffington Harbor Parking	21,592	—

Total	946,407	368,344
Less: Intercompany	(428,448)	(121,968)

Total	$517,959	$246,376

Goodwill
Majestic Star Casino II	$41,328	$—
Fitzgeralds Tunica	3,998	3,998
Fitzgeralds Black Hawk	1,925	1,924

Total	$47,251	$5,922

(1)	Corporate expenses reflect payroll, benefits, travel and other costs associated with our corporate staff and are not allocated to the properties.

(2)	Corporate includes the pushdown from Majestic Holdco of financing costs related to the issuance of the Discount Notes, net of amortization, of $2.8 million. The associated amortization, which is reflected in Corporate’s depreciation and amortization expense, is $20,000.

(3)	The assets of Majestic Star and Corporate include intercompany receivables from Majestic Star II, Fitzgeralds Tunica, BHR, BHPA, Investor Holdings and Fitzgeralds Black Hawk totaling approximately $428.4 million at December 31, 2005. At December 31, 2004, the assets of Majestic Star include intercompany receivables from Investor Holdings, Fitzgeralds Tunica and Fitzgeralds Black Hawk of $122.0 million. Intercompany receivables are eliminated in consolidation.

Note 18.	Subsequent Event

Following the completion of the defeasance of the remaining Investor Notes, on March 6, 2006, we terminated the existence of Majestic Investor Capital Corp. We also merged Majestic Investor, LLC and Majestic Investor Holdings, LLC into The Majestic Star Casino, LLC on March 21, 2006 and March 22, 2006, respectively, thus making Barden Mississippi, LLC and Barden Colorado, LLC direct subsidiaries of The Majestic Star Casino, LLC.

Note 19.	Supplemental Guarantor Financial Information

The Majestic Star Casino, LLC is the co-issuer of $300.0 million of Senior Secured Notes and $200.0 million of Senior Notes. Under the indentures governing the Senior Secured Notes, the Senior Notes and the loan and

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

security agreement for the Senior Secured Credit Facility, Investor Holdings, Majestic Star II, Fitzgeralds Tunica, Fitzgeralds Black Hawk, BHR and BHPA are guarantor subsidiaries of the $300.0 million of Senior Secured Notes.

Our supplemental guarantor financial information contains financial information for The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp (co-issuer of the Senior Secured Notes but an entity with no operations) and the guarantor subsidiaries and our discontinued operation and the eliminating entries necessary to consolidate such entities.

Our discontinued operation in both our condensed consolidating statements of operations and cash flows for the year ended December 31, 2003 contains the operating results and cash activities of Fitzgeralds Las Vegas. Fitzgeralds Las Vegas was spun off to Barden Development, Inc., the Company’s ultimate parent, on December 31, 2003. As a result of the termination of the Purchase Agreement between the Company and Legends, the financial information for Fitzgeralds Black Hawk is not reflected as a discontinued operation in the accompanying financial statements for any of the periods presented.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 31, 2005

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Eliminating		Total
	Casino, LLC	Corp.	Subsidiaries	Entries		Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$7,085,458	$—	$25,282,791	$—		$32,368,249
Restricted cash	900,000	—	2,290,000	—		3,190,000
Accounts receivable, net	1,528,727	—	3,070,687	—		4,599,414
Inventories	60,476	—	727,405	—		787,881
Prepaid expenses and deposits	918,195	—	1,515,406	—		2,433,601
Receivable from affiliate	9,851,352	—	—	(9,682,341	)(a)	169,011
Other current assets	—	—	137,914	—		137,914

Total current assets	20,344,208	—	33,024,203	(9,682,341)		43,686,070

Property, equipment and improvements, net	75,421,809	—	202,710,674	—		278,132,483
Intangible assets, net	—	—	128,854,668	—		128,854,668
Goodwill	—	—	47,250,794	—		47,250,794
Other assets:
Deferred financing and transaction cost related to the acquisition of Trump Indiana	15,263,897	—	—	—		15,263,897
Deferred financing and transaction cost pushed down from Majestic Holdco(1)	2,804,227	—	—	—		2,804,227
Long term receivable—related party	418,765,178	—	—	(418,765,178	)(a)	—
Other assets	228,363	—	1,738,330	—		1,966,693

Total other assets	437,061,665	—	1,738,330	(418,765,178)		20,034,817

Total assets	$532,827,682	$—	$413,578,669	$(428,447,519)		$517,958,832

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$1,775,675	$—	$1,783,532	$—		$3,559,207
Note payable	—	—	984,590	—		984,590
Current portion of long-term debt	—	—	174,447	—		174,447
Payable to related party	714,240	—	8,968,101	(9,682,341	)(a)	—
Accrued liabilities:
Payroll and related	3,095,817	—	6,170,430	—		9,266,247
Interest	7,215,793	—	586	—		7,216,379
Property and franchise taxes	3,763,331	—	4,652,308	—		8,415,639
Other accrued liabilities	5,465,515	—	10,991,461	—		16,456,976

Total current liabilities	22,030,371	—	33,725,455	(9,682,341)		46,073,485

Investment in subsidiaries	23,381,935	—	—	(23,381,935	)(b)	—
Due to related parties	15,720,866	—	403,044,312	(418,765,178	)(a)	—
Long-term debt, net of current maturities	547,212,346	300,000,000	190,837	(300,000,000	)(c)	547,403,183
Long-term debt pushed down from Majestic Holdco(2)	45,296,335	—	—	—		45,296,335
Total liabilities	653,641,853	300,000,000	436,960,604	(751,829,454)		638,773,003

Member’s deficit	(120,814,171)	(300,000,000)	(23,381,935)	323,381,935	(b)(c)	(120,814,171)

Total liabilities and member’s deficit	$532,827,682	$—	$413,578,669	$(428,447,519)		$517,958,832

(a)	To eliminate intercompany receivable and payables.

(b)	To eliminate intercompany accounts and investment in subsidiaries.

(c)	As more fully described in Note 12, Long Term Debt, The Majestic Star Casino Capital Corp. is a co-obligor of the Senior Secured Notes issued by the Company. Accordingly, such indebtedness has been presented as an obligation of both the issuer and the co-obligor in the above balance sheets.

(1)	Reflects the pushdown of deferred financing costs related to the issuance of the Discount Notes of Majestic Holdco, net of amortization.

(2)	Reflects the pushdown of Majestic Holdco’s Discount Notes pursuant to SEC Staff Accounting Bulleting Topic 5(J).

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 31, 2004

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Eliminating		Total
	LLC	Capital Corp.	Subsidiaries	Entries		Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$8,433,545	$—	$8,288,184	$—		$16,721,729
Restricted cash	900,000	—	1,640,008	—		2,540,008
Accounts receivable, net	1,329,576	—	798,139	—		2,127,715
Inventories	92,303	—	597,067	—		689,370
Prepaid expenses and deposits	1,575,936	—	724,409	—		2,300,345
Receivable from affiliate	775,722	—	21,799	(82,305	)(a)	715,216

Total current assets	13,107,082	—	12,069,606	(82,305)		25,094,383

Property, equipment and improvements, net	78,679,302	—	86,486,457	—		165,165,759
Intangible assets, net	—	—	8,117,216	—		8,117,216
Goodwill	—	—	5,922,398	—		5,922,398
Other assets:
Deferred financing costs, net	4,947,983	—	413,740	—		5,361,723
Investment in Buffington Harbor Riverboat, LLC	27,432,270	—	—	—		27,432,270
Long term receivable—related party	121,884,816	—	—	(121,884,816	)(a)	—
Other assets	8,650,694	—	632,021	—		9,282,715

Total other assets	162,915,763	—	1,045,761	(121,884,816)		42,076,708

Total assets	$254,702,147	$—	$113,641,438	$(121,967,121)		$246,376,464

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities:
Accounts payable	$940,307	$—	$997,805	$—		$1,938,112
Payable to related party	—	—	82,305	(82,305	)(a)	—
Accrued liabilities:
Payroll and related	3,216,179	—	3,386,585	—		6,602,764
Interest	5,365,530	—	158,189	—		5,523,719
Property and franchise taxes	4,811,880	—	762,292	—		5,574,172
Other accrued liabilities	6,040,223	—	6,239,037	—		12,279,260

Total current liabilities	20,374,119	—	11,626,213	(82,305)		31,918,027

Investment in subsidiaries	35,762,551	—	—	(35,762,551	)(b)	—
Due to related parties	—	—	121,884,816	(121,884,816	)(a)	—
Long-term debt, net of current maturities	300,965,000	260,000,000	15,892,960	(260,000,000	)(c)	316,857,960

Total liabilities	357,101,670	260,000,000	149,403,989	(417,729,672)		348,775,987

Member’s deficit	(102,399,523)	(260,000,000)	(35,762,551)	295,762,551	(b)(c)	(102,399,523)

Total liabilities and member’s deficit	$254,702,147	$—	$113,641,438	$(121,967,121)		$246,376,464

(a)	To eliminate intercompany receivable and payables.

(b)	To eliminate intercompany accounts and investment in subsidiaries.

(c)	As more fully described in Note 12, Long Term Debt, The Majestic Star Casino Capital Corp. is a co-obligor of the Senior Secured Notes issued by the Company. Accordingly, such indebtedness has been presented as an obligation of both the issuer and the co-obligor in the above balance sheets.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Eliminating	Total
	Casino, LLC	Corp.	Subsidiaries	Entries(a)	Consolidated

Operating Revenues:
Casino	$150,552,871	$—	$130,365,649	$—	$280,918,520
Rooms	—	—	7,726,464	—	7,726,464
Food and beverage	1,761,489	—	12,268,778	—	14,030,267
Other	3,205,243	—	1,760,619	—	4,965,862

Gross revenues	155,519,603	—	152,121,510	—	307,641,113
Less promotional allowances	16,514,443	—	29,154,818	—	45,669,261

Net operating revenues	139,005,160	—	122,966,692	—	261,971,852

Operating Costs and Expenses:
Casino	27,580,681	—	40,329,956	—	67,910,637
Rooms	—	—	1,763,340	—	1,763,340
Food and beverage	1,999,116	—	3,866,425	—	5,865,541
Other	—	—	1,040,514	—	1,040,514
Gaming taxes	43,151,499	—	17,901,538	—	61,053,037
Advertising and promotion	7,509,472	—	7,720,678	—	15,230,150
General and administrative	24,589,215	—	18,342,320	—	42,931,535
Corporate expense	7,717,108	—	—	—	7,717,108
Economic incentive tax—City of Gary	4,520,228	—	188,926	—	4,709,154
Depreciation and amortization	8,744,095	—	13,868,090	—	22,612,185
Amortization—debt pushed down from Holdco(1)	19,519	—	—	—	19,519
Loss on investment in Buffington Harbor Riverboats, LLC	2,354,799	—	—	—	2,354,799
Loss on disposal of assets	(45,466)	—	98,256	—	52,790

Total operating costs and expenses	128,140,266	—	105,120,043	—	233,260,309

Operating income	10,864,894	—	17,846,649	—	28,711,543

Other Income (Expense):
Interest income	258,439	—	73,896	—	332,335
Interest expense	(28,510,733)	—	(1,851,449)	—	(30,362,182)
Interest expense—debt pushed down from Majestic Holdco(2)	(167,520)	—	—	—	(167,520)
Loss on extinguishment of debt	—	—	(3,688,480)	—	(3,688,480)
Other non-operating expense	(127,386)	—	—	—	(127,386)
Equity in net income of subsidiaries	12,380,616	—	—	(12,380,616)	—

Total other expense	(16,166,584)	—	(5,466,033)	(12,380,616)	(34,013,233)

Net (loss) income	$(5,301,690)	$—	$12,380,616	$(12,380,616)	$(5,301,690)

(a)	To eliminate equity in net income of subsidiaries.

(1)	Reflects amortization of deferred financing costs related to the issuance of Majestic Holdco’s Discount Notes.

(2)	Reflects interest expense on Majestic Holdco’s Discount Notes.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Eliminating	Total
	Casino,LLC	Corp.	Subsidiaries	Entries(a)	Consolidated

Operating Revenues:
Casino	$149,562,121	$—	$125,206,404	$—	$274,768,525
Rooms	—	—	7,673,287	—	7,673,287
Food and beverage	1,818,506	—	11,643,350	—	13,461,856
Other	2,892,189	—	1,686,872	—	4,579,061

Gross revenues	154,272,816	—	146,209,913	—	300,482,729
Less promotional allowances	13,214,964	—	26,757,058	—	39,972,022

Net operating revenues	141,057,852	—	119,452,855	—	260,510,707

Operating Costs And Expenses:
Casino	28,769,304	—	41,023,318	—	69,792,622
Rooms	—	—	1,784,333	—	1,784,333
Food and beverage	2,063,543	—	4,060,925	—	6,124,468
Other	637,209	—	1,019,024	—	1,656,233
Gaming taxes	42,794,831	—	16,384,902	—	59,179,733
Advertising and promotion	8,964,510	—	7,305,131	—	16,269,641
General and administrative	26,697,392	—	16,942,198	—	43,639,590
Corporate expense	3,399,281	—	—	—	3,399,281
Economic incentive tax—City of Gary	4,494,170	—	—	—	4,494,170
Depreciation and amortization	7,855,545	—	10,130,129	—	17,985,674
Loss on investment in Buffington Harbor Riverboats, LLC	2,465,612	—	—	—	2,465,612
(Gain) loss on disposal of assets	(78,830)	—	47,700	—	(31,130)

Total operating costs and expenses	128,062,567	—	98,697,660	—	226,760,227

Operating income	12,995,285	—	20,755,195	—	33,750,480

Other Income (Expense):
Interest income	93,210	—	18,287	—	111,497
Interest expense	(26,717,083)	—	(1,924,611)	—	(28,641,694)
Other non-operating expense	(201,757)	—	—	—	(201,757)
Equity in net income of subsidiaries	18,848,871	—	—	(18,848,871)	—

Total other expense	(7,976,759)	—	(1,906,324)	(18,848,871)	(28,731,954)

Net income	$5,018,526	$—	$18,848,871	$(18,848,871)	$5,018,526

(a)	To eliminate equity in net income of subsidiaries.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Discontinued	Eliminating	Total
	Casino, LLC	Corp.	Subsidiaries	Operation(a)	Entries(b)	Consolidated

Operating Revenues:
Casino	$136,568,073	$—	$118,817,746	$—	$—	$255,385,819
Rooms	—	—	7,932,811	—	—	7,932,811
Food and beverage	1,494,793	—	11,304,793	—	—	12,799,586
Other	2,277,143	—	1,689,274	—	—	3,966,417

Gross revenues	140,340,009	—	139,744,624	—	—	280,084,633
Less promotional allowances	11,027,542	—	24,101,985	—	—	35,129,527

Net operating revenues	129,312,467	—	115,642,639	—	—	244,955,106

Operating Costs and Expenses:
Casino	26,952,300	—	40,431,325	—	—	67,383,625
Rooms	—	—	2,552,127	—	—	2,552,127
Food and beverage	1,632,438	—	3,630,498	—	—	5,262,936
Other	—	—	1,179,893	—	—	1,179,893
Gaming taxes	40,167,015	—	15,085,240	—	—	55,252,255
Advertising and promotion	6,837,262	—	7,829,023	—	—	14,666,285
General and administrative	24,130,282	—	15,522,452	—	—	39,652,734
Corporate expense	2,105,224	—	1,350,937	—	—	3,456,161
Economic incentive tax—City of Gary	4,103,010	—	—	—	—	4,103,010
Depreciation and amortization	5,834,078	—	11,654,722	—	—	17,488,800
Loss on investment in Buffington Harbor Riverboats, LLC	2,395,436	—	—	—	—	2,395,436
Loss (gain) on disposal of assets	125,919	—	(8,822)	—	—	117,097

Total operating costs and expenses	114,282,964	—	99,227,395	—	—	213,510,359

Operating income	15,029,503	—	16,415,244	—	—	31,444,747

Other Income (Expense):
Interest income	62,023	—	42,308	—	—	104,331
Interest expense	(17,280,924)	—	(14,001,864)	—	—	(31,282,788)
Loss on bond redemption	(10,007,703)	—	(21,952,380)	—	—	(31,960,083)
Other non-operating expense	(156,362)	—	(29,212)	—	—	(185,574)
Equity in net loss of subsidiaries	(31,498,511)	—	(1,972,607)	—	33,471,118	—

Total other expense	(58,881,477)	—	(37,913,755)	—	33,471,118	(63,324,114)

Loss from continuing operations	(43,851,974)	—	(21,498,511)	—	33,471,118	(31,879,367)
Loss from discontinued operations	—	—	(10,000,000)	(1,972,607)	—	(11,972,607)

Net loss	$(43,851,974)	$—	$(31,498,511)	$(1,972,607)	$33,471,118	$(43,851,974)

(a)	Contained within the discontinued operations are the operations of Fitzgeralds Las Vegas, which is not a Guarantor and was spun off to BDI on December 31, 2003. See Note 7, Discontinued Operations.

(b)	To eliminate equity in net income (loss) of subsidiaries.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Eliminating	Total
	Casino, LLC	Corp.	Subsidiaries	Entries(a)	Consolidated

Net Cash (Used In) Provided By Operating Activities:(1)	$(15,425,762)	$—	$38,265,115	$5,000,000	$27,839,353

Cash Flows From Investing Activities:
Decrease in restricted cash	—	—	390,008	—	390,008
Acquisition of Trump Indiana, Inc., net of cash acquired	—	—	(231,994,427)	—	(231,994,427)
Payment of gaming license transfer fee to State of Indiana	—	—	(2,000,000)	—	(2,000,000)
Payoff of City of Gary development agreement	—	—	(3,506,797)	—	(3,506,797)
Acquisition of property and equipment	(3,841,488)	—	(7,942,011)	—	(11,783,499)
Investment in Buffington Harbor Riverboats, L.L.C.	(174,342)	—	—	—	(174,342)
Proceeds from disposal of assets	102,225	—	33,484	—	135,709
Other	—	—	209,926	—	209,926

Net cash used in investing activities	(3,913,605)	—	(244,809,817)	—	(248,723,422)

Cash Flows From Financing Activities:
Payment of costs related to early extinguishment of debt	—	—	(1,053,905)	—	(1,053,905)
Issuance costs for the 9 1/2% senior secured notes	(1,805,572)	—	—	—	(1,805,572)
Issuance costs for the 9 3/4% senior notes	(9,026,094)	—	—	—	(9,026,094)
Issuance costs for the $80.0 million secured credit facility	(110,000)	—	—	—	(110,000)
Issuance costs for the 12 1/2% senior discount notes pushed down from Majestic Holdco(2)	(2,823,746)	—	—	—	(2,823,746)
Redemption of 11.653% notes	—	—	(16,290,000)		(16,290,000)
Proceeds from issuance of 9 1/2% notes	40,000,000	—	—	—	40,000,000
Proceeds from issuance of 9 3/4% notes	200,000,000	—	—	—	200,000,000
Proceeds from issuance of 12 1/2% senior discount notes pushed down from Majestic Holdco(2)	45,128,815	—	—	—	45,128,815
Proceeds from line of credit	43,877,024	—	—	—	43,877,024
Repayment of line of credit	(37,629,678)	—	—	—	(37,629,678)
Repayment of debt	—	—	(16,974,431)		(16,974,431)
Cash advances (to) from affiliates	(252,857,645)	—	257,857,645	(5,000,000)	—
Distribution to Barden Development, Inc.	(6,761,824)	—	—	—	(6,761,824)

Net cash provided by financing activities	17,991,280	—	223,539,309	(5,000,000)	236,530,589

Net (decrease) increase in cash and cash equivalents	(1,348,087)	—	16,994,607	—	15,646,520
Cash and cash equivalents, beginning of period	8,433,545	—	8,288,184	—	16,721,729

Cash and cash equivalents, end of period	$7,085,458	$—	$25,282,791	$—	$32,368,249

(a)	To eliminate intercompany receivables and payables.

(1)	Includes interest expense of $0.2 million related to Majestic Holdco’s Discount Notes.

(2)	Reflects the pushdown of Majestic Holdco’s Discount Notes and associated issuance costs pursuant to SEC Staff Accounting Bulletin, Topic 5(J). The Discount Notes are not guaranteed by the Company or the guarantor subsidiaries.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

		The
	The	Majestic Star
	Majestic Star	Casino Capital	Guarantor	Eliminating	Total
	Casino, LLC	Corp.	Subsidiaries	Entries(a)	Consolidated

Net Cash (Used In) Provided By Operating Activities:	$(5,874,882)	$—	$28,034,936	$—	$22,160,054

Cash Flows From Investing Activities:
Increase in restricted cash	—	—	(1,140,008)	—	(1,140,008)
Acquisition of property and equipment	(28,691,842)	—	(7,319,936)	—	(36,011,778)
Decrease in prepaid leases and deposits	12,683	—	—	—	12,683
Investment in Buffington Harbor Riverboats, L.L.C.	(164,289)	—	—	—	(164,289)
Proceeds from disposal of assets	244,580	—	95,217	—	339,797

Net cash used in investing activities	(28,598,868)	—	(8,364,727)	—	(36,963,595)

Cash Flows From Financing Activities:
Issuance costs for the 9 1/2% senior secured notes	(229,507)	—	—	—	(229,507)
Issuance costs for credit facility	(58,652)	—	—	—	(58,652)
Proceeds from line of credit	45,251,293	—	—	—	45,251,293
Repayment of line of credit	(30,244,786)	—	—	—	(30,244,786)
Cash advances (to) from affiliates	22,510,611	—	(22,510,611)	—	—
Distribution to Barden Development, Inc.	(5,251,094)	—	—	—	(5,251,094)

Net cash provided by (used in) financing activities	31,977,865	—	(22,510,611)	—	9,467,254

Net decrease in cash and cash equivalents	(2,495,885)	—	(2,840,402)	—	(5,336,287)
Cash and cash equivalents, beginning of period	10,929,430	—	11,128,586	—	22,058,016

Cash and cash equivalents, end of period	$8,433,545	$—	$8,288,184	$—	$16,721,729

(a)	To eliminate intercompany receivables and payables.

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

	The Majestic	The Majestic
	Star Casino,	Star Casino	Guarantor	Discontinued	Eliminating	Total
	LLC	Capital Corp.	Subsidiaries	Operations(a)	Entries(b)	Consolidated

Net Cash Provided By Operating Activities:	$19,736,325	$—	$12,240,572	$—	$—	$31,976,897

Cash Flows From Investing Activities:
Increase in restricted cash	(900,000)	—	(250,000)	—	—	(1,150,000)
Acquisition of property and equipment	(12,204,798)	—	(6,258,192)	—	—	(18,462,990)
Distribution of cash to Barden Development Inc. from spin-off of Barden Nevada Gaming	—	—	—	(4,395,606)	—	(4,395,606)
Cash paid in excess of historical cost for land purchased from a related party	(559,806)	—	—	—	—	(559,806)
Decrease in prepaid leases and deposits	102,417	—	—	—	—	102,417
Investment in Buffington Harbor Riverboats, L.L.C.	(295,719)	—	—	—	—	(295,719)
Proceeds from disposal of assets	14,750	—	62,404	—	—	77,154

Net cash used in investing activities	(13,843,156)	—	(6,445,788)	(4,395,606)	—	(24,684,550)

Cash Flows From Financing Activities:
Payment of premium on early extinguishment of debt	(7,069,400)	—	(12,192,930)	—	—	(19,262,330)
Payment of senior secured notes issuance costs	(4,420,000)	—	—	—	—	(4,420,000)
Payment of credit facility issuance cost	(1,583,162)	—	—	—	—	(1,583,162)
Cash paid for redemption of 11.653% notes	—	—	(135,477,000)	—	—	(135,477,000)
Cash paid for redemption of 10 7/8% notes	(130,000,000)	—	—	—	—	(130,000,000)
Proceeds from issuance of 9 1/2% senior secured notes	260,000,000	—	—	—	—	260,000,000
Payment of bond redemption by parent	(153,195,427)	—	153,195,427	—	—	—
Proceeds from line of credit	28,000,000	—	—	—	—	28,000,000
Repayment of line of credit	(2,041,507)	—	—	—	—	(2,041,507)
Repayment of note from related party	67,000	—	—	—	—	67,000
Cash advances (to) from affiliates	9,100,000	—	(8,100,000)	—	—	1,000,000
Distribution to Barden Development, Inc.	(2,385,300)	—	(3,679,913)	—	—	(6,065,213)

Net cash used in financing activities	(3,527,796)	—	(6,254,416)	—	—	(9,782,212)

Net increase (decrease) in cash and cash equivalents	2,365,373	—	(459,632)	(4,395,606)	—	(2,489,865)
Cash and cash equivalents, beginning of period	8,564,057	—	11,588,218	4,395,606	—	24,547,881

Cash and cash equivalents, end of period	$10,929,430	$—	$11,128,586	$—	$—	$22,058,016

(a)	Contained within Discontinued Operations are the cash flow activities of Fitzgeralds Las Vegas, whose equity interests were spun off to Barden Development, Inc. on December 31, 2003 (see Note 7, Discontinued Operations).

(b)	To eliminate inter-company receivables and payables.

SCHEDULE II

THE MAJESTIC STAR CASINO, LLC AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Majestic Holdco, LLC.)

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2005, 2004, and 2003

	Balance at	Charged to	Charged to			Balance at
	Beginning	Costs and	Other			End
Descriptions	of Year	Expenses	Accounts	Deductions		of Year

Allowance for doubtful accounts:
Year ended December 31, 2003	$372,689	205,709	4,758	324,610	(a)	$258,546
Year ended December 31, 2004	$258,546	576,136	—	203,442		$631,240
Year ended December 31, 2005	$631,240	306,673	—	269,337		$668,575

(a)	Fitzgeralds Las Vegas’ allowance for doubtful account balances and transactions are not included for the year ended December 31, 2003, since the spin-off of Fitzgeralds Las Vegas to BDI occurred on December 31, 2003. The allowance for doubtful accounts 2003 beginning balance totaling $101,356 for Fitzgeralds Las Vegas was deducted from the above schedule and is included in the $324,610 in the deductions column for the year 2003.

REPORT OF INDEPENDENT AUDITORS

Trump Indiana, Inc.:

We have audited the accompanying balance sheets of Trump Indiana, Inc. as of December 31, 2004 and 2003 and the related statements of operations, capital and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Indiana, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has experienced increased competition, incurred significant recurring losses from operations, has an accumulated deficit and has filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws. Such circumstances raise substantial doubt about its ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things: (1) the ability of the Company to maintain compliance with all terms of its current debt structure; (2) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (3) the resolution of the uncertainty as to the amount of claims that will be allowed; (4) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection; and (5) the Company’s ability to achieve profitability. Management’s plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/  Ernst & Young LLP

Philadelphia, Pennsylvania
March 30, 2005,
except for the twenty-second paragraph of Note 1
as to which the date is April 5, 2005

TRUMP INDIANA, INC.

BALANCE SHEETS

	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$9,494,000	$11,386,000
Accounts receivable, net of allowance for doubtful accounts of $117,000 and $91,000, respectively	739,000	970,000
Inventories	95,000	326,000
Surety bond and related interest	2,190,000	2,230,000
Prepaid expenses and other current assets	980,000	1,113,000

Total current assets	13,498,000	16,025,000
Property and equipment:
Building and improvements	14,634,000	14,745,000
Riverboat and improvements	36,099,000	34,240,000
Furniture, fixtures and equipment	45,992,000	46,739,000

	96,725,000	95,724,000
Less accumulated depreciation and amortization	44,986,000	41,113,000

Net property and equipment	51,739,000	54,611,000
Other assets:
Investment in Buffington Harbor Riverboats, LLC	27,433,000	29,743,000
Prepaid rent to Buffington Harbor Parking Associates	8,801,000	8,801,000
Other assets, net	213,000	4,506,000

Total other assets	36,447,000	43,050,000

Total assets	$101,684,000	$113,686,000

Liabilities and Capital
Current liabilities:
Current maturities of long-term debt	$960,000	$3,476,000
Due to affiliates	(19,014,000)	(4,621,000)
Accounts payable and accrued expenses	38,561,000	16,163,000
Obligation to City of Gary	3,705,000	4,975,000

Total current liabilities	24,212,000	19,993,000
Long-term debt, net of current maturities	60,000	961,000
Long-term debt, subject to compromise (see Note 1)	50,558,000	50,558,000

Total liabilities	74,830,000	71,512,000
Capital:
Common stock, no par value, 1,500 shares authorized, 100 shares issued and outstanding	1,000	1,000
Additional paid-in capital	61,801,000	61,801,000
Accumulated deficit	(34,948,000)	(19,628,000)

Total capital	26,854,000	42,174,000

Total liabilities and capital	$101,684,000	$113,686,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002

Revenues:
Gaming	$140,602,000	$134,851,000	$128,747,000
Hotel	3,204,000	3,281,000	3,331,000
Food and beverage	3,150,000	3,068,000	2,891,000
Other	1,962,000	1,941,000	1,910,000

Gross revenues	148,918,000	143,141,000	136,879,000
Less promotional allowances	11,250,000	14,736,000	12,877,000

Net revenues	137,668,000	128,405,000	124,002,000
Cost and expenses:
Gaming	72,443,000	68,335,000	63,038,000
Hotel	2,023,000	1,932,000	1,705,000
Food and beverage	4,718,000	4,537,000	4,421,000
General and administrative	31,547,000	36,577,000	28,184,000
Reorganization expense (see Note 1)	2,132,000	—	—
Depreciation and amortization	7,614,000	7,288,000	6,250,000

	120,477,000	118,669,000	103,598,000

Income from operations	17,191,000	9,736,000	20,404,000
Nonoperating income (expense):
Interest income	(14,000)	429,000	273,000
Interest expense	(8,763,000)	(7,011,000)	(3,951,000)
Loss on debt retirement	—	(1,820,000)	—
Other nonoperating income (expense)	573,000	(20,000)	1,219,000

Nonoperating expense, net	(8,204,000)	(8,422,000)	(2,459,000)

Income before equity in loss from Buffington Harbor Riverboats, LLC, and income taxes	8,987,000	1,314,000	17,945,000
Equity in loss from Buffington Harbor Riverboats, LLC	(2,449,000)	(2,396,000)	(2,448,000)
Provision for income taxes	(21,858,000)	—	—

Net income (loss)	$(15,320,000)	$(1,082,000)	$15,497,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF CAPITAL
Years Ended December 31, 2004, 2003 and 2002

					Accumulated
	Shares of		Additional		Other
	Common		Paid-In	Accumulated	Comprehensive
	Stock	Amount	Capital	Deficit	Loss	Total

Balance, December 31, 2001	100	$1,000	$61,801,000	$(34,043,000)	$(372,000)	$27,387,000
Comprehensive income:
Net Income	—	—	—	15,497,000	—	15,497,000
Adjustment for interest rate swap	—	—	—	—	(566,000)	(566,000)

Total Comprehensive income						14,931,000

Balance, December 31, 2002	100	1,000	61,801,000	(18,546,000)	(938,000)	42,318,000
Comprehensive loss:
Net loss	—	—	—	(1,082,000)	—	(1,082,000)
Adjustment for interest rate swap	—	—	—	—	938,000	938,000

Total comprehensive loss						(144,000)

Balance, December 31, 2003	100	1,000	61,801,000	(19,628,000)	—	42,174,000
Net loss	—	—	—	(15,320,000)	—	(15,320,000)

Balance, December 31, 2004	100	$1,000	$61,801,000	$(34,948,000)	$—	$26,854,000

See accompanying notes.

TRUMP INDIANA, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002

Cash flows from operating activities
Net income (loss)	$(15,320,000)	$(1,082,000)	$15,497,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,614,000	7,288,000	6,250,000
Amortization of loan costs	340,000	409,000	450,000
Provision for doubtful accounts	383,000	189,000	203,000
Equity in loss from Buffington Harbor, LLC	2,449,000	2,396,000	2,448,000
Reorganization expense	1,937,000	1,820,000	—
Changes in operating assets and liabilities:
Decrease (increase) in surety bond interest receivable	40,000	(412,000)	1,201,000
Increase in accounts receivable	(153,000)	(50,000)	(162,000)
Decrease (increase) in inventories	231,000	6,000	(95,000)
Decrease (increase) in prepaid expenses and other current assets	133,000	(82,000)	(436,000)
Decrease in other assets	193,000	297,000	3,444,000
(Decrease) increase in accounts payable and accrued expenses	(1,795,000)	6,647,000	(2,813,000)
Increase in state income tax payable	21,858,000	—	—
(Decrease) in due to affiliates	(12,056,000)	(1,808,000)	(10,151,000)
(Decrease) in obligation to City of Gary	(1,271,000)	—	(4,793,000)

Net cash provided by operating activities	4,583,000	15,618,000	11,043,000
Cash flows from investing activities
Investment in Buffington Harbor Riverboats, LLC	(139,000)	(297,000)	(401,000)
Purchase of property and equipment	(2,831,000)	(1,780,000)	(9,910,000)

Net cash used in investing activities	(2,970,000)	(2,077,000)	(10,311,000)
Cash flows from financing activities
Debt issuance costs	—	(2,453,000)	(208,000)
Repayments of debt	(3,505,000)	(25,259,000)	(7,535,000)
Proceeds from borrowing	—	17,660,000	3,045,000

Net cash used in financing activities	(3,505,000)	(10,052,000)	(4,698,000)

Net increase (decrease) in cash and cash equivalents	(1,892,000)	3,489,000	3,966,000
Cash and cash equivalents, beginning of year	11,386,000	7,897,000	11,863,000

Cash and cash equivalents, end of year	$9,494,000	$11,386,000	$7,897,000

See accompanying notes.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2004, 2003 and 2002

1.	Organization and Operations

Prior to March 25, 2003, Trump Indiana, Inc. (the “Company”) was a wholly owned subsidiary of Trump Hotels and Casino Resorts Holdings, L.P. (“THCR Holdings”). On March 25, 2003, Trump Casino Holdings (“TCH”) was capitalized as a wholly owned subsidiary of THCR Holdings and, simultaneously, Trump Indiana, Inc. (along with Trump Marina Associates, L.P. and THCR Management Services) became wholly owned subsidiaries of TCH. THCR Holdings is owned approximately 63.4% by Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), as both a general and limited partner, and approximately 36.6% by Donald J. Trump as a limited partner. THCR is a publicly held company whose common stock is traded on The New York Stock Exchange under the symbol “DJT.”

The Company operates a riverboat (the “Riverboat”) and a 300-room hotel located at Buffington Harbor on Lake Michigan, approximately 25 miles southeast of downtown Chicago. The Riverboat is one of 11 riverboat gaming projects permitted under current Indiana law and one of five located in northern Indiana.

The Company and the Majestic Star Casino, LLC (“Barden”) are the two holders of certificates of suitability for Buffington Harbor and each owns 50% of Buffington Harbor Riverboats, LLC (“BHR”). The Company and Barden have entered into an agreement (the BHR Agreement) relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of the Company’s and Barden’s separate riverboat casinos as Buffington Harbor. The Company and Barden are equally responsible for the operating expenses of the common land-based facilities at such site. There can be no assurance that the Company and/or Barden will be able to fund their respective share of future capital contributions or operating expenses.

TCH has incurred recurring operating losses, which totaled $15.7 million, $27.1 million and $76.6 million during the years ended December 31, 2002, 2003 and 2004, respectively, and had a working capital deficit of $29.9 million at December 31, 2004. The recurring operating losses are primarily the result of substantial debt service obligations on outstanding indebtedness. Additionally, TCH has experienced increased competition and other challenges in its markets. Due to these factors, TCH has not been able to expand its operations or reinvest in the maintenance of its owned properties, including Trump Indiana, at desired levels. TCH’s cash flows have generally been sufficient to fund operations and make interest payments when due (although, with respect to the interest payment scheduled to be paid on the TAC Notes on May 1, 2004 and on the TCH Notes on September 15, 2004, THCR utilized the thirty-day grace periods provided under the applicable indentures and delayed payment until May 27, 2004 and October 14, 2004, respectively, and in contemplation of filing the Chapter 11 cases, THCR did not make the interest payment scheduled to be paid on the TAC Notes on November 1, 2004 or the TCH Second Priority Notes on March 15, 2005). Nonetheless, THCR’s core businesses have not generated cash flows necessary to reinvest in the maintenance or expansion of the Company’s hotel and casino properties at levels consistent with those of its competitors.

On October 21, 2004, THCR, TAC, TCH and certain of their affiliates entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain holders of the TAC Notes and TCH Notes and Donald J. Trump, as a beneficial owner of the Company’s debt and equity securities. THCR’s participation in this recapitalization process was overseen by the special committee comprised of the Company’s independent directors. The Restructuring Support Agreement provides for, among other things, a restructuring of THCR’s approximately $1.8 billion aggregate principal amount of public indebtedness and a recapitalization of THCR’s capital structure.

Chapter 11 Filing

On November 21, 2004, THCR and its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (Case Nos. 04-46898 through 04-46925). Information concerning the cases is available on the Debtors’ website at www.THCRrecap.com (our website address provided in

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.	Organization and Operations—(continued)

this annual report on Form 10-K is not intended to function as a hyperlink and the information on our website is not and should not be considered part of this report and is not incorporated by reference in this document). THCR remains in possession of its assets and properties, and continues to operate its business and manage its properties as “debtors-in-possession” pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

As a result of the Debtors’ chapter 11 filing, events of default may be deemed to have occurred under the indentures governing the TAC Notes and TCH Notes. As a result of such defaults, the principal amount plus accrued and unpaid interest on the TAC Notes and TCH Notes could be accelerated and become due and payable immediately, among other remedies. Due to the chapter 11 filing, however, the ability of creditors to seek remedies to enforce their rights are stayed and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. Furthermore, pursuant to the Restructuring Support Agreement, noteholders signatory to such agreement have agreed to support the prenegotiated plan of reorganization (the “Plan”) of the Debtors anticipated by THCR’s chapter 11 filing pursuant to the terms of such agreement, and have agreed not to exercise any rights under the indentures governing the TAC Notes or TCH Notes, except as consistent with such agreement.

THCR’s chapter 11 filing would also constitute an event of default under certain secured lease financing agreements (the “Capital Leases”) between PDS Gaming Corporation and certain of the Debtors. Under the Bankruptcy Code, however, the ability of creditors to seek remedies to enforce their rights under the Capital Leases and other agreements are stayed and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. In addition, THCR contemplates that the claims of certain secured creditors, including PDS Gaming Corporation with respect to the Capital Leases, will be unimpaired under the Plan.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to continue to operate its business in the ordinary course and to reorganize its business for the benefit of its creditors. A debtor-in-possession under chapter 11 may not engage in transactions outside the ordinary course of business without approval of the bankruptcy court, after notice and an opportunity for a hearing. In addition to permitting the rehabilitation of the debtor, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all judicial, administrative and other actions or proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case. Also, the debtor may assume or reject pre-petition executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code and other parties to executory contracts or unexpired leases being rejected may assert rejection damage claims as permitted thereunder.

The consummation of a plan of reorganization is a principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Subject to certain limited exceptions, an order of a bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefore the obligations specified under the confirmed plan. On February 14, 2005, the Bankruptcy Court approved the Debtors’ disclosure statement (the “Disclosure Statement”), which summarizes the Plan, as containing adequate information, as such term is defined in section 1125 of the Bankruptcy Code, and authorized the Debtors to solicit votes from creditors and other stakeholders on whether or not to accept the Plan. The Debtors commenced such solicitation on February 22, 2005.

As set forth in the Plan, the Bankruptcy Court established February 9, 2005 as the record date for voting to accept or reject the Plan, and March 21, 2005 as the deadline for returning completed ballots (with the exception of securities held in “street name” (i.e., through a brokerage firm, trust company or other nominee), for which the deadline for submitting ballots to the applicable nominee was March 21, 2005, and the deadline for such nominee to return completed ballots to the Debtors’ voting agent was March 23, 2005). The voting agent for the Debtors has completed its preliminary tabulation of ballots submitted by eligible creditors and stakeholders to accept or reject the Plan. Based

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.	Organization and Operations—(continued)

on such analysis, the Debtors believe they have received acceptances from significant majorities of classes entitled to vote on the Plan. In addition, on March 30, 2005, the Debtors, the official committee of THCR’s equity holders appointed in the Debtors’ chapter 11 cases (the “Equity Committee”), the informal committees of holders of TCH Notes and TAC Notes and Donald J. Trump executed a stipulation, pursuant to which the co-chairs of the Equity Committee, which hold over five million shares of THCR’s common stock and had originally voted against the Plan, agreed to withdraw such votes and instead vote in favor of the Plan, as amended. Based on such support, as well as the acceptances of the Plan already received, the Debtors believe they will receive acceptances from the requisite number and amount of claims and interests represented by creditors and stakeholders to confirm the Plan.

As part of the Plan, Mr. Trump would make a $55 million cash investment in the Debtors and contribute approximately $16.4 million principal amount of TCH Second Priority Notes owned by him (at 90% of the face amount thereof). Upon the consummation of the Plan, Mr. Trump would beneficially own 29.16% of the recapitalized Company’s common stock (and/or common stock equivalents) on a fully-diluted basis (excluding any shares reserved for insurance under management stock incentive plans), consisting of (i) approximately 9.12% in exchange for Mr. Trump’s $55 million cash investment, (ii) approximately 2.53% in exchange for Mr. Trump’s contribution of approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon), (iii) approximately 11.02% in return for entering into the trademark license agreement described below and agreeing to modifications to certain existing contractual relationships between Mr. Trump and the Debtors (including entering into a new services agreement with THCR), (iv) approximately 0.06% representing his existing equity interests after dilution upon the issuance of the recapitalized Company’s common stock, (v) approximately 3.5% issuable upon the exercise of certain ten-year warrants to be issued to Mr. Trump upon consummation of the Plan, having an exercise price equal to 1.5 times the per share purchase price at which Mr. Trump makes his $55 million investment and (vi) approximately 2.95% issuable upon exercise of the New Class A Warrants (as defined below) to be issued to Mr. Trump upon consummation of the Plan. Mr. Trump would also receive THCR Holdings’ 25% interest in the Miss Universe Pageant, which had no recorded net book value at December 31, 2004. The recapitalized Company would also enter into the following agreements with Mr. Trump:

•	a services agreement that would have a three-year rolling term, pay Mr. Trump $2.0 million per year, plus a discretionary annual bonus, reimburse Mr. Trump for certain travel and customary administrative expenses incurred by Mr. Trump in his capacity as chairman, and terminate his existing executive agreement;

•	an amended and restated trademark license agreement, which would grant THCR Holdings a perpetual, exclusive, royalty-free license to use Mr. Trump’s name and likeness in connection with the Debtors’ casino and gaming activities, subject to certain terms and conditions, and terminate Mr. Trump’s existing trademark license agreement with THCR;

•	a three-year right of first offer agreement, pursuant to which the Trump Organization LLC, Mr. Trump’s controlled affiliate, would be granted a three-year right of first offer to serve as project manager, construction manager and/or general contractor with respect to construction and development projects for casinos, casino hotels and related lodging to be performed by third parties on the Debtors’ existing and future properties, subject to certain terms and conditions;

•	a voting agreement that would determine the composition of the recapitalized Company’s board of directors for a certain period, subject to certain terms and conditions and applicable law; and

•	an amended and restated partnership agreement of THCR Holdings, which would, among other things, require the affirmative vote of Mr. Trump with respect to the sale or transfer of one or more of THCR’s current properties; provided, however, that THCR could sell or transfer such properties without Mr. Trump’s consent if THCR Holdings indemnified Mr. Trump up to an aggregate of $100 million for the U.S. federal income tax consequences to Mr. Trump associated with such sale or transfer.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.	Organization and Operations—(continued)

Recapitalized THCR would also adopt an amended and restated certificate of incorporation and bylaws, and certain other Debtors would also adopt amended and restated organizational documents.

Under the Plan, holders of TAC Notes would exchange their notes for approximately $777.3 million aggregate principal amount of New Notes (as defined below), approximately $384.3 million of common stock (approximately 63.69% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding any shares reserved for issuance under management stock incentive plans)), and an additional amount in cash equal to simple interest accrued on approximately $777.3 million of New Notes (as defined below) at the annual rate of 8.5% from the last scheduled date to which interest was paid with respect to the TAC Notes (or May 1, 2004) through the effective date of the Plan. In addition, on or following the first anniversary of the effective date, holders of TAC Notes would receive (i) the cash proceeds from the exercise of New Class A Warrants (as defined below), plus any interest accrued thereon and (ii) if any of the New Class A Warrants are not exercised, the shares of the recapitalized Company’s common stock reserved for issuance upon exercise of such warrants.

Holders of TCH First Priority Notes would exchange their notes for approximately $425 million aggregate principal amount of New Notes, $21.25 million in cash, approximately $8.5 million of common stock (approximately 1.41% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding any shares reserved for issuance under management stock incentive plans)), and an additional amount in cash equal to simple interest accrued on $425 million at the annual rate of 12.625% through the effective date of the Plan (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes).

The unaffiliated holders of TCH Second Priority Notes would exchange their notes for approximately $47.7 million aggregate principal amount of New Notes, approximately $2.3 million in cash, approximately $2.1 million of common stock (approximately 0.35% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding shares reserved for issuance under management stock incentive plans) and an additional amount in cash equal to simple interest accrued on (i) $54.6 million at the annual rate of 18.625% from the last scheduled date to which interest was paid with respect to the TCH Second Priority Notes to the date that is ninety days after the petition date for the chapter 11 cases (or February 21, 2005), and (ii) approximately $47.7 million at the annual rate of 8.5% from the ninety-first day after the petition date (or February 22, 2005) through the effective date of the Plan.

THCR’s existing common stockholders (excluding Mr. Trump) would receive nominal amounts of common stock of the recapitalized Company (approximately 0.05% of the shares on a fully diluted basis (excluding shares reserved for issuance under management stock incentive plans)), and would receive New Class A Warrants to purchase up to approximately 5.34% of the recapitalized Company’s new common stock on a fully diluted basis, as described below. All existing options to acquire common stock of THCR or its affiliates would be cancelled. THCR’s common stockholders (excluding Mr. Trump) would also receive an aggregate of $17.5 million in cash, as well as the net proceeds of the sale of a parcel of land owned by THCR in Atlantic City, New Jersey constituting the former World’s Fair site, which may be developed for non-gaming related use and had a net book value of $17.9 million at December 31, 2004. The sale of such property would occur after the effective date of the Plan.

On the effective date, THCR would issue one-year warrants (the “New Class A Warrants”) to purchase shares of the recapitalized THCR’s common stock at an aggregate purchase price of $50 million, or approximately 8.29% of THCR’s fully diluted common stock (excluding any shares reserved for issuance under management stock incentive plans). THCR’s common stockholders (excluding Mr. Trump) would receive New Class A Warrants to purchase up to approximately 5.34% of the recapitalized Company’s common stock and Mr. Trump would receive the remaining Class A Warrants to purchase approximately 2.95% of recapitalized THCR’s common stock. Proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon), and any shares reserved for issuance of such warrants that have not been exercised, would be distributed to holders of TAC Notes on or following the first anniversary of the effective date of the Plan.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.	Organization and Operations—(continued)

The “New Notes” would be issued by THCR Holdings and THCR Funding, bear interest at an annual rate of 8.5% and have a ten-year maturity. The New Notes would be secured by a security interest in substantially all of the Debtors’ real property and incidental personal property and certain other assets of the Debtors, subject to liens securing a $500 million working capital facility (the “Exit Facility”) to be entered into on the effective date of the Plan and certain other permitted liens.

As part of the Plan, THCR would implement a 1,000 for 1 reverse stock split of the existing common stock of THCR, such that each 1,000 shares of common stock immediately prior to the reverse stock split would be consolidated into one share of new common stock of recapitalized THCR. The aggregate fractional share interests beneficially owned by each holder of existing shares of common stock would be rounded up to the nearest whole number.

On November 22, 2004, the Debtors entered into a debtor-in-possession financing (the “DIP Facility”) providing up to $100 million of borrowings during the Debtors’ chapter 11 cases, secured by a first priority priming lien on substantially all the assets of the Debtors, including the assets securing the TAC Notes and TCH Notes. On the effective date of the Plan, the Debtors expect to enter into the Exit Facility, which would be secured by a first priority security interest in substantially all the Debtors’ assets, senior to the liens securing the New Notes.

On April 5, 2005, the Bankruptcy Court entered an order (the “Order”) confirming the Debtors’ Plan originally filed with the Court on November 21, 2004 under chapter 11 of the United States Bankruptcy Code. The Debtors expect to effectuate the Plan in early May 2005. There can be no assurance, however, that the Debtors will emerge at this time or that the Debtors will realize any intended financial benefits under the Plan. If the Company is not successful in its financial restructuring efforts under the Plan or any alternative restructuring efforts, the Company will not be able to continue as a going concern.

Accounting Impact of Chapter 11 Filing

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position No. (SOP) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The ability of the Company, both during and after the chapter 11 cases, to continue as a going concern is dependent upon, among other things, (i) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (ii) the ability of the Company to maintain adequate cash on hand; (iii) the ability of the Company to generate cash from operations; (iv) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain emergence financing; (v) the ability of the Company to maintain its customer base; and (vi) the Company’s ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Liabilities subject to compromise in the accompanying consolidated balance sheets refer to certain of the liabilities of the Debtors incurred prior to the petition date of the chapter 11 cases. In accordance with SOP 90-7, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the chapter 11 proceedings and are subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the Plan or other events. Liabilities subject to compromise consisted of the following as of December 31, 2004:

Non-current liabilities subject to compromise:

TCH Notes	$50,558,000

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

1.	Organization and Operations—(continued)

In order to record its debt instruments at the amount of claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, as of the chapter 11 petition date, the Company wrote off as reorganization expenses its deferred financing fees and unamortized debt discount associated with the TCH Notes in order to reflect such debt instruments at their par value. Reorganization expense also includes professional fees earned during the proceeding and other expenses directly associated with the bankruptcy process.

The following table summarizes reorganization expense for the year ended December 31, 2004:

Write-off of deferred financing costs	$1,291,000
Accretion of unamortized debt discount	645,000
Professional fees and expenses	196,000

$2,132,000

The Company’s parent incurred transaction fees associated with the refinancing and which were recorded as reorganization expense at the parent. Such fees have not been charged to the Company.

The Company is required to accrue interest expense during the chapter 11 proceedings only to the extent that it is probable that such interest will be paid pursuant to the proceedings. The Company recognized interest expense subsequent to the filing date of the chapter 11 petitions with respect to the current terms of its debt and its capital lease obligations. The Plan may allow for a reduction in the amount of accrued interest to be paid upon the confirmation of the Plan.

Based on the current terms of the Plan, the Company believes it would qualify for and be required to implement the “Fresh Start” accounting provisions of SOP 90-7 upon emergence from bankruptcy, which would establish a “fair value” basis for the carrying value of the assets and liabilities of reorganized THCR. The application of “Fresh Start” accounting on the Company’s consolidated financial statements may result in material changes in the amounts and classifications of the Company’s non-current assets (including property and equipment). However, the potential impact cannot be determined at this time.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Gaming revenues represent the net win from gaming activities, which is the difference between amounts wagered and amounts won by patrons. Revenues from hotel and other services are recognized at the time the related services are performed.

The Company provides an allowance for doubtful accounts arising from casino activities, which is based upon a specific review of certain outstanding receivables as well as historical collection performance. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collections. Actual results could differ from those estimates and assumptions.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies—(continued)

Promotional Allowances

The retail value of food and beverages and hotel rooms provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses and total $2,602,000, $2,952,000 and $2,582,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Promotional allowances also include volume-based cash rebates and coin given to patrons.

Cash discounts based upon a negotiated amount with each patron are recognized as a promotional allowance on the date the related revenue is recorded. Cash-back program awards that are given to patrons based upon earning points for future awards are accrued as the patron earns the points. The amount is recorded as a reduction of revenue in the statement of operations. When estimating the amount of the accrual, the Company calculates a redemption rate based upon historical redemption rates.

The Company offers other incentive programs. These programs are monthly gifts and other promotional items. Management elects the type of gift and the person to whom it will be given. Since these awards are not cash awards, the Company records them as gaming expenses in the statement of operations. Such amounts are expensed on the date the award can be utilized by the patron.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

Property and Equipment

Property and equipment is carried at cost and depreciated on the straight-line method using rates based on the following estimated useful lives:

Buildings	40 years
Riverboat	30 years
Furniture, fixtures and equipment	3-7 years

Depreciation expense also includes amortization of assets under capital lease obligations.

Investment in Buffington Harbor Riverboats, LLC

The Company accounts for its investment in BHR under the equity method of accounting. In accordance with the BHR Agreement, the Company and Barden pay berthing and other fees in an amount to cover the operating expenses of BHR. Berthing fees and other fees paid are included in general and administrative expenses in the accompanying statements of operations.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies—(continued)

Selected financial information of BHR is as follows:

	December 31
	2004	2003

Cash	$311,000	$83,000
Total current assets	2,545,000	5,096,000
Property, plant, and equipment, net	57,199,000	61,882,000
Total assets	59,827,000	67,079,000
Total current liabilities	4,657,000	7,223,000
Total liabilities	4,962,000	7,612,000
Total members’ equity	54,865,000	59,467,000

	Year Ended December 31
	2004	2003	2002

Gross revenues	$11,145,000	$18,435,000	$16,095,000
Operating loss	(4,899,000)	(4,785,000)	(4,795,000)
Net loss	(4,931,000)	(4,791,000)	(4,849,000)

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a joint venture between Trump Indiana and Barden for the purpose of constructing and operating a parking garage (see Note 5).

Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management assesses the carrying values of the Company’s assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of demand, competition and other economic factors. In circumstances where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino. In estimating the fair value of an asset, management utilizes the prices of similar assets and the results of other valuation techniques.

Deferred Financing Costs

Financing costs, including underwriters’ discounts and direct transactional fees (including accounting, legal and printing) associated with the issuance of debt have been capitalized as deferred bond and loan issuance costs in the accompanying balance sheet and are being amortized to interest expense over the terms of the related debt. In order to record its debt instruments at the amount of the claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, the Company wrote off as reorganization expense the unamortized deferred bond and loan issuance costs associated with the TCH Notes and TAC Notes. Such write-off reflected these debt instruments at par value. Professional fees directly relating to the chapter 11 proceeding were expensed as incurred and recorded as reorganization expenses.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense was $881,000, $838,000 and $769,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies—(continued)

Statements of Cash Flows

The following supplemental disclosures are made to the statements of cash flows.

	Year Ended December 31
	2004	2003	2002

Cash paid during the year for interest	$8,423,000	$6,553,000	$1,909,000

Supplemental disclosure of noncash activities:
Fixed assets purchased under capital leases	$89,000	$115,000	$107,000

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of FASB Statement No. 133. The Company recognizes derivatives on the balance sheet at fair value.

It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate the financial risk inherent in funding the Company with debt capital. Reflecting the results of this ongoing review, the debt portfolio and hedging program of the Company is managed with the objective and intent to reduce the interest rate risk of the debt in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable rate debt within the parameters established by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the Company’s debt portfolio. Accordingly, at December 31, 2002, the Company had an interest rate swap agreement to effectively convert variable-rate debt to fixed-rate debt. During 2003, in connection with the TCH debt refinancing (see Note 4), the interest rate swap was terminated (which resulted in a charge to interest expense of $938,000) in connection with the payment of the related debt obligation.

Other Assets

Trump Indiana, Inc. was assessed a sales and use tax on the purchase of the Trump Indiana vessel. Trump Indiana, Inc. made the payment on this assessment ($1,822,000) during the first quarter of 2002 in order to avoid incurring interest and penalties while Trump Indiana, Inc. was appealing the assessment. The payment of $1,822,000 had been capitalized and classified in other assets as management believed the amount to be fully recoverable upon the resolution of the appeal. During the first quarter of 2004, the Indiana Tax Court ruled in favor of Trump Indiana, Inc. as the tax court held that a boat assembled in Florida for use as a casino riverboat is not personal property and therefore not subject to sales and use taxation in Indiana. The Indiana Department of Revenue petitioned the matter for final review by the Indiana Supreme Court. On September 21, 2004, the Indiana Supreme Court overturned the Indiana Tax Court and ruled in favor of the Indiana Department of Revenue. As a result of this ruling, the Company transferred the $1,822,000 from other assets to fixed assets, as the tax represented a cost of preparing the asset for its intended use. Additionally, Trump Indiana, Inc. recorded a charge to depreciation expense for the three months ended September 30, 2004 of approximately $500,000. This charge represents the cumulative depreciation as if the sales and use tax had been capitalized into the cost of the vessel when it was acquired.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, deferred tax asset and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies—(continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book values of cash and cash equivalents, accounts receivable, accounts payable and debt instruments are considered to be representative of their respective fair values at December 31, 2004 and 2003.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51.” According to such interpretation, the primary objectives of this interpretation were to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

Reclassifications

Certain reclassifications have been made to the prior-year financial statements for them to be in conformity with the current-year presentation.

3.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31:

	2004	2003

Trade accounts payable	$1,527,000	$1,758,000
Accrued compensation and related expenses	1,571,000	1,076,000
Accrued progressive jackpot liability	308,000	532,000
Accrued property taxes, income taxes and other taxes payable	31,660,000	11,260,000
Other	3,495,000	1,537,000

	$38,561,000	$16,163,000

During January 2004, the Company received reassessment notices that increased the valuation of its property in Lake County Indiana where Trump Indiana is located. BHR also received reassessment notices. The reassessments, which affected the 2002 and 2003 calendar tax years, significantly increased the valuation of the assets. As a result of these assessments, the Company recorded a charge to operations during 2003 of approximately $6.3 million to reflect the increase in the assessed values. During 2004, the Company received the 2002 property tax rates and paid the tax bills related to 2002 during July 2004. There was a decrease in the property tax rate from 2001 to 2002 due to the significant upward revisions in the assessed values for the 2002 property tax year. The Company has not yet received property tax bills for the years ended December 31, 2003 or 2004. The 2003 property tax rates were legislated and published during the first quarter of 2005. The Company has developed its 2003 property tax accruals at December 31, 2004 based on the assessed values effective for the 2002 bills multiplied by the published tax rates for 2003. As 2004 rates have not yet been legislated, the Company developed its 2004 property taxes payable at the

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Accounts Payable and Accrued Expenses—(continued)

2003 legislated rates with an assumed rate increase. The Company believes that an assumed increase in rates is reasonable for the 2004 tax year as it anticipates no significant upward revisions to the assessed values. As a result of the above, the Company recorded property tax expense of $6,910,000 and $2,369,000 for the years ended December 31, 2003 and 2004, respectively.

4.	Long-Term Debt

Long-term debt consists of the following as of December 31:

	2004	2003

Notes payable to Trump Casino Holdings, L.L.C., interest rate of 11 5/8% and 17 5/8%, due 2010(a)	$50,558,000	$50,558,000
Note payable—riverboat and hotel
Note payable	—	580,000
Note payable(b)	851,000	3,575,000
Capitalized leases(c)	169,000	282,000

	51,578,000	54,995,000
Less current maturities	(960,000)	(3,476,000)
Less Long-term debt subject to compromise	(50,558,000)	(50,558,000)

	$60,000	$961,000

(a)	In March 2003, TCH and TCF consummated a private placement of two issues of mortgage notes consisting of: (i) $425,000,000 principal amount of TCH First Priority Notes due March 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, sold at a price of 94.832% of their face amount for an effective yield of 12.75%, and (ii) $50,000,000 principal amount of TCH Second Priority Notes due September 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, plus 6.0% through the issuance of payable-in-kind notes. As of December 31, 2004, the TCH Notes are technically in default based upon the matters described in Note 1. In order to record its debt instruments at the amount of the claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, the Company wrote off as reorganization expense the unamortized debt discount and deferred financing costs associated with the TCH Notes to record the debt at par value. Additionally, this debt has been classified as long- term debt subject to compromise on the December 31, 2004 balance sheet pursuant to SOP 90-7. In connection with the TCH Notes offering, Donald J. Trump purchased in a concurrent private offering, $15.0 million aggregate principal amount of additional TCH Second Priority Notes at the same purchase price at which the initial purchasers purchased such notes.

Pursuant to the indentures governing the TCH Notes, the interest rate on the TCH First Priority Notes will increase by 0.5% per annum if TCH’s First Priority Leverage Ratio for any fiscal year, commencing with the year ending December 31, 2003, exceeds 4.8 to 1.0, and by 1.0% per annum if the First Priority Leverage Ratio exceeds 5.3 to 1.0. Similarly, the rate of interest payable in cash on TCH Second Priority Notes will increase by 0.5% per annum or 1.0% per annum if the First Priority Leverage Ratio for any fiscal year, commencing with the year ending December 31, 2003, exceeds 4.8 to 1.0 or 5.3 to 1.0, respectively. For these purposes, the term “First Priority Leverage Ratio” for any year is defined generally as the ratio of (a) the total outstanding principal amount of the TCH First Priority Notes (plus other indebtedness, if any, ranking pari passu with the TCH First Priority Notes) as of December 31, of such year to (b) the Consolidated EBITDA of TCH, which equals, without duplication, the sum of consolidated net income, plus consolidated income tax expense, plus consolidated depreciation and amortization expense, plus consolidated fixed charges and non-cash charges related to regulatory write downs for the year. The First Priority Leverage Ratio for the years December 31,

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.	Long-Term Debt—(continued)

2004 and 2003 resulted in increases in the interest rates on the TCH Notes of 1.0% and 1.0% respectively. Such increases are effective from and after March 15, 2004 to March 15, 2005 and March 15, 2005 to March 14, 2006 for the 2003 and 2004 calculations, respectively, at which point the rates of interest payable on the TCH Notes would be restored to their original levels, unless the TCH First Priority Leverage Ratio computation for 2005 results in an increase. If the Plan is consummated as discussed in Note 1, the interest rate increase for the year ended December 31, 2004 may not apply.

(b)	On May 30, 2003, Trump Indiana, Inc. entered into a loan agreement with a bank for $5,000,000. Proceeds from the loan were used to purchase slot equipment which secures the loan. The loan bears an interest rate of 4.25% and the loan amortizes over a 24 month period.

(c)	Trump Indiana, Inc. entered into various capital lease obligations with interest rates ranging from 3.821% to 14.98%. These leases are due at various dates between 2004 and 2007 and are secured by underlying real property or equipment.

As of December 31, 2004, the present value of net minimum lease payments under capital leases are as follows:

2005	$115,000
2006	51,000
2007	11,000

177,000
Less amount representing interest	8,000

Present value of minimum lease payments	$169,000

5.	Operating Leases

The Company leases property and office equipment under operating leases. Rent expense for the years ended December 31, 2004, 2003 and 2002 was approximately $2,697,000, $1,812,000 and $1,006,000, respectively.

Future minimum lease payments under noncancelable operating leases are as follows:

2005	$3,898,000
2006	3,491,000
2007	3,422,000
2008	3,357,000
2009	3,291,000
Thereafter	8,724,000

$26,183,000

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a 50/50 joint venture between Trump Indiana and an affiliate of Barden for the purpose of constructing and operating a parking garage. The estimated cost of the parking garage, including the land, was approximately $25,000,000.

BHPA separately leases the parking garage to each of (i) Trump Indiana pursuant to a parking lease, dated June 19, 2001 (the Trump Indiana Garage Lease), and (ii) Barden under a substantially identical lease agreement. The term of the Trump Indiana Garage Lease is until December 31, 2018. The rent installment, paid by Trump Indiana for the Trump Indiana Garage Lease, was approximately $8.8 million, which will be amortized on a straight-line basis over the term of the lease. In addition, Trump Indiana is obligated to pay BHPA a monthly rent equal to (i) 50% of BHPA’s debt service on the $17.1 million financing (the Financing) to build the parking garage

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Operating Leases—(continued)

and (ii) 50% of any construction costs incurred by BHPA in excess of the net proceeds of the Financing. In the event either party defaults on its rental obligation under its garage lease with BHPA, the other party will be obligated to pay rent in an amount sufficient to satisfy 100% of BHPA’s debt service obligations on the Financing. Rent expense related to the parking garage for the years ended December 31, 2004, 2003 and 2002 was $2,181,000, $3,120,000 and $829,000, respectively.

6.	Income Taxes

Income tax expense for the year ended December 31, 2004 relates to state income taxes as a result of the following. In July 1999, the Indiana Department of Revenue (“the Department”) issued a letter of findings to an unaffiliated Indiana gaming company, which affects Indiana riverboat gaming companies, including Trump Indiana, Inc., to the effect that the Riverboat Wagering Tax (the “Tax”), a tax deducted in computing income subject to federal tax, is not deductible when computing Indiana adjusted gross income for state tax purposes. The unaffiliated entity that received the letter of findings, with the assistance of the Indiana Casino Association, of which Trump Indiana, Inc. is a member, contested the findings in the Indiana Tax Court on the basis that the Tax is an excise tax and, as such, should be excluded from Indiana’s add-back requirements (that is, it should be deducted in computing gross income for Indiana income tax purposes). In April 2004, the Indiana Tax Court found in favor of the Department. As a result of this ruling, Trump Indiana, Inc. recorded an income tax provision of approximately $19,108,000 during the first quarter of 2004 for the cumulative amount of taxes due since inception at Trump Indiana, Inc. as if state income taxes were computed by not deducting the Tax in calculating Indiana gross income. The members of the Indiana Gaming Association subsequently appealed the Indiana Tax Court’s decision to the Indiana Supreme Court. The Indiana Supreme Court refused, however, to grant review of the Indiana Tax Court’s decision. In October 2004, Trump Indiana, Inc. received a notification from the Department assessing approximately $17.0 million through 2002 in respect of this tax. On March 23, 2005, Trump Indiana, Inc. and the Department entered into a settlement agreement, pursuant to which Trump Indiana, Inc. would pay the Department $20,708,071 in consideration of amounts due, (i) $500,000 of which would be payable within five days of the execution of such agreement (which amount was paid upon execution of the settlement agreement), (ii) $500,000 of which would be payable on the first day of each month thereafter until the effective date of the Plan, and (iii) the balance of which would be payable on the effective date of the Plan. The Company has fully accrued the amount of the settlement as of December 31, 2004. The settlement agreement and the payments described above are subject to the approval of the Bankruptcy Court.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Income Taxes—(continued)

Deferred income taxes consist of the following at December 31, 2004 and 2003:

	2004	2003

Deferred tax assets:
Net operating losses	$11,407,000	$9,382,000
Amortization of license costs	7,559,000	8,040,000
Other	7,067,000	1,601,000

Total deferred tax assets	26,033,000	19,023,000

Deferred tax liabilities:
Depreciation	(9,569,000)	(9,212,000)
Other	(999,000)	(999,000)

Total deferred tax liabilities	(10,568,000)	(10,211,000)

Net deferred tax assets	15,465,000	8,812,000
Valuation allowance	(15,465,000)	(8,812,000)

Net deferred taxes	$—	$—

As it is uncertain whether the Company will realize full benefit from its net operating tax losses, a valuation allowance has been provided.

The primary difference between the statutory federal income tax rate and the effective rate is due to the utilization of net operating loss carryforwards. The Company has a federal net operating loss carry forward of $24,490,000, which expires from 2018 to 2022.

As a result of the transactions discussed in Note 1, a portion of the net operating loss carryforwards may be utilized.

7.	Commitments and Contingencies

Indiana Gaming Regulations

The ownership and operation of Riverboat gaming operations in Indiana are subject to strict state regulations under the Riverboat Gambling Act (the “Act”) and the administrative rules promulgated thereunder. The Company is required to renew its riverboat owner’s license with the Indiana Gaming Commission (“IGC”) on an annual basis. The IGC may place restrictions, conditions or requirements on the permanent riverboat owner’s license. An owner’s initial license expires five years after the effective date of the license, and unless the owner’s license is terminated, expires or is revoked, the owner’s license may be renewed annually by the IGC upon satisfaction of certain conditions contained in the Act. The IGC has adopted certain rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The IGC also has indicated its intent to predict what effect, if any, the amendment of existing rules or the finalization of new rules might have on the operations of the Company.

Trump Indiana Certificate of Suitability and City of Gary Development Agreement

As a condition to the Certificate of Suitability, Trump Indiana committed to invest approximately $153,000,000 in the Indiana Riverboat, including certain related projects of the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to continue riverboat operations as required by the IGC may result in revocation of the Certificate of Suitability. There can be no assurance that Trump Indiana will be able to

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies—(continued)

comply with the terms of the Certificate of Suitability. As part of the $153,000,000 commitment discussed above, Trump Indiana is obligated to fund $21,000,000 of specific economic development and infrastructure projects of the City of Gary. This obligation was fully accrued over the initial five-year license period, which expired in 2001. As of December 31, 2004, $3,705,000 remains payable to the City of Gary related to the total $153,000,000 commitment discussed above. During 1998, the Company paid $10,000,000 for a surety bond which guarantees these mandated infrastructure payments. This amount has been reduced as improvements have been made, and approximately $2,191,000 (including interest) remains and is recorded as a current asset in the accompanying balance sheet at December 31, 2004. The Company anticipates the additional funding to complete the remaining commitment to the City of Gary will be made during 2005.

In addition, Trump Indiana established the Trump Indiana Foundation (“Foundation”), a private foundation founded for charitable purposes primarily within the City of Gary and Lake County, Indiana. Trump Indiana initially funded $1,000,000 to the Foundation and is required to make annual contributions of $100,000.

Gaming Taxes

Under Indiana’s gaming law prior to August 5, 2002, a tax was imposed on admissions to gaming excursions at a rate of $3 for each person admitted to the gaming excursion. Beginning on August 5, 2002, under Indiana’s gaming law, a $3 tax is imposed on admission to the gaming facility and no longer per excursion. For the years ended December 31, 2004, 2003 and 2002, the Company paid admission fees of approximately $5,218,000, $4,966,000 and $7,975,000, respectively.

The State of Indiana also imposes a tax on adjusted gaming receipts, as defined. The amount of this tax was 20% through July 1, 2002; 22.5% from July  1, 2002 to August 5, 2002; and a graduated rate subsequent to August 5, 2002, as follows:

Gaming Receipts	Tax %

$0 — $25 million	15%
$25 — $50 million	20%
$50 — $75 million	25%
$75 — $150 million	30%
Over $150 million	35%

For the years ended December 31, 2004, 2003 and 2002, the Company paid State gaming taxes of approximately $34,866,000, $33,910,000 and $24,776,000, respectively.

During 2003, the State of Indiana passed a legislative bill that retroactively recalculated the amount of gaming wagering tax due to the State of Indiana. The amount of the assessment was $1.9 million and was recorded as gaming expenses in the statement of operations. Approximately half of this amount was paid in 2003 and the remaining portion was paid in 2004.

A tax is imposed by the City of Gary on the adjusted gaming receipts, as defined, at a rate of 4%. For the years ended December 31, 2004, 2003 and 2002, the Company paid $5,595,000, $5,382,000 and $5,140,000 to the City, respectively.

Legal Proceedings

On November 21, 2004, the Debtors filed voluntary petitions for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized under chapter 11 to continue to operate their businesses while under the jurisdiction of the Bankruptcy Court. As of the petition date, pending litigation against the Debtors is generally stayed, and absent further order of the Bankruptcy Court,

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies—(continued)

substantially all pre-petition liabilities of the Debtors are subject to settlement under a plan of reorganization. The Plan contemplates that general unsecured claims that are allowed by the Bankruptcy Court would be paid in full.

The United States trustee in the Debtors’ chapter 11 cases has appointed the Equity Committee to represent the interests of equity holders of THCR in connection with the cases. The Equity Committee had filed a number of motions opposing the Debtors’ chapter 11 cases and raised certain objections to the Plan (including a recommendation that each stockholder of THCR vote to reject the Plan) that were summarized in a letter enclosed with the solicitation materials accompanying the Disclosure Statement that was distributed to THCR’s stakeholders entitled to vote on the Plan. In addition, the Equity Committee and the Debtors had engaged in extensive litigation activities, including depositions, document requests and other discovery-related matters.

On March 30, 2005, the Debtors, the Equity Committee and certain other parties executed a stipulation, pursuant to which the co-chairs of the Equity Committee, which hold over five million shares of THCR’s common stock and had originally voted against the Plan, agreed to withdraw such votes and instead vote in favor of the Plan, as amended. Based on such support, as well as the acceptances of the Plan already received from other stakeholders entitled to vote on the Plan, the Debtors believe they will receive acceptances from the requisite number and amount of claims and interests represented by creditors and stakeholders to confirm the Plan. The Debtors will emerge from bankruptcy if and when the Bankruptcy Court approves the Plan and all conditions to the consummation of the Plan have been satisfied or waived. There can be no assurance that the Bankruptcy Court will confirm the Plan or approve the other transactions contemplated in connection with the Plan.

Prior to the confirmation of the Plan by the Bankruptcy Court on April 5, 2005, DLJ Merchant Banking Partners III, L.P. (“DLJMB”) had filed a motion with the Bankruptcy Court therein objecting to the Plan and asserting a claim for $25 million, plus expenses of at least $1 million, against THCR and certain of its subsidiaries with respect to DLJMB’s proposed $400 million equity investment in THCR and which was abandoned by DLJMB in September 2004. DLJMB subsequently agreed to withdraw their objection to the Plan but reserved any of its rights to pursue such claim after the effective date of the Plan. THCR and certain of its subsidiaries also reserved their rights with respect to setoff DLJMB’s claim. THCR intends to vigorously defend any claims asserted by DLJMB and does not believe such claims will have a material impact on THCR’s financial position.

On February 8, 2005, certain individuals filed a complaint in the United States District Court for the District of New Jersey, Camden Division, against certain persons and organizations that included members of the Trump Capital Accumulation Plan Administrative Committee. In their complaint, the plaintiffs alleged, among other things, that such persons and organizations, who were responsible for managing the Trump Capital Accumulation Plan, a defined contribution employee benefit plan for certain employees of Taj Associates, Plaza Associates, Marina Associates (f/k/a Trump Castle Associates, L.P.) and Trump Indiana, Inc. (the “401(k) Plan”), breached their fiduciary duties owed to 401(k) Plan participants when THCR common stock held in employee accounts was allegedly sold without participant authorization if the participant did not willingly sell such shares by a specified date in accordance with the 401(k) Plan. The plaintiffs have brought this suit under the Employee Retirement Income Security Act of 1974, as amended, on behalf of themselves and certain other 401(k) Plan participants and beneficiaries and have sought to have the court certify their claims as a class action. In their complaint, the plaintiffs also seek, among other things, damages for losses suffered by certain accounts of affected 401(k) Plan participants as a result of such allegedly improper sale of THCR common stock and reasonable costs and attorneys’ fees. The parties entered into a stipulation pursuant to which the complainants agreed to withdraw their objection to the Plan but reserved their rights to pursue their claim against the administrators of the Trump Capital Accumulation Plan and the Debtors in the United States District Court for the District of New Jersey, Camden Division, subject to a maximum liability of $1.73 million. The Company believes the complaint to be without merit and intends to vigorously defend any claims asserted by the complainants, and does not believe such claims will have a material impact on the Company’s financial position.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies—(continued)

TCH and its subsidiaries and certain of its employees have been involved in various legal proceedings. In general, TCH has agreed to indemnify such person against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings.

Various legal proceedings are now pending against TCH and its subsidiaries. TCH considers all such proceedings to be ordinary litigation incident to the character of its business. TCH believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

Other

Trump Indiana, Inc. is currently being audited by the IRS for the 1995 through 1997 tax years and for the 2002 and 2003 tax years. The 1995 through 1997 audit is currently with the appeals office of the IRS. The Company is vigorously opposing the preliminary assessments made by the IRS related to this audit and believes such assessments are erroneous. Although the Company believes the preliminary IRS assessments will be overturned through the appeals process and that the Company’s position will be sustained, significant amounts of potential federal and state tax liabilities would result if the Company’s appeals of such assessments were denied. The 2002 and 2003 IRS audit has only recently commenced and the Company does not anticipate any material tax liabilities resulting from this examination.

Self-Insurance Reserves

Self-insurance reserves are provided for the estimated amounts of uninsured claims related to workmen’s compensation and personal injury claims that have occurred in the usual course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

8.	Retirement Savings Plan

The Company participates in a retirement savings plan, the Trump Capital Accumulation Plan (the Plan) for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 30% of their earnings (as defined) to the Plan and the Company will match 50% of the first 6% of an eligible employee’s contributions. Employer contributions to the Plan for the years ended December 31, 2004, 2003 and 2002 were $276,000, $260,000 and $155,000, respectively.

9.	Transactions with Affiliates

Amounts due to THCR Holdings were repaid in connection with the TCH debt refinancing. Interest expense on the amounts due to THCR Holdings was $8,284,000, $6,068,000 and $1,479,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company was charged a management fee from THCR Holdings pursuant to a management fee agreement during 2002 and during 2003 until the TCH debt refinancing. At the time of the debt refinancing, the management fee agreement was assigned from THCR Holdings to TCH. Management fees paid pursuant to the management fee agreement were $6,038,000, $5,568,000 and $6,114,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

As of December 31, 2003 and 2004, Trump Indiana, Inc. had amounts due to Buffington Harbor entities of $2,189,000 and $3,267,000, respectively.

TRUMP INDIANA, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	Transactions with Affiliates—(continued)

Executive Agreement

On April 10, 2003, Mr. Trump, THCR and THCR Holdings entered into an Amended and Restated Executive Agreement (the “Amended Executive Agreement”). The Amended Executive Agreement amends and restates the Executive Agreement and is effective as of January 1, 2003. The Amended Executive Agreement was amended on September 17, 2003 to add Trump Atlantic City Associates as a party. Pursuant to the Amended Executive Agreement, Mr. Trump has agreed to act as the President and Chief Executive Officer of THCR and its subsidiaries, if requested. THCR has agreed to nominate Mr. Trump to serve as a director of THCR and, if elected, to appoint him as its Chairman. The initial term of the Amended Executive Agreement is three years and, thereafter, it is automatically extended so that the remaining term on any date is always three years, until such time during such rolling term that either party gives written notice to the other of its election not to continue extending such term, in which case the term shall end three years from the date of which such notice is given. THCR can terminate the Amended Executive Agreement if Mr. Trump fails to maintain various material casino gaming licenses and authorizations and the loss of such licenses has a material adverse effect on THCR and its subsidiaries.

Under the Amended Executive Agreement, Mr. Trump’s annual base salary is $1.5 million per year, beginning January 1, 2003. In addition, from and after January 1, 2003, Mr. Trump will be paid additional fixed compensation of $1.5 million per year if THCR achieves consolidated EBITDA (as defined) or $270 million in any year and incentive compensation equal to 5.0% of THCR’s consolidated EBITDA in excess of $270 million. The term “Consolidated EBITDA” means, with respect to THCR and its consolidated subsidiaries, for any period, an amount equal to the sum of (i) the net income (or loss) of THCR and its consolidated subsidiaries for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under capitalized leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA bonds. Additional fixed compensation and incentive compensation for a given year shall not be deducted in determining net income of THCR for such year. Under the Plan, the Amended Executive Agreement would be terminated and Mr. Trump would enter into a new services agreement with THCR and THCR Holdings.

Donald J. Trump Investment Agreement

As described above, on January 25, 2005, THCR, THCR Holdings and Donald J. Trump entered into an investment agreement (the “DJT Investment Agreement”), pursuant to which Mr. Trump has agreed to invest $55 million in THCR Holdings and contribute approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon) in exchange for shares of common stock (or common stock equivalents) of recapitalized THCR in connection with the Plan. The Debtors and Mr. Trump expect to amend the DJT Investment Agreement in connection with the stipulation entered into on March 30, 2005 by the Debtors, the Equity Committee and certain other parties. Mr. Trump’s investment agreement also contains certain ancillary agreements to be executed with certain of the Debtors on the effective date of the Plan, including a services agreement, trademark license agreement (and related trademark security agreement), voting agreement, right of first offer agreement, warrant agreements and agreement assigning THCR Holdings’ 25% interest in the Miss Universe Pageant to Mr. Trump. The DJT Investment Agreement and related agreements are subject to the terms and conditions set forth therein and are subject to the approval of the Bankruptcy Court.

10.	Consolidated Financial Statements of Debtors in Possession

In accordance with SOP 90-7, presented below are the consolidated financial statements of certain of the Debtors (Trump Indiana, Inc. and all of its subsidiaries) that filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Such financial statements have been prepared using standards consistent with the Company’s consolidated financial statements.

SUPPLEMENTAL SCHEDULES

TRUMP INDIANA, INC.
DEBTORS IN POSSESSION

CONSOLIDATED STATEMENT OF OPERATIONS
Period From November 21, 2004 to December 31, 2004

2004
(In thousands)

Revenues	$13,106
Operating expenses	(9,669)
Depreciation and amortization	(792)
Reorganization expense	(2,132)
Income from operations	513
Interest income	8
Interest expense	(947)
Other	(616)
Loss before equity in loss from Buffington Harbor L.L.C. and provision for income tax	(1,042)
Equity in loss from Buffington Harbor, L.L.C.	(264)
Loss before income taxes	(1,306)
Provision for income taxes	(400)

Net loss	$(1,706)

TRUMP INDIANA, INC.
DEBTORS IN POSSESSION

CONSOLIDATED STATEMENT OF CASH FLOWS
Period From November 21, 2004 to December 31, 2004

2004
(In thousands)

Cash flows from operating activities
Net loss from continuing operations	$(1,706)
Depreciation and amortization	792
Reorganization expense	2,132
Equity in loss in Buffington Harbor	264
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(142)
(Increase) decrease in inventories	91
(Increase) decrease in other current assets	(6)
(Increase) decrease in other assets	(403)
Increase (decrease) in accounts payable, accrued expenses, and other current liabilities	144
Increase (decrease) in other long term liabilities	(2)

Net cash flows provided by operating activities	1,164
Cash flows from investing activities
Purchases of property and equipment, net	(597)

Net cash flows used in investing activities	(597)

Cash flows from financing activities
Debt payments	(314)

Net cash flows used in financing activities	(314)
Net increase in cash and cash equivalents	253
Cash and cash equivalents at beginning of period	9,241

Cash and cash equivalents at end of period	$9,494

REPORT OF INDEPENDENT AUDITORS

Members
Buffington Harbor Riverboats, L.L.C.

We have audited the accompanying balance sheets of Buffington Harbor Riverboats, L.L.C. as of December 31, 2004 and 2003, and the related statements of operations, members’ capital, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buffington Harbor Riverboats, L.L.C. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

Philadelphia, Pennsylvania
February 28, 2005

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

BALANCE SHEETS

	December 31,
	2004	2003

ASSETS
Current Assets:
Cash	$311,052	$82,639
Trade Receivables	32,723	56,626
Inventory	95,707	186,768
Prepaid expenses and other current assets	261,621	241,824
Due from members	1,843,853	4,527,999

Total current assets	2,544,956	5,095,856
Property, plant, and equipment, net	57,199,307	61,881,975
Other assets	82,359	101,248

Total assets	$59,826,622	$67,079,079

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Current portion of capital lease obligations	$83,788	$71,152
Account payable	838,069	1,414,654
Accrued expense	443,772	390,012
Accrued property taxes	3,291,748	5,347,584

Total current liabilities	4,657,377	7,223,402
Capital lease obligations, net of current portion	304,704	388,491
Members’ capital	54,864,541	59,467,186

Total liabilities and members’ capital	$59,826,622	$67,079,079

See accompanying notes.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002

Revenues:
Food and beverage	$—	$757,381	$1,343,800
Related party	10,500,908	16,827,528	13,988,248
Other	644,549	849,718	763,317

Net revenues	11,145,457	18,434,627	16,095,365
Costs and expenses:
Food and beverage	1,161,267	1,732,499	2,646,737
General and administrative	9,805,323	16,495,832	13,026,312
Depreciation	4,897,362	4,788,031	4,848,501
Other	180,931	203,724	368,375

	16,044,883	23,220,086	20,889,925

Loss from operations	(4,899,426)	(4,785,459)	(4,794,560)
Interest (expense) income, net	(31,799)	(5,409)	(54,303)

Net loss	$(4,931,225)	$(4,790,868)	$(4,848,863)

See accompanying notes.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

STATEMENTS OF MEMBERS’ CAPITAL

	Member	Retained
	Contributions	Deficit	Total

Balance, December 31, 2001	$101,316,444	$(33,518,795)	$67,797,649
Capital contributions made by Trump Indiana, Inc.	358,918	—	358,918
Capital contributions made by The Majestic Star Casino, LLC	358,918	—	358,918
Net loss	—	(4,848,863)	(4,848,863)

Balance, December 31, 2002	102,034,280	(38,367,658)	63,666,622
Capital contributions made by Trump Indiana, Inc.	295,716	—	295,716
Capital contributions made by The Majestic Star Casino, LLC	295,716	—	295,716
Net loss	—	(4,790,868)	(4,790,868)

Balance, December 31, 2003	102,625,712	(43,158,526)	59,467,186
Capital contributions made by Trump Indiana, Inc.	164,290	—	164,290
Capital contributions made by The Majestic Star Casino, LLC	164,290	—	164,290
Net loss	—	(4,931,225)	(4,931,225)

Balance, December 31, 2004	$102,954,292	$(48,089,751)	$54,864,541

See accompanying notes.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003	2002

Cash Flows From Operating Activities:
Net loss	$(4,931,225)	$(4,790,868)	$(4,848,863)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation	4,897,362	4,788,031	4,848,501
Loss on disposal of fixed assets	32,476	—	10,861
Changes in operating assets and liabilities:
Decrease in trade receivables	23,903	36,161	(66,773)
Decrease (increase) in inventory	91,061	(5,476)	129,056
Increase in prepaid expenses and other current assets	(19,797)	(124,873)	11,042
Decrease in other assets	18,889	7,166	3,064
(Decrease) increase in accounts payable	(576,585)	701,778	277,551
(Decrease) increase in accrued expenses and accrued property taxes	(2,002,076)	4,302,270	(316,779)
Decrease (increase) in due from members	2,684,146	(4,879,166)	(207,302)

Net cash flows provided by operating activities	218,154	35,023	(159,642)

Cash Flows From Investing Activities:
Purchases of property, plant, and equipment, net	(247,170)	(594,321)	(825,335)
Cash Flows From Financing Activities:
Capital contributions, net	328,580	591,432	717,836
Principal payments under capital lease obligations	(71,151)	—	—

Net cash flows provided by financing activities	257,429	591,432	717,836
Net increase in cash and cash equivalents	228,413	32,134	(267,141)
Cash at Beginning of Year	82,639	50,505	317,646

Cash at End of Year	$311,052	$82,639	$50,505

Supplemental Disclosure of Noncash Information:
Equipment obtained through capital lease	$—	$459,643	$—

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

NOTES TO FINANCIAL STATEMENTS
December 31, 2004

1.	Organization and Operations

Trump Indiana, Inc. (Trump Indiana) and The Majestic Star Casino, LLC (Barden), the two holders of certificates of suitability for the Gary, Indiana riverboat casinos, formed Buffington Harbor Riverboats, L.L.C. (BHR or the Company) on September 27, 1995 and have entered into an agreement (the BHR Agreement) relating to the joint ownership, development, and operation of all common land-based and waterside operations in support of the Trump Indiana and Barden riverboat casinos. Under the BHR Agreement, BHR acquired property and constructed common roadways, utilities, and other infrastructure improvements on BHR’s property.

The BHR Agreement terminates on December 31, 2035, but may be extended through Trump Indiana’s and Barden’s mutual consent.

The BHR Agreement provides the framework for the operations of BHR. BHR relies on the continued financial support of Trump Indiana and Barden in order to support its operating activities and to meet its current working capital obligations.

On November 21, 2004, Trump Hotels & Casino Resorts, Inc. (THCR) and substantially all of its subsidiaries including Trump Indiana filed voluntary petitions in the Bankruptcy Court under Chapter 11 of the United States Bankruptcy Code. On December 15, 2004, THCR filed a Plan of Reorganization and the related Disclosure Statement containing the terms of the proposed financial restructuring plan with the Bankruptcy Court. During the bankruptcy period, Trump Indiana has maintained its normal business operations and continues to maintain its capacity under the BHR Agreement. The BHR Agreement specifies that if at any time one of the partners were to become insolvent, the other partner would be required to maintain full support of BHR’s operating activities and to meet BHR’s working capital obligations.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

Inventory consists of food, souvenirs, clothing, and other miscellaneous items. Inventory is stated at cost on the first-in, first-out method.

Revenue Recognition

Under the terms of the BHR Agreement, all expenditures requiring a cash outlay by BHR are billed to Trump Indiana and Barden at cost. Accordingly, BHR records as expenses the cost of providing such services and records as other revenues the amounts billed to Trump Indiana and Barden.

In December of 2003, BHR entered into an agreement to outsource its food services to a third party. All related revenues from food and beverage sales during 2004 were recognized by this third party.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.	Summary of Significant Accounting Policies—(continued)

Advertising Costs

Included in the land-based and waterside operations is the advertising of joint venture interests. BHR expenses advertising costs as incurred. Advertising costs were approximately $290,000, $252,000 and $291,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Property, Plant, and Equipment

Property, plant, and equipment is carried at cost. Property, plant, and equipment is depreciated on the straight-line method over the following useful lives:

Land improvements	15 years
Building	40 years
Building improvements	5-10 years
Harbor improvements	10-15 years
Furniture, fixtures, and equipment	5 years

Income Taxes

BHR makes no provision (benefit) for income taxes since taxable income (loss) is allocated to the members for inclusion in their respective income tax returns.

Long-Lived Assets

BHR accounts for long-lived assets under the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

There were no impairments during the years ended December 31, 2004 and 2003. BHR took a loss on impairment charge of $18,694 in 2002 to record the disposal of assets no longer operable and in use, in compliance with SFAS No. 144.

3.	Property, Plant, and Equipment

Property, plant, and equipment is comprised of the following:

	2004	2003

Land and land improvements	$34,500,080	$34,500,080
Building and improvements	41,346,655	41,205,469
Harbor improvements	19,573,497	19,564,697
Furniture, fixtures, and equipment	8,260,014	8,625,177
Construction-in-progress	75,919	50,476

	103,756,165	103,945,899
Less accumulated depreciation	46,556,858	42,063,924

Total property, plant, and equipment, net	$57,199,307	$61,881,975

Depreciation expense, which includes amortization of assets recorded under capital lease obligations, was $4,897,362, $4,788,031, and $4,848,501 for the years ended December 31, 2004, 2003, and 2002, respectively.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.	Leases

During the year ended December 31, 2003, BHR acquired equipment through a capital lease with a vendor. The lease had no stated interest rate so the Company has imputed interest at a rate of 8%. A summary of payments due under the capital lease obligation is as follows:

2005	$111,839
2006	111,839
2007	111,839
2008	111,839
2009	9,320

456,676
Amounts representing interest	(68,184)

388,492
Current portion	(83,788)

Long-term portion	$304,704

5.	Employee Benefit Plan

BHR sponsors a defined contribution benefit plan for substantially all employees who meet certain eligibility criteria. BHR matches employee contributions up to 50% of the first 5% of base compensation that a participant contributes to the plan. Total contributions to the plan were approximately $26,000, $31,000, and $124,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

6.	Commitments and Contingencies

Indiana Gaming Regulations

The ownership and operation of riverboat gaming operations in Indiana are subject to state regulation under the Riverboat Gambling Act (Act) and the administrative rules promulgated thereunder. The Indiana Gaming Commission (IGC) is empowered to administer, regulate, and enforce the system of riverboat gaming established under the Act and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as all persons on riverboats where gaming operations are conducted. The IGC is empowered to regulate a wide variety of gaming- and nongaming-related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations and to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their entity qualifiers and intermediary and holding companies. Indiana regulations continue to be revised and adopted by the IGC. The IGC has broad rulemaking power, and it is impossible to predict what effect, if any, the amendment of existing rules or the finalization of currently new rules might have on the operations of BHR, Trump Indiana, and Barden.

Other

BHR is currently undergoing a sales and use tax examination by the Indiana Department of Revenue for the tax years 2002 to 2003 and although the outcome of this examination is not complete, BHR believes there will be no material impact to its financial condition or results of operations.

During January 2004, BHR received a reassessment notice that increased the valuation of its property in Lake County, Indiana where BHR is located. The valuation assessments were a part of a county-wide reassessment, and these reassessments were effective as of March 1, 2002. The reassessment was a result of a 1998 Indiana Supreme

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

NOTES TO FINANCIAL STATEMENTS—(Continued)

6.	Commitments and Contingencies—(continued)

Court ruling that declared the method of property assessment previously used as unconstitutional. Although the valuation was received by BHR prior to issuance of its December 31, 2003 financial statements, the tax rate had not yet been set for Lake County. For 2003 financial statement purposes, BHR calculated its property tax liability by multiplying the new 2002 valuation by the 2001 tax rate which was the most recent legislative rate in place. This resulted in a substantially larger amount of property tax accrued for each of the years ended December 31, 2002 and 2003. During 2004, the Company received the 2002 property tax rates and paid the tax bills related to 2002 during July of 2004. There was a decrease in the property tax rate from 2001 to 2002 due to the significant upward revisions in the assessed values for the 2002 property tax year. The Company has not yet received property tax bills for the years ended December 31, 2003 or 2004. The 2003 property tax rates were legislated and published during the first quarter of 2005. The Company has developed its 2003 property tax accruals at December 31, 2004 based on the assessed values effective for the 2002 bills multiplied by the published tax rates for 2003. As 2004 rates have not yet been legislated, the Company developed its 2004 property taxes payable at the 2003 legislated rates with an assumed rate increase. The Company believes that an assumed increase in rates is reasonable for the 2004 tax year as it anticipates no significant upward revisions to the assessed values. As a result of the above, BHR recorded property tax (credit)/expense of ($862,000) and $5,144,000 for the years ended December 31, 2004 and 2003, respectively.

The majority of BHR’s employees are covered by a collective bargaining agreement. Such agreement expired in October 2004 and is still in negotiations. Management believes the agreement will be renewed with no material impact to its financial condition or results of operations.

THE MAJESTIC STAR CASINO, LLC

THE MAJESTIC STAR CAPITAL CORP.

MAJESTIC STAR CASINO CAPITAL CORP. II

Offer to Exchange
9 1/2% Senior Secured Notes Due 2010,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 1/2% Senior Secured Notes Due 2010

Offer to Exchange
9 3/4% Senior Notes Due 2011,
which have been registered under the Securities Act of 1933, for any and all outstanding
9 3/4% Senior Notes Due 2011

PROSPECTUS

          , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification

The Majestic Star Casino, LLC

The Majestic Star Casino, LLC is a limited liability company organized under the laws of the State of Indiana. Section 23-18-4-4 of the Indiana Code provides that a written operating agreement may provide for indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because the person is or was a member or manager.

Article VIII of our operating agreement provides that we will indemnify any manager, any member, any employee, officer, manager, director or agent of a manager or member, and any employee, officer or agent of our company, who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (other than an action by or in our right) by reason that such person is or was a manager, member, employee, director or agent of us or of a manager or member, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, but only if the person acted in good faith and in a manner that such person believed to be in our best interests, and, with respect to a criminal action or proceeding, if such person believed their conduct was not unlawful. Any indemnification permitted will (unless ordered by a court) be made by us only as authorized in the specific case, in the absence of a judicial determination that the indemnification is improper under the standard of conduct and upon an evaluation of the reasonableness of the expenses and amount paid in settlement. Notwithstanding the foregoing, we will not provide indemnification to any person for or in connection with (i) the receipt of a financial benefit to which such person is not entitled, (ii) voting for or assenting to a distribution to members in violation of our operating agreement, or (iii) a knowing violation of law.

The Majestic Star Casino Capital Corp.

The Majestic Star Casino Capital Corp. is a corporation organized under the laws of the State of Indiana. We are empowered under Chapter 37 of the Indiana Business Corporation Law (“IBCL”) to indemnify an individual made a party to a proceeding because such person is or was a director or officer of our company if such conduct was in good faith and he or she reasonably believed that, if acting in the individual’s official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a corporation is empowered to indemnify a person if he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. Unless limited by its articles of incorporation, the IBCL provides that a corporation will indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under certain circumstances, a corporation may pay or reimburse a director or officer for reasonable expenses prior to the final disposition of a proceeding. Unless a corporation’s articles of incorporation otherwise provide, a director or officer also may also apply for indemnification to a court which may order indemnification upon a determination that the director or officer is entitled to mandatory indemnification for reasonable expenses or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether such actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any director or officer against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the director or officer met the requisite standard of conduct, (2) authorize the corporation to indemnify the director or officer and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such designated committee, or by the stockholders of the corporation.

Indemnification under the IBCL does not exclude any other rights that a person may have under the corporation’s articles of incorporation, bylaws, resolutions of the board of directors or stockholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.

Article XI of our bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, indemnification will not be made for any claim, issue or matter in which such person has been found liable to the corporation unless and only to the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred.

To the extent that a person has been successful on the merits or otherwise in defense of any action, suit, proceeding or in defense of any claim, issue or matter in the action, suit or proceeding, the person shall be indemnified against actual and reasonable expenses (including attorneys’ fees) incurred by such person in connection with such defense.

Any indemnification under our bylaws (unless ordered by a court) will be made by us, only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement.

If a person is entitled to indemnification in connection with a non-derivative or derivative action, suit or proceeding under our bylaws for a portion of expenses (including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof), we will indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

As provided in our bylaws, we may also pay or reimburse the reasonable expenses incurred by a person who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if both of the following apply: (a) the person furnishes a written affirmation of his or her good faith belief that he or she has met the applicable standards of conduct; and (b) the person furnishes a written undertaking executed personally, or on his or her belief, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. A provision in our articles of incorporation, bylaws, a resolution by the board or the shareholders, or an agreement making indemnification mandatory shall also make advancement of expenses mandatory unless the provision specifically provides otherwise.

The indemnification or advancement of expenses provided under Article XI of our bylaws is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the corporation. However, the total amount of expenses advanced or indemnified from all sources combined cannot exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

Majestic Star Casino Capital Corp. II

Majestic Star Casino Capital Corp. II is a corporation organized under the laws of the State of Indiana. We are empowered under Chapter 37 of the Indiana Business Corporation Law (“IBCL”) to indemnify an individual made a party to a proceeding because such person is or was a director or officer of our company if such conduct was in good faith and he or she reasonably believed that, if acting in the individual’s official capacity, the conduct was in the best interests of the corporation and in all other cases, the conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a corporation is empowered to indemnify a person if he or she had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful. Unless limited by its articles of incorporation, the IBCL provides that a corporation will indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under certain circumstances, a corporation may pay or reimburse a director or officer for reasonable expenses prior to the final disposition of a proceeding. Unless a corporation’s articles of incorporation otherwise provide, a director or officer also may also apply for indemnification to a court which may order indemnification upon a determination that the director or officer is entitled to mandatory indemnification for reasonable expenses or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether such actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any director or officer against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the director or officer met the requisite standard of conduct, (2) authorize the corporation to indemnify the director or officer and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the board of directors or such designated committee, or by the stockholders of the corporation.

Indemnification under the IBCL does not exclude any other rights that a person may have under the corporation’s articles of incorporation, bylaws, resolutions of the board of directors or stockholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding.

Article VII of our bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, indemnification will not be made for any claim, issue or matter in which such person has been found liable to the corporation unless and only to the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred.

To the extent that a person has been successful on the merits or otherwise in defense of any action, suit, proceeding or in defense of any claim, issue or matter in the action, suit or proceeding, the person shall be indemnified against actual and reasonable expenses (including attorneys’ fees) incurred by such person in connection with such defense.

Any indemnification under our bylaws (unless ordered by a court) will be made by us, only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement.

If a person is entitled to indemnification in connection with a non-derivative or derivative action, suit or proceeding under our bylaws for a portion of expenses (including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof), we will indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

As provided in our bylaws, we may also pay or reimburse the reasonable expenses incurred by a person who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if both of the following apply: (a) the person furnishes a written affirmation of his or her good faith belief that he or she has met the applicable standards of conduct; and (b) the person furnishes a written undertaking executed personally, or on his or her belief, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. A provision in our articles of incorporation, bylaws, a resolution by the board or the shareholders, or an agreement making indemnification mandatory shall also make advancement of expenses mandatory unless the provision specifically provides otherwise.

The indemnification or advancement of expenses provided under Article VII of our bylaws is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the corporation. However, the total amount of expenses advanced or indemnified from all sources combined cannot exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
No.		Description of Exhibit

1	.1**	Purchase Agreement, dated as of December 16, 2005, by and among The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp., and Jefferies & Company, Inc., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
1	.2**	Purchase Agreement, dated as of December 16, 2005, by and among The Majestic Star Casino, LLC, Majestic Star Casino Capital Corp. II, and Jeffries & Company, Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
2	.1**	Purchase and Sale Agreement dated as of November 2, 2000, by and among Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc., Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference
2	.2**	First Amendment to Purchase and Sale Agreement dated as of December 4, 2000 by and among Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc., Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference
2	.3**	Second Amendment to Purchase and Sale Agreement dated as of November 1, 2001, by and among Majestic Investor Holdings, LLC, Majestic Investor, LLC, Barden Nevada Gaming, LLC, Garden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc. and Fitzgeralds Gaming corporation, filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
2	.4**	Assignment of Interest by Barden Development, Inc. and Majestic Investor Holdings, LLC dated as of December 31, 2003, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
2	.5**	Asset Purchase Agreement, dated July 12, 2004, by and between Legends Gaming, LLC and Barden Colorado Gaming, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated July 12, 2004, and incorporated herein by reference
2	.6**	Amendment No. 1, dated February 1, 2005, to Asset Purchase Agreement, dated July 12, 2004, by and between Legends Gaming LLC and Barden Colorado Gaming, LLC, filed as Exhibit 2.2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
2	.7**	Stock Purchase Agreement with respect to the stock of Trump Indiana, Inc. (now known as The Majestic Star II, Inc.), dated as of November 3, 2005, by and among The Majestic Star Casino, LLC and Trump Entertainment Resorts Holdings, L.P., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 9, 2005, and incorporated herein by reference
3	.1**	Amended and Restated Articles of Organization of The Majestic Star Casino, LLC, filed as Exhibit 3.1 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
3	.2**	Third Amended and Restated Operating Agreement of The Majestic Star Casino, LLC dated as of March 29, 1996, filed as Exhibit 3.2 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
3	.3**	First Amendment of Third Amended and Restated Operating Agreement of The Majestic Star Casino, LLC, dated as of June 18, 1999, filed as Exhibit 3.3 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference
3	.4**	Articles of Incorporation of The Majestic Star Casino Capital Corp., filed as Exhibit 3.4 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference

Exhibit
No.		Description of Exhibit

3	.5**	Bylaws of The Majestic Star Casino Capital Corp., filed as Exhibit 3.5 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference
3	.6**	Articles of Incorporation of Majestic Star Casino Capital Corp. II
3	.7**	Bylaws of Majestic Star Casino Capital Corp. II
3	.8**	Amendment to Bylaws of Majestic Star Casino Capital Corp. II
3	.9**	Amended and Restated Articles of Organization of Barden Colorado Gaming, LLC, filed as Exhibit 3.10 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.10**	Operating Agreement of Barden Colorado Gaming, LLC, filed as Exhibit 3.11 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.11**	Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.12 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.12**	Certificate of Amendment to Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.13 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.13**	Certificate of Amendment to Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.14 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.14**	Amended and Restated Operating Agreement of Barden Mississippi Gaming, LLC, filed as Exhibit 3.15 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.15**	Restated Certificate of Incorporation of The Majestic Star Casino II, Inc.
3	.16**	Bylaws of The Majestic Star Casino II, Inc.
3	.17**	Certificate of Formation of Buffington Harbor Riverboats, L.L.C.
3	.18**	Certificate of Formation of Buffington Harbor Parking Associates, LLC
4	.1**	Indenture, dated as of October 7, 2003, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York, as trustee, filed as Exhibit 4.1 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
4	.2**	Supplemental Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.3**	Supplemental Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the existing and new subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.4**	Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II, as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.5**	Registration Rights Agreement, dated as of December 21, 2005, among The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp. and Jefferies & Company, Inc, with respect to the senior secured notes, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.6**	Registration Rights Agreement, dated as of December 21, 2005, among The Majestic Star Casino, LLC, Majestic Star Casino Capital Corp. II and Jefferies & Company, Inc, with respect to the senior notes, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference

Exhibit
No.		Description of Exhibit

4	.7**	Intercreditor Agreement, dated as of October 7, 2003, between The Bank of New York and Wells Fargo Foothill, Inc., filed as Exhibit 4.6 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
4	.8**	First Amendment to Intercreditor and Lien Subordination Agreement, dated as of December 21, 2005, by and among The Majestic Star Casino, LLC, The Bank of New York Trust Company N.A., Inc. and Wells Fargo Foothill, Inc., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference
5	.1**	Opinion of Dykema Gossett PLLC
5	.2**	Opinion of Ice Miller LLP
5	.3**	Opinion of Watkins Ludlam Winter & Stennis, P.A.
5	.4**	Opinion of Robinson Waters & O’Dorisio
10	.1**	Loan and Security Agreement, dated as of October 7, 2003, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.2**	Amendment Number One to Loan and Security Agreement dated as of May 4, 2004, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004, and incorporated herein by reference
10	.3**	Amendment Number Two to Loan and Security Agreement dated as of March 1, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 22, 2005, and incorporated herein by reference
10	.4**	Amendment Number Three to Loan and Security Agreement dated as of June 15, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 11, 2005, and incorporated herein by reference
10	.5**	Amendment Number Four to Loan and Security Agreement dated as of December 21, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
10	.6**	Amendment Number Five to Loan and Security Agreement dated as of April 13, 2006, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 17, 2006, and incorporated herein by reference
10	.7**+	Amendment to Letter Agreement, dated as of January 1, 2005, between Don H. Barden and The Majestic Star Casino, LLC, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
10	.8**+	Employment Agreement, dated as of April 6, 2006, by and between Kirk Saylor and The Majestic Star Casino, LLC, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 15, 2006, and incorporated herein by reference
10	.9**+	Employment Agreement, dated October 21, 2002, between Jon Bennett and The Majestic Star Casino, LLC, filed as Exhibit 10.4 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.10**+	Amendment to Employment Agreement, dated December 20, 2004, between Jon Bennett and The Majestic Star Casino, LLC, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2004, and incorporated herein by reference
10	.11**+	Employment Agreement, dated as of December 7, 2004, between Steven J. Lemberg and The Majestic Star Casino, LLC, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference

Exhibit
No.		Description of Exhibit

10	.12**	Management Agreement, dated as of October 7, 2003, between The Majestic Star Casino and Barden Development, Inc., filed as Exhibit 10.8 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.13**	Expense Reimbursement Agreement, dated as of October 7, 2003, between Barden Nevada Gaming, LLC and the Majestic Star Casino, LLC, filed as Exhibit 10.9 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.14**	Development Agreement, dated March 26, 1996, by and between the Company and the City of Gary, Indiana, filed as Exhibit 10.8 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
10	.15**	Amendment Number One to Development Agreement, dated October 19, 2005, by and among The Majestic Star Casino, LLC, Trump Indiana, Inc. and the City of Gary, filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference
12	.1**	Computation of Ratio of Earnings to Fixed Charges for The Majestic Star Casino, LLC
21	.1**	List of Subsidiaries of The Majestic Star Casino, LLC
23	.1**	Consent of Dykema Gossett PLLC (included as part of its opinion filed as Exhibit 5.1)
23	.2**	Consent of Ice Miller LLP (included as part of its opinion filed as Exhibit 5.2)
23	.3**	Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3)
23	.4**	Consent of Robinson Waters & O’Dorisio (included as part of its opinion filed as Exhibit 5.4)
23	.5**	Consent of PricewaterhouseCoopers LLP
23	.6*	Consents of Ernst & Young LLP
24	.1*	Powers of Attorney (included on the signature page of this Registration Statement)
25	.1**	Statement of Eligibility of Trustee on Form T-1 with respect to the senior secured notes
25	.2**	Statement of Eligibility of Trustee on Form T-1 with respect to the senior notes
99	.1**	Form of Letter of Transmittal for 9 1/2% Senior Secured Notes due 2010
99	.2**	Form of Notice of Guaranteed Delivery of 9 1/2% Senior Secured Notes due 2010
99	.3**	Form of Letter to DTC Participants with respect to 9 1/2% Senior Secured Notes due 2010
99	.4**	Form of Letter to Beneficial Owners with respect to 9 1/2% Senior Secured Notes due 2010.
99	.5**	Guidelines for Certification of Taxpayer Identification Number on Form W-9 with respect to 9 1/2% Senior Secured Notes due 2010
99	.6**	Form of Exchange Agent Agreement with respect to 9 1/2% Senior Secured Notes due 2010
99	.7**	Form of Letter of Transmittal for 9 3/4% Senior Notes due 2011
99	.8**	Form of Notice of Guaranteed Delivery of 9 3/4 Senior Notes due 2011
99	.9**	Form of Letter to DTC Participants with respect to 9 3/4% Senior Notes due 2011
99	.10**	Form of Letter to Beneficial Owners with respect to 9 3/4% Senior Notes due 2011
99	.11**	Guidelines for Certification of Taxpayer Identification Number on Form W-9 with respect to 9 3/4% Senior Notes due 2011
99	.12*	Form of Exchange Agent Agreement with respect to 9 3/4% Senior Notes due 2011

*	Filed herewith

**	Previously Filed

+	Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

None.

Item 22.	Exhibits and Financial Statement Schedules

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

The Majestic Star Casino, LLC

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Patrick Cruzan Patrick Cruzan	Director

/s/ Steven J. Lemberg Steven J. Lemberg	Executive Vice President of Strategic Initiatives and Director

/s/ Kirk Saylor Kirk Saylor	Chief Operating Officer and Director

/s/ Michelle S. Sherman Michelle S. Sherman	Director

/s/ Andrew J. Warhola Andrew J. Warhola	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

The Majestic Star Casino Capital Corp.

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

Majestic Star Casino Capital Corp. II

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

Barden Colorado Gaming, LLC

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

Barden Mississippi Gaming, LLC

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

Buffington Harbor Parking Associates, LLC

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

Buffington Harbor Riverboats, LLC

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants listed below has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 26, 2006.

The Majestic Star Casino II, Inc.

By:	/s/ Don H. Barden
Don H. Barden
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does herby constitute and appoint Don H. Barden and Jon S. Bennett or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 3 to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 26, 2006.

Signature	Title

/s/ Don H. Barden Don H. Barden	Chief Executive Officer (Principal Executive Officer)

/s/ Jon S. Bennett Jon S. Bennett	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit
No.		Description of Exhibit

1	.1**	Purchase Agreement, dated as of December 16, 2005, by and among The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp., and Jefferies & Company, Inc., filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
1	.2**	Purchase Agreement, dated as of December 16, 2005, by and among The Majestic Star Casino, LLC, Majestic Star Casino Capital Corp. II, and Jeffries & Company, Inc., filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
2	.1**	Purchase and Sale Agreement dated as of November 2, 2000, by and among Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc., Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference
2	.2**	First Amendment to Purchase and Sale Agreement dated as of December 4, 2000 by and among Majestic Investor, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc., Fitzgeralds Gaming Corporation and certain affiliates of the foregoing parties, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated herein by reference
2	.3**	Second Amendment to Purchase and Sale Agreement dated as of November 1, 2001, by and among Majestic Investor Holdings, LLC, Majestic Investor, LLC, Barden Nevada Gaming, LLC, Garden Mississippi Gaming, LLC, Barden Colorado Gaming, LLC, Fitzgeralds Las Vegas, Inc., 101 Main Street Limited Liability Company, Fitzgeralds Mississippi, Inc. and Fitzgeralds Gaming corporation, filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
2	.4**	Assignment of Interest by Barden Development, Inc. and Majestic Investor Holdings, LLC dated as of December 31, 2003, filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and incorporated herein by reference
2	.5**	Asset Purchase Agreement, dated July 12, 2004, by and between Legends Gaming, LLC and Barden Colorado Gaming, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated July 12, 2004, and incorporated herein by reference
2	.6**	Amendment No. 1, dated February 1, 2005, to Asset Purchase Agreement, dated July 12, 2004, by and between Legends Gaming LLC and Barden Colorado Gaming, LLC, filed as Exhibit 2.2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
2	.7**	Stock Purchase Agreement with respect to the stock of Trump Indiana, Inc. (now known as The Majestic Star II, Inc.), dated as of November 3, 2005, by and among The Majestic Star Casino, LLC and Trump Entertainment Resorts Holdings, L.P., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 9, 2005, and incorporated herein by reference
3	.1**	Amended and Restated Articles of Organization of The Majestic Star Casino, LLC, filed as Exhibit 3.1 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
3	.2**	Third Amended and Restated Operating Agreement of The Majestic Star Casino, LLC dated as of March 29, 1996, filed as Exhibit 3.2 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
3	.3**	First Amendment of Third Amended and Restated Operating Agreement of The Majestic Star Casino, LLC, dated as of June 18, 1999, filed as Exhibit 3.3 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference
3	.4**	Articles of Incorporation of The Majestic Star Casino Capital Corp., filed as Exhibit 3.4 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference
3	.5**	Bylaws of The Majestic Star Casino Capital Corp., filed as Exhibit 3.5 to the Company’s Registration Statement, No. 333-085089, and incorporated herein by reference
3	.6**	Articles of Incorporation of Majestic Star Casino Capital Corp. II
3	.7**	Bylaws of Majestic Star Casino Capital Corp. II

Exhibit
No.		Description of Exhibit

3	.8**	Amendment to Bylaws of Majestic Star Casino Capital Corp. II
3	.9**	Amended and Restated Articles of Organization of Barden Colorado Gaming, LLC, filed as Exhibit 3.10 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.10**	Operating Agreement of Barden Colorado Gaming, LLC, filed as Exhibit 3.11 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.11**	Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.12 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.12**	Certificate of Amendment to Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.13 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.13**	Certificate of Amendment to Certificate of Formation of Barden Mississippi Gaming, LLC, filed as Exhibit 3.14 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.14**	Amended and Restated Operating Agreement of Barden Mississippi Gaming, LLC, filed as Exhibit 3.15 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
3	.15**	Second Amended and Restated Certificate of Incorporation of The Majestic Star Casino II, Inc.
3	.16**	Amended and Restated Bylaws of The Majestic Star Casino II, Inc.
3	.17**	Certificate of Formation of Buffington Harbor Riverboats, L.L.C.
3	.18**	Certificate of Formation of Buffington Harbor Parking Associates, LLC
4	.1**	Indenture, dated as of October 7, 2003, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York, as trustee, filed as Exhibit 4.1 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference
4	.2**	Supplemental Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.3**	Supplemental Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp., as issuers, and the existing and new subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.4**	Indenture, dated as of December 21, 2005, among The Majestic Star Casino, LLC and Majestic Star Casino Capital Corp. II, as issuers, and the subsidiary guarantors, as subsidiary guarantors and The Bank of New York Trust Company, N.A., as trustee, filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.5**	Registration Rights Agreement, dated as of December 21, 2005, among The Majestic Star Casino, LLC, The Majestic Star Casino Capital Corp. and Jefferies & Company, Inc, with respect to the senior secured notes, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.6**	Registration Rights Agreement, dated as of December 21, 2005, among The Majestic Star Casino, LLC, Majestic Star Casino Capital Corp. II and Jefferies & Company, Inc, with respect to the senior notes, filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
4	.7**	Intercreditor Agreement, dated as of October 7, 2003, between The Bank of New York and Wells Fargo Foothill, Inc., filed as Exhibit 4.6 to the Company’s Registration Statement, No. 333-110993, and incorporated herein by reference

Exhibit
No.		Description of Exhibit

4	.8**	First Amendment to Intercreditor and Lien Subordination Agreement, dated as of December 21, 2005, by and among The Majestic Star Casino, LLC, The Bank of New York Trust Company N.A., Inc. and Wells Fargo Foothill, Inc., filed as Exhibit 4.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference
5	.1**	Opinion of Dykema Gossett PLLC
5	.2**	Opinion of Ice Miller LLP
5	.3**	Opinion of Watkins Ludlam Winter & Stennis, P.A.
5	.4**	Opinion of Robinson Waters & O’Dorisio
10	.1**	Loan and Security Agreement, dated as of October 7, 2003, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.2**	Amendment Number One to Loan and Security Agreement dated as of May 4, 2004, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004, and incorporated herein by reference
10	.3**	Amendment Number Two to Loan and Security Agreement dated as of March 1, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 22, 2005, and incorporated herein by reference
10	.4**	Amendment Number Three to Loan and Security Agreement dated as of June 15, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 11, 2005, and incorporated herein by reference
10	.5**	Amendment Number Four to Loan and Security Agreement dated as of December 21, 2005, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.8 to the Company’s Current Report on Form 8-K dated December 28, 2005, and incorporated herein by reference
10	.6**	Amendment Number Five to Loan and Security Agreement dated as of April 13, 2006, by and among The Majestic Star Casino, LLC, certain subsidiaries signatory thereto, the lenders signatories thereto and Wells Fargo Foothill, Inc., as Agent, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 17, 2006, and incorporated herein by reference
10	.7**+	Amendment to Letter Agreement, dated as of January 1, 2005, between Don H. Barden and The Majestic Star Casino, LLC, filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
10	.8**+	Employment Agreement, dated as of April 6, 2006, by and between Kirk Saylor and The Majestic Star Casino, LLC, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 15, 2006, and incorporated herein by reference
10	.9**+	Employment Agreement, dated October 21, 2002, between Jon Bennett and The Majestic Star Casino, LLC, filed as Exhibit 10.4 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.10**+	Amendment to Employment Agreement, dated December 20, 2004, between Jon Bennett and The Majestic Star Casino, LLC, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2004, and incorporated herein by reference
10	.11**+	Employment Agreement, dated as of December 7, 2004, between Steven J. Lemberg and The Majestic Star Casino, LLC, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference
10	.12**	Management Agreement, dated as of October 7, 2003, between The Majestic Star Casino and Barden Development, Inc., filed as Exhibit 10.8 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference
10	.13**	Expense Reimbursement Agreement, dated as of October 7, 2003, between Barden Nevada Gaming, LLC and the Majestic Star Casino, LLC, filed as Exhibit 10.9 to the Company’s Registration Statement No. 333-110993, and incorporated herein by reference

Exhibit
No.		Description of Exhibit

10	.14**	Development Agreement, dated March 26, 1996, by and between the Company and the City of Gary, Indiana, filed as Exhibit 10.8 to the Company’s Registration Statement, No. 333-06489, and incorporated herein by reference
10	.15**	Amendment Number One to Development Agreement, dated October 19, 2005, by and among The Majestic Star Casino, LLC, Trump Indiana, Inc. and the City of Gary, filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference
12	.1**	Computation of Ratio of Earnings to Fixed Charges for The Majestic Star Casino, LLC
21	.1**	List of Subsidiaries of The Majestic Star Casino, LLC
23	.1**	Consent of Dykema Gossett PLLC (included as part of its opinion filed as Exhibit 5.1)
23	.2**	Consent of Ice Miller LLP (included as part of its opinion filed as Exhibit 5.2)
23	.3**	Consent of Watkins Ludlam Winter & Stennis, P.A. (included as part of its opinion filed as Exhibit 5.3)
23	.4**	Consent of Robinson Waters & O’Dorisio (included as part of its opinion filed as Exhibit 5.4)
23	.5**	Consent of PricewaterhouseCoopers LLP
23	.6*	Consents of Ernst & Young LLP
24	.1*	Powers of Attorney (included on the signature page of this Registration Statement)
25	.1**	Statement of Eligibility of Trustee on Form T-1 with respect to the senior secured notes
25	.2**	Statement of Eligibility of Trustee on Form T-1 with respect to the senior notes
99	.1**	Form of Letter of Transmittal for 9 1/2% Senior Secured Notes due 2010
99	.2**	Form of Notice of Guaranteed Delivery of 9 1/2% Senior Secured Notes due 2010
99	.3**	Form of Letter to DTC Participants with respect to 9 1/2% Senior Secured Notes due 2010
99	.4**	Form of Letter to Beneficial Owners with respect to 9 1/2% Senior Secured Notes due 2010
99	.5**	Guidelines for Certification of Taxpayer Identification Number on Form W-9 with respect to 9 1/2% Senior Secured Notes due 2010
99	.6**	Form of Exchange Agent Agreement with respect to 9 1/2% Senior Secured Notes due 2010
99	.7**	Form of Letter of Transmittal for 9 3/4% Senior Notes due 2011
99	.8**	Form of Notice of Guaranteed Delivery of 9 3/4 Senior Notes due 2011
99	.9**	Form of Letter to DTC Participants with respect to 9 3/4% Senior Notes due 2011
99	.10**	Form of Letter to Beneficial Owners with respect to 9 3/4% Senior Notes due 2011
99	.11**	Guidelines for Certification of Taxpayer Identification Number on Form W-9 with respect to 9 3/4% Senior Notes due 2011
99	.12**	Form of Exchange Agent Agreement with respect to 9 3/4% Senior Notes due 2011

*	Filed herewith

**	Previously Filed

+	Management contract or compensatory plan or arrangement